UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant   ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

LUMOS NETWORKS CORP.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

TIMOTHY G. BILTZ	One Lumos Plaza
P.O. Box 1068
Waynesboro, VA 22980
Telephone: (540) 946-2000
Facsimile: (540) 946-2020

April 21, 2017

Dear Stockholder:

You are cordially invited to attend our 2017 Annual Meeting of Stockholders of Lumos Networks Corp., which we refer to as “Lumos Networks” or the “Company,” which will be held at 9:00 a.m. (local time) on May 24, 2017, at the offices of Troutman Sanders LLP, 1001 Haxall Point, 15th Floor, Richmond, Virginia. We will conduct the business ordinarily held at our annual meeting, which is listed in the attached Notice of Annual Meeting of Stockholders.

In addition, on February 18, 2017, we entered into an agreement and plan of merger, which we refer to as the “Merger Agreement,” with MTN Infrastructure TopCo, Inc., a Delaware corporation, which we refer to as “Parent,” and MTN Infrastructure BidCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as “Merger Sub,” pursuant to which, subject to the satisfaction or waiver of the conditions set out in the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent, which we refer to as the “Merger.” At the 2017 Annual Meeting of Stockholders, we will ask you to consider and vote upon a proposal to adopt the Merger Agreement, thereby approving the Merger, and certain other Merger-related matters as set forth in the attached Notice of Annual Meeting of Stockholders and the accompanying proxy statement. If the Merger is completed, you will be entitled to receive $18.00 in cash for each share of Lumos Networks common stock, par value $0.01 per share, which we refer to as the “Lumos Networks Common Stock,” that you own.

Adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote of the holders of a majority of the outstanding shares of Lumos Networks Common Stock entitled to vote at the 2017 Annual Meeting of Stockholders. After considering various factors, all members of our Board of Directors voting on the Merger determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Lumos Networks’ stockholders, and approved and adopted and declared advisable, the Merger Agreement and the Merger.

You may read, print and download our annual report on Form 10-K and proxy statement at http://www.envisionreports.com/LMOS.

If you do not attend the 2017 Annual Meeting of Stockholders, we request that you vote by telephone or Internet, or if you received a paper copy of the proxy card by mail, by signing your proxy card and mailing it in the envelope provided. The proxy card materials provide you with details on how to vote by these three methods. The prompt vote by telephone or Internet or return of your proxy card will be appreciated. If you decide to attend the 2017 Annual Meeting of Stockholders, you may revoke your proxy and personally cast your vote.

Your vote is very important, regardless of the number of shares you own. We cannot consummate the Merger unless the holders of a majority of the outstanding shares of Lumos Networks Common Stock entitled to vote at the annual meeting vote in favor of the adoption of the Merger Agreement. If you fail to vote on the Merger Agreement or fail to instruct your broker, bank or other nominee on how to vote, the effect will be the same as a vote against the adoption of the Merger Agreement.

Thank you, and we look forward to seeing you at the 2017 Annual Meeting of Stockholders or receiving your proxy vote.

Sincerely yours,

Timothy G. Biltz
President and Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in the proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated April 21, 2017 and is first being mailed to Lumos Networks stockholders on or about April 25, 2017.

LUMOS NETWORKS CORP.

One Lumos Plaza

Waynesboro, Virginia 22980

(540) 946-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2017 Annual Meeting of Stockholders of Lumos Networks Corp., which we refer to as “Lumos Networks” or the “Company,” will be held at 9:00 a.m. (local time) on May 24, 2017, at the offices of Troutman Sanders LLP, 1001 Haxall Point, 15th Floor, Richmond, Virginia. The meeting is called for the following purposes:

1.	To adopt the agreement and plan of merger, which we refer to as the “Merger Agreement,” with MTN Infrastructure TopCo, Inc., a Delaware corporation, which we refer to as “Parent,” and MTN Infrastructure BidCo, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, which we refer to as “Merger Sub,” pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent;

2.	To approve a non-binding advisory resolution approving the Merger-related compensation of our named executive officers;

3.	To approve the adjournment of the 2017 Annual Meeting of Stockholders from time to time if necessary or appropriate;

4.	To elect nine directors to serve until the 2018 Annual Meeting of Stockholders;

5.	To approve a non-binding advisory resolution approving the compensation of our named executive officers;

6.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

7.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on April 19, 2017 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By order of the Board of Directors,

Mary McDermott
Corporate Secretary

Waynesboro, Virginia

April 21, 2017

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. PLEASE VOTE YOUR SHARES ACCORDING TO THE INSTRUCTIONS CONTAINED IN THE PROXY MATERIALS YOU RECEIVED SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOU DECIDE TO ATTEND THE 2017 ANNUAL MEETING OF STOCKHOLDERS, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTE.

APPENDICES

APPENDIX A – AGREEMENT AND PLAN OF MERGER

APPENDIX B – SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

APPENDIX C – RECONCILIATION OF ADJUSTED EBITDA

APPENDIX D – OPINION OF WELLS FARGO SECURITIES, LLC

APPENDIX E – OPINION OF UBS SECURITIES, LLC

LUMOS NETWORKS CORP.

One Lumos Plaza

Waynesboro, Virginia 22980

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held May 24, 2017

This proxy statement is furnished by and on behalf of the Board of Directors of Lumos Networks Corp., or Lumos Networks, in connection with the solicitation of proxies for use at our 2017 Annual Meeting of Stockholders to be held at 9:00 a.m. (local time) on May 24, 2017, at the offices of Troutman Sanders LLP, 1001 Haxall Point, 15th Floor, Richmond, Virginia, and at any adjournments or postponements thereof. This proxy statement and the proxy card are being made available to our stockholders of record on April 19, 2017, the record date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 24, 2017

The Proxy Statement and Annual Report on Form 10-K are Available

at

http://www.envisionreports.com/LMOS.

THE BOARD OF DIRECTORS URGES YOU TO PROMPTLY VOTE YOUR SHARES IN ACCORDANCE WITH THE INSTRUCTIONS IN THE PROXY MATERIALS YOU RECEIVED SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

YOUR VOTE IS IMPORTANT!

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of MTN Infrastructure BidCo, Inc. with and into Lumos Networks, with Lumos Networks surviving as a wholly owned subsidiary of MTN Infrastructure TopCo, Inc., a subsidiary of an investment fund advised by EQT Partners Inc., which we refer to as “EQT,” which transaction we refer to as the “Merger,” and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire proxy statement, the appendices to this proxy statement, including the Merger Agreement, and the documents we incorporate by reference in this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented below. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 169. The Merger Agreement is attached as Appendix A to this proxy statement. Except as otherwise specifically noted in this proxy statement or as context otherwise requires, “Lumos Networks,” “Company,” “we,” “our,” “us” and similar words in this proxy statement refer to Lumos Networks Corp., including, in certain cases, our subsidiaries. Throughout this proxy statement we refer to MTN Infrastructure TopCo, Inc. as Parent and MTN Infrastructure BidCo, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated February 18, 2017, as it may be amended from time to time, by and among Parent, Merger Sub and Lumos Networks, as the “Merger Agreement.”

Parties Involved in the Merger (page 33)

Lumos Networks Corp.

One Lumos Plaza

Waynesboro, VA 22980

(540) 946-2000

Lumos Networks Corp., a Delaware corporation, is a fiber-based bandwidth infrastructure and service provider in the Mid-Atlantic region. We provide services to carrier and enterprise customers, including healthcare providers, local government agencies, financial institutions, educational institutions, and other enterprises over our approximately 10,112 route-mile fiber network. Our principal products and services include Multiprotocol Label Switching, or “MPLS,” based Ethernet, Metro Ethernet, or “Metro E,” Fiber to the Cell site, or “FTTC,” wireless backhaul and data transport services, wavelength transport services and IP services.

Lumos Networks’ common stock is listed on The NASDAQ Stock Market LLC, which we refer to as “NASDAQ,” under the symbol “LMOS.”

Our principal executive offices are located at One Lumos Plaza, Waynesboro, Virginia 22980. The telephone number at that address is (540) 946-2000. For more information about Lumos Networks, please visit our website at www.lumosnetworks.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated to, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission, which we refer to as the “SEC.” See also “Where You Can Find More Information” beginning on page 169.

MTN Infrastructure TopCo, Inc.

c/o EQT Partners Inc.

1114 Avenue of the Americas, 45th Floor

New York, NY 10036

(917) 281-0850

MTN Infrastructure TopCo, Inc., or Parent, is a Delaware corporation that was formed by affiliates of EQT solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement and the related financing transactions. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Parent is currently controlled by investment funds affiliated with EQT. Upon completion of the Merger, Lumos Networks will be a wholly owned subsidiary of Parent.

EQT is a leading global private equity group with approximately EUR 35 billion in raised capital across 22 funds. EQT funds have portfolio companies in Europe, Asia and the US with total sales of more than EUR 15 billion and approximately 100,000 employees. EQT works with portfolio companies to achieve sustainable growth, operational excellence and market leadership. For more information, please visit www.eqt.se. The website address of EQT is provided as an inactive textual reference only. The information contained on EQT’s website is not incorporated to, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

MTN Infrastructure BidCo, Inc.

c/o EQT Partners Inc.

1114 Avenue of the Americas, 45th Floor

New York, NY 10036

(917) 281-0850

MTN Infrastructure BidCo, Inc., or Merger Sub, is a Delaware corporation that was formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement and the related financing transactions. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement and the related financing transactions. Upon the completion of the Merger, Merger Sub will cease to exist and Lumos Networks will continue as the surviving corporation.

The Annual Meeting (page 29)

Date, Time and Place

The 2017 Annual Meeting of Stockholders will be held at 9:00 a.m. (local time) on May 24, 2017, at the offices of Troutman Sanders LLP, 1001 Haxall Point, 15th Floor, Richmond, Virginia, unless it is postponed or adjourned.

Purpose of the Annual Meeting (page 29)

At the 2017 Annual Meeting of Stockholders, we will ask our stockholders of record as of the record date to consider and vote on the following proposals:

(1)	a proposal to adopt the Merger Agreement, approving the transactions contemplated thereby, including the Merger, which we refer to as the “merger proposal;”

(2)	a proposal to approve a non-binding advisory resolution approving the Merger-related compensation of our named executive officers, which we refer to as the “Merger-related named executive officer compensation proposal;”

(3)	a proposal to approve the adjournment of the 2017 Annual Meeting of Stockholders from time to time if necessary or appropriate, which we refer to as the “adjournment proposal;”

(4)	a proposal to elect nine directors to serve until the 2018 Annual Meeting of Stockholders, which we refer to as the “election of directors;”

(5)	a proposal to approve a non-binding advisory resolution approving the compensation of our named executive officers, which we refer to as the “say on pay proposal;” and

(6)	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017, which we refer to as the “auditor ratification proposal.”

Stockholders may also be asked to transact such other business as may properly be brought before the 2017 Annual Meeting of Stockholders or any postponements or adjournments of the 2017 Annual Meeting of Stockholders.

Recommendations of the Board

The board of directors of Lumos Networks, which we refer to as the “Board,” recommends that you vote:

(1)	“FOR” the proposal to adopt the Merger Agreement, approving the transactions contemplated thereby, including the Merger;

(2)	“FOR” the proposal to approve a non-binding advisory resolution approving the Merger-related compensation of our named executive officers;

(3)	“FOR” the proposal to approve the adjournment of the 2017 Annual Meeting of Stockholders from time to time if necessary or appropriate;

(4)	“FOR” the proposal to elect nine directors to serve until the 2018 Annual Meeting of Stockholders;

(5)	“FOR” the proposal to approve a non-binding advisory resolution approving the compensation of our named executive officers; and

(6)	“FOR” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Record Date; Shares Entitled to Vote; Quorum (page 30)

Only holders of record of shares of our common stock, $0.01 par value per share, which we refer to as “Lumos Networks Common Stock,” as of the close of business on the record date will be entitled to vote at the 2017 Annual Meeting of Stockholders. Holders of shares authorized to vote are entitled to cast one vote per share on all matters voted upon at the 2017 Annual Meeting of Stockholders. As of the close of business on the record date, there were 23,944,060 shares of Lumos Networks Common Stock outstanding. According to our bylaws, the holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum.

Vote Required; Abstentions and Broker Non-Votes (page 31)

The approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Lumos Networks Common Stock entitled to vote at the 2017 Annual Meeting of Stockholders. Approval of each of the Merger-related named executive officer compensation proposal, the adjournment proposal, the auditor ratification proposal and the say on pay proposal requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the 2017 Annual Meeting of Stockholders to be approved. Under our bylaws, a nominee for director at the 2017 Annual Meeting of Stockholders will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.

Stock Ownership and Interests of Certain Persons (page 32)

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,076,494 shares of Lumos Networks Common Stock outstanding on the record date (excluding any shares of Lumos Networks Common Stock that would be delivered upon exercise or conversion of options), representing approximately 4.5% of the outstanding shares of Lumos Networks Common Stock. Our directors and executive officers have informed us that they currently intend to vote all of their 1,076,494 shares of Lumos Networks Common Stock:

(1)	“FOR” the proposal to adopt the Merger Agreement, approving the transactions contemplated thereby, including the Merger;

(2)	“FOR” the proposal to approve a non-binding advisory resolution approving the Merger-related compensation of our named executive officers;

(3)	“FOR” the proposal to approve the adjournment of the 2017 Annual Meeting of Stockholders from time to time if necessary or appropriate;

(4)	“FOR” the proposal to elect nine directors to serve until the 2018 Annual Meeting of Stockholders;

(5)	“FOR” the proposal to approve a non-binding advisory resolution approving the compensation of our named executive officers; and

(6)	“FOR” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Voting of Proxies (page 32)

Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Stockholders can vote in person at the 2017 Annual Meeting of Stockholders or by proxy. There are three ways to vote by proxy:

•	By Telephone — Stockholders located in the United States can vote by telephone by following the instructions provided in the proxy card or voting instruction;

•	By Internet — Stockholders located in the United States can vote by Internet by following the instructions provided in the proxy card or voting instruction; or

•	By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

Internet and telephone facilities will be available 24 hours a day and close at 12:00 a.m. (Eastern time) on May 24, 2017.

A stockholder who submits a proxy may change or revoke it at any time before it is voted by filing with our Secretary either a written revocation or an executed proxy bearing a later date, by attending and voting in person at the 2017 Annual Meeting of Stockholders or granting a subsequent proxy through the Internet or by telephone.

Unless contrary instructions are specified, if the proxy card is executed and returned (and not revoked) prior to the 2017 Annual Meeting of Stockholders, the shares of Lumos Networks Common Stock represented thereby will be voted “FOR” each of the proposals set forth in this proxy statement. The submission of a proxy will not affect a stockholder’s right to attend and to vote in person at the 2017 Annual Meeting of Stockholders.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The Merger (page 33)

Certain Effects of the Merger on Lumos Networks (page 34)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Lumos Networks, with Lumos Networks continuing as the surviving corporation and a wholly owned subsidiary of Parent. As a result of the Merger, Lumos Networks will cease to be a publicly traded company, and the directors of Merger Sub will continue as the directors of the surviving corporation. Throughout this proxy statement, we use the term surviving corporation to refer to Lumos Networks as the surviving corporation following the Merger. If the Merger is consummated, you will not own any shares of the capital stock of the surviving corporation, and instead will only be entitled to receive the merger consideration described in “The Merger—Merger Consideration” beginning on page 34 (unless you have properly demanded appraisal for your shares of Lumos Networks Common Stock in accordance with, and have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware, as amended, which we refer to as the “DGCL,” in which case you will be entitled only to those rights granted under Section 262 of the DGCL as described below under “The Merger—Appraisal Rights” beginning on page 76).

The time at which the Merger will become effective, which we refer to as the effective time of the Merger, will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Effect on Lumos Networks if the Merger is Not Completed (page 34)

If the Merger Agreement is not adopted by Lumos Networks stockholders or if the Merger is not completed for any other reason, Lumos Networks stockholders will not receive any payment for their shares of Lumos Networks Common Stock. Instead, Lumos Networks will remain a public company, Lumos Networks Common Stock will continue to be listed and traded on the NASDAQ, and registered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and we will continue to file periodic reports with the SEC. Under specified circumstances, Lumos Networks may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 114.

Merger Consideration (page 34)

At the effective time of the Merger, each outstanding share of Lumos Networks Common Stock (other than (i) shares held by Lumos Networks as treasury stock, held by any direct or indirect wholly owned subsidiary of Lumos Networks or of Parent (other than Merger Sub) or held directly by Parent or Merger Sub, which we refer to as “cancelled shares;” and (ii) shares of Lumos Networks Common Stock held by stockholders who have not voted in favor of the Merger and who are entitled to demand and have properly demanded appraisal with respect to such shares, in accordance with and who comply in all respects with Delaware law, which we refer to as “dissenting shares”) will be converted automatically into the right to receive $18.00 in cash, which amount we refer to as the “Merger Consideration,” without interest and less any applicable withholding taxes. All shares of Lumos Networks Common Stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist at the effective time of the Merger, and each certificate formerly representing such shares of Lumos Networks Common Stock will thereafter represent only the right to receive the Merger Consideration.

Lumos Investment Holdings, Ltd., an affiliate of Pamplona Capital Management, which we refer to as “Pamplona,” the holder of a warrant to purchase Lumos Networks Common Stock dated August 5, 2015, which we refer to as the “Warrant,” has agreed, subject to the effectiveness of the Merger, to exercise the Warrant. Upon exercise, Pamplona will receive 1,225,278 shares of Lumos Networks Common Stock that will be exchanged for the Merger Consideration.

After the Merger is completed, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Lumos Networks stockholder as a result of the Merger (except that stockholders who hold dissenting shares will not have the right to receive the Merger Consideration but will have the right to receive instead a payment for the “fair value” of their dissenting shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under “The Merger—Appraisal Rights” beginning on page 76).

Treatment of Equity and Equity-Based Awards (page 64)

The Merger Agreement provides for the following treatment of equity and equity-based awards relating to Lumos Networks Common Stock:

Stock Options

Immediately prior to the effective time of the Merger, each option to purchase Lumos Networks Common Stock (whether or not vested and exercisable) that is then outstanding will automatically and without any required action on the part of the holder thereof, vest and be cancelled and entitle the option holder to receive an amount in cash equal to the product of (i) the total number of shares of Lumos Networks Common Stock subject to the option and (ii) the amount, if any, by which the Merger Consideration exceeds the applicable exercise price per share of Lumos Networks Common Stock underlying the option (less any applicable withholding taxes). Notwithstanding the foregoing, effective as of seven business days prior to the closing of the Merger (and conditional on the closing), each holder of an outstanding and unexercised option to purchase Lumos Networks Common Stock will be entitled to exercise such option and shares of Lumos Networks Common Stock received upon such exercise will be treated the same as other outstanding shares of Lumos Networks Common Stock in the Merger.

Restricted Stock

Immediately prior to the effective time of the Merger, each share of Lumos Networks Common Stock which is subject to vesting or other lapse restrictions, which is referred to in the Merger Agreement as Company restricted stock, that is then outstanding will automatically and without any required action on the part of the holder thereof, vest and the restrictions thereon will lapse and entitle the holder of such share of Company restricted stock to receive the Merger Consideration, less any applicable withholding taxes and in accordance with the same terms and conditions applied to holders of Lumos Networks Common Stock generally.

Employee Stock Purchase Plan

Each right to purchase Lumos Networks Common Stock under the Company Employee Stock Purchase Plan that was outstanding as of February 18, 2017, and remains outstanding will automatically be exercised on a purchase date specified with respect to that purchase right under the Company Employee Stock Purchase Plan and related award agreement. If such purchase date is on or before the effective time of the Merger, the holder of that purchase right will receive shares of Lumos Networks Common Stock in accordance with the terms of the Company Employee Stock Purchase Plan and if the purchase date is after the effective time of the Merger, the holder of that purchase right will receive an amount in cash equal to the product of (i) the Merger Consideration and (ii) the number of shares of Lumos Networks Common Stock that would have otherwise been delivered with respect to that purchase right.

Recommendation of Our Board of Directors and Reasons for the Merger (page 46)

All members of our Board voting on the Merger, after consulting with Lumos Networks’ outside legal counsel, Troutman Sanders LLP, which we refer to as “Troutman Sanders,” and financial advisors, Wells Fargo Securities, LLC, which we refer to as “Wells Fargo Securities,” and UBS Securities LLC, which we refer to as “UBS,” and, together with Wells Fargo Securities, the “Financial Advisors,” and after review and consideration of various factors described in the section below entitled “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger—Reasons for the Merger” beginning on page 47, (i) approved the execution, delivery and performance by Lumos Networks of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Lumos Networks and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of Lumos Networks for adoption and (iv) declared that the Merger Agreement and the transactions contemplated thereby are advisable.

The Board recommends that you vote (i) “FOR” the merger proposal and thereby approve the transactions contemplated by the Merger Agreement, including the Merger; (ii) “FOR” the adjournment proposal; and (iii) “FOR” the Merger-related named executive officer compensation proposal.

Opinions of Financial Advisors (page 50)

Lumos Networks engaged Wells Fargo Securities and UBS to act as its financial advisors to advise the Board in connection with the Merger. On February 18, 2017, Wells Fargo Securities rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion addressed to the Board dated February 18, 2017), as of February 18, 2017, that, based upon and subject to the full text of Wells Fargo Securities’ opinion, including various assumptions and limitations contained therein, its experience as an investment bank, its work as described in its opinion and other factors Wells Fargo Securities deemed relevant, the Merger Consideration to be received in the Merger by the holders of Lumos Networks Common Stock (other than Parent and Lumos Networks and its subsidiaries) pursuant to the Merger Agreement was fair, as of the date of Wells Fargo Securities’ opinion, from a financial point of view, to such holders. On February 18, 2017, at a meeting of the Board held to evaluate the Merger, UBS delivered to the Board an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated February 18, 2017, to the effect that, as of February 18, 2017 and based on and subject to various assumptions made, matters considered and limitations described in its written opinion, the Merger Consideration to be received in the Merger by holders of Lumos Networks Common Stock (other than holders of dissenting shares, Parent and Lumos Networks and its subsidiaries) was fair, from a financial point of view, to such holders.

The summary of Wells Fargo Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Wells Fargo Securities in connection with the preparation of its opinion. However, neither Wells Fargo Securities’ opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to our Board or any other person or entity in respect of the Merger or otherwise, including, without limitation, as to how any holder of Lumos Networks Common Stock or any other person should vote or act in connection with any matter relating to the Merger, the Merger Agreement or any other matters.

The full text of UBS’s written opinion to the Board describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached to this proxy statement as Annex E and is incorporated into this proxy statement by reference. Holders of Lumos Networks Common Stock are encouraged to read this opinion carefully in its entirety. UBS’s opinion was provided for the benefit of the Board (in its capacity as such) in connection with, and for the purpose of, the Boards’ evaluation of the fairness, from a financial point of view, to the holders of Lumos Networks Common Stock (other than holders of dissenting shares, Parent and Lumos Networks and its subsidiaries) of the Merger Consideration, and did not address any other aspect or implication of the Merger or the Merger Agreement, including, without limitation, the relative merits of the Merger or any related transaction as compared to other business strategies or transactions that might be available with respect to Lumos Networks, or Lumos Networks’ underlying business decision to effect the Merger or any related transaction. UBS’s opinion does not constitute a recommendation to any holder of Lumos Networks Commons Stock as to how such holder should vote or act with respect to the Merger or any related transaction.

Interests of the Directors and Executive Officers of Lumos Networks in the Merger (page 64)

When considering the recommendation of the Board that you vote “FOR” the merger proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder generally. The members of the Board voting on the Merger were also aware of these interests in, among other matters, approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Lumos Networks. See the sections entitled “Merger—Background of the Merger” and “Merger—Recommendation of Our Board of Directors and Reasons for the Merger” beginning on pages 35 and 46, respectively. You should take these interests into account in deciding whether to vote “FOR” the adoption of the Merger Agreement.

These interests are described in more detail below, including the compensation that may become payable in connection with the Merger to our President and Chief Executive Officer, Timothy G. Biltz, our Executive Vice President and Chief Financial Officer, Johan G. Broekhuysen, our Senior Vice President and General Manager of our residential and small business, or “R&SB,” segment, Diego B. Anderson, our Senior Vice President and Chief Technology Officer, Thomas E. Ferry, and our Senior Vice President and General Counsel, Mary McDermott, who constitute our named executive officers, which is subject to a non-binding, advisory vote of Lumos Networks’ stockholders and is quantified in the narrative below and under the heading “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” beginning on page 123. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

Financing of the Merger (page 73)

Parent estimates that the total amount required to complete the Merger and the related transactions and to pay related fees and expenses will be approximately $1,003 million. Parent expects this amount to be funded through a combination of the following:

•	Debt Financing. Debt financing in an aggregate principal amount of $485 million of senior secured first lien term loans as well as a committed $50 million senior secured revolving facility. In the event additional revolving commitments are obtained prior to the closing of the Merger, the amount of the revolving credit facility may be increased to up to $75 million. Parent has received firm commitments from a consortium of financial institutions to provide the debt financing and revolving credit facility. See the section entitled “The Merger—Financing of the Merger—Debt Financing” beginning on page 73; and

•	Equity Financing. Equity financing to be provided by EQT Infrastructure III SCSp, which we refer to as the “EQT Fund,” in an aggregate amount of up to $517.9 million to be funded at the closing of the Merger. See the section entitled “The Merger—Financing of the Merger—Equity Financing” beginning on page 74.

The consummation of the Merger is not subject to a financing condition (although the funding of the equity financing and the debt financing is subject to the satisfaction of the conditions set forth in the applicable commitment letter under which such financing will be provided).

Termination Equity Commitment Letter (page 75)

Parent has received a commitment letter, which we refer to as the “termination equity commitment letter,” from the EQT Fund pursuant to which the EQT Fund has committed to provide funds to Parent for the purpose of paying the parent termination fee if the Merger Agreement is terminated by the Company under certain specified circumstances (see the section entitled “The Merger Agreement—Termination Fees” beginning on page 114). The obligation of the EQT Fund under the termination equity commitment letter with respect to the parent termination fee is subject to an aggregate cap equal to the amount of $32.1 million, plus certain costs and expenses of enforcement, if applicable. See the section entitled “The Merger—Termination Equity Commitment Letter” beginning on page 75.

Appraisal Rights (page 76)

If the Merger Agreement is adopted and the Merger becomes effective, holders of Lumos Networks Common Stock who do not vote their shares in favor of the Merger will be entitled to statutory appraisal rights if they strictly comply with Section 262 of the DGCL. This means that such stockholders are entitled to seek appraisal of his, her or its shares of Lumos Networks Common Stock and to receive payment in cash for the “fair value” of his, her or its shares of Lumos Networks Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The ultimate amount holders receive in an appraisal proceeding may be less than, equal to or more than the amount a holder would have received under the Merger Agreement. For a description of the rights of such holders and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of their shares of Lumos Networks Common Stock, see “The Merger—Appraisal Rights” beginning on page 76 and the text of Section 262 of the DGCL, which is reproduced in its entirety as Appendix B, as well as the information set forth below.

IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, YOU MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL TO LUMOS NETWORKS BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE ANNUAL MEETING, MUST NOT VOTE, IN PERSON OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL AND MUST CONTINUE TO HOLD THE SHARES OF LUMOS NETWORKS COMMON STOCK OF RECORD FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME. AS SUCH, MERELY VOTING AGAINST, OR ABSTAINING OR FAILING TO VOTE ON THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE MERGER PROPOSAL, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF LUMOS NETWORKS COMMON STOCK AGAINST OR ABSTAIN WITH RESPECT TO THE MERGER PROPOSAL. NEITHER VOTING AGAINST

THE MERGER PROPOSAL, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE MERGER PROPOSAL. IF YOU HOLD YOUR SHARES OF LUMOS NETWORKS COMMON STOCK THROUGH A BANK, BROKERAGE FIRM OR OTHER NOMINEE AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH BANK, BROKERAGE FIRM OR NOMINEE. IN VIEW OF THE COMPLEXITY OF THE DGCL, STOCKHOLDERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD CONSULT THEIR LEGAL AND FINANCIAL ADVISORS PROMPTLY.

U.S. Federal Income Tax Consequences of the Merger (page 81)

The receipt of cash in exchange for shares of Lumos Networks Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 81) in exchange for such U.S. holder’s shares of Lumos Networks Common Stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. holder receives in the Merger and such U.S. holder’s adjusted tax basis in the shares of Lumos Networks Common Stock surrendered in the Merger. A non-U.S. holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 81) generally will not be subject to U.S. federal income tax with respect to the exchange of Lumos Networks Common Stock for cash in the Merger unless such non-U.S. holder has certain connections to the United States (as described in “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 81) or Lumos Networks is, or was during the relevant period, treated as a United States real property holding corporation for U.S. federal income tax purposes. Stockholders should refer to the discussion in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger,” beginning on page 81, and consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals Required for the Merger (page 84)

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” has expired or been terminated. Lumos Networks and Parent filed their respective HSR Act premerger notifications on March 3, 2017 with the Federal Trade Commission, which we refer to as the “FTC,” and the Antitrust Division of the Department of Justice, which we refer to as the “DOJ,” under the HSR Act. The HSR waiting period expired at 11:59 p.m. on April 3, 2017.

While the HSR Act review has been completed in a timely manner, there is no certainty that a regulatory challenge to the Merger will not subsequently be made.

Federal Communications Commission Approval

Lumos Networks is also subject to regulation by the Federal Communications Commission, which we refer to as the “FCC,” under the Communications Act of 1934, as amended, which we refer to as the “Communications Act.” Lumos Networks holds a number of FCC authorizations related to the provision of regulated services. FCC approval is required before Lumos Networks may transfer control of its authorizations to Parent. The FCC will not issue its approval until it receives the consent of certain executive branch government agencies that undertake a national security review of FCC-notified transactions involving potential foreign ownership of U.S. telecommunications assets. These agencies include the Department of Justice, Federal Bureau of Investigation, Department of Homeland Security, and Department of Defense, which we refer to collectively as “Team Telecom.” While we believe that FCC approval will ultimately be obtained, this approval is not assured.

CFIUS Approval

The Merger is also subject to review and clearance by the Committee on Foreign Investment in the United States, which we refer to as “CFIUS,” under the Defense Production Act of 1950, as amended, including by the Foreign Investment and National Security Act of 2007, which we refer to collectively as the “DPA,” which provides for national security reviews of foreign acquisitions of U.S. companies that may have an impact on national security. CFIUS notification is voluntary, but provides a means to assure that the President of the United States will not exercise his authority to block the transaction or require divestiture after closing.

State

In addition to U.S. federal regulatory and antitrust approvals, regulatory approvals are also being sought and filings have been made in a number of states in the United States.

Timing of Regulatory Approvals

We currently anticipate that required regulatory approvals will be received by the third quarter of 2017, although the receipt of these approvals and their timing cannot be assured or predicted at this time.

The Merger Agreement (page 86)

No Solicitation of Other Offers; Change of Recommendation (page 97)

Subject to certain exceptions, until the earlier to occur of the effective time of the Merger and the termination of the Merger Agreement in accordance with its terms, Lumos Networks will generally not be permitted to solicit or discuss alternative proposals with third parties (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” beginning on page 97). Lumos Networks has agreed that it will not, directly or indirectly, among other things:

•	solicit, initiate, or take any action to knowingly facilitate or encourage the submission of any acquisition proposal or any inquiry, offer or proposal that could reasonably be expected to lead to any acquisition proposal;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or otherwise knowingly cooperate in any way with, any third party that is seeking to make, or has made, or could reasonably be expected to make any acquisition proposal; or

•	enter into any letter of intent or other agreement with respect to any acquisition proposal (except for an acceptable confidentiality agreement that satisfies the requirements of the Merger Agreement) with any third party.

Notwithstanding these restrictions, if at any time prior to obtaining the affirmative vote to adopt the Merger Agreement of the holders of a majority of the outstanding shares of Lumos Networks Common Stock, which we refer to as the “Company stockholder approval,” (i) the Company receives a bona fide acquisition proposal that the Board reasonably believes, in good faith, after consultation with outside legal counsel and financial advisors, constitutes or would reasonably be expected to lead to a superior proposal (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” beginning on page 97) and (ii) the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then the Company may (A) engage in negotiations or discussions with such third party and (B) furnish to such third party non-public information relating to the Company or any of its subsidiaries pursuant to an acceptable confidentiality agreement that satisfies the requirements of the Merger Agreement.

Except as expressly permitted by the Merger Agreement (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” beginning on page 97) and described below), the Board will not:

•	withdraw or withhold, or modify or qualify in a manner adverse to Parent, the Board’s recommendation that the Merger Agreement be adopted by the stockholders of Lumos Networks or publicly announce that it has proposed or resolved to take such action;

•	fail to include the Board’s recommendation in this proxy statement;

•	in the event any tender or exchange offer is commenced that would constitute an acquisition proposal, fail to publish, send or provide to the Lumos Networks stockholders, pursuant to Rule 14e-2(a) under the Exchange Act, and within ten business days after such tender or exchange offer is first commenced, or subsequently amended in any material respect, a statement recommending that the Lumos Networks stockholders reject such tender or exchange offer and publicly affirming the Board’s recommendation; or

•	recommend, adopt, approve or enter into, or publicly propose or resolve to recommend, adopt, approve or enter into, any acquisition proposal or any letter of intent, agreement in principle or definitive agreement.

We refer to each of the actions or events in the bullets above as an adverse recommendation change.

The Board is permitted to (i) make an adverse recommendation change in the event of an intervening event (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” beginning on page 97) or in the case of a superior proposal, and/or (ii) terminate the Merger Agreement to enter into a definitive written agreement providing for a superior proposal if, in each case, the Board determines in good faith (after consultation its outside legal counsel and financial advisors) that the failure to take action with respect to such superior proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable law subject further to Lumos Networks’ compliance with certain notice and other requirements as set forth in the Merger Agreement. In addition, the Board shall not be permitted to terminate the Merger Agreement for a superior proposal unless Lumos Networks pays the company termination fee (as described in “The Merger Agreement—Termination Fees” beginning on page 114) and, at the election of Parent, is available to engage in good faith negotiations with Parent during a specified period.

For a further discussion of the limitations on solicitation of acquisition proposals from third parties and the Board’s ability to make an adverse recommendation change, see “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” beginning on page 97.

Conditions to the Closing of the Merger (page 111)

The parties expect to complete the Merger after the marketing period (as described in The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period” beginning on page 87) has ended and all of the conditions to the Merger in the Merger Agreement are satisfied or waived. The parties currently expect to complete the Merger in the third quarter of 2017. However, it is possible that factors outside of each party’s control could require them to complete the Merger at a later time or not to complete it at all. The following are some of the conditions that must be satisfied or, where permitted by law, waived, before the Merger may be consummated:

•	the affirmative vote to adopt the Merger Agreement of the holders of a majority of the outstanding shares of Lumos Networks Common Stock shall have been obtained;

•	no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or governmental authority or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect and no applicable law shall have been adopted or promulgated that prohibits or makes illegal the consummation of the Merger;

•	the required governmental approvals shall have been obtained (or in the case of required governmental approvals that only require notification, such notification shall have been made);

•	the representations and warranties of Lumos Networks and Parent in the Merger Agreement, subject in some instances to materiality or “material adverse effect” qualifiers, at and as of the date of the Merger Agreement and the closing date of the Merger are true and correct;

•	Lumos Networks and Parent each shall have performed in all material aspects their respective obligations and covenants required to be performed by them under the Merger Agreement on or before the closing date of the Merger;

•	Lumos Networks’ receipt of a certificate signed by an executive officer of Parent and dated as of the closing date, certifying to the effect that the conditions with respect to the accuracy of the representations and warranties of Parent and the performance of the obligations of Parent have been satisfied;

•	since the date of the Merger Agreement there shall not have occurred a company material adverse effect (as described in “The Merger Agreement—Representations and Warranties” beginning on page 90); and

•	Parent’s receipt of a certificate signed by the chief executive officer or chief financial officer of Lumos Networks dated as of the closing date certifying to the effect that the conditions with respect to the accuracy of the representations and warranties of Lumos Networks and the performance of the obligations of Lumos Networks and there not having occurred a company material adverse effect have been satisfied.

The “marketing period” refers to the first period of 17 consecutive business days throughout which Parent and its financing sources have certain financial information and throughout which certain conditions are satisfied. If the marketing period has not ended on or prior to August 18, 2017, then such period shall not start until September 5, 2017. The marketing period is subject to certain other timing restrictions and conditions described in further detail in “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period” beginning on page 87.

Termination of the Merger Agreement (page 112)

The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger, whether before or, except as described below, after approval of the merger proposal by the stockholders of Lumos Networks as follows:

•	By mutual written agreement of Parent and Lumos Networks;

•	By either Parent or Lumos Networks, if:

•	the Merger has not been consummated on or before November 18, 2017, which we refer to as the end date, subject to the ability to extend the end date in specified circumstances;

•	there shall be any permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and such injunction or other order, restraint or prohibition shall have become final and nonappealable;

•	Lumos Networks’ stockholders fail to approve the merger proposal at the 2017 Annual Meeting of Stockholders or any stockholder meeting at which a vote on such proposal is taken; or

•	By Parent, if:

•	the Board (i) makes a change of recommendation with respect to the Merger, (ii) fails to include the Board recommendation in the proxy statement, (iii) in the event an acquisition proposal has been publicly announced, fails to reaffirm its recommendation within 10 business days or (iv) recommends, adopts, approves or enters into any acquisition proposal or any letter of intent, agreement in principle or definitive agreement (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” beginning on page 97);

•	Lumos Networks has breached any of its representations or warranties or failed to perform any covenant or agreement set forth in the Merger Agreement such that specified conditions in the Merger Agreement (i) would result in the failure of a related closing condition and (ii) are not capable of being cured, or is not cured, before the date that is at least 3 business days prior to the end date or at least 30 days have elapsed since the date of delivery of written notice of such breach to Lumos Networks by Parent; or

•	By Lumos Networks, if:

•	the Board authorizes Lumos Networks to enter into a written agreement concerning a superior proposal and Lumos Networks enters into such agreement substantially concurrently with the termination of the Merger Agreement and pays the company termination fee (as described in “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period” beginning on page 87);

•	Parent has breached any of its representations or warranties or failed to perform any covenant or agreement set forth in the Merger Agreement such that specified conditions in the Merger Agreement (i) would result in the failure of a related closing condition and (ii) are not capable of being cured, or is not cured, before the date that is at least 3 business days prior to the end date or at least 30 days have elapsed since the date of delivery of written notice of such breach to Parent by Lumos Networks; or

•	each of the following is satisfied: (i) all of the conditions to Lumos Networks’, Parent’s and Merger Sub’s obligation to consummate the Merger are satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to such condition being satisfied assuming a closing would occur), (ii) Lumos Networks has given written notice to Parent that it is prepared to consummate the closing and (iii) Parent and Merger Sub fail to consummate the transactions contemplated by the Merger Agreement by the date required by the Merger Agreement.

Termination Fees (page 114)

Under the Merger Agreement, Lumos Networks may be required to pay to Parent a termination fee of $16.1 million if the Merger Agreement is terminated under specified circumstances.

Under the Merger Agreement, Parent may be required to pay to Lumos Networks a termination fee of $32.1 million if the Merger Agreement is terminated under specified circumstances. In no event will either Lumos Networks or Parent be required to pay a termination fee more than once. See “The Merger Agreement—Termination Fees” beginning on page 114 for a discussion of the circumstances under which either party will be required to pay a termination fee.

Specific Performance (page 118)

The Merger Agreement provides that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions thereof, in addition to any other remedy to which they are entitled at law or in equity, and provides for the parties’ waiver of any requirement for the securing or posting of any bond or proof of actual damages in connection with any such remedy. While the parties may pursue both a grant of specific performance to the extent permitted by the Merger Agreement and the payment of the company termination fee or parent termination fee, under no circumstances shall a party be permitted or entitled to receive both a grant of specific performance to require a party to consummate the closing and payment of the company termination fee or parent termination fee (as described in “The Merger Agreement—Termination Fees” beginning on page 114).

The Merger Agreement also specifically provides that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the equity financing to be funded in accordance with the terms of the equity commitment letter and to cause Parent and Merger Sub to consummate the Merger and the transactions contemplated by the Merger Agreement to occur at the closing, including by demanding Parent to fully enforce the EQT Fund’s obligations under the equity commitment letter and Parent’s rights thereunder, if, and only if: (i) all of the conditions to the obligation of Parent and Merger Sub to close the Merger (other than those conditions that by their nature cannot be satisfied until the closing date, but each of which conditions shall be capable of being satisfied upon the closing date) have been satisfied, (ii) Parent and Merger Sub fail to complete the closing on the date the closing is required to have occurred, (iii) the debt financing provided for by the debt commitment letters has been funded or the debt financing sources have confirmed that the debt financing will be funded at the closing, if the equity financing is funded at the closing, and (iv) the Company has irrevocably confirmed to Parent in writing that it is ready, willing and able for the closing to occur if specific performance is granted and that if the equity financing and debt financing are funded, then the closing will occur.

Costs and Expenses (page 118)

The Merger Agreement provides that all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such costs or expenses, except that Lumos Networks may be required to reimburse certain expenses of Parent (up to $3.5 million) if the Merger Agreement is terminated under circumstances where stockholders have failed to approve the merger proposal at the 2017 Annual Meeting of Stockholders or any stockholder meeting at which a vote on such proposal is taken.

Stock Exchange Delisting and Deregistration of Our Common Stock (page 110)

As promptly as practicable after the effective time of the Merger, Lumos Networks Common Stock will be delisted from the NASDAQ and deregistered under the Exchange Act and we will no longer be required to file periodic reports with the SEC on account of Lumos Networks Common Stock.

Market Prices and Dividend Data (page 120)

Lumos Networks Common Stock is listed on the NASDAQ under the symbol “LMOS.” On February 17, 2017, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of Lumos Networks Common Stock on the NASDAQ was $15.23 per share. On April 19, 2017, the latest practicable trading day before the printing of this proxy statement, the closing price of Lumos Networks Common Stock on the NASDAQ was $17.83 per share. You are encouraged to obtain current market prices of Lumos Networks Common Stock in connection with voting your shares of Lumos Networks Common Stock.

Under the terms of the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement, we may not declare or pay dividends to holders of Lumos Networks Common Stock without Parent’s written consent. On March 4, 2015, our Board terminated our quarterly dividend in favor of allocating capital to growth opportunities.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the 2017 Annual Meeting of Stockholders. These questions and answers may not address all questions that may be important to you as a stockholder of Lumos Networks. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety.

Q:	Why am I receiving these materials?

A:	On February 18, 2017, Lumos Networks entered into the Merger Agreement pursuant to which, among other things, Merger Sub will merge with and into Lumos Networks, with Lumos Networks continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent. A copy of the Merger Agreement is attached to this proxy statement as Appendix A and is incorporated herein by reference. The Board is furnishing this proxy statement and form of proxy card to the holders of Lumos Networks Common Stock in connection with the solicitation of proxies in favor of the proposal to adopt the Merger Agreement and the other matters to be voted on at the 2017 Annual Meeting of Stockholders or at any adjournments or postponements of the 2017 Annual Meeting of Stockholders.

This proxy statement, which you should read carefully, contains important information about the Merger, the Merger Agreement and the 2017 Annual Meeting of Stockholders and the matters to be voted on thereat. The enclosed materials allow you to submit a proxy to vote your shares of Lumos Networks Common Stock without attending the 2017 Annual Meeting of Stockholders and to ensure that your shares of Lumos Networks Common Stock are represented and voted at the 2017 Annual Meeting of Stockholders.

Your vote is very important. Even if you plan to attend the 2017 Annual Meeting of Stockholders, we encourage you to submit a proxy as soon as possible.

Q:	When and where is the annual meeting?

A:	The 2017 Annual Meeting of Stockholders will take place at 9:00 a.m. (local time) on May 24, 2017 at the offices of Troutman Sanders LLP, 1001 Haxall Point, 15th Floor, Richmond, Virginia.

Q:	Who is entitled to vote at the annual meeting?

A:	All Lumos Networks stockholders of record as of the close of business on April 19, 2017, the record date, are entitled to notice of the 2017 Annual Meeting of Stockholders and to vote at the 2017 Annual Meeting of Stockholders or at any adjournments or postponements thereof. Each holder of Lumos Networks Common Stock is entitled to cast one vote on each matter properly brought before the 2017 Annual Meeting of Stockholders for each share of Lumos Networks Common Stock that such holder owned as of the record date. As of the record date, there were 23,944,060 shares of Lumos Networks Common Stock outstanding and entitled to be voted at the 2017 Annual Meeting of Stockholders.

Q:	May I attend the annual meeting and vote in person?

A:	Yes. All stockholders of record as of the record date may attend the 2017 Annual Meeting of Stockholders and vote in person. Proof of stock ownership as of the record date and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the 2017 Annual Meeting of Stockholders. If you hold your shares of Lumos Networks Common Stock in a brokerage account or through another nominee, you are the beneficial owner of those shares but not the record holder and you will need to obtain a “legal proxy” from the record holder to attend the 2017 Annual Meeting of Stockholders.

Even if you plan to attend the 2017 Annual Meeting of Stockholders in person, we encourage you to complete, sign, date and return the enclosed proxy or to submit a proxy to vote electronically over the Internet or via telephone to ensure that your shares of Lumos Networks Common Stock will be represented at the 2017 Annual Meeting of Stockholders. If you attend the 2017 Annual Meeting of Stockholders and wish to vote in person, your vote by ballot will revoke any proxy previously submitted.

If you are a beneficial owner and hold your shares of Lumos Networks Common Stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of Lumos Networks Common Stock using the instructions provided by your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on any of the proposals, except the auditor ratification proposal, without your instructions. If you hold your shares of Lumos Networks Common Stock in “street name,” because you are not the stockholder of record, you may not vote your shares of Lumos Networks Common Stock in person at the 2017 Annual Meeting of Stockholders unless you request and obtain a valid proxy in your name from your broker, bank or other nominee.

Q:	What am I being asked to vote on at the annual meeting?

A:	You are being asked to consider and vote on the following proposals:

(1)	a proposal to adopt the Merger Agreement, approving the transactions contemplated thereby, including the Merger;

(2)	a proposal to approve a non-binding advisory resolution approving the Merger-related compensation of our named executive officers;

(3)	a proposal to approve the adjournment of the 2017 Annual Meeting of Stockholders from time to time if necessary or appropriate;

(4)	a proposal to elect nine directors to serve until the 2018 Annual Meeting of Stockholders;

(5)	a proposal to approve a non-binding advisory resolution approving the compensation of our named executive officers; and

(6)	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Q:	What is the proposed Merger and what effects will it have on Lumos Networks?

A:	The proposed Merger is the acquisition of Lumos Networks by Parent pursuant to the Merger Agreement. If the merger proposal is approved by the holders of Lumos Networks Common Stock and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Lumos Networks, with Lumos Networks continuing as the surviving corporation. As a result of the Merger, Lumos Networks will become a wholly owned subsidiary of Parent. Lumos Networks will cooperate with Parent to de-list the Lumos Networks Common Stock from NASDAQ and de-register under the Exchange Act as promptly as practicable following the effective time of the Merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the Merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

Q:	What will I receive if the Merger is completed?

A:	Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $18.00 in cash, without interest and less any applicable withholding taxes, for each share of Lumos Networks Common Stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under Section 262 of the DGCL with respect to such shares. For example, if you own 100 shares of Lumos Networks Common Stock, you will receive $1,800.00 in cash in exchange for your shares, less any applicable withholding taxes. In either case, as a result of the Merger, your shares of Lumos Networks Common Stock will be cancelled and you will not own shares in the surviving corporation.

Q:	How does the Merger Consideration compare to the market price of Lumos Networks Common Stock prior to the public announcement of the Merger Agreement?

A:	The Merger Consideration represents a premium of approximately 18.2% over the year to date volume weighted average closing price of Lumos Networks Common Stock ending as of February 17, 2017, the last trading day before the Merger Agreement was announced, and a premium of approximately 34.9% over the volume-weighted price average of the 12 months ended February 17, 2017 of $13.35 and a 16.5% premium to $15.45, the average closing price of Lumos Networks Common Stock of the last 20 trading days before the Merger Agreement was announced.

Q:	What do I need to do now? If I am going to attend the annual meeting, should I still submit a proxy?

A:	We encourage you to read this proxy statement, the appendices to this proxy statement, including the Merger Agreement, and the documents we refer to in this proxy statement carefully and consider how the Merger affects you. Whether or not you expect to attend the 2017 Annual Meeting of Stockholders in person, we encourage you to complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares of Lumos Networks Common Stock may be represented and can be voted at the 2017 Annual Meeting of Stockholders. If you hold your shares of Lumos Networks Common Stock in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your shares of Lumos Networks Common Stock.

Q:	Should I send in my stock certificates now?

A:	No. If the proposal to adopt the Merger Agreement is approved, shortly after the Merger is completed, under the terms of the Merger Agreement, you will receive a letter of transmittal containing instructions for how to send your stock certificates or surrender your book-entry shares to paying agent in order to receive the cash payment of the Merger Consideration for each share of Lumos Networks Common Stock represented by the stock certificates or book-entry shares. You should use the letter of transmittal to exchange your stock certificates or book-entry shares for the cash payment to which you are entitled upon completion of the Merger. If your shares of Lumos Networks Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Lumos Networks Common Stock in exchange for the Merger Consideration. Please do not send in your stock certificates now.

Q:	What happens if I sell or otherwise transfer my shares of Lumos Networks Common Stock after the record date but before the annual meeting? What happens if I sell or otherwise transfer my shares of Lumos Networks Common Stock after the annual meeting but before the effective time of the Merger?

A:

The record date for the 2017 Annual Meeting of Stockholders is earlier than the date of the 2017 Annual Meeting of Stockholders and earlier than the date the Merger is expected to be completed. If you sell or transfer your shares of Lumos Networks Common Stock after the record date but before the 2017 Annual Meeting of Stockholders, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares of Lumos Networks Common Stock and each of you notifies Lumos Networks in writing of such special arrangements, you will retain your right to vote such shares at the 2017 Annual Meeting of Stockholders but will transfer the right to receive the Merger Consideration if the Merger is completed to the person to whom you transfer your shares of Lumos Networks Common Stock.

If you sell or transfer your shares of Lumos Networks Common Stock after the 2017 Annual Meeting of Stockholders, but before the effective time, you will transfer the right to receive the Merger Consideration if the Merger is completed. In order to receive the Merger Consideration, you must hold your shares of Lumos Networks Common Stock through the completion of the Merger.

Even if you sell or otherwise transfer your shares of Lumos Networks Common Stock after the record date, we encourage you to sign, date and return the enclosed proxy or submit your proxy to vote via the Internet or by telephone.

Q:	What is the position of the Board regarding the Merger?

A:	All members of our Board voting on the Merger, after consulting with its outside legal counsel and Financial Advisors and after review and consideration of various factors described in the section below entitled “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger—Reasons for the Merger” beginning on page 46, (i) approved the execution, delivery and performance by Lumos Networks of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Lumos Networks and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of Lumos Networks for adoption and (iv) declared that the Merger Agreement and the transactions contemplated thereby are advisable.

Q:	How does the Board recommend that I vote?

A:	The Board recommends that you vote:

(1)	“FOR” the proposal to adopt the Merger Agreement, approving the transactions contemplated thereby, including the Merger;

(2)	“FOR” the proposal to approve a non-binding advisory resolution approving the Merger-related compensation of our named executive officers;

(3)	“FOR” the proposal to approve the adjournment of the 2017 Annual Meeting of Stockholders from time to time if necessary or appropriate;

(4)	“FOR” the proposal to elect nine directors to serve until the 2018 Annual Meeting of Stockholders;

(5)	“FOR” the proposal to approve a non-binding advisory resolution approving the compensation of our named executive officers; and

(6)	“FOR” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Q:	How will our directors and executive officers vote on the proposal to adopt the Merger Agreement?

A:	We currently expect that our directors and current executive officers will vote all of their shares of Lumos Networks Common Stock in favor of the adoption of the Merger Agreement, although no director or executive officer has entered into any agreement containing an obligation to do so. As of April 19, 2017, the record date for the 2017 Annual Meeting of Stockholders, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,076,494 shares of Lumos Networks Common Stock outstanding on the record date (excluding any shares of Lumos Networks Common Stock that would be delivered upon exercise or conversion of stock options), representing approximately 4.5% of the outstanding shares of Lumos Networks Common Stock.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted by Lumos Networks stockholders or if the Merger is not consummated for any other reason, Lumos Networks stockholders will not receive any payment for their shares of Lumos Networks Common Stock. Instead, Lumos Networks will remain a public company, Lumos Networks Common Stock will continue to be listed and traded on the NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Under specified circumstances, Lumos Networks may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 114.

Q:	Do any of Lumos Networks’ directors or officers have interests in the Merger that may differ from those of Lumos Networks stockholders generally?

A:	In considering the recommendation of the Board with respect to the merger proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder generally. The members of the Board voting on the Merger were aware of these interests in evaluating and negotiating the Merger Agreement, approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by the stockholders of Lumos Networks. For a description of the interests of our directors and executive officers in the Merger, see “The Merger—Interests of the Directors and Executive Officers of Lumos Networks in the Merger” beginning on page 64.

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the shares of Lumos Networks Common Stock issued and outstanding as of the record date and entitled to vote at the 2017 Annual Meeting of Stockholders is required to approve the merger proposal.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the 2017 Annual Meeting of Stockholders will have the same effect as a vote “AGAINST” the merger proposal. Abstentions and broker non-vote will have the same effect as a vote “AGAINST” the merger proposal.

As of April 19, 2017, the record date for determining who is entitled to vote at the 2017 Annual Meeting of Stockholders, there were 23,944,060 shares of Lumos Networks Common Stock issued and outstanding. Each holder of Lumos Networks Common Stock is entitled to one vote per share of Lumos Networks Common Stock owned by such holder as of the record date.

Q:	What vote is required to approve the Merger-related named executive officer compensation proposal?

A:	Approval of the Merger-related named executive officer compensation proposal requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the 2017 Annual Meeting of Stockholders to be approved. Abstentions and broker non-votes will not affect the outcome of the votes on this proposal.

Q:	What is “Merger-related compensation”?

A:	“Merger-related compensation” is certain compensation that is tied to or based on the completion of the Merger and may be payable to Lumos Networks’ named executive officers under our existing plans or agreements, which is the subject of the Merger-related named executive officer compensation proposal. See “Proposal 2: Advisory Vote on Merger-Related Named Executive Officer Compensation” beginning on page 122.

Q:	Why am I being asked to cast a non-binding, advisory vote to approve “Merger-related compensation” payable to Lumos Networks’ named executive officers under its plans or agreements?

A:	In accordance with the rules promulgated by the SEC under Section 14A of the Exchange Act, Lumos Networks is required to seek from its stockholders a non-binding, advisory vote on certain compensation that will or may become payable to our named executive officers in connection with the Merger.

Q:	What will happen if the stockholders do not approve the “Merger-related compensation” in the Merger-related named executive officer compensation proposal at the 2017 Annual Meeting of Stockholders?

A:	Approval of the Merger-related named executive officer compensation proposal is not a condition to the completion of the Merger. The vote with respect to the Merger-related named executive officer compensation proposal is an advisory vote and will not be binding on Lumos Networks or Parent. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, payment of the “Merger-related compensation” is not contingent on stockholder approval of the Merger-related named executive officer compensation proposal. Therefore, if the Merger Agreement is adopted by Lumos Networks stockholders and the Merger is completed, this compensation will or may become payable regardless of the outcome of the vote on the Merger-related named executive officer compensation proposal.

Q:	What vote is required to approve the adjournment proposal?

A:	Approval of the adjournment proposal requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the 2017 Annual Meeting of Stockholders to be approved. Abstentions will have the same effect as a vote against these proposals and broker non-votes will not affect the outcome of the vote on this proposal.

Q:	What vote is required for the election of directors?

A:	Under our bylaws, at the 2017 Annual Meeting of Stockholders a nominee for director will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received the required vote. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Q:	What vote is required to adopt the auditor ratification proposal?

A:	Approval of the auditor ratification proposal requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the 2017 Annual Meeting of Stockholders to be approved. Abstentions will have the same effect as a vote against these proposals and broker non-votes will not affect the outcome of the vote on this proposal.

Q:	What vote is required to adopt the say on pay proposal?

A:	Approval of the say on pay proposal requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the 2017 Annual Meeting of Stockholders to be approved. Abstentions will have the same effect as a vote against these proposals and broker non-votes will not affect the outcome of the vote on this proposal.

Q:	Who will pay for the cost of this proxy solicitation?

A:	The cost of the solicitation of proxies on behalf of Lumos Networks will be borne by us. Lumos Networks has engaged the services of Georgeson LLC to solicit proxies for the 2017 Annual Meeting of Stockholders. In connection with its retention by us, Georgeson LLC has agreed to provide consulting, analytic and proxy solicitation services in connection with the 2017 Annual Meeting of Stockholders. Lumos Networks has agreed to pay Georgeson LLC a fee of approximately $10,000, plus reasonable out-of-pocket expenses for its services, and Lumos Networks will indemnify Georgeson LLC for certain losses arising out of its proxy solicitation services. In addition, our directors, officers and other employees, or representatives of Georgeson LLC, may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

Q:	What is the quorum required?

A:	According to our bylaws, the holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum, the stockholders who are present at the 2017 Annual Meeting of Stockholders in person or by proxy and who abstain from voting are considered stockholders who are present and entitled to vote and they count toward a quorum. Abstentions and shares of record held by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Broker shares that are not voted on any matter, or “broker non-votes,” will not be included in determining whether a quorum is present.

Q:	What is the difference between holding shares of Lumos Networks Common Stock as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares of Lumos Networks Common Stock through a broker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares of Lumos Networks Common Stock held of record and those owned beneficially.

•	Stockholder of Record. If your shares of Lumos Networks Common Stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of Lumos Networks Common Stock, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Lumos Networks. As the stockholder of record, you have the right to vote in person at the 2017 Annual Meeting of Stockholders or to grant your proxy to vote your shares of Lumos Networks Common Stock directly to the individuals named on the enclosed proxy card.

•	Beneficial Owner. If your shares of Lumos Networks Common Stock are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of Lumos Networks Common Stock held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares of Lumos Networks Common Stock, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares of Lumos Networks Common Stock by following their instructions for voting. You are also invited to attend the 2017 Annual Meeting of Stockholders. However, because you are not the stockholder of record, you may not vote your shares of Lumos Networks Common Stock in person at the 2017 Annual Meeting of Stockholders unless you request and obtain a valid proxy from your broker, bank or other nominee giving you the right to vote the shares of Lumos Networks Common Stock at the 2017 Annual Meeting of Stockholders.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of Lumos Networks Common Stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote or submit a proxy:

•	At the 2017 Annual Meeting of Stockholders – You can attend the 2017Annual Meeting of Stockholders and vote in person by a ballot we will give you at the meeting.

•	By Telephone — Stockholders located in the United States can vote by telephone by following the instructions provided in the proxy card or voting instruction;

•	By Internet — Stockholders located in the United States can vote by Internet by following the instructions provided in the proxy card or voting instruction; or

•	By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

Internet and telephone facilities will be available 24 hours a day and close at 12:00 a.m. (Eastern Time) on May 24, 2017.

Even if you plan to attend the 2017Annual Meeting of Stockholders, you are strongly encouraged to complete and mail the enclosed card for your shares of Lumos Networks Common Stock or submit a proxy by telephone or the Internet. If you are a record holder or if you obtain a valid proxy to vote shares of Lumos Networks Common Stock which you beneficially own, you may still vote your shares of Lumos Networks Common Stock in person at the 2017Annual Meeting of Stockholders. Any such vote will automatically revoke any proxy you previously submitted.

If your shares of Lumos Networks Common Stock are held in “street name” through a broker, bank or other nominee, you may provide voting instructions through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or electronically over the Internet or by telephone through your broker, bank or other nominee if such a service is provided. To provide voting instructions via the Internet or via telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

Q:	If my broker holds my shares of Lumos Networks Common Stock in “street name,” will my broker vote my shares of Lumos Networks Common Stock for me?

A:	Other than for the auditor ratification proposal, your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted, which will be treated as a vote “AGAINST” the proposal to adopt the Merger Agreement.

If you do not provide voting instructions to your broker, bank or other nominee, your broker, bank or other nominee has discretion to vote your shares only on the auditor ratification proposal. Your broker, bank or other nominee may not vote your shares on the merger proposal, the Merger-related named executive officer compensation proposal, the adjournment proposal, the election of directors or the say on pay proposal without specific instructions from you. If you do not vote, your broker, bank or other nominee may vote your shares only on the auditor ratification proposal in which case your shares will be counted toward the quorum for the annual meeting, but will be voted only on the auditor ratification proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the 2017 Annual Meeting of Stockholders by:

•	Filing with our Secretary either a written revocation or an executed proxy bearing a later date;

•	Attending and voting in person at the 2017 Annual Meeting of Stockholders; or

•	Granting a subsequent proxy through the Internet or by telephone.

If you hold your shares of Lumos Networks Common Stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the 2017 Annual Meeting of Stockholders if you obtain a valid proxy from your broker, bank or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Lumos Networks Common Stock. The written document describing the matters to be considered and voted on at the 2017 Annual Meeting of Stockholders is called a “proxy statement.” The document used to designate a proxy to vote your shares of Lumos Networks Common Stock is called a “proxy card.” The Board has designated Timothy G. Biltz and Johan G. Broekhuysen, each of them with full power of substitution, as proxies for the 2017 Annual Meeting of Stockholders.

Q:	If a stockholder gives a proxy, how are the shares of Lumos Networks Common Stock voted?

A:	Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card will vote your shares of Lumos Networks Common Stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of Lumos Networks Common Stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the 2017 Annual Meeting of Stockholders.

Unless contrary instructions are specified, if the proxy card is executed and returned (and not revoked) prior to the 2017 Annual Meeting of Stockholders, the shares of Lumos Networks Common Stock represented thereby will be voted “FOR” all of the proposals set forth in this proxy statement. It is not currently anticipated that any other proposals for consideration will be presented at the 2017 Annual Meeting of Stockholders. If other proposals requiring a vote of stockholders are brought before the 2017 Annual Meeting of Stockholders in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares of Lumos Networks Common Stock they represent in accordance with their best judgment.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Lumos Networks Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Lumos Networks Common Stock. If you are a stockholder of record and your shares of Lumos Networks Common Stock are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or grant a proxy to vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive in order to ensure that all of your shares of Lumos Networks Common Stock are voted. Each proxy card you receive comes with its own prepaid return envelope; if you submit a proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Who will count the votes?

A:	The votes will be counted by the independent inspector of election appointed for the 2017 Annual Meeting of Stockholders.

Q:	Where can I find the voting results of the 2017 Annual Meeting of Stockholders?

A:	Lumos Networks intends to announce preliminary voting results at the 2017 Annual Meeting of Stockholders and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the 2017 Annual Meeting of Stockholders. All reports that Lumos Networks files with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page 169.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Lumos Networks Common Stock for cash pursuant to the Merger?

A:	If you are a U.S. holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 81), the exchange of Lumos Networks Common Stock for cash pursuant to the Merger generally will require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash you received pursuant to the Merger and your adjusted tax basis in the shares of Lumos Networks Common Stock surrendered pursuant to the Merger. A non-U.S. holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 81) generally will not be subject to U.S. federal income tax with respect to the exchange of Lumos Networks Common Stock for cash in the Merger unless such non-U.S. holder has certain connections to the United States or (as described in “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 81) Lumos Networks is, or was during the relevant period, treated as a United States real property holding corporation for U.S. federal income tax purposes. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the Merger is provided under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 81.

Q:	What will the holders of Lumos Networks options and restricted stock receive in the Merger?

A:	Immediately prior to the effective time of the Merger, each option to purchase Lumos Networks Common Stock (whether or not vested and exercisable) that is then outstanding will automatically and without any required action on the part of the holder thereof, vest and be cancelled and entitle the option holder to receive an amount in cash equal to the product of (i) the total number of shares of Lumos Networks Common Stock subject to the option and (ii) the amount, if any, by which the Merger Consideration exceeds the applicable exercise price per share of Lumos Networks Common Stock underlying the option (less any applicable withholding taxes). Notwithstanding the foregoing, effective as of seven business days prior to the closing of the Merger (and conditional on the closing), each holder of an outstanding and unexercised option to purchase Lumos Networks Common Stock will be entitled to exercise such option and shares of Lumos Networks Common Stock received upon such exercise will be treated the same as other outstanding shares of Lumos Networks Common Stock in the Merger. At or as soon as practicable after the effective time of the Merger, the surviving corporation will make the option payments due to option holders, if any, pursuant to the Company’s ordinary payroll practices.

Immediately prior to the effective time of the Merger, each share of Company restricted stock that is then outstanding will automatically and without any action on the part of the holder thereof, vest and the restrictions thereon will lapse and entitle the holder of such share of Company restricted stock to receive the Merger Consideration, less any applicable withholding taxes and in accordance with the same terms and conditions applied to holders of Lumos Networks Common Stock generally. At or as soon as practicable after the effective time of the Merger, the surviving corporation will make the restricted stock payments, if any, due to each holder of such Company restricted stock pursuant to the Company’s ordinary payroll practices. See “The Merger Agreement—Merger Consideration—Outstanding Equity Awards and Other Awards” beginning on page 88.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect to consummate the Merger in the third quarter of 2017 (as described in the section entitled “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period” beginning on page 87). However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to certain closing conditions, including the adoption of the Merger Agreement by our stockholders and the receipt of regulatory approvals.

Q:	Am I entitled to appraisal rights under the DGCL?

A:	Yes. As a holder of Lumos Networks Common Stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of the adoption of the Merger Agreement. See “The Merger—Appraisal Rights” beginning on page 76. For the full text of Section 262 of the DGCL, please see Appendix B attached hereto.

Failure to strictly comply with all procedures required by Section 262 of the DGCL will result in a loss of your right to appraisal. We encourage you to read these provisions carefully and in their entirety and, in view of their complexity, to promptly consult with your legal and financial advisors if you wish to pursue your appraisal rights in connection with the Merger.

Q:	What is householding and how does it affect me?

A:	Unless we have received contrary instructions, we may send a single copy of our Annual Report on Form 10-K, proxy statement and notice of Annual Meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980, Attention: Vice President – Investor Relations, to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Q:	Who can help answer my questions?

A:	If you have any questions concerning the Merger, the 2017 Annual Meeting of Stockholders or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your shares of Lumos Networks Common Stock, please contact Georgeson LLC, our proxy solicitor, toll-free at (800) 905-7281 or by email at LumosNetworks@georgeson.com.

If your broker, bank or other nominee holds your shares of Lumos Networks Common Stock, you may call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Any statements contained in this proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, that are not statements of historical fact, including statements about our beliefs and expectations, are “forward-looking” statements within the meaning of the within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Exchange Act, including statements regarding the Merger and the ability to consummate the Merger, and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to:

•	the successful closing of the Merger, including obtaining the requisite regulatory, governmental and stockholder approvals and satisfying other closing conditions;

•	the risk that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the transaction or materially impact the financial benefits of the Merger;

•	the timing to consummate the proposed Merger;

•	any disruption from the proposed Merger making it more difficult to maintain relationships with customers, employees or suppliers;

•	the diversion of management time on transaction-related issues;

•	the Merger may involve unexpected costs, liabilities or delays;

•	the outcome of any legal proceedings related to the Merger;

•	the failure by EQT to obtain the necessary financing set forth in commitment letters received in connection with the Merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the impact of our previous acquisitions of Clarity Communications Group, which we refer to as “Clarity,” and DC 74 Data Centers, which we refer to as “DC74,” on our operations;

•	rapid development and intense competition with resulting pricing pressure in the telecommunications and high speed data transport industry;

•	our ability to grow our data business on an organic or inorganic basis in order to offset expected revenue declines in legacy voice and access products;

•	our ability to obtain new carrier contracts or expand services under existing carrier contracts at competitive pricing levels to offset churn and achieve revenue growth from our carrier businesses;

•	our ability to separate our legacy business on a timely basis;

•	our ability to effectively allocate capital and timely implement network expansion plans necessary to accommodate organic growth initiatives;

•	our ability to complete customer installations in a timely manner;

•	adverse economic conditions;

•	operating and financial restrictions imposed by our senior credit facility and our unsecured debt obligations;

•	our cash and capital requirements;

•	our ability to maintain and enhance our network;

•	the potential to experience a high rate of customer turnover;

•	federal and state regulatory fees, requirements and developments;

•	our reliance on certain suppliers and vendors; and

•	other unforeseen difficulties that may occur, including the risk that the Merger will not be consummated within the expected time period or at all.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2016 and Current Reports on Form 8-K filed with the SEC (see “Where You Can Find More Information” beginning on page 169). These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business and no assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements. Lumos Networks stockholders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.

THE ANNUAL MEETING

Date, Time and Place

The 2017 Annual Meeting of Stockholders will be held at 9:00 a.m. (local time) on May 24, 2017, at the offices of Troutman Sanders LLP, 1001 Haxall Point, 15th Floor, Richmond, Virginia, unless it is postponed or adjourned.

Purpose of the Annual Meeting

At the 2017 Annual Meeting of Stockholders, we will ask our stockholders of record as of the record date to consider and vote on the following proposals:

(1)	a proposal to adopt the Merger Agreement, approving the transactions contemplated thereby, including the Merger;

(2)	a proposal to approve a non-binding advisory resolution approving the Merger-related compensation of our named executive officers;

(3)	a proposal to approve the adjournment of the 2017 Annual Meeting of Stockholders from time to time if necessary or appropriate;

(4)	a proposal to elect nine directors to serve until the 2018 Annual Meeting of Stockholders;

(5)	a proposal to approve a non-binding advisory resolution approving the compensation of our named executive officers; and

(6)	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Stockholders may also be asked to transact such other business as may properly be brought before the 2017 Annual Meeting of Stockholders or any postponements or adjournments of the 2017 Annual Meeting of Stockholders.

Stockholders must approve the proposal to adopt the Merger Agreement in order for the Merger to occur. If our stockholders fail to approve the proposal to adopt the Merger Agreement, the Merger will not occur. The vote on the Merger-related named executive officer compensation proposal is a vote separate and apart from the vote to approve the merger proposal. Accordingly, a stockholder may vote to approve the merger proposal and vote not to approve the Merger-related named executive officer compensation proposal, and vice versa. Because the vote on the Merger-related named executive officer compensation proposal is only advisory in nature, it will not be binding on Lumos Networks, Parent or the surviving corporation. Accordingly, because Lumos Networks is contractually obligated to pay such Merger-related compensation, the compensation will or may become payable, subject only to the conditions applicable thereto, if the merger proposal is approved, regardless of the outcome of the advisory vote.

Recommendations of the Board

All members of our Board voting on the Merger, after consulting with Lumos Networks’ outside legal counsel, and Financial Advisors, and after review and consideration of various factors described in the section entitled “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger—Reasons for the Merger” (beginning on page 47, (i) approved the execution, delivery and performance by Lumos Networks of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Lumos Networks and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of Lumos Networks for adoption and (iv) declared that the Merger Agreement and the transactions contemplated thereby are advisable.

The Board recommends that you vote:

(1)	“FOR” the proposal to adopt the Merger Agreement, approving the transactions contemplated thereby, including the Merger;

(2)	“FOR” the proposal to approve a non-binding advisory resolution approving the Merger-related compensation of our named executive officers;

(3)	“FOR” the proposal to approve the adjournment of the 2017 Annual Meeting of Stockholders from time to time if necessary or appropriate;

(4)	“FOR” the proposal to elect nine directors to serve until the 2018 Annual Meeting of Stockholders;

(5)	“FOR” the proposal to approve a non-binding advisory resolution approving the compensation of our named executive officers; and

(6)	“FOR” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of Lumos Networks Common Stock as of the close of business on the record date will be entitled to vote at the 2017 Annual Meeting of Stockholders. Holders of shares authorized to vote are entitled to cast one vote per share on all matters voted upon at the 2017 Annual Meeting of Stockholders. As of the close of business on the record date, there were 23,944,060 shares of Lumos Networks Common Stock outstanding.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and internet voting also will be offered to stockholders owning shares through certain banks and brokers. Please follow the instructions provided on your proxy card or voting instructions. If your shares are not registered in your own name and you plan to vote your shares in person at the 2017 Annual Meeting of Stockholders, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the 2017 Annual Meeting of Stockholders in order to vote.

With respect to shares held in the Lumos Networks Savings and Security Plan, your proxy card, when signed and returned, or your telephone or Internet vote, will also constitute voting instructions to John Hancock, who we refer to as the “Trustee,” for these shares. Shares for which voting instructions are not received, subject to the Trustee’s fiduciary obligations, will be voted by the Trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan. To allow sufficient time for voting by the Trustee, your voting instructions must be received by 12:00 a.m. (Eastern Time) on May 19, 2017.

Only stockholders who own Lumos Networks Common Stock as of the close of business on April 19, 2017 will be entitled to attend the 2017 Annual Meeting of Stockholders. Proof of stock ownership as of this date and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the 2017 Annual Meeting of Stockholders. If you hold your shares of Lumos Networks Common Stock in a brokerage account or through another nominee, you are the beneficial owner of those shares but not the record holder and you will need to obtain a “legal proxy” from the record holder to attend the 2017 Annual Meeting of Stockholders.

According to our bylaws, the holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, the stockholders who are present at the 2017 Annual Meeting of Stockholders in person or by proxy and who abstain from voting are considered stockholders who are present and entitled to vote and they count toward a quorum. Abstentions and shares of record held by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Broker shares that are not voted on any matter, or “broker non-votes,” will not be included in determining whether a quorum is present.

Vote Required; Abstentions and Broker Non-Votes

Under rules of self-regulatory organizations governing brokers, your bank, broker or other nominee may vote your shares in its discretion on “routine” matters. These rules also provide, however, that when a proposal is not a “routine” matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares on that proposal. When a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter, it is called a “broker non-vote.” Your bank, broker or other nominee may not vote your shares with respect to (i) the Merger Agreement; (ii) the non-binding advisory resolution to approve the Merger-related compensation of named executive officers; (iii) the adjournment of the 2017 Annual Meeting of Stockholders from time to time if necessary or appropriate; (iv) the election of the nominees for director or (v) the non-binding advisory resolution to approve the compensation for our named executive officers, in the absence of your specific instructions as to how to vote with respect to such proposals, because under the rules these proposals are not considered “routine” matters. The ratification of the appointment of KPMG LLP is considered a routine matter.

The approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Lumos Networks Common Stock entitled to vote at the 2017 Annual Meeting of Stockholders. Abstentions and broker non-votes will have the same effect as a vote against this proposal. The approval of the non-binding advisory resolution to approve the Merger-related compensation of named executive officers and the approval of the adjournment of the 2017 Annual Meeting of Stockholders from time to time if necessary or appropriate each require the affirmative vote of a majority of the shares present or represented and entitled to vote at the 2017 Annual Meeting of Stockholders. Abstentions and broker non-votes will not affect the outcome of the votes on these proposals.

Under our bylaws, at the 2017 Annual Meeting of Stockholders a nominee for director will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received the required vote. A stockholder may withhold votes from any or all nominees by notation on the proxy card. Except to the extent that a stockholder withholds votes from any or all nominees, the persons identified as proxies and attorneys-in-fact, in their sole discretion, will vote such proxy for the election of the nominees listed below as directors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

If a nominee does not receive the required vote, he or she shall offer to resign. The Board will consider whether to accept the resignation in accordance with the procedures set forth in our Corporate Governance Guidelines.

Pursuant to the terms of the Investors Rights Agreement, dated as of August 6, 2015, which we refer to as the “Investors Rights Agreement,” which was entered into in connection with the associated Note Agreement and Warrant Agreement, among us and Pamplona, Pamplona currently has the right to designate two directors. In accordance with the Investors Rights Agreement (as such terms are defined in the Investors Rights Agreement), if Pamplona’s ownership of the 8% Notes falls below 65% of the aggregate principal amount of the 8% Notes, Pamplona is entitled to designate one director to the Board; and if Pamplona’s ownership of the 8% Notes falls below 35% of the aggregate principal amount of the 8% Notes, Pamplona is no longer entitled to designate a director to the Board. The Investors Rights Agreement will remain in effect so long as the Warrants and the Lumos Networks Common Stock underlying the Warrants remain outstanding. These rights are not transferrable other than to commonly controlled affiliates.

With respect to the other matters to be voted upon at the 2017 Annual Meeting of Stockholders, approving the non-binding advisory resolution approving the compensation of our named executive officers and ratifying the appointment of KPMG LLP, each requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the 2017 Annual Meeting of Stockholders to be approved. Abstentions will have the same effect as a vote against these proposals and broker non-votes will not affect the outcome of the vote on these proposals.

With respect to any other matters that may come before the 2017 Annual Meeting of Stockholders, including consideration of a motion to adjourn the 2017 Annual Meeting of Stockholders to another time or place, if proxies are returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in our best interests and the best interests of our stockholders.

Stock Ownership and Interests of Certain Persons

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,076,494 shares of Lumos Networks Common Stock outstanding on the record date (excluding any shares of Lumos Networks Common Stock that would be delivered upon exercise or conversion of options), representing approximately 4.5% of the outstanding shares of Lumos Networks Common Stock. Our directors and executive officers have informed us that they currently intend to vote all of their 1,076,494 shares of Lumos Networks Common Stock:

(1)	“FOR” the proposal to adopt the Merger Agreement, approving the transactions contemplated thereby, including the Merger;

(2)	“FOR” the proposal to approve a non-binding advisory resolution approving the Merger-related compensation of our named executive officers;

(3)	“FOR” the proposal to approve the adjournment of the 2017 Annual Meeting of Stockholders from time to time if necessary or appropriate;

(4)	“FOR” the proposal to elect nine directors to serve until the 2018 Annual Meeting of Stockholders;

(5)	“FOR” the proposal to approve a non-binding advisory resolution approving the compensation of our named executive officers; and

(6)	“FOR” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Voting of Proxies

Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Stockholders can vote in person at the 2017 Annual Meeting of Stockholders or by proxy. There are three ways to vote by proxy:

•	By Telephone — Stockholders located in the United States can vote by telephone by following the instructions provided in the proxy card or voting instruction;

•	By Internet — Stockholders located in the United States can vote by Internet by following the instructions provided in the proxy card or voting instruction; or

•	By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

Internet and telephone facilities will be available 24 hours a day and close at 12:00 a.m. (Eastern time) on May 24, 2017.

Unless contrary instructions are specified, if the proxy card is executed and returned (and not revoked) prior to the 2017 Annual Meeting of Stockholders, the shares of Lumos Networks Common Stock represented thereby will be voted “FOR” each of the proposals set forth in this proxy statement. The submission of a proxy will not affect a stockholder’s right to attend and to vote in person at the 2017 Annual Meeting of Stockholders.

Revocability of Proxies

A stockholder who submits a proxy may change or revoke it at any time before it is voted by filing with our Secretary either a written revocation or an executed proxy bearing a later date, by attending and voting in person at the 2017 Annual Meeting of Stockholders or granting a subsequent proxy through the Internet or by telephone.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

Lumos Networks Corp.

One Lumos Plaza

Waynesboro, VA 22980

(540) 946-2000

Lumos Networks Corp., a Delaware corporation, is a fiber-based bandwidth infrastructure and service provider in the Mid-Atlantic region. We provide services to carrier and enterprise customers, including healthcare providers, local government agencies, financial institutions, educational institutions, and other enterprises over our approximately 10,112 route-mile fiber network. Our principal products and services include MPLS based Ethernet, Metro E, FTTC wireless backhaul and data transport services, wavelength transport services and IP services.

We became an independent, publicly traded company on October 31, 2011, as a result of our spin-off from NTELOS Holdings Corp., which we refer to as “NTELOS.” Lumos Networks Common Stock has been publicly traded on the NASDAQ under the ticker symbol “LMOS” since November 1, 2011. We conduct all of our business through our wholly-owned subsidiary Lumos Networks Operating Company and its subsidiaries. Our principal executive offices are located at One Lumos Plaza, Waynesboro, Virginia 22980. The telephone number at that address is (540) 946-2000. For more information about Lumos Networks, please visit our website at www.lumosnetworks.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated to, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 169.

MTN Infrastructure TopCo, Inc.

c/o EQT Partners Inc.

1114 Avenue of the Americas, 45th Floor

New York, NY 10036

(917) 281-0850

MTN Infrastructure TopCo, Inc., which we refer to as “Parent,” is a Delaware corporation that was formed by affiliates of EQT solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement and the related financing transactions. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Parent is currently controlled by investment funds affiliated with EQT. Upon completion of the Merger, Lumos Networks will be a wholly owned subsidiary of Parent.

EQT is a leading global private equity group with approximately EUR 35 billion in raised capital across 22 funds. EQT funds have portfolio companies in Europe, Asia and the US with total sales of more than EUR 15 billion and approximately 100,000 employees. EQT works with portfolio companies to achieve sustainable growth, operational excellence and market leadership. For more information, please visit www.eqt.se. The website address of EQT is provided as an inactive textual reference only. The information contained on EQT’s website is not incorporated to, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

MTN Infrastructure BidCo, Inc.

c/o EQT Partners Inc.

1114 Avenue of the Americas, 45th Floor

New York, NY 10036

(917) 281-0850

MTN Infrastructure BidCo, Inc., which we refer to as “Merger Sub,” is a Delaware corporation that was formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement and the related financing transactions. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement and the related financing transactions. Upon the completion of the Merger, Merger Sub will cease to exist and Lumos Networks will continue as the surviving corporation.

Certain Effects of the Merger on Lumos Networks

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Lumos Networks, with Lumos Networks continuing as the surviving corporation. As a result of the Merger, Lumos Networks will become a wholly owned subsidiary of Parent. Lumos Networks will cooperate with Parent to de-list Lumos Networks Common Stock from the NASDAQ and de-register under the Exchange Act as soon as reasonably practicable following the effective time of the Merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. In addition, the directors of Merger Sub will continue as the directors of the surviving corporation. If the Merger is consummated, you will not own any shares of the capital stock of the surviving corporation, and instead will only be entitled to receive the Merger Consideration described in “—Merger Consideration” beginning on page 34.

The effective time of the Merger will occur upon the filing of certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Effect on Lumos Networks if the Merger is Not Completed

If the Merger Agreement is not adopted by Lumos Networks stockholders or if the Merger is not completed for any other reason, Lumos Networks stockholders will not receive any payment for their shares of Lumos Networks Common Stock. Instead, Lumos Networks will remain a public company, Lumos Networks Common Stock will continue to be listed and traded on the NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Furthermore, if the Merger is not consummated, and depending on the circumstances that caused the Merger not to be consummated, it is possible that the price of Lumos Networks Common Stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Lumos Networks Common Stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Lumos Networks Common Stock. If the Merger is not consummated, the Board will continue to evaluate and review Lumos Networks’ business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Agreement is not adopted by Lumos Networks’ stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Lumos Networks will be offered or that Lumos Networks’ business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, Lumos Networks may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 114.

Merger Consideration

At the effective time of the Merger, each outstanding share of Lumos Networks Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares held by Lumos Networks as treasury stock, held by any direct or indirect wholly owned subsidiary of Lumos Networks or of Parent (other than Merger Sub) or held directly by Parent or Merger Sub; and (ii) shares of Lumos Networks Common Stock held by stockholders who have not voted in favor of the Merger and who have properly demanded appraisal rights for such shares and have properly exercised and not withdrawn appraisal rights under Delaware law with respect to such shares) will be converted automatically into the right to receive the Merger Consideration of $18.00 in cash, without interest and less any applicable withholding taxes, and without any action by the holders of such shares, will cease to be outstanding, be cancelled and cease to exist, and each certificate formerly representing such shares of Lumos Networks Common Stock will thereafter represent only the right to receive the Merger Consideration.

Lumos Investment Holdings, Ltd., an affiliate of Pamplona, the holder of the Warrant, has agreed, subject to the effectiveness of the Merger, to exercise the Warrant. Upon exercise, Pamplona will receive 1,225,278 shares of Lumos Networks Common Stock that will be exchanged for the Merger Consideration.

After the Merger is completed, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Lumos Networks stockholder as a result of the Merger (except that stockholders who have not voted in favor of the Merger and who have properly demanded their appraisal rights and have properly exercised and not withdrawn appraisal rights under Delaware law, will have the right to receive a payment for the “fair value” of their shares of Lumos Networks Common Stock as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under “—Appraisal Rights” beginning on page 76).

Background of the Merger

Since we became a public company following our spin-off from NTELOS in November 2011, our Board and management have periodically reviewed and assessed our operations and financial performance, business strategy, the various trends and conditions affecting our industry, our businesses generally and a variety of strategic alternatives reasonably available to the Company, including business combinations, acquisitions and other financial and strategic alternatives. In addition, from time to time, members of our senior management team and Board members have met with senior management from other companies within our industry to discuss industry developments and potential strategic alternatives.

In May 2014, we engaged Wells Fargo Securities as our financial advisor to assist us in a strategic alternatives review. With Wells Fargo Securities’ assistance we engaged in a broad sellside process in late 2014 in which 31 strategic parties and 49 financial sponsors were contacted. During this process, first round bids were received and management presentations and other due diligence occurred. We then received two second round bids. One of these bids was a cash offer of $18.00 per share. This bid was withdrawn following subsequent due diligence. The other bid involved a stock merger with a privately held company with an implied per share value for Company stockholders of substantially less than $18.00 per share. One concern that was expressed within the universe of potential buyers during this process was the Company’s mix of assets among legacy local exchange carrier and competitive local exchange carrier assets, on the one hand, and fiber assets, on the other hand, which limited both the number of parties interested in participating in the process and the level of the preliminary offer prices that were made. However, in August 2015 we received a strategic investment from one of the financial sponsors contacted in the process, Pamplona Capital Management, as the Company pursued capital raising alternatives.

Following August 2015, our Board continued to regularly review and evaluate our strategic plan and objectives. In connection with these reviews, management and the Board discussed a number of concerns with the longer-term risk profile of the Company, including the competitive environment for our FTTC and enterprise businesses, resulting in increasing pricing pressure; continued erosion of the legacy revenue base, making consolidated top-line growth challenging; less visibility on timing and sizing of large FTTC RFPs than in past years; scale issues in a rapidly consolidating fiber/bandwidth sector; and the fact that Lumos Networks’ market capitalization remained below $500 million, with accompanying issues such as trading liquidity and research attention. The Board also remained aware of the concern within the 2014 potential buyer universe with the Company’s asset mix.

As part of this review of strategic alternatives, on March 4, 2016, at a regular quarterly meeting in New York City, the Board received a presentation from representatives of UBS about a possible divestiture of our regulated, lower growth segments (Residential and Small Business and RLEC Access, which we refer to as our “LEC business”) and authorized management to engage UBS as our financial advisor in connection with such a transaction. Thereafter, during our 2015 earnings call in March 2016, we announced we were beginning the process to plan for the separation of the LEC business to transform into a pure-play fiber company. Following the announcement of this separation strategy, we received several inbound inquiries from both strategic and financial buyers regarding a potential sale or merger of the entire Company.

In mid-March 2016, a representative of a potential strategic acquirer, which we refer to as “Party A,” contacted Mr. Biltz, our Chief Executive Officer, to discuss a possible acquisition of the Company by Party A.

In mid-April 2016, an industry contact of Mr. Biltz informed Mr. Biltz that EQT was interested in speaking with him about a potential transaction with the Company. Mr. Biltz had a call with representatives of EQT on April 21, 2016.

Also in mid-April 2016, Mr. Guth, our Chairman of the Board, was contacted by a representative of a potential strategic merger partner, which we refer to as “Party B,” and discussed Party B’s interest in a potential transaction with Lumos Networks.

In late April 2016, Mr. Biltz spoke with Mr. Guth regarding his earlier discussion with EQT. Mr. Guth then reached out to an EQT representative to schedule a call. On May 2, 2016, Mr. Guth and the EQT representative discussed EQT’s interest in pursuing a potential acquisition of Lumos Networks.

On May 4, 2016, our Board met at a regularly scheduled meeting in New York City, together with representatives of management, UBS and our outside counsel, Troutman Sanders. Mr. Guth informed the Board of the contacts with Party A, Party B and EQT and, following a discussion of our strategic alternatives and the background of the potential acquirers, the Board authorized Mr. Guth to contact EQT and Party B (due to Mr. Guth’s prior conversations with these parties), and Mr. Biltz to contact Party A (due to Mr. Biltz’s prior conversation with this party), to continue the discussions regarding a potential transaction. At this same meeting, representatives of UBS presented the Board with updated information about a possible LEC divestiture transaction. The Board appointed a Transaction Review Committee to review next steps with regard to a possible LEC divestiture transaction.

Shortly following the May 4, 2016 Board meeting, Mr. Guth and Mr. Biltz reached out to EQT and Party B and Party A, respectively, about a potential transaction with Lumos Networks. Following those contacts, Party B stated that its board of directors would consider a possibility of a combination with Lumos Networks, but Party A stated that it was currently pursuing other opportunities.

On May 7, 2016, EQT initiated its due diligence process with Lumos Networks and sent over a preliminary due diligence request list. Management provided an initial response to this request during the week of May 9, 2016, but the information provided was limited because the companies had not entered into a non-disclosure agreement.

On May 17, 2016, Mr. Guth and another member of our Board, Mr. Pruellage, had a lunch meeting with representatives of EQT in New York City discussing a potential acquisition, and management had a follow-up call with EQT representatives later that week. Following these meetings, an EQT representative contacted Mr. Guth regarding next steps and indicated that EQT would be in a position to submit an acquisition proposal later in the month.

In late May 2016, the CEO of Party B contacted Mr. Guth and submitted an oral proposal for an all-stock strategic merger transaction in which Lumos Networks stockholders would receive an unspecified premium.

On May 29, 2016, EQT delivered a letter of intent for the acquisition of Lumos Networks for $17.50 per share in cash. Our Board met that same day by conference call and reviewed the terms of the EQT letter of intent and the expectations regarding the proposal from Party B. The Board discussed the adequacy of the price per share in the EQT letter and discussed tactics for responding. The Board determined to inform EQT that it would need to increase the proposed acquisition price for the Board to seriously consider the offer.

On May 30, 2016, Mr. Guth received a term sheet from Party B for an all stock strategic merger transaction, with a per share value of approximately $14.50 to $16.00 per share.

On May 31, 2016, representatives of UBS made a presentation to the Transaction Review Committee regarding a potential divestiture of the LEC business to a strategic party, which we refer to as “Party C.”

On June 3, 2016, Mr. Guth and Mr. Pruellage spoke with representatives of EQT and expressed the Board’s disappointment with the $17.50 per share price. The following week, a representative of EQT contacted Mr. Guth and indicated that EQT would be submitting a revised letter of intent. In describing the increased offer that EQT was preparing, the EQT representative informed Mr. Guth that the new offer would represent a “stretched” price. On June 8, 2016, EQT delivered a revised letter of intent, with an increased price of $18.00 per share and requesting exclusivity to allow EQT to commit to the time and expense of conducting confirmatory due diligence.

Also in mid-June, a representative of a potential strategic party, which we refer to as “Party D,” contacted Mr. Biltz about a possible acquisition of Lumos Networks, and proposing a valuation of $15.00 to $16.00 per share. Around the same time, a representative of a potential financial sponsor, which we refer to as “Party E,” contacted Mr. Biltz about a combination of one of its portfolio companies and Lumos Networks.

On June 14, 2016, our Board met by conference call, together with representatives of management and Troutman Sanders, to consider the strategic alternatives then under consideration. The Board noted that the Company’s stock was currently trading in the $12.00—$13.00 range and expressed its view that the $18.00 offer from EQT could be in the best interests of stockholders but also that it would be important for EQT to confirm this offer following due diligence and for the Board to engage the assistance of experts in evaluating this offer and considering other steps to take. In light of these considerations as well as the business combination activity in the industry in general, the Board determined that the Company should evaluate a possible business combination transaction in addition to evaluating the LEC separation strategy and authorized Mr. Biltz to start the process of selecting a financial advisor to assist with this process. Remembering the 2014 sale process, the Board took into account both EQT’s $18.00 offer price and EQT’s expressed interest in both the LEC business and the fiber business in determining to proceed with the engagement of financial advisors. The Board considered the respective qualifications, expertise, reputation and knowledge of our business and industry of Wells Fargo Securities and UBS, as well as the benefits of engaging Wells Fargo Securities due to its experience with the Company in the 2014 strategic alternatives process and the benefits of engaging UBS due to its experience with the Company in the LEC business strategic alternatives review. In addition to considering the individual qualifications of Wells Fargo Securities and UBS, the Board also considered the benefits of having joint financial advisors. These benefits included obtaining diverse perspectives and additional resources to assist the Board in its review of strategic alternatives and to assist management if a potential transaction were to be pursued.

Following the meeting, and at the direction of our Board, Mr. Guth informed EQT that we would sign a confidentiality agreement to facilitate the due diligence process, but that we would not grant them exclusivity at that time. Mr. Biltz contacted a representative of Party D and notified him that the suggested purchase price of $15.00—$16.00 per share would need to be increased before the Board would seriously consider the proposal. Mr. Guth contacted the representative of Party B and notified him that the suggested valuation of $14.50—$16.00 per share would need to be increased before the Board would seriously consider the proposal.

Also following the meeting, Mr. Biltz reached out to representatives of UBS and Wells Fargo Securities regarding their respective potential engagements as our financial advisors and discussed with each of them the engagement terms and parameters authorized by our Board.

On June 17, 2016, we entered into a confidentiality agreement with EQT. In light of the premium $18.00 represented to current stock trading prices and the short duration of the restriction, we agreed to be restricted from soliciting additional proposals until July 8, 2016, while remaining able to discuss existing proposals and to receive unsolicited proposals.

Also on June 17, 2016, Party D submitted an indication of interest to acquire Lumos Networks for $15.00 per share in an all stock deal.

On June 21, 2016, Mr. Biltz met with representatives of EQT during an industry conference.

On June 22, 2016, Mr. Biltz and a representative of the Board met with a representative of Party E. Around that same time, Mr. Guth informed a representative of Party B that the Board would be moving in a different direction if the valuation was not increased. The Company and Party B had no further discussions about a transaction after that time.

On June 24, 2016, EQT informed Mr. Guth that it could not pursue a transaction at the time because its existing infrastructure fund had entered into another acquisition agreement that would utilize substantially all of its remaining financing capacity, but that EQT remained interested in pursuing a transaction with the Company once it had raised another infrastructure investment fund. Subsequently, we and EQT agreed to terminate the non-solicitation provisions in the confidentiality agreement.

On June 27, 2016, our Board met by conference call, together with representatives of management and Troutman Sanders, to discuss the various outstanding strategic alternatives, including that EQT had indicated an interest in resuming discussions at a later date, and approved the engagement of UBS and Wells Fargo Securities as its financial advisors. At that time the Board reviewed disclosures provided by UBS and Wells Fargo Securities about prior investment banking relationships with certain possible counterparties including, to the extent applicable, any current or recent EQT relationships. The Board considered the disclosures made and determined that each of Wells Fargo Securities and UBS was qualified to serve as its financial advisor. We entered into an engagement letter with Wells Fargo Securities on June 29, 2016 and with UBS on June 30, 2016.

On July 7, 2016, members of management, together with the representatives from UBS, met with Party C and presented information regarding a transaction involving the sale of the LEC business.

On July 12, 2016, we entered into a confidentiality agreement with Party D. Members of our management team and representatives of Party D met in New York City to discuss a possible transaction.

The confidentiality agreement with Party D contained a customary “standstill” provision restricting each of Party D and the Company from making offers to acquire the other without the prior approval of the other’s board of directors. Nearly all of the additional confidentiality agreements entered into by the Company that are referred to in this “Background of the Merger” contained similar standstill provisions. These confidentiality agreements also contained provisions prohibiting the parties from asking the Company to waive the standstill provisions (“don’t ask to waive” provisions). As discussed below in “The Merger Agreement” beginning on page 86, the Merger Agreement specifically allows the Company to waive these “don’t ask to waive” provisions to the extent the Board determines that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

On July 29, 2016, our Board met by conference call, together with representatives of management and Troutman Sanders, to review events that had occurred since the last Board meeting. On August 2, 2016, our Board met, together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders, in New York City at a regularly scheduled meeting and reviewed the status of various strategic alternatives. Representatives of Wells Fargo Securities and UBS provided updates on the discussions with EQT, Party C, Party D and Party E. The Board considered next steps and instructed Wells Fargo Securities and UBS to contact (a) EQT to discuss possible next steps; (b) Party D to inform Party D that if it were to increase its offer the Board would consider approving the exchange of due diligence information; and (c) Party E to discuss whether it desired to schedule a meeting to discuss a possible transaction. The Board also considered information regarding a possible acquisition by Lumos Networks of Clarity.

During the following week, as directed by the Board, representatives of Wells Fargo Securities and UBS communicated with EQT’s financial advisor, Morgan Stanley & Co. LLC, which we refer to as “Morgan Stanley,” and with Party D and Party E.

On August 4, 2016, members of management met with representatives of another potential financial sponsor, which we refer to as “Party F.”

During the following week, Mr. Biltz attended an industry conference where he had conversations with representatives of EQT, Party A and Party E.

In mid-August, 2016, we provided a draft of a confidentiality agreement to Party E, but Party E never responded to the draft.

On August 26, 2016, the Transaction Review Committee discussed possible next steps regarding a sale of the LEC business to Party C and on August 31, 2016 we received a response from Party C on our LEC divestiture transaction proposal.

On August 29, 2016, Mr. Biltz met with management of another potential strategic acquirer, which we refer to as “Party G.”

On September 8, 2016, the Board met by conference call, together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders. Management and representatives of Wells Fargo Securities and UBS provided updates on meetings with parties that had occurred since the August 2, 2016 Board meeting. After discussion, the Board authorized management to continue discussions with Party C regarding a sale of the LEC business and requested that UBS provide the Board with more information regarding a transaction with Party C at a future meeting. The Board also directed Wells Fargo Securities and UBS to inform EQT that we were interested in resuming discussions with EQT once EQT was closer to raising its new infrastructure fund.

On September 19, 2016, Party C informed representatives of UBS that its board of directors was having reservations about a transaction for the LEC business, but that they would reconsider it at their October meeting. Following Party C’s October Board meeting, representatives of Party C informed representatives of UBS that Party C had determined not to proceed with a transaction.

On September 20, 2016, the Board met by conference call to discuss the latest updates from management with respect to an acquisition of Clarity. Management noted that while Clarity would be a small acquisition, it would both contribute Adjusted EBITDA immediately following closing and provide the Company with a new North Carolina enterprise market.

On October 4, 2016, Party A submitted a preliminary proposal to acquire Lumos Networks for $14.77 per share payable in a mix of cash and common stock.

The Board met the following day by conference call, together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders, to discuss the proposal from Party A and to receive updates on the LEC divestiture discussions with Party C as well as on other strategic discussions. The Board asked the representatives of Wells Fargo Securities and UBS to contact EQT about the status of its new fund raise and to contact Party A to express its disappointment with the offer.

Representatives of Wells Fargo Securities and UBS communicated with representatives of Party A on October 7, 2016, as directed by the Board.

Our financial advisors also contacted representatives of Morgan Stanley regarding the status of EQT’s new fund raise. On October 12, 2016, Mr. Guth and representatives of EQT discussed EQT’s interest in renewing discussions with us and performing due diligence in order to confirm an $18.00 price. On October 13, 2017, EQT provided us with a due diligence request list and proposed timetable.

In October 2016, Party D notified the Company that it had determined not to proceed with a transaction.

On October 17, 2016, Party G submitted an indication of interest for a merger with us for $16.24 per share payable in common stock, with the potential for a portion of the consideration to be paid in cash. Thereafter, we entered into a confidentiality agreement with Party G.

On October 27, 2016, the Board held a regular quarterly meeting in New York City, at which representatives of management, Wells Fargo Securities, UBS and Troutman Sanders were present. Among other items, the Board received an update from members of management on discussions management was having about a possible acquisition opportunity, DC74. Management noted that while, like Clarity, DC74 would be a small acquisition, it would both increase Lumos Network’s data center business and the North Carolina addressable market share. The Board reviewed preliminary breakage cost estimates relating to a possible separation of the LEC business. UBS representatives reviewed alternatives for a LEC divestiture transaction now that Party C had determined not to proceed. Representatives of Wells Fargo Securities and UBS reviewed their preliminary financial analysis of the Company. A representative of Troutman Sanders reviewed the Board’s duties under Delaware law. In light of the possible interest in a business combination transaction expressed by parties with whom we had discussions to date, the Board determined to consider other parties who might be contacted, in addition to parties that have previously contacted the Company, with respect to a potential transaction for the entire Company, while continuing to monitor alternatives for a LEC only transaction. The Directors who had been members of the Board during the 2014 sale process referred to the parties which had shown the most interest in the Company during the process. The Board discussed potential other parties who could be contacted. The Board discussed the preliminary operating model that had been presented by management (see “—Certain Financial Projections” beginning on page 58). The Board directed management to prepare an investment case model that could be reviewed by the Board. The Board determined to appoint a Strategic Planning Preparation Committee, which we refer to as the “Strategic Committee,” consisting of Messrs. Guth, Pruellage and Robinson to assist the Board in preparing for possible strategic discussions with other parties. The Board also authorized the Strategic Committee to consider the parties who might be contacted with respect to a strategic transaction and, in connection therewith to consult with representatives of Wells Fargo Securities and UBS, and thereafter to present recommendations to the full Board.

On November 3, 2016, and as directed by the Board, management and representatives of Wells Fargo Securities and UBS met with representatives of EQT and Morgan Stanley to discuss possible next steps.

The Strategic Committee met by conference call on November 7 together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders. The Strategic Committee received a review of Director duties from a representative of Troutman Sanders and considered various strategic alternatives as well as possible next steps, including conducting a “market check” and preparing an “investment case” model that could be shared with potential acquirers.

On November 9, 2016, in our third quarter earnings release we announced that UBS was assisting us in exploring strategic alternatives for our LEC business. Following this disclosure, UBS received a number of in-bound calls from various parties in response to the Company’s announcement.

The Strategic Committee met by conference call on November 13, 2016, together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders. The Strategic Committee reviewed management’s “investment case” model. In addition to updates on conversations with EQT and Party A provided by representatives of Wells Fargo Securities and UBS, representatives of UBS notified the Strategic Committee of an in-bound call they received from another potential financial sponsor, which we refer to as “Party H,” and in-bound calls received in response to the announcement of the Company’s exploration of strategic alternatives for the LEC business. The Strategic Committee authorized management to provide the “investment case” model (see “—Certain Financial Projections” beginning on page 58) to the rest of the Board for comment and then to the third-party bidders.

On November 11, 2016, a representative of EQT contacted Mr. Guth to discuss next steps.

In mid-November, management held diligence meetings with representatives of Party G.

On November 30, 2016, the Board met, together with representatives of management and Troutman Sanders, by conference call in order to review information relating to the Company’s possible acquisition of DC74. During this call, Mr. Biltz provided an update on the discussions with EQT, Party A and Party G. The same day, Party A submitted a revised preliminary proposal to acquire Lumos Networks for a purchase price of $17.00 per share, payable in a mix of cash and stock.

On December 1, 2016, management met with representatives of EQT for diligence meetings.

On December 2 and 4, 2016, the Strategic Committee met by conference call, together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders, and considered options for performing a “market check.” A representative of Troutman Sanders reviewed director fiduciary duties. The Strategic Committee and the Wells Fargo Securities and UBS representatives discussed possible risks in running a full auction process as was done in 2014, including the risk of rumors and resulting publicity (as occurred in 2014); the fact that the Company has had other preliminary discussions both in 2014 and in 2016 with parties about a potential business combination, none of which included potential purchase prices as high as that under discussion with EQT other than one that was withdrawn in 2014 following due diligence; and the possible delay that could occur in being able to respond to current potentially attractive inbound inquiries with the result that these parties might move on to other alternatives. Representatives of Wells Fargo Securities and UBS also reviewed the process that was run in 2014, the extensive industry consolidation that has occurred since 2014 and the parties who might be interested in and able to execute a transaction with the Company. The Strategic Committee discussed alternatives for extending the engagements of Wells Fargo Securities and UBS in light of the fact that these engagements were then scheduled to expire on December 31, 2016. The Strategic Committee approved a list of possible parties to contact, in addition to the parties with whom we had already engaged in discussions, to provide to the Board. In identifying such parties, the Strategic Committee focused on those parties with anticipated interest in an acquisition of the Company (including parties who had participated in the process in 2014), including a demonstrated track record of paying a competitive price, and a perceived ability to offer acceptable value and to finance such an acquisition.

On December 5, 2016, the Board met by conference call together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders. The Board received a review of fiduciary duties from Troutman Sanders. The Board and the Wells Fargo Securities and UBS representatives discussed the risks in running a full auction process as was done in 2014, including risk of rumors and the fact that the Company has had other preliminary discussions both in 2014 and 2016 with parties about a potential business combination, only one of which included a potential purchase price as high as was currently under discussion with EQT but was withdrawn following due diligence; and the possible delay that could occur in being able to respond to current attractive in-bound inquiries with the result that these parties might move on to other alternatives. Representatives of Wells Fargo Securities and UBS reviewed the process that was run in 2014, the industry consolidation that has occurred since 2014, and the parties who might be interested in and able to execute a transaction with the Company and not have to undergo the risks of running a full auction process in order to be able to maximize shareholder value. The Board reviewed the proposed list of parties to contact prepared by the Strategic Committee and representatives of Wells Fargo Securities and UBS. The Board approved the list and directed our financial advisors to contact 10 parties in addition to the seven parties with whom the Company had already had discussions in 2016. Following this meeting representatives of Wells Fargo Securities and UBS contacted these parties.

In early December 2016, a representative of EQT had calls with Mr. Guth and Mr. Biltz to discuss next steps.

In early December 2016, a representative of another potential financial sponsor, which we refer to as “Party I,” contacted Mr. Biltz about its possible interest in acquiring Lumos Networks.

In early-mid December 2016, we entered into confidentiality agreements with Party A and four new potential strategic acquirers, which we refer to as “Party J,” “Party K,” “Party L” and “Party M,” respectively, and a new potential financial sponsor, which we refer to as “Party N,” all of whom entered the process as a result of the market check contacts from our financial advisors. Shortly, thereafter, Party J determined not to participate in further discussions. Later in December, Party K, Party M and Party N each notified us that they were no longer interested in participating in discussions.

The Strategic Committee met by conference call on December 12, 2016, together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders, to review the status of discussions with EQT, Party A and Party G and to hear from the financial advisors about the responses from their outbound inquiries. Following this discussion, the Strategic Committee authorized Wells Fargo Securities and UBS to contact another potential financial sponsor, which we refer to as “Party O,” who was not initially included on the market check list. Party O later informed our financial advisors that it was declining to participate in discussions.

On December 14, 2016, management and our financial advisors met with Party A and its advisors for due diligence meetings. On December 15, 2016, management met with a potential purchaser of the LEC. On that day, we also entered into a confidentiality agreement with Party I.

On December 16, 2016, representatives of management had conference calls with representatives of EQT to discuss diligence topics.

The Strategic Committee met by conference call on December 16, 2016, together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders, to review the status of discussions with the various parties. The Strategic Committee directed the financial advisors to inform Party A and Party G that they would have to increase their offers if they desired to be competitive. The Strategic Committee also determined to permit Party H to submit a joint bid with another potential financial sponsor. In connection with Party H’s joint bid, the Strategic Committee determined to recommend to the Board that Mr. Askowitz be recused from further Board deliberations of the process due to Mr. Askowitz’s serving as an employee of an investment banking firm that would be providing services to Party H. Following the meeting, we entered into a confidentiality agreement with Party H. The Strategic Committee also discussed amending the engagement letters with our financial advisors to extend the terms of the letters.

Throughout December 2016, the discussions continued with potential acquirers, including EQT. Wells Fargo Securities and UBS again informed Party A that it should use the due diligence process to find additional value for its proposal if it wanted to be competitive. Mr. Biltz also had calls with a representative of Party F.

The Strategic Committee and the Board each met by conference call on December 21, 2016, together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders, to review the status of the discussions with various parties and to discuss amending the terms of the engagement letters with Wells Fargo Securities and UBS. The Board determined that Mr. Askowitz should be recused from further Board deliberations of the process due to his serving as an employee of an investment banking firm that would be providing services to Party H. Representatives of Wells Fargo Securities and UBS presented an update to the Board on the status of the discussions with the various parties and summaries of the contacted parties. The Board reviewed contextual information from management about the Company’s recent solid operating performance but also the Company’s longer-term risk profile, which it determined had not changed in any material way from earlier in the year. Representatives of Wells Fargo Securities and UBS provided information about current conditions in the institutional term loan and high yield markets for mergers and acquisitions financing. A representative of Troutman Sanders reviewed Director fiduciary duties. The Board reviewed disclosures provided by representatives of Wells Fargo Securities and UBS, respectively, about their respective investment banking relationships with counterparties including, to the extent applicable, any current or recent EQT relationships. The Board considered the disclosures made and determined that each of Wells Fargo Securities and UBS was qualified to continue to serve as its financial advisor. Management reviewed with the Board a five year operating model that had been updated as a result of discussions with the Board and the Strategic Committee in late October and November (see “—Certain Financial Projections” beginning on page 58). The Board approved extending the terms of the Wells Fargo Securities and UBS engagement letters.

On December 22, 2016, EQT delivered a letter of intent confirming its interest in acquiring the Company for $18.00 per share in cash and including a “highly confident” letter from a potential source of debt financing and requesting exclusivity. EQT stated in the letter of intent that EQT had substantially completed its commercial due diligence and requested exclusivity to allow EQT to commit to the time and expense of conducting remaining confirmatory due diligence. On that same date, at the direction of the Board, representatives of Wells Fargo Securities and UBS contacted Party A to give it additional valuation expectations if it desired to be competitive.

On December 27, 2016, Party H submitted a letter of intent to acquire Lumos Networks for $16.00—$17.00 per share, while orally informing representatives of Wells Fargo Securities and UBS that it could not meet the Board’s valuation expectations. No further discussions occurred between the Company and Party H. In late December Party L informed representatives of Wells Fargo Securities and UBS that it was not going to pursue a transaction.

The Board met by conference call on December 28, 2016, together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders, to review the status of the discussions with the various parties. The Board also reviewed management’s updated five year operating model (see “—Certain Financial Projections” beginning on page 58). Representatives of Wells Fargo Securities and UBS reviewed certain preliminary financial analyses of Party A and the Company. The Board discussed potential conditions to granting EQT exclusivity. The Board received information from management about the federal regulatory approval process that would be required for a transaction with EQT due to EQT’s foreign ownership.

The Strategic Committee met by conference call on January 3, 2017, together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders, in order to prepare for a meeting of the Board to be held later that day. The Strategic Committee received an update on discussions with Party A and EQT.

Later on January 3, the Board met by conference call, together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders, to receive further updates on events since December 28, 2016. The Board determined to request follow-up information regarding EQT’s letter of intent. Representatives of Troutman Sanders reviewed possible terms of a merger agreement, including a possible “go shop” and termination scenarios and termination fees.

That same day Party G notified representatives of our financial advisors that it had determined not to participate in further discussions. Party A also told representatives of Wells Fargo Securities and UBS that it could value Lumos Networks at $17.25 per share in a part stock/part cash transaction, but that it did not intend to perform any additional due diligence at that point in light of the fact that this offer may not be competitive and that it may not remain interested in a transaction with the Company at a later date given other transactions it was considering.

On January 4, 2017, we entered into a confidentiality agreement with Party F. During the subsequent week Party F advised us that they were not going to pursue discussions about a transaction.

On January 4, 2017, the Company closed on its acquisition of Clarity.

On January 4, 2017, a representative of EQT contacted Mr. Guth to discuss next steps.

On January 4, 2017, Troutman Sanders distributed a first draft of the Merger Agreement to EQT. In addition, representatives of the financial advisors communicated to representatives of EQT the Board’s requests for additional information before the Board could approve exclusivity, including (1) a Merger Agreement issues list, (2) additional financing information, (3) the approval status for the transaction within the EQT organization, (4) the status of the new fund being raised by EQT, (5) whether it was a condition to EQT’s offer that the Company’s management remain with the Company following closing of a transaction, and (6) information about the federal regulatory approval process in light of EQT’s foreign ownership.

On January 6, 2017, Party A informed Wells Fargo Securities and UBS that it could not meet the Board’s valuation expectations.

During early January, Mr. Biltz met a representative of Party F at an industry conference, which meeting was followed by due diligence requests from Party F. During this period, Party I notified us that it had determined not to participate in further discussions with the Company. Additionally, the Company did not hear further from Party E.

On January 7, 2017, a representative of EQT contacted Mr. Biltz to provide a preview of EQT’s responses to the Board’s request for additional information.

On January 9, 2017, EQT provided responses to the Board’s questions and its counsel Simpson Thacher and Bartlett LLP, which we refer to as “Simpson Thacher,” identified high level issues regarding the Company’s initial Merger Agreement draft, including (1) whether the Merger Agreement would provide for a “go-shop” period, (2) the amount of the termination fee payable by the Company and whether such termination fee would be an exclusive remedy, (3) the amount of the reverse termination fee payable by EQT, (4) the terms of the covenant relating to EQT’s obligation to obtain regulatory approvals and whether a termination fee would be payable by EQT for failure to obtain certain regulatory approvals, (5) EQT’s request for reimbursement of expenses in the event the Company breaches the Merger Agreement or the Company’s stockholders do not vote in favor the Merger, and (6) the Merger Agreement closing conditions. EQT again requested that the Company enter into an exclusivity agreement. Representatives from EQT and Lumos Networks and their advisors continued to hold due diligence meetings. Included in these meetings were a regulatory information call with the Company’s and EQT’s respective legal advisors and a call providing information on the status of EQT’s new fund.

The Committee met by conference call on January 9 and 10, 2017, together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders, to review EQT’s high level issues list and its responses to the request for additional information and to prepare for a Board meeting.

Representatives of Troutman Sanders and Simpson Thacher held a conference call on January 10, 2017 to review EQT’s high level issues list.

On January 11, 2017, the Board met by conference call, together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders, and received an update from the Strategic Committee and the financial advisors on the status of the market check process and a report on EQT’s responses to the Board’s questions and the Merger Agreement high level issues raised by EQT. Representatives of Wells Fargo Securities and UBS reported that the other highest offer received was for $17.25 a share from Party A and that Party A’s offer seemed uncertain since Party A had discontinued due diligence. Representatives of Wells Fargo Securities and UBS reviewed their preliminary financial analysis of the Company. The Board discussed that EQT had indicated in its responses to the Board’s questions that it was EQT’s preference for the current management team to continue leading the Company, although such continuation would not be a condition to closing. Additionally, in discussions about EQT’s responses, representatives of EQT had indicated to representatives of Wells Fargo Securities and UBS that they desired to talk with Mr. Biltz about his and other members of management’s post closing employment arrangements. Following discussion of the responses provided by EQT and taking into account EQT’s offer price compared to others the Company had received, the Board authorized management to enter into an exclusivity agreement with EQT. The Board determined that following execution of the exclusivity agreement, the objectives behind forming the Strategic Committee would have been achieved. However, in light of EQT’s desire to talk with Mr. Biltz about post-closing employment arrangements, the Board designated two independent directors, Mr. Robinson and Mr. Sicoli, to work with Troutman Sanders on the terms of the Merger Agreement, subject to the oversight of the full Board, in order to protect against potential conflicts of interest.

On January 12, 2017, Troutman Sanders delivered the Company’s response to EQT’s high level issues list.

On January 13, 2017, we entered into an exclusivity agreement with EQT that extended until February 13, 2017. Thereafter, EQT and its representatives and the Company and its representatives engaged in confirmatory due diligence up until the execution of the Merger Agreement.

On January 18 and 23, 2017, Simpson Thacher and Troutman Sanders exchanged revised drafts of the Merger Agreement to address open matters not covered in the high level issues list.

On January 25, 2017, the Board met in Richmond, Virginia, together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders, and reviewed the Company’s proposed 2017 operating plan prepared by management. Representatives of Wells Fargo Securities and UBS reviewed their preliminary financial analyses of the Company relating to EQT’s offer of $18.00 per share. The Board also discussed responses to significant open issues in the Merger Agreement with its legal and financial advisors, including the “go shop” and the termination fee amounts. In light of the market check that had occurred as well as the 2014 sale process, and of the importance of certainty of closing, the Board authorized its advisers to relinquish the “go shop” in exchange for obtaining a reasonable Company termination fee and an EQT “reverse” termination fee equal to two times the Company termination fee. Also, in light of the additional comfort it had received on the federal regulatory approval process from legal advisors, the Board was willing to forego a regulatory termination fee. Troutman Sanders representatives reviewed information relating to the interests of executive officers in the Merger and the impact on Pamplona of the transaction, both resulting from publicly disclosed change in control arrangements, including (1) information with respect to officers and directors of the type set forth in “—Interests of the Directors and Executive Officers of Lumos Networks in the Merger” beginning on page 64 and (2) the fact that Pamplona’s Warrant would become exerciseable for 1,222,278 shares of Lumos Networks Common Stock and the 8% Notes will be prepaid at 108% of their principal amount in the Merger.

On January 30, 2017, Simpson Thacher provided a mark-up of the Merger Agreement to Troutman Sanders.

Mr. Biltz met with representatives of EQT and representatives from the parties’ respective financial advisors during an industry conference on January 30, 2017 to discuss EQT’s plans for retaining management of the Company. As a result of EQT’s statement of the importance of our CEO participating in management post-closing, our Board authorized EQT to provide an overview of its management participation program to be shared with Mr. Guth, Mr. Robinson, Troutman Sanders and Mr. Biltz.

On February 2, 2017, we announced the completion of our acquisition of DC74.

On February 2, 2017 the Board met by conference call, together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders. Representatives of Troutman Sanders reviewed significant open issues in the Merger Agreement, including new issues posed by Simpson Thacher’s mark-up. Following discussion, the Board authorized representatives of Wells Fargo Securities and UBS to communicate to EQT that the Board would agree to the following changes to the Merger Agreement: (1) remove the “go-shop,” (2) set the Company termination fee at 3.5% of equity value, (3) set EQT’s reverse termination fee at 7% of equity value, and (4) remove the regulatory termination fee. In agreeing to these changes, the Board directed the advisors to communicate that it is expecting EQT to participate in constructive negotiations of the remaining Merger Agreement issues. EQT agreed to this proposal on February 3 and on February 4, 2017 Troutman Sanders prepared an updated Merger Agreement issues list that was provided to Simpson Thacher.

Also on February 6, 2017, representatives of Simpson Thacher sent a draft of the equity commitment letter and termination equity commitment letter to Troutman Sanders and discussed Merger Agreement issues. The parties exchanged drafts of the Merger Agreement and ancillary documents, including disclosure schedules, and negotiated remaining issues throughout that week.

On February 6, 2017, EQT provided a presentation on its management participation program and a draft of a term sheet to Mr. Biltz, with copies being provided to Mr. Guth, Mr. Robinson and Troutman Sanders as requested by the Board so it would be informed about EQT’s discussions with management. The parties, along with representatives from UBS, Wells Fargo Securities and Troutman Sanders, discussed these materials by conference call with EQT later that day. On February 7, 2017, EQT provided additional information to Mr. Biltz about the management participation program, with copies being provided to Mr. Guth, Mr. Robinson and Troutman Sanders. On February 10, 2017, Mr. Biltz shared with Mr. Guth, Mr. Robinson and Troutman Sanders his proposed response to EQT’s presentation. On February 11, 2017, representatives of EQT met with Mr. Biltz, with Mr. Guth present, to continue discussions on the management participation program. Following several discussions between February 11 and February 14, on February 14, 2017, EQT and Mr. Biltz agreed in principle to a management incentive plan that contemplated, among other things, (1) an equity pool of 9% of the equity of the surviving corporation in the form of a stock option plan, (2) a $2 million investment by Mr. Biltz, and (3) that the equity acquired by management would be subject to certain transfer restrictions and call rights of Parent, and would also be granted certain registration rights. Mr. Biltz informed Mr. Guth, Mr. Robinson and Troutman Sanders about this agreement in principle on February 14 and provided the term sheet reflecting this agreement in principle to them on February 15. (For a summary of this term sheet, see “Interests of the Directors and Executive Officers of Lumos Networks in the Merger—Management Term Sheet” on page 69.)

The Board met by conference call on February 13, 2017, together with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders. The advisors provided an update on numerous items, including due diligence matters, Merger Agreement negotiations and the status of the equity and debt financing commitment letters. The Board discussed various matters relating to the EQT Merger Agreement, including (1) what the “end date” should be in the Merger Agreement in light of the federal regulatory approval process and (2) the need for firm debt financing commitments. In light of the progress being made in the negotiations, the Board determined to extend the exclusivity period, subject to EQT’s investment committee indicating its support for the transaction. Following the Board call on February 13, representatives of EQT informed representatives of Wells Fargo Securities and UBS that its investment committee had met that day and indicated its support for the transaction.

Over the following days, representatives of the Company and EQT and their respective legal advisors negotiated the remaining points on the Merger Agreement, including (1) EQT’s financing and regulatory covenants, (2) expense reimbursement provisions in the event Company stockholders did not approve the transaction and (3) interim operating covenants.

Following a discussion with management regarding the final 2017 business plan, the Company’s 2016 results and the addition of the then-completed acquisitions of Clarity and DC74, the Board authorized the use of the “updated projections” referred to in “—Certain Financial Projections” beginning on page 58 for use in the financial analysis being performed by Wells Fargo Securities and UBS.

On February 17, 2017, the Board met by conference call with representatives of management, Wells Fargo Securities, UBS and Troutman Sanders present. At this meeting:

•	representatives of Wells Fargo Securities and UBS provided an update on events that had occurred since the February 13 Board meeting;

•	representatives of Troutman Sanders reviewed with the Board its fiduciary duties when considering the proposed transaction;

•	management and representatives of our advisors, as appropriate, reviewed with the Board the status of negotiations with EQT and its representatives and the revised terms and conditions of the proposed Merger Agreement, including as to (1) EQT’s financing and regulatory covenants, (2) expense reimbursement provisions in the event Company stockholders did not approve the transaction and (3) interim operating covenants;

•	representatives of Troutman Sanders reviewed the EQT term sheet with Mr. Biltz, information relating to interest of officers and directors in the transaction and information relating to the impact on Pamplona of the transaction, both resulting from publicly disclosed change in control arrangements and again reviewed the fact that Pamplona’s Warrant would become exerciseable for 1,222,278 shares of Lumos Networks Common Stock and the 8% Notes will be prepaid at 108% of their principal amount in the Merger; and

•	representatives of Wells Fargo Securities and UBS reviewed their preliminary financial analyses of the Company and EQT’s offer of $18.00 cash per share.

Following this discussion, the Board determined to reconvene over the weekend once the Merger Agreement negotiations had been completed.

EQT and the Company ultimately agreed to terms on the Merger Agreement and ancillary documents on February 18, 2017.

On the afternoon of February 18, 2017, the Board held a meeting to consider approval of the proposed Merger Agreement. At this meeting:

•	representatives of Troutman Sanders reviewed with the Board its fiduciary duties when considering the proposed transaction;

•	management and representatives of our advisors, as appropriate, reviewed with the Board the outcome of negotiations with EQT and its representatives and the revised terms and conditions of the proposed Merger Agreement; and

•	representatives of each financial advisor reviewed its financial analysis of the proposed transaction and orally delivered their respective opinions to the Board (each of which were subsequently confirmed in writing by delivery of written opinions dated as of February 18, 2017) that, as of February 18, 2017, and based on and subject to various assumptions made, matters considered and limitations described in their respective written opinions, the $18.00 per share Merger Consideration to be received in the Merger by holders of Lumos Networks Common Stock (other than Parent and Lumos Networks and its subsidiaries and, in the case of UBS’s opinion, holders of dissenting shares) was fair, from a financial point of view, to such holders. See “—Opinions of Financial Advisors” beginning on page 50.

Our Board considered various reasons to approve the Merger Agreement (see “—Recommendation of Our Board of Directors and Reasons for the Merger” beginning on page 47), including certain countervailing factors. After discussions with its financial and legal advisors and members of our senior management, and in light of the reasons considered, the Board members voting on the transaction:

•	approved the execution, delivery and performance by Lumos Networks of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger;

•	determined the terms of the Merger Agreement, the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Lumos Networks and its stockholders;

•	directed that the Merger Agreement be submitted to the stockholders of Lumos Networks for adoption;

•	declared that the Merger Agreement is advisable; and

•	recommended the adoption of the Merger Agreement by Lumos Networks’ stockholders.

Following the Board meeting, each of the Company, Parent, Merger Sub and EQT executed and delivered the Merger Agreement and ancillary documents (including equity and debt commitment letters), as applicable, each of them effective as of February 18, 2017.

On February 20, 2017, the Company issued a press release announcing the execution of the Merger Agreement.

Recommendation of Our Board of Directors and Reasons for the Merger

Recommendation of Our Board of Directors

All members of the Board voting on the Merger, after consulting with Lumos Networks’ outside legal counsel and financial advisors and after review and consideration of various factors described in the section below entitled “—Reasons for the Merger” beginning on page 47, (i) approved the execution, delivery and performance by Lumos Networks of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, (ii) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Lumos Networks and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of Lumos Networks for adoption, and (iv) declared that the Merger Agreement is advisable.

The Board recommends that you vote (i) “FOR” the merger proposal, approving the transactions contemplated by the Merger Agreement, including the Merger; (ii) “FOR” the adjournment proposal; and (iii) “FOR” the Merger-related named executive officer compensation proposal.

When you consider the Board’s recommendation, you should be aware that our directors may have interests in the Merger that may be different from, or in addition to, the interests of stockholders generally. These interests are described below under “—Interests of the Directors and Executive Officers of Lumos Networks in the Merger” beginning on page 64.

Reasons for the Merger

In evaluating the Merger Agreement, the Board consulted with Lumos Networks’ executive management regarding the business and financial condition of Lumos Networks, trends in Lumos Networks’ industry, future prospects and the terms and conditions of the Merger. In addition, the Board consulted with Lumos Networks’ outside legal advisors, Troutman Sanders, regarding the proposed terms and conditions of the Merger and the obligations of the members of the Board in their consideration of the Merger and related transactions, and Lumos Networks’ financial advisors, Wells Fargo Securities and UBS regarding the fairness, from a financial point of view, to Lumos Networks’ stockholders of the Merger Consideration to be paid to the holders of Lumos Networks Common Stock in the Merger. In the course of reaching its determination to approve the Merger Agreement and the Merger, and to recommend that the stockholders vote in favor of the Merger, the Board carefully considered numerous potentially positive factors, including, without limitation, the following factors (which are not listed in any relative order of importance):

•	the fact that the Merger Consideration represents a premium of 18.2% to the February 17, 2017 closing price of Lumos Networks Common Stock, a premium of 34.9% to the volume-weighted price average of the 12 months ended February 17, 2017 and a premium of 16.5% to the average closing price of the last 20 trading days before the Merger Agreement was announced;

•	the belief of the Board, after a thorough review of Lumos Networks’ business, market trends, results of operations, competitive landscape, execution risks and financial condition, and discussions with Lumos Networks’ management and advisors, that the value offered to stockholders pursuant to the Merger is more favorable to our stockholders than the potential long-term and sustainable value that might have resulted from remaining an independent public company, considering:

•	the outlook of Lumos Networks’ industry and market, including consolidation in the fiber/bandwidth industry;

•	the execution and other risks and uncertainties relating to future execution of Lumos Networks’ strategic plan;

•	challenges of achieving consolidated growth rates necessary to meet financial projections;

•	costs and risks of other strategic alternatives, including expected breakage costs of a potential separation of the LEC business;

•	the competitive environment in the telecommunications industry, and specifically in the FTTC and enterprise businesses, resulting in increasing pricing pressure;

•	the reduced visibility of the timing and size of potential new FTTC business; and

•	risks inherent with a smaller market capitalization company, including trading liquidity;

•	the fact that the Merger Consideration of $18.00 per share will be paid in cash, and provides certainty, immediate value and liquidity to our stockholders;

•	the fact that the Merger Consideration, along with Lumos Networks’ current net debt and certain change of control payments, represents an enterprise value of approximately $950 million and an implied multiple of 9.5x to pro forma EBITDA (as defined below in the section entitled “—Certain Financial Projections” beginning on page 58) for the 12 months ended December 31, 2016, 9.4x to projected 2017 EBITDA and 8.7x to projected 2018 EBITDA;

•	the alternatives evaluated and considered by Lumos Networks, in consultation with its advisors, including (i) continuing to run the Company in the ordinary course, (ii) divestiture of the LEC business and (iii) selling the Company;

•	the market check activities conducted as discussed above under “—Background of the Merger” and the number of potential strategic and financial bidders solicited prior to the signing of the Merger Agreement;

•	the course of negotiations between Lumos Networks and EQT, in which Lumos Networks was advised by independent legal and financial advisors, which resulted in an increase from the $17.50 price per share initially offered by EQT to $18.00 per share, which price was confirmed following substantial due diligence by EQT;

•	the belief of the Board based upon arm’s-length negotiations with EQT that the price to be paid by EQT was the highest price per share that EQT was willing to pay for Lumos Networks and the fact that other bidders declined to make an offer equal to or above such price;

•	the benefits that Lumos Networks and its advisors were able to obtain during their extensive negotiations with EQT and that the Merger Agreement was a product of arm’s-length negotiations and contained terms and conditions that were, in the Board’s view, advisable and favorable to our stockholders;

•	the oral opinion delivered by Wells Fargo Securities to the Board on February 18, 2017, which opinion was subsequently confirmed by delivery of its written opinion addressed to the Board, dated February 18, 2017, to the effect that, as of February 18, 2017 and based on and subject to the assumptions made, matters considered, and qualifications and limitations described in its written opinion, the Merger Consideration to be received by the holders of Lumos Networks Common Stock (other than Parent and Lumos Networks and its subsidiaries) in the Merger was fair, from a financial point of view, to such holders, as more fully described below under the caption “—Opinions of Financial Advisors” beginning on page 50. The full text of the written opinion of Wells Fargo Securities, dated February 18, 2017, which sets forth, among other things, the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered in rendering the opinion, is attached as Appendix D to this proxy statement;

•	the oral opinion delivered by UBS to the Board on February 18, 2017, which opinion was subsequently confirmed by delivery of its written opinion addressed to the Board, dated February 18, 2017, to the effect that, as of February 18, 2017 and based on and subject to various assumptions made, matters considered and limitations described in its written opinion, the Merger Consideration to be received in the Merger by holders of Lumos Networks Common Stock (other than holders of dissenting shares, Parent and Lumos Networks and its subsidiaries) was fair, from a financial point of view, to such holders, as more fully described below under the caption “—Opinions of Financial Advisors” beginning on page 50. The full text of the written opinion of UBS, dated February 18, 2017, which sets forth, among other things, the assumptions made, procedures followed, factors and matters considered and limitations on the review undertaken in rendering the opinion, is attached as Appendix E to this proxy statement;

•	the likelihood that the Merger will be consummated, based on, among other things, the likelihood of receiving the Lumos Networks stockholder approval necessary to complete the Merger in a timely manner, the limited number of conditions to the Merger, the relative likelihood of obtaining required regulatory approvals and the remedies available under the Merger Agreement to Lumos Networks in the event of various breaches of the Merger Agreement by Parent or Merger Sub;

•	the terms and conditions of the Merger Agreement and other transaction agreements, including the following related factors:

•	the ability of the Board under the Merger Agreement to withdraw or modify its recommendation that our stockholders vote in favor of the adoption of the Merger Agreement in certain circumstances, including in connection with a superior proposal, and our right to terminate the Merger Agreement in order to accept a superior proposal and enter into a definitive agreement with respect to such superior proposal, in both cases subject to payment of a customary termination fee;

•	the conclusion of the Board that the termination fees and the circumstances when such termination fees may be payable are reasonable in light of the benefit of the Merger and would not be a significant impediment to third parties interested in making a superior proposal;

•	the right of Lumos Networks and the Board to respond to a competing acquisition proposal from any bidder prior to obtaining the stockholder approval if the Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal and that failure to take such action would reasonably be inconsistent with the directors’ fiduciary duties under applicable law;

•	the absence of a financing condition to Parent and Merger Sub’s obligation to consummate the Merger;

•	the fact that Parent has received equity and debt commitment letters that will be sufficient for Parent to consummate the Merger;

•	the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under certain circumstances, and as an alternative to specific performance under the Merger Agreement, Parent will pay us a termination fee of approximately $32 million, without our having to establish any damages;

•	the fact that the definition of “material adverse effect” contains customary exceptions;

•	the fact that pursuant to the Merger Agreement we are entitled to specific performance and other equitable remedies to prevent breaches of the Merger Agreement, and can, under appropriate circumstances, enforce Parent’s obligation to enforce the equity commitment letter in order to cause the equity financing to be timely completed; and

•	the availability of statutory appraisal rights to our stockholders who do not vote in favor of the adoption of the Merger Agreement and otherwise comply with all required procedures under the DGCL.

The Board also considered a variety of risks and other potentially negative factors of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the following (which are not listed in any relative order of importance):

•	the restrictions in the Merger Agreement on our actively soliciting competing bids to acquire Lumos Networks;

•	that, under certain circumstances in connection with the termination of the Merger Agreement, we will be required to pay Parent a termination fee of approximately $16 million and, if the Merger Agreement is terminated because the Lumos Networks stockholders do not approve the transaction, we will be required to reimburse Parent up to $3.5 million in expenses;

•	the fact that Lumos Networks stockholders will not participate in any potential future earnings or growth of Lumos Networks and will not benefit from any appreciation in the value of the Company as a private company;

•	the fact that there can be no assurance that all of the conditions to the consummation of the Merger will be satisfied and, as a result, it is possible that the Merger may not be completed in a timely manner or at all, even if the Merger Agreement is adopted by the Lumos Networks stockholders;

•	the potential negative effects if the Merger is not consummated, including:

•	the trading price of Lumos Networks Common Stock could be adversely affected;

•	we will have incurred significant transaction and opportunity costs attempting to consummate the Merger;

•	we could lose customers, suppliers, business partners and employees, including key sales and other personnel, after the announcement of the entry into the Merger Agreement;

•	our business may be subject to significant disruption and decline;

•	the market’s perceptions of Lumos Networks’ prospects could be adversely affected; and

•	Lumos Networks’ directors, officers and other employees will have expended considerable time and effort to consummate the Merger;

•	the fact that Parent and Merger Sub are newly formed entities with essentially no assets other than equity and debt commitments, and that, notwithstanding our specific performance remedy under the Merger Agreement, our remedy in the event of breach of the Merger Agreement by Parent or Merger Sub may be limited to receipt of the termination fee provided under the Merger Agreement, and that under certain circumstances we may not be entitled to a termination fee at all;

•	the termination fee payable by Lumos Networks to Parent upon the occurrence of certain events, including the potential effect of such termination fee to deter other potential acquirers from making a competing proposal for Lumos Networks that might be more advantageous to our stockholders, and the impact of the termination fee on our ability to engage in another transaction if the Merger Agreement is terminated in certain circumstances;

•	the fact that the gain realized by our stockholders as a result of the Merger generally will be taxable to the stockholders for U.S. federal income tax purposes;

•	the restrictions in the Merger Agreement on the conduct of our business prior to the consummation of the Merger, which may delay or prevent us from undertaking business or other opportunities that may arise prior to the consummation of the Merger; and

•	the fact that our executive officers and directors may have interests in the Merger that may be different from, or in addition to, those of our stockholders. See “—Interests of the Directors and Officers of Lumos Networks in the Merger” beginning on page 64.

After taking into account all of the factors set forth above, as well as others, the Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger to Lumos Networks’ stockholders. Accordingly, all members of the Board voting on the Merger determined that the Merger, Merger Agreement and other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders.

The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but summarizes the material factors considered by the Board. In light of the variety of factors considered in connection with their evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determinations. The Board based their recommendations on the totality of the information presented, including thorough discussions with, and questioning of, Lumos Networks’ senior management and outside financial advisors and legal counsel. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 27.

Opinions of Financial Advisors

Lumos Networks retained Wells Fargo Securities and UBS as its Financial Advisors to advise the Board in connection with the Merger. Pursuant to the respective engagements of each of Wells Fargo Securities and UBS, Lumos Networks requested each of Wells Fargo Securities and UBS to evaluate the fairness, from a financial point of view, to the holders of Lumos Networks Common Stock (other than Parent and Lumos Networks and its subsidiaries, and in the case of the opinion of UBS, holders of dissenting shares) of the Merger Consideration to be received by such holders pursuant to the Merger Agreement.

The respective opinions of each of Wells Fargo Securities and UBS were based solely upon the information available to the Financial Advisors as of February 18, 2017, the date on which their respective written opinions were rendered. These opinions do not take into account or reflect, and the Financial Advisors were not asked to take into account or reflect, any changes or developments occurring subsequent to February 18, 2017.

Opinion of Wells Fargo Securities, LLC

On February 18, 2017, Wells Fargo Securities rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion addressed to the Board dated February 18, 2017), as of February 18, 2017, that, based upon and subject to the full text of Wells Fargo Securities’ opinion, including various assumptions and limitations contained therein, its experience as an investment bank, its work as described in its opinion and other factors Wells Fargo Securities deemed relevant, the Merger Consideration to be received in the Merger by the holders of Lumos Networks Common Stock (other than Parent and Lumos Networks and its subsidiaries) pursuant to the Merger Agreement was fair, as of the date of Wells Fargo Securities’ opinion, from a financial point of view, to such holders.

Wells Fargo Securities’ opinion was for the information and use of our Board (in its capacity as such) in connection with its evaluation of the Merger. Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of Lumos Networks Common Stock (excluding the cancelled shares) of the Merger Consideration to be received by the holders of Lumos Networks Common Stock in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Wells Fargo Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Wells Fargo Securities in connection with the preparation of its opinion. However, neither Wells Fargo Securities’ opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to our Board or any other person or entity in respect of the Merger or otherwise, including, without limitation, as to how any holder of Lumos Networks Common Stock or any other person should vote or act in connection with any matter relating to the Merger, the Merger Agreement or any other matters.

In arriving at its opinion, Wells Fargo Securities, among other things:

•	reviewed the Merger Agreement;

•	reviewed certain business, financial, and other information regarding Lumos Networks that was publicly available or was furnished to Wells Fargo Securities by and discussed with the management of Lumos Networks;

•	reviewed certain updated financial projections for Lumos Networks prepared by the management of Lumos Networks, and that were approved for Wells Fargo Securities’ use by the Board;

•	discussed with the management of Lumos Networks the operations and prospects of Lumos Networks, including the historical financial performance and trends in the results of operations of Lumos Networks;

•	reviewed certain net operating loss projections for Lumos Networks prepared by the management of Lumos Networks, and that were approved for Wells Fargo Securities’ use by the Board;

•	participated in discussions among representatives of Lumos Networks, EQT and their respective advisors regarding the proposed Merger;

•	reviewed the historical prices and implied trading multiples of Lumos Networks Common Stock;

•	compared certain business, financial and other information regarding Lumos Networks that was publicly available or was furnished to Wells Fargo Securities by Lumos Networks with publicly available business, financial and other information regarding certain publicly traded companies that Wells Fargo deemed relevant;

•	compared the proposed financial terms of the Merger Agreement with the financial terms of certain other business combinations and transactions that Wells Fargo Securities deemed relevant;

•	prepared a discounted cash flow analysis of Lumos Networks based upon the updated financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the management of Lumos Networks; and

•	considered other information, such as financial studies, analyses, and investigations, as well as financial, economic and market criteria, that Wells Fargo Securities deemed relevant.

In connection with its review, Wells Fargo Securities assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to it, including all accounting, tax, regulatory and legal information, and Wells Fargo Securities did not make (and did not assume any responsibility for) any independent verification of the accuracy or completeness of such information. Wells Fargo Securities assumed, with our consent, that we were not aware of any facts or circumstances that would make such information inaccurate or misleading in any way meaningful to its analysis. With respect to the updated financial forecasts, estimates and other information utilized in Wells Fargo Securities analyses, including the net operating loss forecasts, Wells Fargo Securities assumed, with our consent, that they were reasonably prepared and reflect the best then current estimates, judgments and assumptions of the management of Lumos Networks as to the future financial performance of Lumos Networks. Wells Fargo Securities assumed no responsibility for, and expressed no view as to, such forecasts, estimates or other information utilized in its analyses or the judgments or assumptions upon which they were based. Wells Fargo Securities also assumed that there had been no material changes in the condition (financial or otherwise), results of operations, business or prospects of Lumos Networks since the respective dates of the then most recent financial statements and other information provided to it.

In rendering its opinion, Wells Fargo Securities assumed, with our consent, that the Merger will be consummated in accordance with the Merger Agreement and in compliance with all applicable laws and other requirements, without waiver, modification or amendment of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the Merger, no delays, limitations, conditions or restrictions will be imposed or actions will be taken that will have an adverse effect on Lumos Networks or the Merger in any way meaningful to its analyses.

Wells Fargo Securities’ opinion was necessarily based on economic, market, financial and other conditions existing, and the information made available to it, as of the date of its opinion. Although subsequent developments may affect the matters set forth in Wells Fargo Securities’ opinion, Wells Fargo Securities does not have any obligation to update, revise, reaffirm or withdraw its opinion or otherwise comment on or consider any such events occurring or coming to its attention after the date of its opinion.

Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of Lumos Networks Common Stock of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other terms, aspects of the Merger, including, without limitation, the form or structure of the Merger, any tax or accounting matters relating to the Merger or otherwise, any financing arrangements or any aspect or implication of any other agreement or arrangement entered into in connection with or contemplated by the Merger or otherwise. In addition, its opinion did not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Wells Fargo Securities did not express any opinion with respect to any amounts or consideration to be received by, or paid or not paid, to the holders of the cancelled shares in connection with the Merger.

Wells Fargo Securities’ opinion does not address the merits (financial or otherwise) of the underlying decision by Lumos Networks to enter into the Merger Agreement or the relative merits of the Merger compared with other business strategies or transactions available or that have been or might be considered by the management or the Board or in which Lumos Networks might engage. Wells Fargo Securities did not express any view, opinion or interpretation as to matters that require legal, regulatory, accounting, insurance, tax, environmental, employee compensation or other similar professional advice. Wells Fargo Securities assumed that Lumos Networks has or will obtain such opinions, counsel or interpretations from appropriate professional sources. Furthermore, Wells Fargo Securities has, with our consent, relied upon the assessments of Lumos Networks and its advisors as to all legal, regulatory, accounting, insurance, tax and environmental matters with respect to Lumos Networks and the Merger. Wells Fargo Securities’ opinion does not constitute a recommendation to the Board or to any other person or entity in respect of the Merger or otherwise, including, without limitation, as to how any holder of Lumos Networks Common Stock should vote or act in connection with any matter relating to the Merger, the Merger Agreement or any other matters.

In connection with rendering its opinion, Wells Fargo Securities performed certain financial, comparative and other analyses, including those summarized below. This summary is not a complete description of the financial analyses performed and factors considered in connection with such opinion. In arriving at its opinion, Wells Fargo Securities made its determinations as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Lumos Networks Common Stock (excluding the cancelled shares) in the Merger pursuant to the Merger Agreement, on the basis of various financial and comparative analyses taken as a whole.

In performing its analyses, Wells Fargo Securities considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Wells Fargo Securities’ analyses for comparative purposes is identical to Lumos Networks or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Wells Fargo Securities were performed for analytical purposes only and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Lumos Networks.

While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Wells Fargo Securities did not make separate or quantifiable judgments regarding individual analyses. Much of the information used in, and accordingly the results of, Wells Fargo Securities’ analyses are inherently subject to substantial uncertainty. Wells Fargo Securities’ opinion was only one of many factors considered by our Board in evaluating the proposed Merger. Neither Wells Fargo Securities’ opinion nor its analyses were determinative of the Merger Consideration or of the views of our Board or management with respect to the Merger or the Merger Consideration. The type and amount of consideration payable in the Merger were determined through negotiation between the representatives of Lumos Networks and the representatives of Parent, and the decision to enter into the Merger Agreement was solely that of our Board.

Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. The issuance of Wells Fargo Securities’ opinion was approved by an authorized committee of Wells Fargo Securities. The Company has agreed to pay Wells Fargo Securities for its financial advisory services in connection with the Merger an aggregate fee currently estimated to be approximately $8.5 million, a portion of which was payable upon delivery of its opinion and approximately $7.5 million of which is contingent upon consummation of the Merger.

Wells Fargo Securities and its affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which Wells Fargo Securities and such affiliates receive customary fees. In that regard, Wells Fargo Securities or its affiliates in the past have provided, currently are providing or in the future may provide banking and other financial services to Lumos Networks, Parent, EQT, and certain of their respective affiliates, for which Wells Fargo Securities or such affiliates have received or expect to receive fees, including, during the past two years, having acted as financial advisor to Lumos Networks in connection with a strategic investment, for which Wells Fargo Securities received aggregate fees of $6 million. During the past two years, no material relationship existed between Wells Fargo Securities and Parent or Parent’s affiliates for which any compensation was received or is expected to be received by Wells Fargo Securities. In the ordinary course of business, Wells Fargo Securities and its affiliates may actively trade or otherwise effect transactions in or hold the securities or financial instruments of Lumos Networks, Parent, EQT, and/or certain of their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Opinion of UBS Securities LLC

On February 18, 2017, at a meeting of the Board held to evaluate the Merger, UBS delivered to the Board an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated February 18, 2017, to the effect that, as of February 18, 2017 and based on and subject to various assumptions made, matters considered and limitations described in its written opinion, the Merger Consideration to be received in the Merger by holders of Lumos Networks Common Stock (other than holders of dissenting shares, Parent and Lumos Networks and its subsidiaries) was fair, from a financial point of view, to such holders.

The full text of UBS’s written opinion to the Board describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached to this proxy statement as Annex E and is incorporated into this proxy statement by reference. Holders of Lumos Networks Common Stock are encouraged to read this opinion carefully in its entirety. UBS’s opinion was provided for the benefit of Lumos Networks’ board of directors (in its capacity as such) in connection with, and for the purpose of, the Board’s evaluation of the fairness, from a financial point of view, to the holders of Lumos Networks Common Stock (other than holders of dissenting shares, Parent and Lumos Networks and its subsidiaries) of the Merger Consideration, and did not address any other aspect or implication of the Merger or the Merger Agreement, including, without limitation, the relative merits of the Merger or any related transaction as compared to other business strategies or transactions that might be available with respect to Lumos Networks, or Lumos Networks’ underlying business decision to effect the Merger or any related transaction. UBS’s opinion does not constitute a recommendation to any holder of Lumos Networks Common Stock as to how such holder should vote or act with respect to the Merger or any related transaction.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to Lumos Networks;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of Lumos Networks that were not publicly available, including updated financial forecasts and estimates prepared by the management of Lumos Networks that Lumos Networks directed UBS to utilize for purposes of its analysis;

•	conducted discussions with members of the senior management of Lumos Networks concerning the business and financial prospects of Lumos Networks;

•	performed a discounted cash flow analysis of Lumos Networks in which UBS analyzed the future cash flows of Lumos Networks using the updated financial forecasts and estimates prepared by the management of Lumos Networks;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the Merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Lumos Networks Common Stock;

•	reviewed a draft of the Merger Agreement captioned “Execution Version” provided for UBS’s review on February 18, 2017; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with UBS’s review, with the consent of the Board, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the Board, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Lumos Networks, nor was UBS furnished with any such evaluation or appraisal.

With respect to the updated financial forecasts and estimates referred to above, UBS assumed, at Lumos Networks’ direction, that they were reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of Lumos Networks as to the future financial performance of Lumos Networks. In addition, UBS assumed with Lumos Networks’ approval that the updated financial forecasts and estimates referred to above will be achieved at the times and in the amounts projected. UBS further relied upon and assumed at Lumos Networks’ direction, without independent verification, that there were no changes in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Lumos Networks since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to UBS except for such changes as would not be material to UBS’s analysis or opinion, and that there was no information or any facts that would make any of the information discussed with or reviewed by UBS incomplete or misleading. UBS’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

In rendering its opinion, UBS assumed, with the consent of Lumos Networks, that (i) the final executed form of the Merger Agreement would not differ in any material respect from the draft provided for UBS’s review on February 18, 2017, that UBS reviewed, (ii) the parties to the Merger Agreement will comply with all material terms of the Merger Agreement, and (iii) the Merger will be consummated in accordance with the terms of the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without any adverse waiver, modification or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on Lumos Networks, Parent or the Merger.

UBS did not express any opinion as to any tax or other consequences that may result from the Merger, nor did its opinion address any legal, regulatory, tax or accounting matters. UBS was not asked to address, and did not offer any opinion as to the terms, other than the Merger Consideration to the extent expressly specified in its opinion, of the Merger Agreement or any related documents or the structure or form of the Merger or any related transaction. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Merger Consideration or otherwise.

UBS acted as a financial advisor to Lumos Networks in connection with, and participated in certain of the negotiations leading to, the Merger. Under the terms of UBS’s engagement, Lumos Networks agreed to pay UBS for its financial advisory services in connection with the Merger an aggregate fee currently estimated to be approximately $4.8 million, approximately $0.8 million of which has been paid in connection with UBS’s opinion and approximately $4.0 million of which is contingent upon consummation of the Merger. In addition, Lumos Networks agreed to reimburse certain of UBS’s expenses arising, and indemnify UBS against certain liabilities that may arise, out of its engagement. Except for investment banking services to Lumos Networks in connection with the Merger, in the past two years no material relationship existed between UBS and any of Lumos Networks, Parent or the EQT Fund for which any compensation was received or is expected to be received by UBS. Since January 2015, European affiliates of UBS provided certain investment banking services to certain portfolio companies affiliated with EQT located outside of the United States for which such UBS affiliates received customary fees aggregating approximately $15.5 million, and in the future UBS and its affiliates may provide additional investment banking services to companies affiliated with EQT for which UBS and its affiliates may receive compensation. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Lumos Networks and Parent, and, accordingly, may at any time hold a long or short position in such securities. Without limiting the foregoing, as of February 28, 2017, the UBS group owned shares of Lumos Networks Common Stock representing less than 0.07% of the outstanding shares of Lumos Networks Common Stock. The issuance of the UBS opinion was approved by an authorized committee of UBS.

Summary of Financial Analyses of Lumos Networks’ Financial Advisors

The following is a summary of certain of the financial analyses performed by Wells Fargo Securities and UBS in connection with the preparation of their respective opinions and reviewed with our Board on February 18, 2017. The summary does not contain all of the financial data that holders of Lumos Networks Common Stock may want or need for purposes of making an independent determination of fair value. Holders of Lumos Networks Common Stock are encouraged to consult their own financial and other advisors before making any investment decision in connection with the proposed Merger. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by either Wells Fargo Securities or UBS. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create an incomplete view of Wells Fargo Securities’ and UBS’s analyses.

The preparation of a financial opinion is a complex process and involves various quantitative and qualitative determinations as to the most appropriate and relevant methods of financial, comparative, and analytical methods and the application of those methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to summary description. Each of Wells Fargo Securities and UBS arrived at their respective opinions based on the results of all analyses undertaken by them and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Wells Fargo Securities and UBS believe that their analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Wells Fargo Securities’ and UBS’ analyses and their respective opinions.

For purposes of their analyses, Wells Fargo Securities and UBS reviewed a number of financial metrics, including the following:

•	EBITDA – generally the amount of the relevant company’s earnings before interest, taxes, depreciation, amortization, stock-based compensation, pension expense, any non-recurring items and earnings attributable to non-controlling interests for a specified time period.

•	Enterprise Value – generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the value as of such date of its net debt (the value of its outstanding indebtedness, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

Unless the context indicates otherwise, (i) the enterprise values used in the selected companies analyses described below were calculated using the market price of the common stock of the selected companies listed below as of February 16, 2017, (ii) the relevant values for the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions, and (iii) the estimates of the future financial performance of Lumos Networks relied upon for the financial analyses described below were based on the updated financial projections provided by Lumos Networks’ management, and estimates of the future financial performance for the selected companies listed below were based on certain publicly available research analyst estimates for those companies.

Selected Companies Analysis

Wells Fargo Securities and UBS reviewed certain data for selected companies with publicly traded equity securities that Wells Fargo Securities and UBS deemed relevant. The selected companies were selected because they were deemed by Wells Fargo Securities and UBS to be similar to Lumos Networks in one or more respects.

The financial data reviewed included:

•	Equity Value based on publicly available data as of February 16, 2017 and calculated as fully diluted shares outstanding, calculated using treasury stock method at closing share price on February 16, 2017;

•	Enterprise Value calculated as market value of equity plus net debt, preferred equity, and non-controlling interest;

•	Enterprise Value as a multiple of projected EBITDA for the calendar year 2017, or “EV / 2017E EBITDA;”

•	Enterprise Value as a multiple of projected EBITDA for the calendar year 2018, or “EV / 2018E EBITDA;”

The results of this analysis are indicated below:

Company Name	Closing Share Price as of 2/16/17	Equity Value ($ in millions)	Enterprise Value ($ in millions) (“EV”)	EV / 2017E EBITDA	EV / 2018E EBITDA
CenturyLink, Inc.	$24.28	$26,062	$63,008	6.4x	6.3x
Cincinnati Bell Inc.	20.50	881	2,078	6.9x	6.8x
Consolidated Communications Holdings, Inc.	25.72	1,829	3,998	6.6x	6.8x
Frontier Communications Corporation	3.29	3,900	22,069	5.6x	5.6x
Windstream Holdings, Inc.	7.02	1,360	6,649	4.4x	4.4x
Zayo Group Holdings, Inc.	30.99	7,662	13,202	9.9x	9.3x

The mean, median, high and low of such financial data for the selected companies were:

Enterprise Value / EBITDA	Mean	Median	High	Low
EV / 2017E EBITDA	6.6x	6.5x	9.9x	4.4x
EV / 2018E EBITDA	6.5x	6.5x	9.3x	4.4x

Taking into account the results of the selected companies analysis, Wells Fargo Securities and UBS applied a multiple range of 7.5x to 9.0x based on the EV / 2017E EBITDA multiples for the selected companies to Lumos Networks’ estimated EBITDA for the fiscal year ending December 31, 2017, or “FY 2017E EBITDA,” and a multiple range of 7.0x to 8.5x based on the EV / 2018E EBITDA multiples for the selected companies to Lumos Networks’ projected EBITDA for the fiscal year ending December 31, 2018, or “FY 2018E EBITDA.” The selected companies analysis indicated implied valuation reference ranges per share of $12.31 to $17.54 based on Lumos Networks’ FY 2017E EBITDA, and $12.37 to $17.94 based on Lumos Networks’ FY 2018E EBITDA, as compared to the proposed Merger Consideration in the Merger pursuant to the Merger Agreement of $18.00 per share.

Selected Transactions Analysis

Wells Fargo Securities and UBS considered certain financial terms of certain transactions involving target companies that Wells Fargo Securities and UBS deemed relevant. The selected transactions were selected because they involved target companies that were deemed by Wells Fargo Securities and UBS to be similar to Lumos Networks in one or more respects.

The financial data reviewed included Enterprise Value (based on publicly available data as of announcement date and calculated as fully diluted shares outstanding, calculated using treasury stock method at closing share price on announcement date) as a multiple of EBITDA for the last twelve months prior to the announcement of the applicable transaction, which we refer to as “EV / LTM EBITDA,” and Enterprise Value as a multiple of EBITDA for the last quarter prior to the announcement of the applicable transaction annualized, which we refer to as “EV / LQA EBITDA.”

The results of this analysis are indicated below:

Announce Date	Target	Acquiror	Enterprise Value ($ in millions) (“EV”)		EV / LQA EBITDA		EV / LTM EBITDA
December-16	Fairpoint Communications, Inc.	Consolidated Communications Holdings, Inc.	$1,465		5.7x		5.8x
October-16	Electric Lightwave, LLC	Zayo Group Holdings, Inc.	1,420		7.9x		N/A
November-15	Allstream Inc.	Zayo Group Holdings, Inc.	320	(1)	4.4x	(1)	N/A
June-14	Enventis Corporation	Consolidated Communications Holdings, Inc.	346		7.2x		7.2x

(1)	Based on publicly available data as of announcement date and not otherwise calculated by Wells Fargo Securities and UBS.

The mean, median, high and low of such financial data for the selected transactions were:

Enterprise Value/	Mean	Median	High	Low
EV / LTM EBITDA	6.5x	6.5x	7.2x	5.8x
EV / LQA EBITDA	6.3x	6.4x	7.9x	4.4x

Taking into account the results of the selected transactions analysis, Wells Fargo Securities and UBS applied a multiple range of 7.0x to 8.5x based on the EV / LQA EBITDA multiples for the target companies in the selected transactions to Lumos Networks’ LQA 12/31/2016 EBITDA. The selected transactions analysis indicated an implied valuation reference range per share of $10.13 to $15.77, as compared to the proposed Merger Consideration in the Merger pursuant to the Merger Agreement of $18.00.

Discounted Cash Flow Analysis

Wells Fargo Securities and UBS conducted a discounted cash flow analysis of Lumos Networks using the updated financial forecasts for the fiscal year ending December 31, 2017 through the fiscal year ending December 31, 2021, including projected utilization of net operating losses, provided by Lumos Networks’ management, to determine an implied present value per share of Lumos Networks Common Stock as of December 31, 2016. In conducting this analysis, Wells Fargo Securities and UBS first calculated the net present value of the projected after-tax unlevered free cash flows for Lumos Networks for the fiscal year ending December 31, 2017 through the full fiscal year ending December 31, 2021. Next, Wells Fargo Securities and UBS derived implied terminal values for Lumos Networks in the fiscal year 2021 by applying a range of terminal value EBITDA multiples of 9.0x to 10.0x, which were chosen by Wells Fargo Securities and UBS based on their experience and professional judgment, to the estimated EBITDA of Lumos Networks for the fiscal year 2021 provided by the management of Lumos Networks. The unlevered free cash flows and range of terminal values were discounted to present values using a range of discount rates from 8.0% to 9.0%. Wells Fargo Securities and UBS selected the discount range used in this analysis based on their experience and professional judgment taking into account Lumos Networks’ weighted average cost of capital, which Wells Fargo Securities and UBS calculated using standard corporate finance methodologies. Wells Fargo Securities and UBS then derived a range of implied enterprise values of Lumos Networks by adding the present value (as of December 31, 2016) of the projected cash flows of Lumos Networks for the fiscal year ending December 31, 2017 through the full fiscal year ending December 31, 2021 to the present value (as of December 31, 2016) of the terminal value for Lumos Networks in fiscal year 2021. For purposes of these present value calculations, Wells Fargo Securities and UBS utilized the mid-year cash flow convention. Wells Fargo Securities and UBS calculated a range of implied per share values for Lumos Networks by subtracting Lumos Networks’ estimated net debt ($461 million) and other line items (totaling approximately $16 million) including unfunded pension and post-retirement obligations, non-controlling interest and equity investments as of December 31, 2016 (as provided by Lumos Networks’ management) and adding the estimated net present value of Lumos Networks’ net operating losses as of December 31, 2016 to the range of implied enterprise values of Lumos Networks and then dividing by the number of fully diluted shares outstanding (as of February 16, 2017). These calculations resulted in a range of implied equity values per share of Lumos Networks Common Stock of $15.70 to $19.93. Wells Fargo Securities and UBS noted that the per-share Merger Consideration to be paid in connection with the Merger is $18.00.

Certain Financial Projections

Lumos Networks does not, as a matter of course, develop or publicly disclose long-term projections or internal projections of its future financial performance, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates, though Lumos Networks has in the past provided investors with full-year financial guidance which may cover areas such as revenue, adjusted EBITDA and capital expenditures, among other items, which it may update from time to time during the relevant year. However, in connection with Lumos Networks’ evaluation of a possible transaction, Lumos Networks prepared and provided the Board and its advisors, including Wells Fargo Securities and UBS, in performing their respective financial analyses, including the financial analyses summarized under “—Opinions of Financial Advisors” beginning on page 50, with certain non-public, unaudited, stand-alone financial projections prepared by management and not for public disclosure. Lumos Networks management prepared four variations of financial projections, which we refer to together as the Management Projections: (i) preliminary operating model projections prepared in October 2016 in preparation for the strategic alternative process described earlier and provided to the Board and the Financial Advisors, which we refer to as the initial projections, (ii) updated operating model projections prepared in November 2016 and provided to the Board and the Financial Advisors, which we refer to as the interim projections, (iii) investment case projections prepared in connection with the strategic alternative process and provided to the Board and potential strategic partners participating in the process (including EQT) beginning in November 2016, which we refer to as the investment case projections, and (iv) revised operating model projections prepared in February 2017 reflecting updated results and management expectations and provided to the Board and the Financial Advisors, which we refer to as the updated projections. The interim projections updated the initial projections to reflect management’s continuing analysis of the operating model and projected performance. The Committee and the Board determined that management should prepare on a reasonable good faith basis the investment case projections based on the initial projections with adjustments to reflect (1) an increase in dark fiber and wavelength sales in future years as a result of increases in FTTC backhaul traffic and backhaul traffic from the Norfolk underwater cable landing site, (2) a higher number of second tenants on FTTC sites, resulting from an increase in demand for denser mobile networks and (3) a moderated CLEC voice services customer churn in future years. While the acquisition of DC74 was included in the initial projections, that acquisition was not included in the interim projections or the investment case projections prepared in November 2016, given the relative uncertainty of the transaction at the time. The updated projections reflected updates relating to estimated 2016 financial results, the 2017 operating model and the projected performance of the recently acquired Clarity and DC74. The updated projections were used for purposes of the financial analyses provided by the Financial Advisors, summarized above under the caption “—Opinions of Financial Advisors” beginning on page 50.

The following tables summarize the Management Projections as described above.

Management Projections

Initial Projections

Year Ending December 31,
	2016PF(1)	2017E(1)	2018E(1)	2019E	2020E(1)	2021E(1)
	($ in millions)
Total Revenue	$214	$217	$223	$228	$240	$255
EBITDA(3)	96	98	101	105	114	126
Capital Expenditures	86	72	74	77	73	83

(1)	2016PF reflects management’s expected revenue, EBITDA and capital expenditures performance of Lumos Networks on a pro forma basis, including the acquisition of Clarity, assuming the acquisition closed on January 1, 2016, but excluding the acquisition of DC74, which was not acquired by Lumos Networks until February 2017.
(2)	2017E-2021E reflect management’s expected revenue, EBITDA and capital expenditures performance of Lumos Networks, including the expected performance of Clarity and DC74.
(3)	EBITDA is defined as net income / (loss) attributable to the Company before depreciation and amortization, stock based compensation, pension expenses, cash interest expenses, debt amortization, income before taxes and income taxes.

The following table presents a reconciliation of net income / (loss) to EBITDA for each of the periods indicated above in the initial projections:

Year Ending December 31,
	2016PF(1)	2017E(1)	2018E(1)	2019E	2020E(1)	2021E(1)
	($ in millions)
EBITDA	$96	$99	$100	$103	$112	$124
Depr. & Amort.	50	56	56	58	62	66
Stock Based Compensation	10	7	7	7	7	7
Pension Expense (R&SB)	1	2	2	2	2	2
Cash Interest Expense	28	27	27	28	27	26
Debt Amortization	5	5	5	5	5	6
Income Before Taxes	1	2	2	4	9	18
Income Taxes	2	2	3	3	5	8
Net Income / (Loss)	$(1)	$(1)	$(0)	$1	$4	$10

(1)	Reconciliation of net income / (loss) to EBITDA numbers may not foot due to rounding.

Interim Projections

Year Ending December 31,
	2016PF(1)	2017E(2)	2018E	2019E	2020E	2021E
	($ in millions)
Total Revenue	$214	$215	$222	$230	$244	$261
EBITDA	96	95	100	106	117	131
Capital Expenditures	89	79	76	83	75	85

(1)	2016PF reflects management’s expected revenue, EBITDA and capital expenditures performance of Lumos Networks on a pro forma basis, including the acquisition of Clarity as if the acquisition closed on January 1, 2016, but excluding DC74.
(2)	2017E-2021E reflect management’s expected revenue, EBITDA and capital expenditures performance of Lumos Networks, including the expected performance of Clarity, but excluding DC74.

The following table presents a reconciliation of net income to EBITDA for each of the periods indicated above in the interim case projections:

Year Ending December 31,
	2016PF(1)	2017E(1)	2018E(1)	2019E(1)	2020E(1)	2021E(1)
	($ in millions)
EBITDA	$96	$95	$100	$106	$117	$131
Depr. & Amort.	49	52	53	55	59	64
Stock Based Compensation	10	7	7	7	7	7
Pension Expense (R&SB)	1	2	2	2	2	2
Cash Interest Expense	28	27	27	28	26	26
Debt Amortization	4	5	5	5	5	6
Income Before Taxes	2	2	6	9	18	27
Income Taxes	2	2	4	5	8	12
Net Income / (Loss)	$(0)	$(0)	$2	$4	$10	$15

(1)	Reconciliation of net income / (loss) to EBITDA numbers may not foot due to rounding.

Investment Case Projections

Year Ending December 31,
	2016E(1)(4)	2016PF(2)(4)	2017E(3)(4)	2018E(4)	2019E(4)	2020E(4)	2021E(4)
	($ in millions)
Total Revenue	$207	$214	$217	$226	$238	$255	$275
EBITDA	94	97	97	103	111	124	140
Capital Expenditures	88	88	77	77	79	76	86

(1)	2016E reflects management’s expected revenue, EBITDA and capital expenditures performance of Lumos Networks, excluding the expected performance of Clarity and DC74.
(2)	2016PF reflects management’s expected revenue, EBITDA and capital expenditures performance of Lumos Networks on a pro forma basis, including the acquisition of Clarity as if the acquisition closed on January 1, 2016, but excluding DC74.
(3)	2017E-2021E reflect management’s expected revenue, EBITDA and capital expenditures performance of Lumos Networks, including the expected performance of Clarity, but excluding DC74.
(4)	Amounts may not foot due to rounding.

The following table presents a reconciliation of net income / (loss) to EBITDA for each of the periods indicated above in the investment case projections:

Year Ending December 31,
	2016E(1)	2016PF(1)	2017E(1)	2018E(1)	2019E(1)	2020E(1)	2021E(1)
	($ in millions)
EBITDA	$94	$97	$97	$103	$111	$124	$140
Depr. & Amort	50	51	53	54	56	60	65
Stock Based Compensation	10	10	7	7	7	7	7
Pension Expense (R&SB)	1	1	2	2	2	2	2
Cash Interest Expense	28	28	27	27	27	26	26
Debt Amortization	4	4	5	5	5	5	6
Income Before Taxes	(0)	1	3	8	14	25	35
Income Taxes	2	2	3	5	7	11	16
Net Income / (Loss)	$(2)	$(1)	$(0)	$3	$7	$14	$20

(1) Reconciliation of net income / (loss) to EBITDA numbers may not foot due to rounding.

Updated Projections

Year Ending December 31,
		2016PF(1)	2017E(2)	2018E	2019E	2020E	2021E
		($ in millions)
Total Revenue		$220	$226	$231	$237	$250	$266
EBITDA		100	101	109	112	122	135
Capital Expenditures		85	78	76	77	74	83

(1)	2016PF reflects management’s expected revenue, EBITDA and capital expenditures performance of Lumos Networks on a pro forma basis, including the acquisitions of Clarity and DC74 as if both acquisitions closed on January 1, 2016.
(2)	2017E-2021E reflect management’s expected revenue, EBITDA and capital expenditures performance of Lumos Networks, including the expected performance of Clarity and DC74.

The following table presents a reconciliation of net income to EBITDA for each of the periods indicated above in the updated projections:

Year Ending December 31,
	2016PF(2)	2017E(2)	2018E(2)	2019E(2)	2020E(2)	2021E(2)
	($ in millions)
EBITDA	$100	$101	$109	$112	$122	$135
Depr. & Amort. (1)	49	52	52	54	58	62
Stock Based Compensation (1)	11	8	8	8	8	8
Pension Expense (R&SB)	1	2	2	2	2	2
Cash Interest Expense	28	27	27	27	26	26
Debt Amortization	4	5	5	5	5	6
Income Before Taxes	6	8	14	16	24	32
Income Taxes	3	3	6	6	9	12
Net Income / (Loss)	$3	$4	$8	$10	$15	$20

(1)	GAAP line items including depreciation & amortization and stock based compensation projections reflect management’s expected book value estimates and may differ materially from taxable values used for calculating free cash flow.
(2)	Reconciliation of net income / (loss) to EBITDA numbers may not foot due to rounding.

The Financial Advisors used the unlevered free cash flow amounts set forth below – which were derived from the updated projections and approved by Lumos Networks for use by the Financial Advisors – as part of the financial analyses that the Financial Advisors performed in connection with the delivery of their financial analyses to the Board described under the heading “—Opinions of Financial Advisors” beginning on page 50 and in connection with the delivery of their respective opinions to the Board.

Year Ending December 31,
	2017E	2018E	2019E	2020E	2021E
	($ in millions)
Unlevered Free Cash Flow	$8	$9	$9	$17	$18

The following table presents a reconciliation of EBITDA to unlevered free cash flow for each of the periods indicated above in the updated unlevered free cash flow amounts.

Year Ending December 31,
	2017E(1)	2018E(1)	2019E(1)	2020E(1)	2021E(1)
	($ in millions)
EBITDA	$101	$109	$112	$122	$135
Total Tax D&A	(84)	(77)	(73)	(57)	(64)
Total Stock-Based Compensation	(10)	(10)	(10)	(10)	(10)
Implied Taxes @38.0%	(3)	(8)	(11)	(21)	(23)
Total Capital Expenditures (2)	(78)	(82)	(82)	(74)	(83)
Change in Net Working Capital	(3)	0	(0)	(0)	0
Total Implied Unlevered Free Cash Flow	$8	$9	$9	$17	$18

(1)	Reconciliation of EBITDA to unlevered free cash flow numbers may not foot due to rounding.
(2)	2018 capital expenditures includes $5.3 million DC74 earn-out; 2019 capital expenditures includes $5 million Clarity earn-out.

The Management Projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available as described above. The Projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as “GAAP,” the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, KPMG LLP, our independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to, the Management Projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The Management Projections included in this proxy statement have been prepared by, and are the responsibility of, our management. The Management Projections were prepared solely for internal use of Lumos Networks and its Financial Advisors and are subjective in many respects. The investment case projections were prepared solely for the use of potential strategic partners and are also subjective in many respects.

Although a summary of the Management Projections is presented with numerical specificity, they reflect numerous variables, assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Management Projections not to be achieved include general economic conditions, results or financial condition, industry performance, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, current expansion efforts adversely impacting our business or results, ability to successfully integrate acquisitions, pricing pressures from our customers adversely affecting our profitability, technological changes and competition adversely affecting our sales, profitability or financial condition, any disruption in our information technology systems adversely impacting our business and operations, strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results, our contingent liabilities and tax matters causing us to incur losses or costs, any inability to protect our intellectual property rights adversely affecting our business or our competitive position, costs or adverse effects on our business, reputation or results from governmental regulations, changes in government regulation or other policies adversely affecting our revenue and profitability, work stoppages or other labor issues at our facilities or those of our customers or vendors adversely affecting our business, results or financial condition, and changes in tax laws. In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections. Since the Management Projections cover multiple years, that information by its nature becomes less predictive with each successive year. The inclusion of this information should not be regarded as an indication that the Board, Lumos Networks, our Financial Advisors, Parent, Parent’s representatives and affiliates (including EQT and the EQT Fund) or any other recipient of this information considered, or now considers, the Management Projections to be material information of Lumos Networks or that actual future results will necessarily reflect the Management Projections, and the Management Projections should not be relied upon as such. The summary of the Management Projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the merger proposal or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to shares of Lumos Networks Common Stock.

The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements, risk factors and other information regarding Lumos Networks contained in our public filings with the SEC. See “Where You Can Find More Information” beginning on page 169.

The Management Projections are forward-looking statements. For information on factors that may cause Lumos Networks’ future results to materially vary, see “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 27.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Management Projections to reflect circumstances existing after the date when Lumos Networks prepared the Management Projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Management Projections are shown to be in error. By including in this proxy statement a summary of certain financial projections, neither Lumos Networks nor any of its representatives or advisors (including Wells Fargo Securities and UBS) nor Parent, Parent’s representatives and affiliates (including EQT and the EQT Fund) makes any representation to any person regarding the ultimate performance of Lumos Networks or the surviving corporation compared to the information contained in such financial projections and should not be read to do so.

In light of the foregoing factors and the uncertainties inherent in the Management Projections, stockholders are cautioned not to unduly rely on the Management Projections included in this proxy statement.

Certain of the measures included in the Management Projections may be considered non-GAAP financial measures, as noted. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Lumos Networks may not be comparable to similarly titled amounts used by other companies.

Interests of the Directors and Executive Officers of Lumos Networks in the Merger

When considering the recommendation of the Board that you vote “FOR” the merger proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder generally. The members of the Board voting on the Merger were aware of these interests in evaluating and negotiating the Merger Agreement, approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by the stockholders of Lumos Networks. See the sections entitled “—Background of the Merger” and “—Recommendation of Our Board of Directors and Reasons for the Merger” beginning on pages 35 and 46, respectively. You should take these interests into account in deciding whether to vote “FOR” the adoption of the Merger Agreement.

These interests are described in more detail below, and certain of them, including the compensation that may become payable in connection with the Merger to Messrs. Biltz, Broekhuysen, Anderson and Ferry and Ms. McDermott, who constitute our named executive officers, which is subject to a non-binding, advisory vote of Lumos Networks’ stockholders, are quantified in the narrative below and under the heading “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” beginning on page 123. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

Treatment of Equity and Equity-Based Awards

Under the Merger Agreement, the equity-based awards held by Lumos Networks’ directors and executive officers will be treated as follows:

Stock Options

Immediately prior to the effective time of the Merger, each option to purchase Lumos Networks Common Stock (whether or not vested and exercisable) that is then outstanding will automatically and without any required action on the part of the holder thereof, vest and be cancelled and entitle the option holder to receive an amount in cash equal to the product of (i) the total number of shares of Lumos Networks Common Stock subject to the option and (ii) the amount, if any, by which the Merger Consideration exceeds the applicable exercise price per share of Lumos Networks Common Stock underlying the option (less any applicable withholding taxes). Notwithstanding the foregoing, effective as of seven business days prior to the closing of the Merger (and conditional on the closing), each holder of an outstanding and unexercised option to purchase Lumos Networks will be entitled to exercise such option and shares of Lumos Networks Common Stock received upon such exercise will be treated the same as other outstanding shares of Lumos Networks Common Stock in the Merger.

The table below sets forth information regarding the Lumos Networks options held by each of our executive officers and directors as of April 19, 2017 and the value of such options in the Merger.

Executive Officers	Number of Vested Company Options (#)	Value of Vested Company Options(1) ($)	Number of Unvested Company Options (#)	Value of Unvested Company Options(1)($)	Total Value of Company Options(1) ($)
Diego B. Anderson	62,059	286,145	5,661	21,147	307,292
Timothy G. Biltz	375,000	3,476,250	125,000	1,158,750	4,635,000
Johan G. Broekhuysen	70,168	219,861	55,355	126,137	345,999
William Davis, Jr.	14,736	85,759	3,184	12,451	98,210
Thomas Ferry	7,623	37,901	5,571	24,173	62,074
Joseph McCourt	206,327	1,628,276	13,121	87,779	1,716,056
Jeffrey Miller	74,000	198,850	126,000	276,850	475,700
Mary McDermott	173,338	838,232	7,516	50,282	888,514
Non-Employee Directors
Lawrence J. Askowitz	—	—	—	—	—
Peter D. Aquino	—	—	—	—	—
Robert E. Guth	19,617	49,810	—	—	49,810
Shawn F. O’Donnell	—	—	—	—	—
William M. Pruellage	—	—	—	—	—
Michael K. Robinson	7,312	8,538	—	—	8,538
Michael T. Sicoli	1,361	4,097	—	—	4,097
Jerry E. Vaughn	41,411	49,810	—	—	49,810

(1)	Value calculated for each option by multiplying (i) the excess of the $18.00 Merger Consideration over the applicable per-share exercise price of the option by (ii) the number of shares of Lumos Networks Common Stock subject to the option.

Restricted Stock

Immediately prior to the effective time of the Merger, each share of Company restricted stock that is then outstanding will automatically and without any action on the part of the holder thereof become fully vested and restrictions thereon shall lapse and entitle the holder of such Company restricted stock to receive the Merger Consideration, less any applicable withholding taxes and in accordance with the same terms and conditions applied to holders of Lumos Networks Common Stock generally. Already vested shares of Lumos Networks Common Stock held by our non-employee directors and executive officers will be treated in the same manner as outstanding shares of Lumos Networks Common Stock held by other Lumos Networks stockholders entitled to receive the Merger Consideration.

The following table sets forth the number of unvested restricted shares of Lumos Networks Common Stock held by our executive officers and non-employee directors as of April 19, 2017 and the value of these shares in the Merger.

Name	Shares of Restricted Stock (#)	Total Value of Shares of Restricted Stock(1) ($)
Executive Officers
Timothy G. Biltz	100,000	1,800,000
Johan G. Broekhuysen	102,294	1,841,292
Joseph McCourt	7,332	131,976
Jeffrey Miller	65,007	1,170,126
Mary McDermott	23,700	426,600
Thomas Ferry	54,133	974,394
Diego B. Anderson	26,766	481,788
William Davis, Jr.	32,883	591,894
Non-Employee Directors
Lawrence J. Askowitz	5,581	100,458
Peter D. Aquino	5,581	100,458
Robert E. Guth	5,581	100,458
Shawn F. O’Donnell	5,581	100,458
William M. Pruellage	—	—
Michael K. Robinson	5,581	100,458
Michael T. Sicoli	5,581	100,458
Jerry E. Vaughn	5,581	100,458

(1)	Calculated by multiplying the $18.00 Merger Consideration by the number of shares.

Employment Arrangements with Lumos Networks

All of our executive officers, other than Mr. Ferry and Mr. Davis, are party to employment agreements. These employment agreements provide that the base salary, Team Incentive Plan, which we refer to as the “TIP,” participation and certain other benefits would continue throughout the term of the employment agreements, and the agreements also contain non-compete provisions, change of control protection and severance arrangements. Specific terms of each employment agreement are as follows:

•	On May 5, 2015, we entered into an amended and restated employment agreement with our President and Chief Executive Officer, Mr. Biltz. The current term of the employment agreement is through April 30, 2018 and will automatically renew for successive one-year periods thereafter unless notice of termination is previously provided. The employment agreement provides for an annual base salary and a target bonus opportunity, which are currently set at $425,000 and 100% of Mr. Biltz’s base salary. Pursuant to the management term sheet described below, Mr. Biltz and Parent will enter into an amended and restated employment agreement in connection with the Merger.

•	In connection with his appointment as our Executive Vice President, Chief Financial Officer we entered into an amended and restated employment agreement with Mr. Broekhuysen, dated as of October 3, 2014, which was amended March 4, 2016. The current term of the employment agreement is through April 30, 2018 and will continue to automatically renew for successive one-year periods unless notice of termination is previously provided. The employment agreement provides for an annual base salary and target bonus opportunity, which are currently set at $310,648 and 70% of Mr. Broekhuysen’s base salary.

•	We entered into an employment agreement with our Senior Vice President and General Manager, Mr. Anderson on August 28, 2012. The initial term of the employment agreement ended on December 31, 2013 after which time it has been extended through automatic one-year renewals and will continue to automatically renew for successive one-year periods unless notice of termination is previously provided. The employment agreement provides for an annual base salary and target bonus opportunity, which are currently set at $210,000 and 70% of Mr. Anderson’s base salary. In March 2016, Mr. Anderson’s employment agreement was amended to provide that he would receive certain severance benefits in the event the Company sells or otherwise divests its rural local exchange carrier operations and does not offer Mr. Anderson an employment opportunity generally comparable in rank and benefits to his current position.

•	We entered into an amended and restated employment agreement with our Senior Vice President and General Counsel, Ms. McDermott on June 25, 2014. The initial term of the employment agreement ended on December 31, 2015 at which time it will continue to automatically renew for successive one-year periods unless notice of termination is previously provided. The employment agreement provides for an annual base salary and a target bonus opportunity, which are currently set at $226,324 and 70% of Ms. McDermott’s base salary.

•	Upon hiring Mr. Miller as our Senior Vice President, Corporate Development, we entered into an employment agreement with him dated May 15, 2013. The initial term of the employment agreement ended on December 31, 2014 after which time it has been extended through automatic one-year renewals and will continue to automatically renew for successive one-year periods unless notice of termination is previously provided. The employment agreement provides for an annual base salary and a target bonus opportunity, which are currently set at $216,300 and 70% of Mr. Miller’s base salary.

•	Upon hiring Mr. McCourt as our Executive Vice President and Chief Revenue Officer, we entered into an employment agreement with him dated as of May 29, 2012 (as amended and restated as of June 25, 2014). The initial term of the employment agreement ended on December 31, 2015 after which time it has been extended through automatic one-year renewals and will continue to automatically renew for successive one-year periods unless notice of termination is previously provided. The employment agreement provides for an annual base salary and a target bonus opportunity, which are currently set at $216,000 and 70% of Mr. McCourt’s base salary.

The employment agreements we have with our executive officers provide our executive officers with change of control protection. A “change of control” is defined in each of the executive officer’s employment agreements. The proposed Merger would constitute a “change of control” under the employment agreements. If, following the proposed Merger, the executive officer is still employed by Lumos Networks, the term of each employment agreement will be extended so that the term will not expire for at least 24 months from the date of the change of control. If in connection with the change in control (or in the 24 months following the change of control), the executive’s employment is terminated, the executive will receive severance payments for such termination as provided in the employment agreement.

Each executive officer’s employment agreement with us provides for severance arrangements upon the occurrence of certain events. Each executive officer’s employment agreement terminates automatically upon his or her death. In addition, we may terminate the executive officer’s employment if he or she becomes disabled. The Company may also terminate the executive officer’s employment for any other reason with or without cause (as defined in the employment agreement). The executive officer may terminate his or her employment upon prior written notice of at least 60 days. If the executive officer terminates his or her employment for good reason (as defined in the employment agreement), it will be deemed a termination of the executive officer’s employment without cause by Lumos Networks.

If the executive officer’s employment with Lumos Networks is terminated for any reason, the executive officer is entitled under the employment agreement to receive (i) earned and unpaid base salary to the date of termination; (ii) unreimbursed business and entertainment expenses; and (iii) the employee benefits to which such executive is entitled pursuant to the applicable employee benefit plans. If the executive officer’s employment with Lumos Networks is terminated upon the executive’s disability, the executive will be entitled to a pro-rata portion of such executive’s bonus payments from the TIP for the year of termination. If the executive officer is terminated other than for cause or by reason of death or disability, or if the executive officer terminates his or her employment with Lumos Networks for good reason, such executive officer is entitled to receive (i) earned but unpaid bonus payments from the TIP; (ii) a percentage of his or her base salary (50% for Messrs. Broekhuysen, Anderson, McCourt and Miller and 75% for Ms. McDermott) for a 12 month termination period, with the exception of Mr. Biltz, who would receive 50% of his salary for a 24 month termination period; (iii) a lump sum, determined on a net present value basis, equal to the full bonus potential under the TIP for the year of the termination (except with respect to Mr. Biltz who is entitled to receive 200% of his bonus potential under the TIP for the year of termination); and (iv) continued participation in the employee medical and dental benefit plans for the termination period. To the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Lumos Networks will delay termination payments for a period of six months after termination or, if earlier, until the executive officer’s death, as necessary to avoid any excise tax. After such delay expires, all payments which would have otherwise been required to have been made during such delay period shall be paid to the executive officer in one lump sum payment. Thereafter, the percentage of base salary payments will continue for the remainder of the termination period in such periodic installments as were being paid immediately prior to the termination date.

Ms. McDermott and Mr. McCourt’s employment agreements also provide that if the executive is terminated other than for cause or the executive officer terminates his or her employment with Lumos Networks for good reason in contemplation of or within one year following a change in control, the termination period would extend to 24 months. Therefore, in such case, the base salary payment described in (ii) in the paragraph above would extend for a 24 month period and the TIP bonus described in (iii) in the paragraph above would be equal to 200% of the bonus potential under the TIP for the year of termination.

Mr. Anderson’s employment agreement also provides for certain vesting of options and restricted stock in the event the Company sells or otherwise divests its rural local exchange carrier operations and does not offer Mr. Anderson an employment opportunity generally comparable in rank and benefits to his current position. In connection with the Merger, the options and restricted stock held by the executive officers immediately prior to the effective date of the Merger will automatically vest as provided in the Merger Agreement.

If any benefits payable or to be provided under the employment agreements and any other payments from Lumos Networks or any affiliate would subject the executive officer to any excise taxes and penalties imposed on “parachute payments” within the meaning of Section 280G(b)(2) of the Code, or any similar tax imposed by state or local law, then such payments or benefits will be reduced (but not below $0) if, and only to the extent that, such reduction will allow the executive officer to receive a greater net after tax amount than the executive officer would receive without such reduction.

As part of each executive officer’s employment agreement and as consideration for the termination payments described above, during the executive officer’s employment with Lumos Networks and for a period of time thereafter (24 months for Mr. Biltz and 12 months for Messrs. Broekhuysen, Anderson, Miller and McCourt and Ms. McDermott), which we refer to as the non-competition period, the executive officer will not (i) compete, directly or indirectly, with Lumos Networks or Lumos Networks Operating Company or (ii) solicit certain current and former employees. As consideration for the executive officer’s non-competition and non-solicitation agreement, the executive officer will receive an amount equal to a percentage of such executive officer’s base salary (50% for Messrs. Biltz, Broekhuysen, Anderson, McCourt and Miller and 25% for Ms. McDermott) during the non-competition period (or for 24 months, in the case of a termination in connection with or within one year following a change in control for Ms. McDermott and Mr. McCourt), but only if Lumos Networks has terminated the executive officer without cause or if the executive officer has terminated his or her employment for good reason. If the executive officer breaches any of the non-competition or non-solicitation restrictions, the executive officer will not receive any further payments and the executive officer will repay any payments previously received. The employment agreements also prohibit the executive officer from using any of confidential or proprietary information belonging to Lumos Networks at any time for any reason not connected to their employment with Lumos Networks. Notwithstanding the foregoing, Ms. McDermott’s employment agreement is not intended to restrict her right to practice law following the termination of her employment with Lumos Networks.

Severance Plan

Mr. Ferry and Mr. Davis are participants in the Lumos Networks Operating Company Severance Plan for Eligible Officers, which we refer to as the “Severance Plan.” The Severance Plan provides for severance upon the occurrence of certain terminations of employment. If the eligible officer’s employment with Lumos Networks is terminated without cause (as defined in the Severance Plan) (other than by reason of the officer’s death or disability), the eligible officer is entitled to receive (i) the officer’s base salary for a period of 12 months, less any sums required to be deducted or withheld under applicable law, (ii) subsidized rates for the continuation of medical, dental and vision coverage for the officer and eligible dependents for a period of 12 months, (iii) with respect to certain officers, including Mr. Ferry and Mr. Davis, a lump sum, determined on a net present value basis, equal to the full bonus potential under the TIP for the year of the termination, (iv) any vested payments payable to the officer under the TIP that remain unpaid as of the termination date,

(v) earned and unpaid base salary to the date of termination, (vi) unreimbursed business and entertainment expenses and (vii) the employee benefits to which he or she is entitled pursuant to the applicable employee benefit plans. If the officer is terminated for cause or upon death or disability, or if the officer is otherwise ineligible under the Severance Plan, the officer is entitled to receive (i) earned and unpaid base salary to the date of termination, (ii) unreimbursed business and entertainment expenses and (iii) any vested and accrued employee benefits to which he or she is entitled pursuant to the applicable employee benefit plans.

Mr. Ferry and Mr. Davis are generally subject to the same non-competition and non-solicitation restrictions under the Severance Plan that the other executive officers are subject to under their employment agreements, in addition to an indefinite non-disparagement covenant, but Mr. Ferry and Mr. Davis do not receive any cash consideration for such restrictions in the event of a termination of employment without cause or for good reason.

Management Term Sheet

In connection with the Merger, certain members of Lumos Networks management negotiated a management term sheet with Parent. Pursuant to the management term sheet, Timothy G. Biltz will enter into an amended and restated employment agreement in substantially the same form as in place on the date of the Merger Agreement with the following changes, among others:

•	his employment term will commence on the closing date of the Merger and continue through the fifth anniversary of the closing date of the Merger; and

•	the existing provisions regarding stock-based incentive compensation will be replaced by the provisions included in the management term sheet.

Mr. Biltz has also agreed to invest $2 million in common stock of Parent, which we refer to as the “CEO Direct Investment.” Pursuant to the management term sheet, satisfaction of the investment amount may also be made, at Mr. Biltz’s election, by contributing existing shares (but not stock options) which have vested prior to the closing date of the Merger. Other members of Lumos Networks management will also be invited to participate in direct investments in amounts to be mutually agreed upon between such member and EQT. Prior to the effective time of the Merger, Parent may initiate negotiations of these agreements and/or arrangements, and may enter into definitive agreements regarding the right to participate in the common stock of Parent following the completion of the Merger. Notwithstanding the foregoing, a member of management may decide not to invest in the common stock of Parent or may invest more or less than the amount previously specified in the common stock of Parent.

In connection with the closing of the Merger, pursuant to the management term sheet, Parent expects to adopt the “Parent Stock Option Plan,” providing for additional grants of options to purchase approximately 9% of the fully-diluted shares of common stock of Parent. Under this stock option plan, certain members of Lumos Networks management, which we refer to as “Grantees,” will be granted nonqualified options to purchase common stock of Parent, which we refer to as the “Initial Options.” The number of Initial Options granted to Mr. Biltz will represent, together with the CEO Direct Investment, 3% of the common stock of Parent (calculated on a fully diluted basis immediately following the closing of the Merger). Subject to the officer’s continued employment with Lumos Networks or its affiliates through the applicable vesting date, the Initial Options will vest as follows:

•	50% of the Initial Options will vest as to 20% of such options on each of the first, second, third, fourth and fifth anniversaries of the closing of the Merger; and

•	the remaining 50% of the Initial Options will be eligible to vest based on specified performance goals of the EQT Fund together with certain other co-investors.

As a condition of the grant of the Initial Options, each Grantee (other than Mr. Biltz or any other Grantee subject to an employment or other effective agreement containing similar restrictive covenants) will be subject to certain non-competition provisions and non-interference/non-solicitation/no-hire provisions and customary confidentiality, ownership of intellectual property and non-disparagement provisions.

Pursuant to the management term sheet, in connection with the issuance of common stock of Parent upon a direct investment and the grant of the Initial Options, each Grantee will become a party to a management stockholders’ agreement which will provide, among other rights and obligations, that (i) all shares of common stock of Parent acquired by an officer whether pursuant to a direct investment, upon the exercise of stock options or otherwise will be subject to certain restrictions on transfer, (ii) each officer will have, under certain circumstances, the right and/or obligation to participate in sales, purchases and registrations of the common stock of Parent and (iii) Parent will have, under certain circumstances, repurchase rights in respect of the common stock of Parent held by each manager.

Continuing Employees

The Merger Agreement provides that, for a period of one year following the effective time of the Merger, each employee of Lumos Networks and any of its subsidiaries who, as of the closing, continues to be employed with Parent or any of its affiliates (including Lumos Networks and its subsidiaries), who we refer to as a continuing employee, will receive (i) annual base compensation and a target annual cash bonus opportunity at least equal to the base compensation and target annual cash bonus opportunity provided to such continuing employee immediately prior to the effective time of the Merger, (ii) severance benefits that are no less favorable than the severance benefits provided to such continuing employee immediately prior to the effective time of the Merger and (iii) benefits, perquisites and other terms and conditions of employment (excluding non-qualified retirement plans, deferred compensation arrangements and equity-based compensation) that are substantially similar in the aggregate to the benefits, perquisites and other terms and conditions of employment provided to such continuing employee immediately prior to the effective time of the Merger.

Insurance and Indemnification of Directors and Executive Officers

From and after the effective time of the Merger, the surviving corporation will, and Parent will cause the surviving corporation to, indemnify and hold harmless, and will advance expenses as incurred to, each current and former director and officer of Lumos Networks and its subsidiaries, which we refer to as “indemnitees,” against any costs or expenses, judgments, fines, losses, claims, damages, liabilities or awards incurred in connection with any proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with matters existing or occurring at or prior to the effective time of the Merger, including the fact that such indemnitee is or was a director or officer of Lumos Networks or any of its subsidiaries or any acts or omissions occurring or alleged to occur prior to the effective time of the Merger, to the same extent any such indemnitee would have been entitled to under Delaware law and under the organizational documents of Lumos Networks or any of its subsidiaries in effect on of the date of the Merger Agreement. Any indemnitee receiving an advancement of expenses will be required to provide, as a condition to such advancement, an undertaking to repay such advances if it is ultimately determined that such indemnitee is not entitled to indemnification.

For a period of six years from the effective time of the Merger, the surviving corporation will assume, and Parent will cause the surviving corporation to assume, the obligations of Lumos Networks and its subsidiaries with respect to rights to indemnification, exculpation and advancement of expenses for acts or omissions occurring at or prior to the effective time of the Merger existing in favor of indemnitees as provided in the organizational documents of Lumos Networks or any of its subsidiaries or in any indemnification contract between an indemnitee and Lumos Networks or any of its subsidiaries, in each case, as in effect on the date of the Merger Agreement.

For six years from the effective time of the Merger, the surviving corporation will maintain, and Parent will cause the surviving corporation to maintain, provisions of the surviving corporation’s organizational documents with respect to limitation of liabilities of directors and indemnification and advancement of expenses of officers and directors of the Company that are no less favorable to the indemnitees than were set forth in the organizational documents of Lumos Networks as in effect on the date of the Merger Agreement. During that period, the surviving corporation will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights of any indemnitee. If any actual or threatened claim is made during that period, all indemnification rights related to that claim will continue until the disposition or resolution of such the action, suit, proceeding or investigation in accordance with the surviving corporation’s organizational documents.

Prior to the effective time of the Merger, Lumos Networks will or, will cause the surviving corporation as of the effective time of the Merger to, obtain and pay for a six-year non-cancellable extension of the directors’ and officers’ liability coverage of Lumos Networks’ existing directors’ and officers’ insurance policies and existing fiduciary liability insurance policies, which we refer to as “D&O insurance,” with respect to any claim related to any period of time at or prior to the effective time of the Merger. The extension of the D&O insurance, or “tail,” is required to be obtained from an insurance carrier with the same or better credit rating as Lumos Networks’ current insurance carrier with respect to D&O insurance and is required to have terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under Lumos Networks’ existing D&O insurance policies. If Lumos Networks and the surviving corporation do not obtain such D&O insurance on or prior to the effective time of the Merger, the surviving corporation will, and Parent will cause the surviving corporation to, continue to maintain in effect, for a period of at least six years from and after the effective time of the Merger, the D&O insurance in place as of the date of the Merger Agreement with Lumos Networks’ current insurance carrier or with an insurance carrier with the same or better credit rating and with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under Lumos Networks’ existing policies as of the date of the Merger Agreement. Alternatively, the surviving corporation will purchase from Lumos Networks’ current insurance carrier or from an insurance carrier with the same or better credit rating comparable D&O insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than as provided in Lumos Networks’ existing policies as of the date of the Merger Agreement, but under no circumstance will Lumos Networks pay, or will Parent or the surviving corporation be required to pay, a one-time premium in connection with the “tail” policy in excess of 300% of the amount per year that Lumos Networks paid in its last full fiscal year or annual premiums in excess of 300% of the amount per year that Lumos Networks paid in its last full fiscal year. If the aggregate premiums of the D&O insurance required to be maintained exceed these limits, then Lumos Networks or the surviving corporation will only be required to obtain a D&O insurance policy with the greatest coverage available for a cost not exceeding such limits.

Named Executive Officer Golden Parachute Compensation

The table below provides information about certain compensation for each of our named executive officers that is based on or otherwise relates to the Merger. The amounts in the table were calculated using outstanding option and restricted stock holdings as of April 19, 2017 and a per-share price for Lumos Networks Common Stock of $18.00, which is the Merger Consideration, and assumes the Merger closed on April 19, 2017. The compensation summarized in the table and footnotes below is subject to a non-binding, advisory vote of Lumos Networks’ stockholders, as described below in “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” beginning on page 123.

The amounts in the table are estimates based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement, and do not include amounts that were vested as of April 19, 2017 (the latest practicable date prior to the filing of this proxy statement). In addition, certain amounts will vary depending on the actual date of closing of the Merger, which is presently expected to occur in the third quarter of 2017. For purposes of the table below, we have assumed that each named executive officer’s employment is terminated on April 19, 2017 by the Company without cause or by the named executive officer for good reason, as those terms are defined in the named executive officer’s employment agreement with us, even though none of the named executive officers is currently expected to incur a termination of employment in connection with the Merger. As a result, the actual amounts, if any, to be received by an applicable individual may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash(1)($)	Equity(2)($)	Pension/ NQDC(3)($)	Perquisites/ Benefits(4)($)	Other($)	Total($)
Timothy G. Biltz	1,825,753	2,958,750	—	22,988	(5)	4,807,491
Johan G. Broekhuysen	592,445	1,967,429	—	—	(5)	2,559,874
Mary McDermott	816,379	476,882	920,995	22,988	(5)	2,237,244
Thomas Ferry	420,521	998,567	—	7,518	(5)	1,426,606
Diego B. Anderson	400,496	502,935	—	11,494	(5)	914,925

(1)	The amounts in this column represent cash severance payments that each named executive officer would be entitled to receive under his employment agreement or the Severance Plan if the named executive officer’s employment were terminated by the Company without cause or by the named executive officer for good reason on April 19, 2017. These payments are payable in the event of such an employment termination, regardless of whether the Merger occurs. Refer to “Interests of the Directors and Executive Officers of Lumos Networks in the Merger—Employment Arrangements with Lumos Networks” and “—Severance Plan” beginning on pages 66 and 68, respectively, of this proxy statement for a description of each named executive officer’s severance rights under the employment agreements and the Severance Plan.

The following table provides additional details of the named executive officers’ potential cash severance payments.

Named Executive Officer	Termination Payment ($)	Non-Compete Payment ($)	Earned and Unpaid TIP Amounts ($)	TIP Payment for Severance Period ($)
Timothy G. Biltz	425,000	425,000	125,753	850,000
Johan G. Broekhuysen	155,324	155,324	64,343	217,454
Mary McDermott	339,486	113,162	46,877	316,854
Thomas Ferry	220,500	—	45,671	154,350
Diego B. Anderson	105,000	105,000	43,496	147,000

(2)	The amounts in this column represent the aggregate merger consideration that each named executive officer would receive with respect to Company equity-based awards subject to cancellation or accelerated vesting, as applicable, in connection with the Merger, as described above in “Interests of the Directors and Executive Officers of Lumos Networks in the Merger—Treatment of Equity and Equity-Based Awards” beginning on page 64. These are “single trigger” arrangements. The following table quantifies the value of the unvested options and restricted stock held by the named executive officers. The value of an unvested option has been calculated by multiplying (i) the excess of the $18.00 Merger Consideration over the applicable per-share exercise price of the unvested option by (ii) the number of shares of Lumos Networks Common Stock subject to the unvested option. The value of restricted stock has been calculated by multiplying the number of shares of restricted stock by the $18.00 Merger Consideration.

Named Executive Officer	Number of Unvested Stock Options (#)	Value of Unvested Stock Options ($)	Number of Shares of Restricted Stock (#)	Value of Shares of Restricted Stock ($)
Timothy G. Biltz	125,000	1,158,750	100,000	1,800,000
Johan G. Broekhuysen	55,355	126,137	102,294	1,841,292
Mary McDermott	7,516	50,282	23,700	426,600
Thomas Ferry	5,571	24,173	54,133	974,394
Diego B. Anderson	5,661	21,147	26,766	481,788

(3)	The amount in this column represents accrued pension and SERP benefit, if applicable, such amount payable over time in the form of an annuity commencing at the later of age 55 or the date of termination. $804,032 of this amount is a “single trigger” arrangement and is payable even if a termination does not occur in connection with or following the change in control, calculated as of December 31, 2016. The remaining $116,963 would be payable only under a “double trigger” arrangement upon termination in connection with or following a change in control.

(4)	The amounts in this column represent continued participation in the welfare benefit plans during the termination period. These payments are payable in the event of such an employment termination, regardless of whether the Merger occurs.
(5)	Certain members of management will receive a grant of Initial Options in Parent as described in the management term sheet. The value of the option grants cannot be determined at this time.

Narrative Disclosure to Named Executive Officer Golden Parachute Compensation Table

For additional information relating to the named executive officers’ cash severance payments and the treatment of our equity-based awards held by the named executive officers, see the section entitled “Interests of the Directors and Executive Officers of Lumos Networks in the Merger” beginning on page 64.

Financing of the Merger

Parent estimates that the total amount required to complete the Merger and the related transactions and to pay related fees and expenses will be approximately $1,003 million. Parent expects this amount to be funded through a combination of the following:

•	Debt Financing. Debt financing in an aggregate principal amount of $485 million of senior secured first lien term loans as well as a committed $50 million senior secured revolving facility, a portion of which will be available at the closing of the Merger. Parent has received firm commitments from a consortium of financial institutions to provide the debt financing and revolving credit facility. See the section entitled “—Debt Financing” below; and

•	Equity Financing. Equity financing to be provided by the EQT Fund, in an aggregate amount of up to $517.9 million to be funded at the closing of the Merger. See the section entitled “—Equity Financing” below.

The consummation of the Merger is not subject to a financing condition (although the funding of the equity financing and the debt financing is subject to the satisfaction of the conditions set forth in the applicable commitment letter under which such financing will be provided).

Debt Financing

In connection with the entry into the Merger Agreement, Parent has obtained a commitment letter, which we refer to as the “debt commitment letter,” from Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA, which we refer to collectively as the “debt commitment parties,” to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter, in the aggregate, up to $535 million in debt financing, consisting of the following:

•	a $485 million senior secured first lien term loan facility; and

•	a $50 million senior secured first lien revolving credit facility. In the event additional revolving commitments are obtained prior to the closing of the Merger, the amount of the revolving credit facility may be increased to up to $75 million.

The proceeds of the debt financing will be used (i) to finance, in part, the payment of the amounts payable under the Merger Agreement, (ii) to repay certain existing indebtedness of the Company and (iii) for general corporate purposes.

The obligations of the debt commitment parties to provide the debt financing under the debt commitment letter are subject to a number of customary conditions, including (i) since February 18, 2017 no company material adverse effect (as defined in the section entitled “Merger Agreement—Representations and Warranties” beginning on page 90) with respect to the Company and its subsidiaries taken as a whole shall have occurred, (ii) the consummation, prior to or substantially simultaneous with, the initial borrowing under the debt facilities, of the Merger in all material respects in accordance with the Merger Agreement (without giving effect to any amendment, waiver, consent or other modification to the Merger Agreement that is materially adverse to the debt commitment parties and the other lenders), (iii) the consummation of the equity financing, prior to, or substantially simultaneously with, the initial borrowings under the debt facilities, (iv) the consummation of the repayment of certain existing indebtedness of the Company, prior to, or substantially simultaneously with, the initial borrowings under the debt facilities, (v) the receipt of certain audited, unaudited and pro forma financial statements, (vi) the lenders having been afforded a marketing period of at least 15 consecutive business days (subject to certain customary blackout dates) following receipt of the financial statements described in clause (v) above, (vii) subject to customary “SunGard conditionality” provisions, execution and delivery of guarantees by certain guarantors and the taking of certain actions necessary to establish and perfect a security interest in substantially all assets of the Company and its subsidiaries (subject to certain exceptions), (viii) the accuracy in all material respects of specified representations and warranties in the loan documents under which the debt financing will be provided and of certain representations and warranties in the Merger Agreement, (ix) the receipt of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA Patriot Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001))), (x) the consummation of the debt financing under the debt commitment letter on or before November 24, 2017, (xi) delivery of certain customary closing documents and (xii) payment of applicable fees and expenses.

The obligations of the debt commitment parties to provide the debt financing under the debt commitment letter will terminate at the earliest of (i) the termination of the Merger Agreement without the consummation of the Merger having occurred, (ii) the completion of the Merger with or without the funding of the applicable debt financing or (iii) 11:59 p.m., New York City time, on November 24, 2017 if the closing shall not have occurred on or prior to such time and date.

Equity Financing

Parent has received a commitment letter, which we refer to as the “equity commitment letter,” from the EQT Fund pursuant to which the EQT Fund has committed, subject to the conditions of the equity commitment letter, to provide equity financing in an aggregate amount of up to $517.9 million, or such lesser amount as may be required by Parent to complete the Merger and the related transactions as set forth in the Merger Agreement on the terms and subject to the conditions set forth therein and to pay related fees and expenses.

Funding of the equity financing is subject to the conditions provided in the equity commitment letter, which include: (i) the satisfaction or waiver, on or before the closing of the Merger, of all of the conditions precedent to Parent and Merger Sub’s obligations to consummate the Merger, (ii) the prior or substantially concurrent receipt by Parent of the proceeds of the debt financing and (iii) Parent being obligated to effect the consummation of the Merger as contemplated by the Merger Agreement.

The equity commitment letter and the EQT Fund’s obligation to fund all or any portion of the equity financing will terminate automatically and immediately on the first to occur of (i) the assertion, directly or indirectly, by the Company or any of its affiliates of any claim against the EQT Fund, Parent, Merger Sub or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, controlling person, equityholder, incorporator, affiliate or representative of the EQT Fund, Parent or Merger Sub or any of their respective successors, predecessors or assigns, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, controlling person, equityholder, incorporator, affiliate or representative of any of the foregoing or any of their respective successors, predecessors or assigns (in each case other than the EQT Fund, Parent or Merger Sub in accordance with the terms and conditions of the equity commitment letter), relating to the equity commitment letter, the termination equity commitment letter (as described under “—Termination Equity Commitment Letter” below), the Merger Agreement, the debt commitment letter or any of the transactions contemplated hereby or thereby, other than any claim by the Company (x) against Parent or Merger Sub in accordance with, and solely to the extent permitted under, the Merger Agreement, (y) against the EQT Fund in accordance with, and solely to the extent permitted under, the termination equity commitment letter and (z) against the EQT Fund under this letter in accordance with, and solely to the extent permitted under the equity commitment letter and the Merger Agreement, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the effective time of the Merger and (iv) payment of the parent termination fee in accordance with the terms of the Merger Agreement. Upon the valid termination of the equity commitment letter, EQT Fund will not have any further obligations or liabilities under the equity commitment letter.

The Company is an express third party beneficiary of the equity commitment letter for the purpose of, in accordance with the terms and conditions of the Merger Agreement, seeking specific performance of the EQT Fund’s obligation to fund the equity commitment to Parent (see the section entitled “The Merger Agreement—Specific Performance” beginning on page 118).

Termination Equity Commitment Letter

Parent has received a commitment letter, which we refer to as the “termination equity commitment letter,” from the EQT Fund pursuant to which the EQT Fund has committed to provide funds to Parent for the purpose of paying the parent termination fee if the Merger Agreement is terminated by the Company under certain specified circumstances (see the section entitled “The Merger Agreement—Termination Fees” beginning on page 114).

The obligation of the EQT Fund under the termination equity commitment letter with respect to the parent termination fee is subject to an aggregate cap equal to the amount of $32.1 million, plus certain costs and expenses of enforcement, if applicable.

The termination equity commitment letter and the EQT Fund’s obligation to fund the parent termination fee will terminate on the first to occur of (i) the effective time of the Merger, (ii) payment in full of all amounts payable pursuant to the termination equity commitment letter, (iii) the termination of the Merger Agreement under circumstances in which Parent is not required to pay the parent termination fee and (iv) the three-month anniversary of the termination of the Merger Agreement under circumstances in which Parent is required to pay the parent termination fee, except as to this clause (iv) as to any notice of a claim for payment of the amounts payable pursuant to the termination equity commitment letter presented in writing by the Company to Parent or the EQT Fund on or prior to such three-month anniversary (in which case, the date of termination of this termination equity commitment letter shall be extended while such claim is resolved).

The Company’s recourse through Parent against the EQT Fund under the termination equity commitment letter (subject to the terms and conditions set forth in the termination equity commitment letter) is the sole and exclusive remedy against the EQT Fund and any related persons of the EQT Fund (and any related person of such related persons, except, in each case, for Parent and Merger Sub), and neither the EQT Fund nor any related person of the EQT Fund (nor any related person of such related persons, except, in each case, for Parent and Merger Sub), will have any liability or obligations to any person, in each case, in respect of any losses or damages suffered as a result of the failure of the Merger or the other transactions contemplated by the Merger Agreement to be consummated, for any breach or failure to perform under the Merger Agreement, or otherwise relating to or arising out of the Merger Agreement or the transactions contemplated thereunder, except for claims by the Company seeking an injunction or specific performance of the EQT Fund’s obligation to cause the equity financing to be funded, solely pursuant to the terms and subject to the conditions of the equity commitment letter and the Merger Agreement.

The Company is an express third party beneficiary of the termination equity commitment letter for the purpose of, in accordance with the terms and conditions of the Merger Agreement, seeking specific performance of the EQT Fund’s obligation to fund the parent termination fee to Parent.

Appraisal Rights

General

If the Merger is completed, holders of shares of Lumos Networks Common Stock who do not vote in favor of the adoption of the Merger Agreement and who properly demand an appraisal of their shares and who otherwise comply with the requirements set forth in Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to timely and properly comply with the statutory requirements will result in the loss of your appraisal rights.

This section summarizes certain material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Appendix B to this proxy statement and incorporated by reference herein. All references in Section 262 of the DGCL to “stockholder” are to the record holder of shares of Lumos Networks Common Stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Lumos Networks stockholder should exercise its right to seek appraisal under Section 262 of the DGCL.

Under the DGCL, if you hold one or more shares of Lumos Networks Common Stock, you do not wish to accept the Merger Consideration provided for in the Merger Agreement, you do not vote in favor of the adoption of the Merger Agreement and you otherwise comply with the requirements set forth in Section 262 of the DGCL, you will be entitled to have your shares appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger) in cash, together with interest, if any, to be paid upon the amount determined to be the fair value. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $18.00 Merger Consideration which Lumos Networks stockholders will be entitled to receive upon the consummation of the Merger pursuant to the Merger Agreement. These rights are known as appraisal rights.

Under Section 262 of the DGCL, not less than 20 days prior to the Lumos Networks annual meeting at which the adoption of the Merger Agreement will be submitted to the stockholders, Lumos Networks must notify each stockholder who was a Lumos Networks stockholder on the record date for notice of such meeting and who is entitled to exercise appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and a copy of Section 262 of the DGCL is attached as Appendix B to this proxy statement.

A HOLDER OF LUMOS NETWORKS COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSIONS AND APPENDIX B CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL UNDER SECTION 262 OF THE DGCL, A HOLDER OF LUMOS NETWORKS COMMON STOCK WHO IS CONSIDERING WHETHER TO EXERCISE HIS, HER OR ITS APPRAISAL RIGHTS, IS ENCOURAGED TO CONSULT WITH HIS, HER OR ITS OWN LEGAL COUNSEL. ANY SHARES OF LUMOS NETWORKS COMMON STOCK HELD BY A LUMOS NETWORKS STOCKHOLDER WHO FAILS TO PERFECT, SUCCESSFULLY WITHDRAWS OR OTHERWISE LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE DEEMED TO HAVE BEEN CONVERTED AS OF THE EFFECTIVE TIME OF THE MERGER INTO THE RIGHT TO RECEIVE THE MERGER CONSIDERATION.

How to Exercise and Perfect Your Appraisal Rights

If you are a Lumos Networks stockholder and wish to exercise the right to seek an appraisal of your shares of Lumos Networks Common Stock, you must comply with ALL of the following:

•	you must not vote “FOR,” or otherwise consent in writing to, the adoption of the Merger Agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, if you submit a proxy and wish to exercise your appraisal rights, you must include voting instructions to vote your share “AGAINST,” or as an abstention with respect to, the adoption of the Merger Agreement;

•	you must continuously hold your shares of Lumos Networks Common Stock from the date of making the demand through the effective time of the Merger. You will lose your appraisal rights if you transfer the shares of Lumos Networks Common Stock before the effective time of the Merger;

•	prior to the taking of the vote to adopt the Merger Agreement at the special meeting, you must deliver a proper written demand for appraisal of your shares; and

•	you, another stockholder, an appropriate beneficial owner or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Lumos Networks Common Stock within 120 days after the effective time of the Merger. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Lumos Networks stockholders to initiate all necessary action to properly demand their appraisal rights in respect of shares of Lumos Networks Common Stock within the time prescribed in Section 262 of the DGCL.

Filing a Written Demand

Neither voting against the adoption of the Merger Agreement, nor abstaining from voting or failing to vote on the merger proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. Any holder of shares of Lumos Networks Common Stock wishing to exercise appraisal rights must deliver to Lumos Networks, before the taking of the vote on the adoption of the Merger Agreement at the annual meeting (at which the merger proposal will be submitted to the stockholders), a written demand for the appraisal of the stockholder’s shares. A stockholder’s failure to deliver the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the annual meeting of stockholders will constitute a waiver of appraisal rights. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement.

A demand for appraisal must be executed by or on behalf of the stockholder of record. Only a holder of record may demand appraisal rights for the shares of Lumos Networks Common Stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the holder of record. The demand should specify the stockholder’s name and mailing address and the number of shares of Lumos Networks Common Stock registered in the stockholder’s name and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. Such demand will be sufficient if it reasonably informs Lumos Networks of the identity of the stockholder and that the stockholder intends to demand appraisal of the “fair value” of his, her or its shares of Lumos Networks Common Stock. Beneficial owners who do not also hold their shares of Lumos Networks Common Stock of record may not directly make appraisal demands to Lumos Networks. The beneficial owner must, in such cases, arrange for the holder of record, such as a bank, broker or other nominee, to timely submit the required demand in respect of those shares of Lumos Networks Common Stock. A holder of record, such as a bank, broker or other nominee, who holds shares of Lumos Networks Common Stock as a nominee or intermediary for others, may exercise appraisal rights with respect to the shares of Lumos Networks Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. The written demand should state the number of shares of Lumos Networks Common Stock as to which appraisal is sought. Where no number of shares of Lumos Networks Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Lumos Networks Common Stock held in the name of the holder of record.

IF YOU HOLD YOUR SHARES OF LUMOS NETWORKS COMMON STOCK IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKER OR NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES OF LUMOS NETWORKS COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO DEMAND YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES OF LUMOS NETWORKS COMMON STOCK THROUGH A BANK OR BROKERAGE WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES

DEPOSITORY NOMINEE, SUCH AS THE DEPOSITORY TRUST COMPANY, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

If your shares of Lumos Networks Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if your shares are owned of record jointly with one or more other persons, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. If you hold shares of Lumos Networks Common Stock through a nominee or intermediary who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares of Lumos Networks Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Lumos Networks Corp.

One Lumos Plaza

Waynesboro, VA 22980

(540) 946-2000

At any time within 60 days after the effective time of the Merger, any Lumos Networks stockholder that made a demand for appraisal but has not commenced an appraisal proceeding or joined in such a proceeding as a named party will have the right to withdraw the demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of Lumos Networks Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal, but after such 60-day period a demand for appraisal may be withdrawn only with the written approval of the surviving corporation.

Notice by the Surviving Corporation. Within ten days after the effective date of the Merger, the Company, as the surviving corporation, must notify each holder of Lumos Networks Common Stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL, and who has not voted in favor of the adoption of the Merger Agreement, of the date that the Merger has become effective.

Filing a Petition For Appraisal with the Delaware Court of Chancery. Within 120 days after the effective time of the Merger, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL and are otherwise entitled to appraisal rights, or the surviving corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by you, demanding an appraisal of the value of the shares of Lumos Networks Common Stock held by all stockholders who have properly demanded appraisal. None of EQT, the EQT Fund, Parent, Merger Sub or Lumos Networks, as the surviving corporation, is under any obligation to file an appraisal petition or has any intention to do so. If you desire to have your shares of Lumos Networks Common Stock appraised, you should initiate any petitions necessary for properly demanding your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the Merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Lumos Networks Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which Lumos Networks has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to you within the later of (i) 10 days after receipt by the surviving corporation of the request therefor or (ii) 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of Lumos Networks Common Stock held in a voting trust or by a nominee or intermediary on your behalf you may, in your own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph. If a petition for appraisal is not timely filed, then the right to appraisal will cease.

If a petition for appraisal is duly filed by you or another holder of record of Lumos Networks Common Stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Court of Chancery a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of Lumos Networks Common Stock and with whom agreements as to the value of their shares of Lumos Networks Common Stock have not been reached by the surviving corporation. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which Lumos Networks stockholders have complied with Section 262 of the DGCL and have become entitled to appraisal rights and may require the Lumos Networks stockholders demanding appraisal who hold certificated shares of Lumos Networks Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any Lumos Networks stockholder who fails to comply with this direction. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Lumos Networks Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Lumos Networks Common Stock, or (2) the value of the consideration provided in the Merger for such total number of shares of Lumos Networks Common Stock exceeds $1 million.

The appraisal proceeding will be conducted as to the shares of Lumos Networks Common Stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Delaware Court of Chancery will determine the fair value of the shares of Lumos Networks Common Stock at the effective time of the Merger held by all Lumos Networks stockholders who have properly demanded their appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective time of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the Lumos Networks stockholders entitled to receive the same, forthwith in the case of uncertificated stockholders or upon surrender by certificated stockholders to the surviving corporation of their stock certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to fair value under Section 262 of the DGCL. The fair value of shares of Lumos Networks Common Stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the Merger Consideration. Neither EQT, the EQT Fund, Parent, Merger Sub or Lumos Networks, as the surviving corporation, anticipates offering more than the Merger Consideration to any Lumos Networks stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Lumos Networks Common Stock is less than the Merger Consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the effective time of the Merger, then you will lose the right to an appraisal, and will instead receive the Merger Consideration in accordance with the Merger Agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) and may tax those costs upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Lumos Networks Common Stock entitled to appraisal. In the absence of such an order, each party to the appraisal proceeding bears its own expenses.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL, you will not, from and after the effective time of the Merger, be entitled to vote the shares of Lumos Networks Common Stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Lumos Networks Common Stock as of a record date prior to the effective time of the Merger.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the Merger Consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the consideration payable in the Merger to the surviving corporation, except that any attempt to withdraw made more than 60 days after the effective time of the Merger will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Lumos Networks stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger within 60 days after the effective time of the Merger. If you fail to properly demand or successfully withdraw your demand for appraisal, or otherwise lose your appraisal rights, your shares of Lumos Networks Common Stock will be deemed to have been converted as of the effective time of the Merger into the right to receive the Merger Consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for properly demanding appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares of Lumos Networks Common Stock in accordance with the Merger Agreement.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following general discussion sets forth the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below) who receive cash in exchange for shares of Lumos Networks Common Stock pursuant to the Merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the Merger. This discussion is based upon the Code, the regulations promulgated thereunder and court and administrative rulings and decisions, all as in effect as of the date hereof. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. There can be no assurance the Internal Revenue Service, which we refer to as the “IRS,” or a court will not take a contrary position to that discussed below regarding the tax consequences of the Merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax, such as estate and gift tax laws. This discussion also does not address any tax consequences under the unearned income Medicare contribution tax pursuant to Section 1411 of the Code.

This discussion is limited to holders of shares of Lumos Networks Common Stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances. In addition, this discussion does not address the U.S. federal income tax consequences to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding shares of Lumos Networks Common Stock that are subject to the alternative minimum tax;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding shares of Lumos Networks Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, thrifts, and other financial institutions;

•	insurance companies;

•	brokers or dealers in stocks and securities, or currencies;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	real estate investment trusts, mutual funds and regulated investment companies;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell their shares of Lumos Networks Common Stock under the constructive sale provisions of the Code;

•	persons who own an equity interest, actually or constructively, in Parent or the surviving corporation;

•	persons who hold or received their shares of Lumos Networks Common Stock pursuant to the exercise of any employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	retirement plans, individual retirement accounts and other tax-deferred accounts; and

•	holders of shares of Lumos Networks Common Stock who exercise appraisal rights in connection with the Merger under the DGCL.

If a partnership (including any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) holds shares of Lumos Networks Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If a holder is a partner in a partnership holding Lumos Networks Common Stock, the holder should consult its tax advisors.

Tax Consequences to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of Lumos Networks Common Stock that for U.S. federal income tax purposes is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust, or (2) has a valid election in effect to be treated as a “United States person” for U.S. federal income tax purposes.

Effect of the Merger

The receipt of cash by a U.S. holder in exchange for shares of Lumos Networks Common Stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of any gain or loss realized by a U.S. holder who receives cash for shares of Lumos Networks Common Stock in the Merger generally will equal the difference, if any, between the amount of cash received for such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in a share generally will be equal to the amount the U.S. holder paid for the share. Gain or loss and holding period will be determined separately for each block of shares of Lumos Networks Common Stock (that is, shares of Lumos Networks Common Stock acquired at the same cost in a single transaction) exchanged for cash in the Merger. Any gain or loss realized by a U.S. holder upon the receipt of cash in exchange for a share of Lumos Networks Common Stock in the Merger generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held such share for more than one year at the effective time of Merger. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments made to a U.S. holder in exchange for shares of Lumos Networks Common Stock pursuant to the Merger may be subject to information reporting and may be subject to backup withholding. To avoid backup withholding on such payments, U.S. holders that do not otherwise establish an exemption should complete and return to the paying agent a properly executed IRS Form W-9 included in the letter of transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) are not subject to backup withholding or information reporting rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of Lumos Networks Common Stock that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Effect of the Merger

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of Lumos Networks Common Stock in the Merger unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares of Lumos Networks Common Stock in the Merger, and certain other requirements are met; or

•	Lumos Networks is or has been treated as a United States real property holding corporation, which we refer to as “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held shares of Lumos Networks Common Stock and the non-U.S. holder held (actually or constructively) more than five percent of shares of Lumos Networks Common Stock at any time during such five-year period.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates, generally in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30%, or lower rate specified in an applicable income treaty, on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, the determination of whether Lumos Networks is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its United States and foreign real property interests. Lumos Networks believes it has not been a USRPHC for U.S. federal income tax purposes during the time described above.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments made to non-U.S. holders in the Merger may be subject to information reporting and backup withholding. Non-U.S. holders generally can avoid backup withholding and information reporting by providing the paying agent with the applicable and properly executed IRS Form W-8 certifying the holder’s non-U.S. status or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder is resident for tax purposes. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

The foregoing discussion of U.S. federal income tax consequences is not intended to constitute a complete description of all tax consequences relating to the Merger. The tax consequences of the Merger to a Lumos Networks stockholder will depend upon the facts of the stockholder’s particular situation. Because individual circumstances may differ, Lumos Networks stockholders are urged to consult with their own tax advisor regarding the applicability of the rules discussed above and the particular tax effects of the Merger, including the application of state, local, non-U.S. and non-income tax laws.

Regulatory Approvals Required for the Merger

General

Lumos Networks and Parent have generally agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include the expiration or termination of the applicable waiting period under the HSR Act. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be completed until Lumos Networks and Parent each file a notification and report form with the FTC and the DOJ under the HSR Act and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. Lumos Networks and Parent and its affiliates filed their respective HSR Act premerger notifications on March 3, 2017 with the FTC and the DOJ under the HSR Act and the HSR waiting period expired at 11:59 p.m. on April 3, 2017.

At any time before or after the consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Federal Communications Commission Approval

Lumos Networks is subject to regulation by the FCC under the Communications Act. Lumos Networks holds a number of FCC authorizations related to the provision of regulated services. FCC approval is required before Lumos Networks may transfer control of its authorizations to Parent. The FCC will not issue its approval until it receives the consent of the Team Telecom executive branch government agencies that undertake a national security review of certain applications filed with the FCC involving potential foreign ownership of U.S. telecommunications assets. In determining whether to approve the proposed change of control of Lumos Networks, the FCC considers whether such change in ownership serves the public interest, convenience, and necessity. As part of this process, the FCC examines whether a proposed change in ownership is consistent with the policies of the Communications Act, including, among other things, the effect of the proposed transfer on the “public interest” and the FCC’s policies encouraging competition.

Parent and Lumos Networks filed with the FCC applications requesting the FCC’s consent to the change in ownership of Lumos Networks on March 2, 2017. As part of its review process, the FCC will refer the application to Team Telecom. In turn, as part of the Team Telecom process, Lumos Networks expects to enter into an agreement with these agencies to address certain national security, law enforcement, and public safety concerns related to Lumos Networks’ operations. The FCC may condition its approval on the parties’ compliance with the terms of the anticipated agreement.

CFIUS Approval

The Merger Agreement provides for the parties to file a voluntary notice under the DPA with CFIUS, an intergovernmental agency that undertakes national security reviews and, where appropriate, investigations in transactions where a foreign company acquires control of a U.S. company. CFIUS conducts an initial 30-day review of transactions of which it is notified, and may, at the end of the initial 30-day review period, conduct an additional investigation that must be completed within 45 days. The parties to a notified transaction may, with the consent of CFIUS and mutual agreement, withdraw and re-file a CFIUS notice, thereby commencing a new 30-day review period (and, if necessary, 45-day investigation). In certain situations, at the conclusion of an investigation, a report may be sent to the President, who then has 15 days to decide whether to block the transaction or to take other action.

CFIUS considers many factors in determining whether a proposed transaction threatens to impair national security, including domestic production needed for national defense requirements, the capability of domestic industries to meet national defense requirements, and the potential effects on U.S. international technological leadership in areas affecting national security.

CFIUS reviews also provide an opportunity for U.S. federal government agencies to ensure compliance with various regulations relating to national security, such as the requirement to obtain export licenses for exports of controlled technical data. The parties are required to submit information about classified and other defense-related contracts of the acquired company.

Parent and Lumos Networks believe that, with the proposed foreign ownership, control or influence and other mitigation measures, the Merger will not give rise to national security concerns that would cause the transaction to be blocked.

State

Lumos Networks also holds state telecommunications certificates and licenses that require approval before control of Lumos Networks can be transferred to Parent. In addition, some state laws require approval for licensees to enter into certain financing arrangements. Lumos Networks and Parent have made all of the initial required filings with the appropriate state public utility commissions.

Timing of Regulatory Approvals

We currently anticipate that all regulatory approvals will be received by the third quarter of 2017, although the receipt of approvals and their timing cannot be assured or predicted at this time.

Litigation Related to the Merger

On April 4, 2017 and April 11, 2017, two putative class action lawsuits were filed in the United States District Court for the District of Delaware against Lumos Networks’ directors, EQT Partners Inc., Parent and Merger Sub. The plaintiffs in the actions allege that the preliminary proxy statement filed by Lumos Networks with the SEC on March 31, 2017 contained false and misleading statements and omitted material information in violation of Section 14(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder, and further that the individual defendants, EQT Partners Inc., Parent and Merger Sub are liable for those alleged misstatements and omissions under Section 20(a) of the Exchange Act. The actions seek, among other things, to enjoin the Merger or, if the Merger has been consummated, to rescind the Merger or an award of damages, and an award of attorneys’ and experts’ fees and costs. Although it is not possible to predict the outcome of litigation matters with certainty, Lumos Networks believes that the claims raised in the actions are without merit and intends to defend against them vigorously.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The Merger Agreement and the summary of terms included in this proxy statement have been prepared to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Lumos Networks contained in this proxy statement or in Lumos Networks’ public filings with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 169, may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates and solely for the benefit of the parties to the Merger Agreement, and:

•	were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement;

•	have been modified or qualified by certain confidential disclosures that were made among the parties to the Merger Agreement in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself;

•	may no longer be true as of a given date;

•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

•	may be subject in some cases to other exceptions and qualifications, including exceptions that do not result in, and would not reasonably be expected to have, a company material adverse effect, as defined in the section titled “—Representations and Warranties” beginning on page 90 of this proxy statement.

Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Accordingly, the representations, warranties, covenants and other provisions of the Merger Agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section titled “Where You Can Find More Information” beginning on page 169.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the effective time of the Merger, Merger Sub will be merged with and into Lumos Networks, with Lumos Networks continuing as a wholly owned subsidiary of Parent from and after the effective time of the Merger.

At the effective time of the Merger, the board of directors of the surviving corporation will consist of the directors of Merger Sub immediately prior to the effective time, until their successors have been duly elected or appointed and qualified in accordance with applicable law. From and after the effective time of the Merger, the officers of Lumos Networks at the effective time of the Merger will be the officers of the surviving corporation, until their respective successors have been duly elected or appointed and qualified in accordance with applicable law. At the effective time of the Merger, the certificate of incorporation of Lumos Networks as the surviving corporation will be amended, without any further action on the part of Lumos Networks or any other person, to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the effective time of the Merger, except that the name of the Company shall be the name of the surviving corporation, the provisions of the certificate of incorporation of Merger Sub relating to the incorporator of Merger Sub will be omitted and the provisions of the certificate of incorporation of Merger Sub with respect to limitation of liabilities of directors and indemnification and advancement of expenses of officers and directors of the Company will be revised to be no less favorable to current or former directors or officers of the Company and its subsidiaries, whom we collectively refer to the Company indemnified persons, than the provisions set forth in the current certificate of incorporation and bylaws of the Company described further below under “—Director’s and Officers’ Indemnification and Insurance” beginning on page 104. At the effective time of the Merger, the bylaws of the Company will be amended to be identical to the current bylaws of Merger Sub, except that the name of the surviving corporation will be changed to the name of the Company.

Closing and Effective Time of the Merger; Marketing Period

Unless another date is agreed by the parties, the closing of the Merger will take place at the offices of Troutman Sanders LLP, 1001 Haxall Point, Richmond, VA 23219, on the second business day following the satisfaction or waiver of all applicable conditions to closing (described below under “—Conditions to the Closing of the Merger” beginning on page 111) (other than those conditions to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions). However, if the marketing period (as summarized below) has not ended at the time of the satisfaction or waiver of such closing conditions, the closing will occur on the earlier of (i) a date during the marketing period specified by Parent on no fewer than two business days’ notice to Lumos Networks and (ii) the second business day following the end of the marketing period, subject in each case to the satisfaction or waiver of all conditions to closing as of such date.

Concurrently with the closing, or on a different date as the parties may agree, Merger Sub or Lumos Networks will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of Merger, or at such later time as is agreed by Parent and Lumos Networks and specified in the certificate of Merger.

The “marketing period” refers to the first period of 17 consecutive business days throughout which (a) Parent and its debt financing sources have certain financial information to the extent required by the debt commitment letter, which information we refer to as the “financing information,” and (b) the closing conditions to the obligations of each party and the closing conditions to the obligations of only Parent and Merger Sub (described below under “—Conditions to the Closing of the Merger” beginning on page 111) are satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to such conditions being satisfied assuming the closing would occur) and nothing shall have occurred and no condition shall exist that would cause any of those closing conditions to fail to be satisfied during such period. In addition, the following provisos apply in respect of the marketing period: (i) July 3, 2017 shall not constitute a business day for purposes of such 17 consecutive business day period; (ii) if such 17 consecutive business day period has not ended on or prior to August 18, 2017, then such period shall not start until September 5, 2017; (iii) if, after February 18, 2017 and prior to the completion of the marketing period, KPMG LLP has withdrawn its audit opinion with respect to any of the financial statements contained in Lumos Networks’ SEC documents or in the financing information, then the marketing period will not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by KPMG LLP or another independent accounting firm reasonably acceptable to Parent; (iv) if the Company or any of its subsidiaries has publicly announced any intention to restate any historical financial statements included in the financing information or that any such restatement is under consideration, then the marketing period will not be deemed to commence unless and until, at the earliest, such restatement has been completed and the applicable financing information has been amended and delivered to Parent and its debt financing sources or the Company has announced that it has concluded that no restatement shall be required in accordance with generally accepted accounting principles, or GAAP; and (v) if Lumos Networks in good faith reasonably believes that the marketing period has commenced and that it has provided the financing information, Lumos Networks may deliver to Parent a written notice to that effect, in which case Lumos Networks will be deemed to have complied with clause (a) unless Parent in good faith reasonably believes that either the marketing period has not commenced or that Lumos Networks has not completed the delivery of the financing information, and, within three business days after the delivery of such notice by Lumos Networks, Parent delivers a written notice to Lumos Networks to that effect.

Merger Consideration

Common Stock

At the effective time of the Merger, each share of Lumos Networks Common Stock issued and outstanding immediately prior to such time (other than (i) shares held by Lumos Networks as treasury stock or shares, held by Parent (which shares shall be canceled and no Merger consideration shall be paid with respect thereto) or shares held by any subsidiary of the Company, which shares shall remain outstanding and no Merger consideration shall be paid with respect thereto and (ii) shares of Lumos Networks Common Stock held by stockholders who have not voted in favor of the Merger and who have properly exercised and not withdrawn appraisal rights under Delaware law with respect to such shares) will be converted automatically into the right to receive $18.00 per share in cash, which amount we refer to as the “Merger Consideration,” without interest and less any applicable withholding taxes. All shares of Lumos Networks Common Stock converted into the right to receive the Merger Consideration will automatically be cancelled at the effective time of the Merger, and each certificate formerly representing such shares of Lumos Networks Common Stock will thereafter represent only the right to receive the Merger Consideration.

Outstanding Equity Awards and Other Awards

The Merger Agreement provides for the following treatment with respect to equity awards relating to Lumos Networks Common Stock:

Stock Options

Immediately prior to the effective time of the Merger, each option to purchase Lumos Networks Common Stock (whether vested or unvested) that is outstanding immediately prior to the effective time of the Merger will automatically and without any required action on the part of the holder thereof, vest and be cancelled and entitle the option holder to receive an amount in cash equal to the product of (i) the total number of shares of Lumos Networks Common Stock subject to the option and (ii) the amount, if any, by which the Merger Consideration exceeds the applicable exercise price per share of Lumos Networks Common Stock underlying the option (less any applicable withholding taxes). If the exercise price of any option equals or exceeds the Merger Consideration, such option will be cancelled without the payment of any consideration to the holder. At or as soon as practicable after the effective time of the Merger, the surviving corporation will make the option payments, if any, due to each holder of such Lumos Networks options pursuant to the Company’s ordinary payroll practices.

Restricted Stock

Immediately prior to the effective time of the Merger, each share of Company restricted stock, that is outstanding and unvested immediately prior to the effective time of the Merger will automatically and without any action on the part of the holder thereof vest and entitle the holder of such share of Company restricted stock to receive the Merger Consideration, less any applicable withholding taxes and in accordance with the same terms and conditions applied to holders of Lumos Networks Common Stock generally. At or as soon as practicable after the effective time of the Merger, the surviving corporation will make the restricted stock payments, if any, due to each holder of such Lumos Networks restricted stock pursuant to the Company’s ordinary payroll practices.

Employee Stock Purchase Plan

Each right to purchase Lumos Networks Common Stock under the Company Employee Stock Purchase Plan, which we refer to as a “Company Purchase Right,” that was outstanding as of February 18, 2017 and remains outstanding will automatically be exercised on the purchase date specified with respect to that Company Purchase Right under the Company Employee Stock Purchase Plan and related award agreement. If the purchase date is on or before the effective time of the Merger, the holder of that Company Purchase Right will receive shares of Lumos Networks Common Stock in accordance with the terms of the Company Employee Stock Purchase Plan and if the purchase date is after the effective time of the Merger, the holder of that Company Purchase Right will receive an amount in cash equal to the product of the Merger Consideration and the number of shares of Lumos Networks Common Stock that would have otherwise been delivered with respect to that Company Purchase Right.

Termination of the 2011 Company Equity and Cash Incentive Plan and the Company Employee Stock Purchase Plan

As of the effective time of the Merger, the 2011 Company Equity and Cash Incentive Plan and the Company Employee Stock Purchase Plan will be terminated and no further Company restricted shares, options or other rights with respect to shares of Lumos Networks Common Stock will be granted thereunder.

Dissenting Shares

Any shares of Lumos Networks Common Stock held by stockholders who have not voted in favor of the merger proposal or consented thereto in writing and who have properly demanded appraisal rights for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration, and at the effective time all such dissenting shares shall be cancelled and the holders of such dissenting shares will only be entitled to the rights granted to them under Section 262 of the DGCL, unless and until any such stockholder fails to perfect or, effectively withdraws or otherwise loses such stockholder’s right to appraisal under the DGCL or other applicable law. If any holder of dissenting shares fails to perfect, effectively withdraws or otherwise loses such holder’s appraisal rights, then the dissenting shares will be deemed to have been converted, as of the effective time of the Merger, into, and will be exchangeable solely for, the right to receive the Merger Consideration, without interest and less any applicable withholding taxes.

Under the Merger Agreement, Lumos Networks must give Parent prompt notice of any demands for appraisal, any withdrawals of any such demands and any other instruments served pursuant to the DGCL relating to rights to be paid the fair value of dissenting shares and Parent has the right to direct all negotiations and proceedings with respect to such demands for appraisal. Prior to the effective time, Lumos Networks may not, except with the prior written consent of Parent, make any payment or commitment with respect to, or offer to settle or settle, any such demands, or waive any failure to perfect any right to appraisal or to timely take any other action to perfect appraisal rights in accordance with Section 262 of the DGCL.

Surrender and Payment

At or prior to the effective time of the Merger, Parent will appoint an agent reasonably acceptable to Lumos Networks, which institution we refer to as the “Exchange Agent,” to make payments of the Merger Consideration to stockholders. At or immediately following the effective time of the Merger, Parent will make available to the Exchange Agent cash sufficient to pay the aggregate Merger Consideration to stockholders (except with respect to dissenting shares and cancelled shares of Lumos Networks Common Stock) with the Exchange Agent, provided that Parent will not be required to make available any Merger Consideration to the extent the Company has made available amounts from its cash on hand.

As soon as practicable (but no later than the third business day) after the effective time of the Merger, Parent will send, or will cause the Exchange Agent to send to each holder of shares of Lumos Networks Common Stock a letter of transmittal together with instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates or transfer of the uncertificated shares to the Exchange Agent) for use in such exchange. Until so surrendered or transferred, as the case may be, each such share of Lumos Networks Common Stock represented by a certificate and each uncertificated share of Lumos Networks Common Stock shall represent after the effective time of the Merger for all purposes only the right to receive such Merger Consideration upon (i) surrender to the Exchange Agent of a certificate, together with a properly completed letter of transmittal, representing such share or (ii) in the case of a book-entry transfer of an uncertificated share, receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in respect of the share of Lumos Networks Common Stock represented by thereby. The amount of any Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes. No interest will be paid or accrued on any amount payable upon due surrender of the certificates.

If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered certificate for shares or the transferred uncertificated shares is registered, then it will be a condition to such payment that (i) either such certificate is properly endorsed or is otherwise in proper form for transfer or such uncertificated shares shall be properly transferred and (ii) the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such certificate or uncertificated shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

If any cash deposited with the Exchange Agent remains undistributed to holders of Lumos Networks Common Stock nine months following the effective time of the Merger, such cash (including any interest or other income received in respect thereto) will be delivered to Parent, upon demand, and any holders of Lumos Networks Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent for payment of the Merger Consideration, without any interest thereon. Any Merger Consideration that remains unclaimed by the holders of Lumos Networks Common Stock four years after the effective time of the Merger (or immediately prior to such earlier date or which any Merger Consideration would otherwise escheat to, or become property of, any governmental entity) will, to the extent permitted by applicable law, become the property of Parent free and clear of any claim or interest of any person previously entitled thereto.

If any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed (and if required by the surviving corporation or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as the surviving corporation or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such stock certificate), the surviving corporation or the Exchange Agent will, in exchange for such lost, stolen or destroyed stock certificate, pay the Merger Consideration deliverable in respect thereof pursuant to the Merger Agreement.

Representations and Warranties

In the Merger Agreement, Lumos Networks has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	the due organization, valid existence, good standing, corporate power, qualification to do business and similar corporate matters of Lumos Networks and each of its subsidiaries;

•	the certificate of incorporation, bylaws or equivalent organizational or governing documents;

•	the capitalization of Lumos Networks, including the number of shares of Lumos Networks Common Stock and preferred stock, options, warrants and other equity interests outstanding and the ownership of the capital stock of its subsidiaries;

•	the authority of Lumos Networks to enter into the Merger Agreement and, subject to the receipt of Lumos Networks stockholder approval, complete the Merger and the other transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against Lumos Networks;

•	the determination of fairness, the approval and declaration of the advisability of, and the resolution to recommend that Lumos Networks stockholders vote in favor of the adoption of, the Merger Agreement by the Board;

•	the absence of (1) any conflict with or violation of the organizational documents of Lumos Networks or any Lumos Networks subsidiary, (2) any violation of applicable laws, or (3) any required consent or approval required by, or any, breach, or violation under, any contract of Lumos Networks or its subsidiaries, in each case, as a result of the execution and delivery by Lumos Networks of the Merger Agreement and the completion by Lumos Networks of the Merger;

•	the consents, filings and approvals required by governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	compliance with SEC filing requirements for Lumos Networks’ SEC filings since January 1, 2014, including the accuracy of information contained in such documents and compliance with GAAP and the rules and regulations of the SEC with respect to the consolidated financial statements contained therein;

•	adequacy of disclosure controls and internal controls over financial reporting and compliance with the certification requirements of the Sarbanes-Oxley Act of 2002;

•	the absence of certain undisclosed liabilities and undisclosed off balance sheet arrangements;

•	the conduct by the Company and its subsidiaries of their business in the ordinary course consistent with past practice since January 1, 2016;

•	the absence of certain changes and events since January 1, 2016;

•	the absence of a company material adverse effect (as defined below) since January 1, 2016;

•	the accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;

•	the absence of certain litigation matters;

•	compliance with applicable laws and governmental orders;

•	required governmental licenses, permits, certificates, approvals, clearances and authorizations necessary for the conduct of Lumos Networks’ business;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	ownership of, or leasehold interests in, and the condition and use of, real property;

•	tax matters;

•	insurance;

•	material contracts (defined in the Merger Agreement as “Company Material Agreements”) and the enforceability thereof and the absence of violation or default thereunder, including contracts with Lumos Networks’ largest customers, suppliers and business partners;

•	contracts related to the Company’s carrier end-user, transport and FTTC product lines;

•	intellectual property matters;

•	Financial Advisors’ fees related to the Merger;

•	receipt by the Board of opinions of Wells Fargo Securities and UBS as to the fairness, as of the date of the Merger Agreement, from a financial point of view, of the Merger Consideration to be received by holders of shares of Lumos Networks Common Stock;

•	the absence of prohibitions or restrictions on the Merger imposed by state anti-takeover statutes or regulations;

•	the absence of any related person transactions; and

•	the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Merger Agreement.

Parent’s and Merger Sub’s representations and warranties under the Merger Agreement relate to, among other things:

•	Parent’s and Merger Sub’s due organization, valid existence, good standing, corporate power, qualification to do business and similar corporate matters;

•	the authority of Parent and Merger Sub to enter into the Merger Agreement and complete the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against Parent and Merger Sub;

•	the absence of (1) any conflict with or violation of the organizational documents of Parent or Merger Sub, (2) any violation of applicable laws or (3) any consent or approval required by, or any, breach, or violation under, any contract of Parent or Merger Sub, in each case, as a result of the execution and delivery by Parent and Merger Sub of the Merger Agreement and completion by Parent and Merger Sub of the Merger;

•	the consents, filings and approvals required by governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	the absence of certain litigation matters;

•	the sufficiency of the funds that Parent and Merger Sub have, or will have access to, in accordance with the debt commitment letter and equity commitment letter to fund the transactions contemplated in the Merger Agreement;

•	the delivery of an executed debt commitment letter, equity commitment letter and termination equity commitment letter;

•	the accuracy of information supplied to Lumos Networks by Parent or Merger Sub for use in this proxy statement, as it may be amended or supplemented from time to time;

•	the absence of beneficial ownership of Lumos Networks Common Stock by Parent or Merger Sub;

•	solvency of the surviving corporation at and immediately following the effective time;

•	Financial Advisors’ fees related to the Merger;

•	the absence of any ownership interest by Parent or Merger Sub in any competitor of the Company in the same geographic areas in which the Company does business;

•	the absence of any voting agreement with any Company stockholder or any agreement pursuant to which a third party (other than the counterparty to the equity commitment letter or any affiliate thereof) has agreed to provide equity capital to Parent or the Company to finance the Merger;

•	the absence of any agreement with any Company employee pursuant to which the Company employee has agreed (i) to remain an employee after the effective time of the Merger (other than in accordance with existing employment agreements), (ii) contribute or roll-over any Lumos Networks Common Stock or other equity interest to the Company or any of its subsidiaries or Parent or its affiliates or (iii) receive any capital stock or other equity securities of the Company or any of its subsidiaries or Parent or its affiliates;

•	the absence of any additional representations and warranties of the Company except for the representations and warranties of the Company expressly set forth in the Merger Agreement.

None of the representations and warranties in the Merger Agreement will survive the completion of the Merger.

Certain of the representations and warranties in the Merger Agreement made by Lumos Networks are qualified as to “materiality” or “company material adverse effect.” For purposes of the Merger Agreement, “company material adverse effect” means any change, effect, event, development, fact, condition, circumstance or occurrence that individually or in the aggregate (a) would or would reasonably be expected to prevent or materially impair or materially delay the consummation of the transactions contemplated by the Merger Agreement or (b) has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole. The foregoing notwithstanding, with respect to the preceding clause (b), none of the following will constitute a company material adverse effect:

•	changes after the date of the Merger Agreement in GAAP or in the regulatory accounting requirements applicable to any industry in which the Company and its subsidiaries operate, except to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate;

•	changes in financial, capital, credit or securities markets or general economic or political conditions in the United States or any other country or region, except to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate;

•	changes after the date of the Merger Agreement in applicable law or interpretations thereof or in conditions generally affecting the industry in which the Company and its subsidiaries operate, except to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate;

•	acts of war, sabotage or terrorism or natural disasters, except to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the geographic area impacted;

•	the execution and delivery of the Merger Agreement or the announcement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the identity of or any facts or circumstances relating to Parent, including the impact thereof on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with employees, customers, suppliers or other third parties, provided that this exception will not apply to any portion of the representations and warranties in the Merger Agreement to the extent the purpose of such portion is to address the consequences of the transactions contemplated by the Merger Agreement;

•	any failure in and of itself by the Company and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, provided that this exception will not prevent or otherwise affect a determination that any change, effects, events, developments, facts, conditions, circumstances or occurrences underlying such failure constitute or contribute to a company material adverse effect;

•	any action taken (or not taken) at the written request of Parent or Merger Sub;

•	a change in the price and/or trading volume of the Company’s securities on the NASDAQ or any other market in which such securities are quoted for purchase and sale, provided that this exception will not prevent or otherwise affect a determination that any change, effects, events, developments, facts, conditions, circumstances or occurrences underlying such change constitute or contribute to a company material adverse effect;

•	any change in the Company’s credit rating, provided that this exception will not prevent or otherwise affect a determination that any change, effects, events, developments, facts, conditions, circumstances or occurrences underlying such change constitute or contribute to a company material adverse effect;

•	any claim, action, suit, arbitration, governmental investigation, alternative dispute resolution action or any other judicial or administrative proceeding commenced or threatened against the Company, its directors or officers or any of its affiliates in connection with, arising from or relating to any litigation related to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement that is brought against the Company or any members of the Board commenced on or after the date of the Merger Agreement, including with respect to the Company’s sale process, including consideration of the transactions contemplated by the Merger Agreement and any transactions potentially competing with or alternative to such transactions or proposals from other third parties relating to any competing or alternative transactions or any disclosures in connection with any of the foregoing, provided that this exception will not apply to any portion of the representations and warranties in the Merger Agreement to the extent the purpose of such portion is to address the consequences of the transactions contemplated by the Merger Agreement; or

•	any action taken by the Company or any of its subsidiaries that is required under the Merger Agreement (other than pursuant to interim operating covenants of the Merger Agreement), including any actions the Company is required to take under this Agreement to obtain any approval or authorization under applicable antitrust, competition, telecommunication or public utility laws for the consummation of the Merger.

Conduct of Business Pending the Merger

Lumos Networks has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the earlier of the effective time of the Merger or termination of the Merger Agreement. In general, Lumos Networks has agreed that, except (1) as contemplated under the Merger Agreement, (2) as set forth in Lumos Networks’ disclosure schedule, (3) as required by applicable law, or (4) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the earlier of the effective time of the Merger or termination of the Merger Agreement, (a) Lumos Networks will and will cause each of its subsidiaries to, except as contemplated by the Company’s 2017 annual operating budget, conduct their business in all material respects in the ordinary course consistent with past practice, use commercially reasonable efforts to preserve intact their present business organizations in all material respects in the ordinary course of business consistent with past practice, use commercially reasonable efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees in all material respects in the ordinary course of business consistent with past practice, and use commercially reasonable efforts to preserve existing relationships with material customers, lenders, suppliers, distributors and others having material business relationships with the Company and its subsidiaries, in all material respects in the ordinary course of business consistent with past practice, and (b) Lumos Networks will not, and will not permit its subsidiaries to:

•	amend the organizational documents of the Company or any of its subsidiaries or amend the terms of any outstanding security of the Company or any subsidiary of the Company;

•	split, combine, subdivide or reclassify any shares of capital stock of the Company or any subsidiary of the Company, other than any such transaction by a wholly owned subsidiary of the Company that remains a wholly owned subsidiary of the Company after consummation of such transaction;

•	authorize, declare, set aside or pay any dividend or other distribution payable in cash, stock, other ownership interests or other securities, property or otherwise, with respect to the Lumos Networks Common Stock or any other equity interest of the Company of any of its subsidiaries;

•	redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any equity interests of the Company, except repurchases or acquisitions of Lumos Networks Common Stock issued under the 2011 Company Equity and Cash Incentive Plan pursuant to agreements already in effect on the date of the Merger Agreement;

•	issue any equity interests, except for:

•	Lumos Networks Common Stock issued under the Warrant or under the 2011 Company Equity and Cash Incentive Plan pursuant to agreements already in effect on the date of the Merger Agreement, and

•	Lumos Networks Common Stock issued under the Company Employee Stock Purchase Plan with respect to any Purchase Date (as defined in the Company Employee Stock Purchase Plan) that is on or before the effective time of the Merger;

•	acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any business enterprise or any material assets of any person or any equity interests in any person or any business;

•	transfer, lease, license, sell, mortgage, pledge, dispose of, abandon, fail to maintain or encumber any of its material assets, rights or properties other than (i) sales or non-exclusive licenses in the ordinary course of business consistent with past practice for an amount not exceeding $2,000,000 in the aggregate and (ii) dispositions of equipment and property no longer used in, or material to, the operation of the business;

•	incur, assume, issue, modify, renew, syndicate, guarantee, prepay, refinance or otherwise become liable for any long-term or short-term indebtedness, or enter into any swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument, or hedging or off balance sheet financing arrangements, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness of any other person, except for:

•	transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries,

•	the incurrence of obligations as lessee that have been recorded as capital leases under GAAP in the ordinary course of business consistent with past practice and

•	the incurrence of indebtedness that does not exceed $1,000,000 in aggregate principal amount outstanding at any time, so long as such indebtedness is prepayable without premium, penalty or other cost,

•	make any material loan, advance or capital contribution to, or investment in, any other person, other than (i) loans, advances or capital contributions to, or investments in, wholly owned subsidiaries of the Company, (ii) advances to employees of the Company or its subsidiaries for expenses incurred in the ordinary course of business consistent with past practice, (iii) extensions of credit to customers incurred in the ordinary course of business consistent with past practice, or (iv) loans, advances or capital contributions in the aggregate of less than $1,000,000;

•	except as required by the terms of any benefit plans or compensation plans or arrangements, which collectively we refer to as Company employee plans, existing on the date of the Merger Agreement, and except as required by applicable law or as contemplated under the Merger Agreement, (i) make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable or provided to, or grant any severance or termination pay to, any of the employees, directors or independent contractors of the Company or its subsidiaries, (ii) establish, adopt, enter into, terminate or amend any Company employee plan or make any loans to any employee, director or independent contractor of the Company or any of its subsidiaries, (iii) hire or terminate the employment of any employee who has an annual base salary in excess of $200,000, (iv) increase the funding obligation or contribution rate of certain Company employee plans or (v) grant any cash bonus or any cash incentive compensation outside the ordinary course of business consistent with past practice, provided, that the Company or any subsidiary of the Company may, in the ordinary course of business consistent with past practice:

•	enter into at-will offer letters with new employees whose annual base salary is $200,000 or less and whose employment is terminable on no more than 60 days’ notice without penalty or expense,

•	promote employees,

•	change the compensation or benefits to employees whose annual base salary is $200,000 or less, or

•	pay severance to employees under any Company employee plan in effect on the date of the Merger Agreement;

•	incur any capital expenditures or any obligations or liabilities in respect thereof, other than certain capital expenditures contemplated by the Company’s 2017 annual operating budget;

•	enter into, or amend or modify in any material respect or terminate any material agreement or otherwise waive, release or assign any material rights, claims, benefits or obligations of the other counterparty under any such agreement other than in the ordinary course of business consistent with past practice;

•	mortgage, encumber or otherwise create any liens with respect to any material property or material assets, other than certain permitted liens;

•	enter into any new line of business that would be material to the Company and its subsidiaries, taken as a whole, outside the businesses being conducted by the Company and its subsidiaries on the date of the Merger Agreement and any reasonable extensions thereof, other than in the ordinary course of business consistent with past practice;

•	compromise, settle, pay or discharge any litigation, investigations or arbitrations (including any settlement or consent to settlement of any material tax claim), other than (i) to the extent disclosed in and reserved against in the Company’s financial statements, (ii) with any telecommunications vendor in the ordinary course of business consistent with past practice or (iii) requiring payment of less than $1,000,000;

•	change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for changes required by GAAP or certain securities rules;

•	make, change or rescind any material tax election, change an annual tax accounting period, adopt or change any accounting method in respect of taxes, file any amended material tax returns, enter into any tax allocation agreement, tax sharing agreement or closing agreement with respect to any material taxes, or take any affirmative action to surrender any right to claim a refund of material taxes; or

•	authorize or enter into any agreement or arrangement to do any of the foregoing.

The Merger Agreement also provides that Parent shall not, and shall cause its subsidiaries not to, from the date of the Merger Agreement to the effective time of the Merger, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by the Merger Agreement, including the financing thereof.

Access to Information

The Merger Agreement provides that, until the effective time of the Merger and subject to applicable law and the confidentiality agreement, dated June 17, 2016, between Parent and the EQT Fund, which we refer to as the “Confidentiality Agreement,” the Company shall:

•	give Parent, its counsel, Financial Advisors, auditors and other authorized representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, books and records of the Company and its subsidiaries;

•	furnish to Parent, its counsel, Financial Advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request;

•	furnish to Parent monthly financial, operating and Board reports generally prepared by the Company on a regular basis promptly after such reports are delivered to the other recipients thereof; and

•	instruct its employees, counsel, Financial Advisors, auditors and other authorized representatives to cooperate reasonably with Parent in its investigation of the Company and its subsidiaries.

The Merger Agreement requires Parent to conduct any investigation in a manner as not to interfere unreasonably with the conduct of the business of the Company and its subsidiaries. Additionally, without the Company’s prior written consent, Parent and its representatives are prohibited from performing any invasive or destructive environmental sampling at any owned or leased real property of the Company and its subsidiaries. The Merger Agreement also requires Parent and the Company to hold, and cause their respective representatives to hold, all information received from the other party as confidential in accordance with the terms of the Confidentiality Agreement.

No Solicitation of Other Offers; Change of Recommendation

Subject to certain exceptions, until the earlier to occur of the effective time of the Merger and the termination of the Merger Agreement in accordance with its terms, the Company will generally not be permitted to solicit or discuss alternative proposals with third parties, as described below. For purposes of the Merger Agreement:

•	“acceptable confidentiality agreement” means a confidentiality agreement (i) in effect on the date of the Merger Agreement or (ii) that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and which does not prohibit the Company from complying with its obligations under the Merger Agreement; provided that such confidentiality agreement does not need to restrict a third party from making directly to the Company or the Board, or consummating the transactions contemplated by, an acquisition proposal;

•

“acquisition proposal” means, other than the transactions contemplated by the Merger Agreement, any offer, proposal or inquiry relating to (i) any acquisition or purchase, direct or indirect, of more than 20% of the consolidated assets, revenues or income of the Company and its subsidiaries, taken as a whole, or more than

20% of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, revenue or income, individually or in the aggregate, constitute more than 20% of the consolidated assets, revenues or income of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning more than 20% of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, revenue or income, individually or in the aggregate, constitute more than 20% of the consolidated assets, revenues or income of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, revenue or income, individually or in the aggregate, constitute more than 20% of the consolidated assets, revenue or income of the Company; and

•	“superior proposal” means any bona fide written acquisition proposal (except the references therein to “20%” shall be replaced by “50%”) that was not solicited or received by the Company in violation of the Merger Agreement, that is reasonably likely to be consummated and that the Board of the Company determines in good faith, after consultation with its financial advisors and outside counsel, considering such factors as the Board considers appropriate (which shall in any event include financial, legal, regulatory and fiduciary aspects of such proposal) and the person making such proposal or providing financing for such proposal to be more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by the Merger Agreement (including any offer by Parent to modify the terms of the Merger Agreement).

Until the earlier to occur of the effective time of the Merger and the termination of the Merger Agreement in accordance with its terms, the Company and its subsidiaries shall, and the Company shall instruct and use reasonable best efforts to cause its and its subsidiaries’ respective representatives to, immediately cease and cause to be terminated any discussions or negotiations with any persons that may be ongoing with respect to an acquisition proposal from any third party (except to notify that person as to the existence of the non-solicitation provisions of the Merger Agreement), and to not:

•	solicit, initiate, or take any action to knowingly facilitate or encourage the submission of any acquisition proposal or any inquiry, offer or proposal that could reasonably be expected to lead to any acquisition proposal;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or otherwise knowingly cooperate in any way with, any third party that is seeking to make, or has made, or could reasonably be expected to make any acquisition proposal; or

•	enter into any letter of intent or other agreement with respect to any acquisition proposal (except for an acceptable confidentiality agreement) with any third party.

The Merger Agreement specifically allows the Company to waive in connection with entering into the Merger Agreement any provision in any agreement to which the Company or any subsidiary of the Company is a party that prohibits the counterparty from confidentially requesting the Company to amend or waive the standstill provision in such agreement (i.e., a “don’t ask to waive” provision) to the extent the Board determines that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. The Merger Agreement requires the Company, promptly after the date of the Merger Agreement, to request any third party that previously executed a confidentiality agreement in connection with its consideration of an acquisition proposal to promptly return or destroy all confidential information furnished to such third party and to terminate access to data rooms furnished to any such third party.

If at any time prior to obtaining the Company stockholder approval, (i) the Company receives a bona fide acquisition proposal that the Board reasonably believes, in good faith, after consultation with outside legal counsel and Financial Advisors, constitutes or would reasonably be expected to lead to a superior proposal and (ii) the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then the Company may (A) engage in negotiations or discussions with such third party and (B) furnish to such third party non-public information relating to the Company or any of its subsidiaries pursuant to an acceptable confidentiality agreement.

The Company must notify Parent promptly (and in any event within 48 hours) after receipt of any acquisition proposal or any inquiry, offer or proposal that could reasonably be expected to lead to any acquisition proposal or any request for information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its subsidiaries by any third party that may be considering making, or has made or could be reasonably expected to make, an acquisition proposal. The Company must keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours), of any material developments regarding, or any material change to the terms and status of, any such acquisition proposal.

Except as expressly permitted by the Merger Agreement and described below, the Board will not:

•	withdraw or withhold, or modify or qualify in a manner adverse to Parent, the Board recommendation or publicly announce that it has proposed or resolved to take such action;

•	fail to include the Board recommendation in the Company’s proxy statement;

•	in the event any tender or exchange offer is commenced that would constitute an acquisition proposal, fail to publish, send or provide to the Company stockholders, pursuant to Rule 14e-2(a) under the Exchange Act, and within ten business days after such tender or exchange offer is first commenced, or subsequently amended in any material respect, a statement recommending that the Company stockholders reject such tender or exchange offer and publicly affirming the Board recommendation; or

•	recommend, adopt, approve or enter into, or publicly propose or resolve to recommend, adopt, approve or enter into, any acquisition proposal or any letter of intent, agreement in principle or definitive agreement.

We refer to each of the actions or events in the bullets above as an “adverse recommendation change.”

Prior to obtaining the Company stockholder approval, the Board may:

•	effect an adverse recommendation change in respect of an acquisition proposal, or enter into an agreement providing for a transaction that constitutes a superior proposal, if:

•	the Company shall have received an acquisition proposal that the Board determines, in good faith, after consultation with its outside legal counsel and Financial Advisors, constitutes a superior proposal,

•	the Board determines in good faith, after consultation with outside legal counsel, that the failure to take action with respect to such superior proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable law,

•	the Company has provided four business days prior written notice to Parent that it intends to take such action,

•	if Parent shall have delivered to the Company a written offer capable of being accepted by the Company to alter the terms or conditions of the Merger Agreement during such four business day period, the Board shall have determined in good faith (after consultation with its outside legal counsel and Financial Advisors), after considering the terms of such offer by Parent, that the superior proposal giving rise to the notice by the Company continues to be a superior proposal,

•	in the case of the Board entering into an agreement providing for a transaction that constitutes a superior proposal, the Company terminates the Merger Agreement; and

•	if any superior proposal is revised, then the Company shall deliver to Parent a new notice and again comply with the above requirements with respect to such revised superior proposal on each occasion on which a revised superior proposal is submitted, provided, that in connection with each new notice, each reference to a four business day period in the bullets above shall be deemed to be a reference to a three business day period.

•	in response to any event, fact, circumstance, development or occurrence that is material to the Company and its subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, the Board as of the date of the Merger Agreement, which event, fact, circumstance, development or occurrence becomes known to the Board prior to obtaining the Company stockholder approval and does not involve or relate to an acquisition proposal, effect an adverse recommendation change if:

•	the Board determines in good faith, after consultation with outside legal counsel, that the failure to effect such adverse recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law,

•	the Company provided four business days prior written notice to Parent that it intends to take such action, and

•	if Parent shall have delivered to the Company a written offer capable of being accepted by the Company to alter the terms or conditions of the Merger Agreement during such four business day period, the Board shall have determined in good faith (after consultation with its outside legal counsel and Financial Advisors), after considering the terms of such offer by Parent, that the failure to effect such adverse recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

The Merger Agreement does not prohibit the Company or the Board from (i) complying with its disclosure obligations under U.S. federal or state law or other applicable laws, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or from making any legally required disclosure to stockholders with regard to the transactions contemplated by the Merger Agreement or an acquisition proposal (provided, that neither the Company nor the Board may recommend any acquisition proposal or make an adverse recommendation change unless permitted by the Merger Agreement), (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act, or (iii) contacting and engaging in discussions with any person or group and their respective representatives who has made an acquisition proposal that was not solicited in breach of the Merger Agreement solely for the purpose of clarifying such acquisition proposal and the terms thereof.

Company Stockholder Approval

The Company is required to mail this proxy statement as promptly as reasonably possible after the date the SEC staff advises that the SEC has no further comments to this proxy statement or that the Company may commence mailing this proxy statement.

The Company is required to take all lawful action to call, give notice of, convene and hold a stockholders’ meeting on a date as soon as reasonably practicable following the date of the Merger Agreement for the purpose of obtaining the Company stockholder approval and, in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the stockholders of the Company for a non-binding advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. The Company is required to take all lawful action to solicit the approval of the Merger Agreement by its stockholders. The Company is not entitled to change the record date for the stockholders’ meeting without the prior written consent of Parent or as required by applicable law. Except to the extent the Company has effected an adverse recommendation change in accordance with the terms of the Merger Agreement:

•	the Board is required to recommend the adoption and approval of the Merger Agreement by the Company’s stockholders and is required to include that recommendation in this proxy statement, and

•	neither the Board nor any committee of the Board may withdraw, modify or qualify (or publicly propose to withdraw or modify or qualify) in any manner adverse to Parent the Board’s recommendation, or take any other action or make any other public statement in connection with the stockholders’ meeting inconsistent with such recommendation.

If at any time prior to the effective time of the Merger any information relating to the Company or Parent, or any of their respective affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to this proxy statement, so that this proxy statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information is required to promptly notify the other parties to the Merger Agreement and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the Company stockholders.

Without limiting the Company’s right to enter into a superior proposal and terminate the Merger Agreement pursuant to the terms of the Merger Agreement, (i) the obligation of the Company to call, give notice of, convene and hold the stockholders’ meeting and to hold a vote on the adoption of the Merger Agreement will not be affected by the commencement, disclosure, announcement or submission to the Company of any acquisition proposal (whether or not a superior proposal), or by an adverse recommendation change by the Board, and (ii) in any case in which the Company makes an adverse recommendation change, the Company remains obligated to submit the Merger Agreement to a vote of its stockholders, although the Company would not be obligated to recommend to its stockholders the adoption of the Merger Agreement at any meeting to the extent that the Board has made an adverse recommendation change.

The Merger Agreement requires Parent to vote all shares of Lumos Networks Common Stock beneficially owned by it or any of its subsidiaries in favor of adoption of the Merger Agreement at the stockholders meeting.

Required Governmental Approvals and Other Consents

The Company, Parent and Merger Sub have each agreed, subject to the terms of the Merger Agreement, to cooperate with one another and use their reasonable best efforts to:

•	take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to consummate and make effective the Merger as promptly as reasonably practicable;

•	obtain from any governmental authorities any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by Parent, Merger Sub or the Company or any subsidiary of the Company, or avoid any legal proceeding by any governmental authority, in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;

•	as promptly as is reasonably practicable but in any event within ten business days after the date of the Merger Agreement (or within 30 calendar days after the date of the Merger Agreement with respect to certain identified required governmental approvals) make or cause to be made the applications or filings required to be made by Parent, Merger Sub, the Company and the subsidiaries of the Company under or with respect to the required governmental approvals or any other applicable laws in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger and the payment of any fees due in connection with such applications or filings;

•	comply at the earliest reasonably practicable date with any request under or with respect to the required governmental approvals and any such other applicable laws for additional information, documents or other materials received by Parent or the Company from the FTC, the DOJ, the FCC, CFIUS, Team Telecom or any other governmental authority in connection with such applications or filings or the Merger;

•	defend any legal proceedings challenging the Merger Agreement or the consummation of the Merger; and

•	coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making any filing under or with respect to the required governmental approvals or any such other applicable laws and any filings, conferences or other submissions related to resolving any investigation or other inquiry by any governmental authority.

Each of the Company and Parent is required to use its reasonable best efforts to, and cause their respective subsidiaries to, furnish to the other party all information necessary (including, but not limited to, information about or from their respective direct or indirect owners) for any such application or other filing to be made in connection with the Merger. Each of the Company and Parent must promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any governmental authority regarding any such application or filing. If a party intends to independently participate in any meeting with any governmental authority in respect of any such filings, investigation or other inquiry, then that party is required to give the other party reasonable prior notice of such meeting and invite representatives of the other party to participate in the meeting unless prohibited by the governmental authority. The Merger Agreement requires the Company and Parent to cooperate with each other with respect to all matters relating to any governmental authority relating to any regulatory, governmental, CFIUS or Team Telecom Agencies matters. The Merger Agreement provides that the Company and Parent shall both, to the extent practicable, have the opportunity to participate in all meetings with, review communications to, and receive copies of communications from, any governmental authority in connection with obtaining any necessary regulatory, governmental, CFIUS or Team Telecom Agencies clearances.

The Merger Agreement requires Parent to take any and all actions and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any applicable law that may be asserted by any governmental authority (including, without limitation, those in connection with the required governmental approvals) with respect to the Merger so as to enable the consummation of the Merger to occur as soon as reasonably possible (and in any event, no later than November 18, 2017, which we refer to as the “end date”). However, nothing in the Merger Agreement requires Parent to:

•	take or agree to take any action with respect to (A) any of its affiliates (other than the Company or its subsidiaries) or any direct or indirect portfolio companies of investment funds advised or managed by one or more affiliates of Parent or any investment funds advised or managed by one or more affiliates of Parent, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such affiliates or any direct or indirect portfolio companies of investment funds advised or managed by one or more affiliates of Parent or any investment funds advised or managed by one or more affiliates of Parent or (B) the selling, divesting, conveying or holding separate with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of Parent, the Company or any of its subsidiaries in more than a de minimis respect, or

•	be required to accept or agree to any burdensome condition, which for purposes of the Merger Agreement is defined to mean any actions or undertakings necessary to obtain the approval of CFIUS, the Team Telecom Agencies or any other governmental authority that, pursuant to a mitigation agreement or otherwise, would impose requirements on the Company and its subsidiaries (or their assets and businesses) that individually or in the aggregate, would reasonably be expected to have an adverse effect in any material respect on the financial condition or results of operations of the Company and its subsidiaries, taken as a whole, provided that any such actions or undertakings that are substantially similar to the terms of mitigation agreements previously entered into by Parent’s affiliates with CFIUS and the Team Telecom Agencies with respect to their acquisition of Tampnet would not be a burdensome condition.

The Company and Parent are required to give any notices to third parties, and use, and cause their respective subsidiaries to use, reasonable efforts to obtain any consents under any Company material agreements necessary, proper or advisable to consummate the Merger. The Company and Parent will coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company material agreements.

Until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, Parent and the Company are required to promptly notify each other in writing of any pending or threatened legal proceedings challenging or seeking material damages in connection with the Merger or seeking to restrain or prohibit the consummation of the Merger or otherwise limit in any material respect the right of Parent to own or operate all or any portion of the businesses or assets of the Company or any of its subsidiaries.

If any legal proceeding is instituted by a governmental authority challenging the Merger as violative of applicable law, the Merger Agreement requires each of the Company and Parent to cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such legal proceeding, including any legal proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger.

The Merger Agreement states that nothing in the Merger Agreement gives Parent or Merger Sub the right to control or direct the operations of the Company prior to the consummation of the Merger and that prior to the effective time of the Merger, the Company will exercise, consistent with the terms and conditions of the Merger Agreement, complete unilateral control and supervision over its business operations.

Continuing Employees

The Merger Agreement requires that, during the one-year period following the effective time of the Merger, Parent and its affiliates provide each continuing employee for so long as the employee is employed during that one-year period:

•	an annual base salary or wage level and cash bonus opportunity at least equal to the annual base salary or wage level and cash bonus opportunity to which the continuing employees were entitled immediately prior to the effective time of the Merger,

•	severance benefits that are no less favorable than those severance benefits provided under the Company benefit or compensation plans or arrangements immediately prior to the date of the Merger Agreement, and

•	benefits, perquisites and other terms and conditions of employment that are substantially similar in the aggregate to the benefits, perquisites and other terms and conditions of employment that such continuing employees were entitled to immediately prior to the effective time of the Merger under the Company benefit or compensation plans or arrangements.

The Merger Agreement further requires Parent or its affiliates to pay annual bonuses for the Company’s fiscal year that includes the effective time of the Merger in accordance with the Company’s 2017 TIP.

The Merger Agreement also provides that, after the effective time of the Merger, Parent will use commercially reasonable efforts to:

•	ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any continuing employees or their dependents or beneficiaries under any welfare benefit plans in which such employees or their dependents or beneficiaries may be eligible to participate; and

•	provide or cause to be provided that any costs or expenses incurred previously by continuing employees (and their dependents or beneficiaries) during any plan year in which such continuing employees (and their dependents or beneficiaries) commence participation under any other welfare plans shall be taken into account for purposes of satisfying applicable deducible, co-payment, coinsurance, maximum out-of- pocket provisions and like adjustments or limitations on coverage under any such other welfare benefit plans for which participation commences during any plan year.

The Merger Agreement further requires that all continuing employees receive credit for all service with the Company, its subsidiaries and their predecessors, prior to the closing of the Merger for all purposes, including, eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual (but not for purposes of benefit accruals or benefit levels (i) under any defined benefit pension plan or retiree welfare plan or (ii) which would result in any duplication of benefits for the same periods of service), early retirement subsidies and severance.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that, after the effective time of the Merger, the surviving corporation will, and Parent will cause the surviving corporation to, indemnify and hold harmless, and will advance expenses as incurred to, each current and former director and officer of Lumos Networks and its subsidiaries, which we refer to as “indemnitees,” against any costs or expenses, judgments, fines, losses, claims, damages, liabilities or awards incurred in connection with any proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with matters existing or occurring at or prior to the effective time of the Merger, including the fact that such indemnitee is or was a director or officer of Lumos Networks or any of its subsidiaries or any acts or omissions occurring or alleged to occur prior to the effective time of the Merger, to the same extent any such indemnitee would have been entitled to under Delaware law and under the organizational documents of Lumos Networks or any of its subsidiaries in effect on of the date of the Merger Agreement. Any indemnitee receiving an advancement of expenses will be required to provide, as a condition to such advancement, an undertaking to repay such advances if it is ultimately determined that such indemnitee is not entitled to indemnification.

The Merger Agreement also requires that, for a period of six years after the effective time of the Merger:

•	the surviving corporation will assume, and Parent will cause the surviving corporation to assume, the obligations of Lumos Networks and its subsidiaries with respect to rights to indemnification, exculpation and advancement of expenses for acts or omissions occurring at or prior to the effective time of the Merger existing in favor of indemnitees as provided in the organizational documents of Lumos Networks or any of its subsidiaries or in any indemnification contract between an indemnitee and Lumos Networks or any of its subsidiaries, in each case, as in effect on the date of the Merger Agreement; and

•	the surviving corporation will maintain, and Parent will cause the surviving corporation to maintain, provisions of the surviving corporation’s organizational documents with respect to limitation of liabilities of directors and indemnification and advancement of expenses of officers and directors of the Company that are no less favorable to the indemnitees than were set forth in the organizational documents of Lumos Networks as in effect on the date of the Merger Agreement. During that period, the surviving corporation will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights of any indemnitee. If any actual or threatened claim is made during that period, all indemnification rights related to that claim will continue until the disposition or resolution of such the action, suit, proceeding or investigation in accordance with the surviving corporation’s organizational documents.

The Merger Agreement provides that, prior to the effective time of the Merger, Lumos Networks will or, will cause the surviving corporation as of the effective time of the Merger to, obtain and pay for a six-year non-cancellable extension of the directors’ and officers’ liability coverage of Lumos Networks’ existing directors’ and officers’ insurance policies and existing fiduciary liability insurance policies, which we refer to as “D&O insurance,” with respect to any claim related to any period of time at or prior to the effective time of the Merger. The extension of the D&O insurance, or “tail,” is required to be obtained from an insurance carrier with the same or better credit rating as Lumos Networks’ current insurance carrier with respect to D&O insurance and is required to have terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under Lumos Networks’ existing D&O insurance policies. If Lumos Networks and the surviving corporation do not obtain such D&O insurance on or prior to the effective time of the Merger, the surviving corporation will, and Parent will cause the surviving corporation to, continue to maintain in effect, for a period of at least six years from and after the effective time of the Merger, the D&O insurance in place as of the date of the Merger Agreement with Lumos Networks’ current insurance carrier or with an insurance carrier with the same or better credit rating and with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under Lumos Networks’ existing policies as of the date of the Merger Agreement. Alternatively, the surviving corporation will purchase from Lumos Networks’ current insurance carrier or from an insurance carrier with the same or better credit rating comparable D&O insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than as provided in Lumos Networks’ existing policies as of the date of the Merger Agreement, but under no circumstance will Lumos Networks pay, or will Parent or the surviving corporation be required to pay, a one-time premium in connection with the “tail” policy in excess of 300% of the amount per year that Lumos Networks paid in its last full fiscal year or annual premiums in excess of 300% of the amount per year that Lumos Networks paid in its last full fiscal year. If the aggregate premiums of the D&O insurance required to be maintained exceed these limits, then Lumos Networks or the surviving corporation will only be required to obtain a D&O insurance policy with the greatest coverage available for a cost not exceeding such limits.

The Merger Agreement provides that if Parent, the surviving corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the surviving corporation, as the case may be, shall assume the Merger Agreement obligations described above with respect to indemnification, exculpation, advance or expenses and D&O insurance.

Parent Financing

The Merger Agreement provides that Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the equity financing and the debt financing on the terms and conditions described in or contemplated by the equity commitment letter and the debt commitment letters (taking into account related “market flex” provisions contained in the debt commitment letters) (or such other terms and conditions acceptable to Parent so long as such terms and conditions satisfy the requirement set forth below with respect to substitute financing) and to consummate the equity financing and debt financing, which we collectively refer to as the financing, on the closing date and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy, under the equity commitment letter and the debt commitment letters, which we collectively refer to as the financing commitments, without the prior written consent of the Company if such amendments, modifications or waivers would:

•	reduce the aggregate amount of the financing (including by increasing the fees payable thereunder or the original issue discount applicable to the financing) below the amount, which we refer to as the “required financing amount,” required for Parent to consummate the Merger and the other transactions contemplated by the Merger Agreement, including (i) the payment of the Merger Consideration for all of the shares of Lumos Networks Common Stock on a fully-diluted basis, (ii) making all payments in respect of the Company stock options, Company restricted stock and Company Purchase Rights, (iii) the repayment or refinancing of all indebtedness of the Company required to be repaid under the Merger Agreement and (iv) the payment of all related fees and expenses of Parent, Merger Sub and their respective representatives pursuant to the Merger Agreement;

•	impose new or additional conditions, or expand, amend or modify any of the conditions to the receipt of the financing that would prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement;

•	materially delay or impair the availability of the financing at the closing or materially impede the satisfaction of the conditions to obtaining the financing; or

•	adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties.

We refer to any amendments, modifications or waivers that would have any of results or impacts described in the bullets above as a restricted financing commitment amendment. The Merger Agreement allows Parent to amend the financing commitments without the consent of the Company to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the financing commitments as of the date of the Merger Agreement so long as any such amendment is not a restricted financing commitment amendment.

The Merger Agreement requires Parent to use its reasonable best efforts to:

•	maintain in effect the financing commitments;

•	satisfy on a timely basis (taking into account the marketing period) all conditions to obtaining the financing that are within its control or subject to its influence;

•	enter into definitive agreements with respect to the financing commitments on the terms and conditions contained in the financing commitments (taking into account related “market flex” provisions contained in the debt commitment letters) (or such other terms and conditions acceptable to Parent so long as such terms and conditions satisfy the requirement set forth below with respect to substitute financing);

•	fully pay (including from the proceeds of the financing) any and all commitment fees or other fees required to be paid under the financing commitments on or prior to the closing date;

•	enforce its rights under the financing commitments; and

•	in the event that all conditions in the financing commitments have been satisfied, consummate the financing on or before the closing date.

The Merger Agreement requires Parent to provide a copy of any amendment, supplement or modification of the financing commitments to the Company.

The Merger Agreement provides that if funds in the amounts set forth in the financing commitments, or any portion thereof, become unavailable on the terms and conditions set forth therein (taking into account related “market flex” provisions contained in the debt commitment letters), then Parent will, as promptly as practicable following the occurrence of such event:

•	notify the Company in writing thereof;

•	use reasonable best efforts to obtain substitute financing (on terms and conditions that are no less favorable (taking into account related “market flex” provisions contained in the debt commitment letters) to Parent and Merger Sub, than the terms and conditions as set forth in the financing commitments (taking into account any “market flex” provisions with respect to the debt commitment letters) in an amount, when added to the portion of the financing commitments that is still available, that is no less than the required financing amount; and

•	deliver to the Company copies of the new commitment letter and fee letter with respect to any such substitute financing (in a redacted form removing fee information, economic terms of the “market flex” provisions and other economic provisions that are customarily redacted in connection with Merger Agreements of this type, but which redacted information does not relate to the aggregate amount of commitments under the financing, the availability of the financing or the conditionality of, or contain any conditions precedent to, the funding of the substitute financing) and related definitive financing documents with respect to such substitute financing.

The Merger Agreement provides that Parent and Merger Sub shall give the Company prompt notice:

•	of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or material default) by any party to any financing commitment or definitive document related to the financing;

•	of the receipt of any written notice or other written communication from any debt financing sources with respect to any actual or threatened material breach, material default, withdrawal, early termination or repudiation by any debt financing sources of any provisions of the financing commitments or any definitive document related to the financing that would, in any such case, reasonably be expected to adversely affect the timely availability (taking into account the timing of the marketing period) or the amount of the financing commitments;

•	of any amendment or modification of, or waiver under, the financing commitments or any related fee letters;

•	of any material dispute or disagreement between or among any parties to the financing commitments (other than customary negotiations in the ordinary course between or among any parties to the financing commitments with respect to the definitive documentation for the financing); and

•	if for any reason Parent or Merger Sub believes in good faith that there is a reasonable possibility that it will not be able to timely obtain (taking into account the timing of the marketing period) all or any portion of the financing.

The Merger Agreement provides that, despite the notice obligation of Parent described above, Parent is not required to disclose any information that is subject to attorney-client or similar privilege if Parent shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the financing or any substitute financing. The Merger Agreement does not obligate Parent to pay any fees or agree to pay any interest rate amounts, in either case, in excess of those contemplated by the financing commitments (taking into account any “market flex” provisions with respect to the debt commitment letters) or to consummate the debt financing prior to the completion of the marketing period.

The Merger Agreement requires the Company to, and to use its reasonable best efforts to cause its subsidiaries and its and their respective officers, directors and employees to, and to use its reasonable best efforts to direct its and their respective accountants, legal counsel and other representatives to, at Parent’s sole expense, provide Parent with all cooperation as may be reasonably requested by Parent in connection with the arrangement of the debt financing contemplated by the financing commitments, including the following:

•	assisting Parent in preparation for, and participating with Parent in, the marketing efforts for the debt financing, including, without limitation, participation in (and causing senior members of management and representatives of the Company and its subsidiaries to participate in) a reasonable number of meetings (including customary one-on-one meetings), presentations, conference calls, due diligence sessions (including accounting due diligence sessions) and other sessions with the debt financing sources, prospective lenders and investors and rating agencies in connection with the financing and providing assistance to Parent in obtaining ratings as contemplated by the debt financing;

•	assisting with the preparation of materials for rating agency presentations and bank information memoranda (including (x) the delivery of an additional bank information memorandum that does not include material non-public information with respect to the Company and its subsidiaries or any of its or their respective securities and (y) execution and delivery of one or more customary authorization and representation letters contemplated by the debt commitment letters or otherwise that are customary for such financing), lender presentations and similar documents required in connection with the marketing and syndication of the financing; provided, that any such bank information memoranda shall contain disclosure and financial statements with respect to the Company or the surviving corporation reflecting the surviving corporation and/or its subsidiaries as the obligor(s); provided, further, that the Company shall not be required to prepare any projections;

•	as promptly as reasonably practicable (A) furnishing Parent and Merger Sub and the financing sources with the historical and pro forma financial information required to be furnished to the debt financing sources pursuant to the debt commitment letters or any substantially similar requirements of any substitute financing and such other financial and other pertinent information regarding the Company as may be reasonably requested by Parent or the financing sources to assist in the preparation of any syndication, offering or other similar marketing materials and/or documents related to the debt financing or that are necessary for the satisfaction of the obligations and conditions set forth in the financing commitments, (B) assisting Parent in the preparation of pro forma financial information and pro forma financial statements by Parent to be included in any syndication, offering or other similar marketing materials and/or documents relating to the debt financing; provided, that the Company shall not be required (x) to provide any financial information related to Parent or any of its subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent or (y) to disclose any information that is subject to attorney client or similar privilege if the Company shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege or (z) to produce or prepare any projections and (C) informing Parent if the Company or its subsidiaries shall have actual knowledge of any facts that would likely require the restatement of any financial statements included in the historical and pro forma financial information required to be furnished to the debt financing sources pursuant to the debt commitment letters (or any substitute financing) for such financial statements to comply with GAAP;

•	using reasonable best efforts to obtain any legal opinions reasonably requested by Parent;

•	assisting Parent in the preparation, negotiation, execution and delivery of one or more credit or other agreements in connection with the debt financing (including providing information necessary for the completion of any schedules thereto), provided, that neither the Company nor any of its subsidiaries shall be required to enter into any such agreement prior to the effective time of the Merger (other than the representation and authorization letters referred to in the second bullet above unless the effectiveness thereof shall be conditioned upon, or become operative upon, the occurrence of the effective time of the Merger;

•	assisting Parent in the preparation, negotiation, execution and delivery of other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the debt financing as may be reasonably requested by Parent in connection with the debt financing (including providing information necessary for the completion of any schedules thereto) and otherwise reasonably facilitating the pledge of collateral (including lien searches, lien releases and instruments of termination or discharge that are reasonably requested by Parent in order to release all liens over the property and assets of the Company and taking reasonable actions for the purposes of establishing collateral arrangements) and providing of guarantees contemplated by the debt commitment letters (provided, that the Company and its subsidiaries shall not be required to enter into any such document or instrument prior to the effective time of the Merger (other than the representation and authorization letters referred to in the second bullet above) unless the effectiveness thereof shall be conditioned upon, or become operative upon, the occurrence of the effective time of the Merger);

•	at least four business days prior to the closing date, providing Parent with all documentation and information regarding the Company and its subsidiaries that the debt financing sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) to the extent reasonably requested in writing by Parent at least nine business days prior to the closing date;

•	obtaining customary executed payoff letters, lien terminations and instruments of discharge, and give any other necessary notices within the required time periods (excluding any such notices of prepayment and/or redemption which are irrevocable or which are otherwise not conditioned on the closing), to allow for the payoff, discharge and termination in full at the closing of all indebtedness required by the debt commitments letters to be terminated;

•	cooperating with the debt financing sources’ requests for due diligence;

•	taking and/or facilitating all corporate resolutions and other organizational actions, subject to the occurrence of the closing, reasonably requested by Parent that are necessary or customary to permit the consummation of the debt financing; and

•	executing and delivering customary closing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer or person performing similar functions of the Company with respect to solvency matters in the form attached to the debt commitment letters (or as attached to, or required by, any substitute financing).

The Merger Agreement provides that nothing in the Merger Agreement will require any cooperation by the Company to the extent that it would:

•	require the Company or any of its subsidiaries or representatives, as applicable, to agree to pay any commitment or other fees or reimburse any expenses prior to the effective time of the Merger, or incur any liability that is not subject to reimbursement or indemnity from Parent;

•	unreasonably interfere with the ongoing business or operations of the Company and its subsidiaries;

•	require the Company or any of its subsidiaries to take any action that will conflict with or violate any applicable law;

•	require the Company or any of its subsidiaries to enter into any financing or purchase agreement, promissory note, pledge or security agreement, mortgage or any other similar instrument, document or agreement for the financing prior to the effective time of the Merger (other than the representation and authorization letters contemplated by the debt commitment letters or otherwise that would be customary for the financing) unless the effectiveness thereof shall be conditioned upon, or become operative upon, the occurrence of the effective time of the Merger Agreement;

•	require (x) the Board to adopt resolutions approving the agreements, documents and instruments pursuant to which the financing commitments are obtained or (y) the boards of directors (or other similarly governing bodies) of the subsidiaries of the Company to adopt resolutions approving the agreements, documents and instruments pursuant to which the financing commitments are obtained (except to the extent such subsidiary resolutions are contingent upon the closing or become effective after giving effect to the effective time of the Merger); or

•	result in any officer or director of the Company or any of its subsidiaries incurring any personal liability with respect to any matters relating to the financing.

The Merger Agreement requires Parent to promptly, upon request by the Company, advance or reimburse the Company or cause the Company to be advanced or reimbursed for all reasonable and documented out-of-pocket costs and expenses (including those of its accountants, consultants, outside legal counsel, agents and other representatives) incurred or to be incurred by the Company or any of its subsidiaries in connection with the actions and cooperation in connection with the financing. The Merger Agreement also requires Parent to indemnify, defend and hold harmless the Company, its subsidiaries and its representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing and any information utilized in connection therewith (other than historical information relating to the Company or its subsidiaries or other information furnished in writing by the Company or its subsidiaries), except to the extent suffered or incurred as a result of the bad faith, gross negligence, or willful misconduct by the Company or its subsidiaries or, in each case, their respective affiliates and representatives. The Merger Agreement provides that all material non-public information regarding the Company and its subsidiaries provided to Parent, Merger Sub and their representatives and affiliates pursuant to the provisions described in this paragraph will be kept confidential in accordance with the confidentiality agreement between the parties.

Under the Merger Agreement, the Company consents to the use of the logos of the Company and its subsidiaries by (i) Parent, Merger Sub, the EQT Fund, the equity financing sources and other persons related to Parent, Merger Sub, the EQT Fund and the equity financing sources, as well as by (ii) the debt financing sources and other persons related to the debt financing sources in connection with the debt financing, except that any of these persons who use the logos are required to ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.

The Merger Agreement provides that if the Company has remaining sufficient cash and access to undrawn available lines of credit to insure the Company remains as going concern, the Company will cooperate with Parent to make available cash on hand of the Company and its subsidiaries to be used for the funding of the Merger and the other transactions contemplated by the Merger Agreement as of the Effective Time.

Transaction Litigation

The Merger Agreement requires the Company to, as promptly as reasonably practicable, notify Parent of any litigation related to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement that is brought against the Company or any members of the Board after the date of the Merger Agreement and prior to the effective time of the Merger and shall keep Parent reasonably informed with respect to the status of any such transaction litigation. These efforts by the Company are to include facilitating meetings between counsel of the Company and counsel of Parent and, as promptly as reasonably practicable, diligently responding to inquiries with respect to any such transaction litigation made by Parent or its counsel. The Merger Agreement provides that the Company shall give Parent the opportunity to participate in the defense, settlement or compromise of any transaction litigation (including providing Parent the opportunity to review and comment on proposed additional disclosure in this proxy statement). The Merger Agreement prohibits the Company from settling or compromising or agreeing to settle or compromise any transaction litigation without Parent’s prior written consent, which consent is not to be unreasonably withheld, conditioned or delayed.

Stock Exchange Delisting and Deregistration of Our Common Stock

The Merger Agreement provides that, prior to the effective time of the Merger, the Company shall provide reasonable cooperation to Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of NASDAQ and the SEC to enable the de-listing by the surviving corporation of the Lumos Networks Common Stock from NASDAQ and the deregistration of the Lumos Networks Common Stock under the Exchange Act as promptly as practicable after the effective time of the Merger.

Notice of Certain Events

The Merger Agreement provides that each of the Company and Parent shall promptly notify the other of:

•	any facts or circumstances, or the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party hereto to effect the Merger or any of the transactions contemplated by the Merger Agreement not to be satisfied;

•	any notice or other communication from any person alleging that the consent of such person is required in connection with the transactions contemplated by the Merger Agreement;

•	any notice or other communication from any governmental authority in connection with the transactions contemplated by the Merger Agreement; and

•	any legal proceedings commenced or, to its knowledge, threatened in writing against the Company or any of its subsidiaries or Parent and any of its affiliates (including the EQT Fund), as the case may be, that relate to the consummation of the transactions contemplated by the Merger Agreement.

Conditions to the Closing of the Merger

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions at or prior to the effective time of the Merger:

•	the Company stockholder approval shall have been obtained;

•	no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or governmental authority or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect, and no applicable law shall have been adopted, enacted, issued, enforced, entered, or promulgated in any jurisdiction in which the Company or any of its subsidiaries engage in business activities that prohibits or makes illegal the consummation of the Merger, provided, however, that prior to invoking this condition the relevant party shall have complied in all material respects with its obligations under the Merger Agreement with respect to obtaining regulatory approvals; and

•	the required governmental approvals shall have been obtained (or in the case of required governmental approvals that only require notification, such notification shall have been made).

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the effective time of the Merger of the following conditions:

•	the representations and warranties of the Company with respect to:

•	corporate organization, existence, authority, enforceability, Board approval and recommendation of the Merger and the Merger Agreement, capitalization, indebtedness for borrowed money and Financial Advisors’ fees shall be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as if made as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified date, which shall be true and correct only as of such date) (which, with respect to the representations and warranties with respect to capitalization (with respect to the Company only), indebtedness for borrowed money and Financial Advisors’ fees will mean that there are no inaccuracies in such representations and warranties that, individually or in the aggregate, would result in the sum of (x) the increase in the aggregate amount of consideration required to be paid to the holders of the shares of Company stock, Company stock options, Company restricted stock, Company Purchase Rights and the Warrant, (y) the increase in the aggregate outstanding principal amount of indebtedness for borrowed money of the Company and its subsidiaries outstanding as of the date of the Merger Agreement and (z) the increase in the amounts required to be paid to Financial Advisors, exceeding $2,000,000 in the aggregate), and

•	the absence of any company material adverse effect since January 1, 2016 shall be true and correct as of the date of the Merger Agreement and as of the closing date as if made as of such date;

•

all other representations and warranties of the Company contained in the Merger Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or company material adverse effect set forth in such representations and warranties) as of the date of the Merger Agreement and as of the closing date as if made as of such date (other than any such representations and warranty that by its terms addresses matters only as another specified date, which shall be true and correct only as of such date), except, for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a company material adverse effect;

•	the Company shall have performed in all material respects all obligations and covenants required to be performed by it under the Merger Agreement at or prior to the closing date;

•	since the date of the Merger Agreement, there shall not have occurred a company material adverse effect; and

•	Parent’s receipt of a certificate signed by the chief executive officer or chief financial officer of the Company dated as of the closing date certifying that the closing conditions specified above have been satisfied.

The obligations of the Company to effect the Merger are also subject to the satisfaction (or waiver to the extent permitted by applicable law) of the following conditions:

•	the representations and warranties of Parent contained in the Merger Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or parent material adverse effect set forth in such representations and warranties) as of the date of the Merger Agreement and as of the closing date as if made as of such date (other than any such representations and warranty that by its terms addresses matters only as another specified date, which shall be true and correct only as of such date), except for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a parent material adverse effect. For purposes of the Merger Agreement, a parent material adverse effect means any change, effect, event, development, fact, condition, circumstance or occurrence that, individually or in the aggregate, would or would reasonably be expected to prevent or materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement;

•	Parent shall have performed in all material respects all obligations and covenants required to be performed by it under the Merger Agreement at or prior to the closing date; and

•	the Company’s receipt of a certificate signed by an executive officer of Parent and dated as of the closing date, certifying that the closing conditions specified above have been satisfied.

Termination of the Merger Agreement

The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger, whether before or, except as described below, after the receipt of the Company stockholder approval as follows:

•	By mutual written agreement of Parent and the Company;

•	By either Parent or the Company, if:

•	the Merger has not been consummated on or before November 18, 2017, which we refer to as the “end date,” provided, that:

•

each of Parent and the Company may, in its respective sole discretion, extend the end date to a date not beyond February 18, 2018 if any required governmental approval has not yet been obtained but all other conditions to closing have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing and that would have been satisfied if the closing were to have occurred on the end date) by delivering notice of such extension to the other party not less than three business days prior to the end date. Upon any such extension, Parent will seek an extension of the debt commitment letters to February 18, 2018 on terms not less favorable to Parent, in any material respect, than those set forth in the debt commitment letters, provided, that, (a) if the debt commitment letters are extended for a period ending earlier than February 18, 2018, the end date may only be extended for such shorter period of time and (b) if the debt commitment letters are not extended for any period, the end date will remain November 18, 2017; and

•	neither party may extend the end date or terminate the Merger Agreement if the failure of the Merger to have been consummated on or before the end date was due to the breach of the party seeking to terminate the Merger Agreement. The Merger Agreement provides that neither Parent nor Merger Sub will be deemed to be in breach of the Merger Agreement solely as a result of its inability to consummate the transactions contemplated by the Merger Agreement on the date the closing was required to occur due to the proceeds of the debt financing not being available in full pursuant to the terms of the debt financing, although the foregoing will not impact Parent’s obligation to pay the parent termination fee, if otherwise due, pursuant to terms of the Merger Agreement;

•	there shall be any permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and such injunction or other order, restraint or prohibition shall have become final and nonappealable, provided, that this termination right will not be available to a party if the injunction, order, restraint or other prohibition being issued resulted from the breach of any of such party’s representations, warranties, covenants or other agreements contained in the Merger Agreement and such breach would result in a failure of a condition precedent to the obligation of the Company to close; or

•	at the Company stockholder meeting (including any subsequent meeting following an adjournment or postponement thereof) at which a vote to adopt the Merger Agreement is taken, the Company stockholder approval shall not have been obtained;

•	by Parent, if:

•	there shall have been an adverse recommendation change; or

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in the Merger Agreement shall have occurred that would cause a condition precedent to Parent’s obligation to close not to be satisfied and to be incapable of being satisfied by the end date, except that, if such breach is curable by the Company through the exercise of its reasonable best efforts, then, until the earlier of (x) three business days prior to the end date and (y) 30 days after receipt by the Company of notice from Parent of such breach, but only as long as Company continues to use its reasonable best efforts to cure such breach, such termination shall become effective only if the breach is not cured within such cure period, provided, that this right to terminate the Merger Agreement will not be available to Parent if Parent is then in breach of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement and such breach would result in a failure of a condition precedent to the obligation of the Company to close;

•	by the Company, if:

•	the Board authorizes the Company to enter into a written agreement concerning a superior proposal and the Company enters into such agreement substantially concurrently with the termination of the Merger Agreement pursuant to this termination right, provided, that the Company shall not have the right to terminate the Merger Agreement pursuant to this termination right if it has not complied in all material respects with its obligations related to non-solicitation of alternative proposals;

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement shall have occurred that would cause the conditions to the obligation of the Company to close not to be satisfied and to be incapable of being satisfied by the end date, except that, if such breach is curable by Parent or Merger Sub through the exercise of its reasonable best efforts, then, until the earlier of (x) three business days prior to the end date and (y) 30 days after receipt by Parent of notice from the Company of such breach, but only as long as Parent or Merger Sub, as applicable, continues to use its reasonable best efforts to cure such breach, such termination shall become effective only if the breach is not cured within such cure period, provided, that, (i) the cure period shall not be applicable to any breach or failure to perform by Parent or Merger Sub that gives rise to a termination right under the next bullet below; and (ii) the Company shall not have the right to terminate the Merger Agreement as provided in this bullet if it is then in breach of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement and such breach would result in a failure of a condition to the obligation of Parent, Merger Sub and the Company to close or failure of a condition to the obligation of Parent and Merger Sub to close; or

•	each of the following is satisfied:

•	all of the conditions to closing of all parties have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, each of which would have been satisfied if the closing were to have occurred on the date of termination);

•	the Company has given written notice on or after the date on which the closing should have occurred to Parent and Merger Sub that it is prepared, willing and able to consummate the closing and will consummate the closing if Parent and Merger Sub do; and

•	Parent and Merger Sub fail to consummate the transactions contemplated by the Merger Agreement on the date that the closing should have occurred and fail to consummate the closing by the close of business on the second business day following receipt of the notice from the Company referred to in the bullet above.

The Merger Agreement requires the party desiring to terminate the Merger Agreement pursuant to any of the above termination rights (other than pursuant to the mutual written agreement of the Company and Parent) to give notice of such termination to the other party.

Effect of Termination

The Merger Agreement provides that if the Merger Agreement is terminated pursuant to any of the termination rights described above, the Merger Agreement will become void and of no effect without liability of any party or any of its related parties, on the one hand, to the other party and its related parties, on the other hand, except that the confidentiality agreement between the parties (to the extent set forth therein), the termination equity commitment letter (to the extent set forth therein) and specifically enumerated provisions of the Merger Agreement shall survive any such termination, and except in circumstances where the company termination fee is payable in accordance with the terms of the Merger Agreement, no such termination shall relieve the Company from liability or damages to Parent resulting from any willful breach by the Company of any of its representations, warranties, covenants or other agreements set for in the Merger Agreement. The Merger Agreement defines a willful breach as (i) a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a breach of the Merger Agreement or (ii) fraud.

Termination Fees

Under the Merger Agreement, the Company will be required to pay Parent a termination fee, which we refer to as the “company termination fee,” of $16,069,000 under any of the following circumstances:

•	if the Merger Agreement is terminated by Parent upon the occurrence of an adverse recommendation change;

•	if the Merger Agreement is terminated by Parent as the result of a willful breach of the non-solicitation provisions of the Merger Agreement described above;

•	if the Merger Agreement is terminated by the Company substantially concurrently with the Company, upon Board authorization, entering into a written agreement concerning a superior proposal;

•	if the Merger Agreement is terminated by the Company at the Company stockholder meeting at which a vote to adopt the Merger Agreement is taken but the Company stockholder approval is not obtained and, at such time, Parent would have been entitled to terminate the Merger Agreement as a result of an adverse recommendation change by the Board; or

•	if (A) the Merger Agreement is terminated (i) by Parent or the Company as a result of the Merger not being effected by the end date (but only if the Company stockholder meeting has not been held prior to the end date) or as a result of the failure to obtain the Company stockholder approval at the Company stockholder meeting at which a vote to adopt the Merger Agreement is taken (and at the time of termination all conditions to the consummation of the Merger, other than receipt of Company stockholder approval, have been satisfied or waived) or (ii) by Parent as a result of a material and uncured breach of the Merger Agreement by the Company, (B) an acquisition proposal shall have been publicly announced after the date of the Merger Agreement and not withdrawn prior to such termination in the case of termination by Parent or the Company as a result of the Merger not being effected by the end date or by Parent as a result of a material and uncured breach of the Merger Agreement by the Company or prior to the Company stockholder meeting in the case of termination as a result of the failure to obtain the Company stockholder approval at the Company stockholder meeting at which a vote to adopt the Merger Agreement is taken and (C) within twelve months following the date of such termination, the Company or its subsidiaries enter into an agreement providing for an acquisition proposal or an acquisition proposal shall have been consummated (provided, that for purposes of this clause (C), each reference to “20%” in the definition of acquisition proposal shall be deemed to be a reference to “50%”).

Under the Merger Agreement, Parent will be required to pay the Company a termination fee, which we refer to as the “parent termination fee,” of $32,138,000 under any of the following circumstances:

•	if the Merger Agreement is terminated by the Company as the result of a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement shall have occurred that would cause the conditions to the obligation of the Company to close not to be satisfied and to be incapable of being satisfied by the end date, except that, if such breach is curable by Parent or Merger Sub through the exercise of its reasonable best efforts, then, until the earlier of (x) three business days prior to the end date and (y) 30 days after receipt by Parent of notice from the Company of such breach, but only as long as Parent or Merger Sub, as applicable, continues to use its reasonable best efforts to cure such breach, such termination shall become effective only if the breach is not cured within such cure period, provided, that, (i) the cure period shall not be applicable to any breach or failure to perform by Parent or Merger Sub that gives rise to a termination right under the next bullet below; and (ii) the Company shall not have the right to terminate the Merger Agreement as provided in this bullet if it is then in breach of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement and such breach would result in a failure of a condition to the obligation of Parent, Merger Sub and the Company to close or failure of a condition to the obligation of Parent and Merger Sub to close; or

•	if the Merger Agreement is terminated by Parent as a result of the Merger not being effected by the end date and the Company would have been entitled at such time to terminate the Merger Agreement (i) as a result of an uncured breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub or (ii) pursuant to the next bullet below; or

•	if the Merger Agreement is terminated by the Company and each of the following conditions is satisfied:

•	all of the conditions to closing of all parties have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, each of which would have been satisfied if the closing were to have occurred on the date of termination),

•	the Company has given written notice on or after the date on which the closing should have occurred to Parent and Merger Sub that it is prepared, willing and able to consummate the closing and will consummate the closing if Parent and Merger Sub do, and

•	Parent and Merger Sub fail to consummate the transactions contemplated by the Merger Agreement on the date that the closing should have occurred and fail to consummate the closing by the close of business on the second business day following receipt of the notice from the Company referred to in the bullet above.

The Merger Agreement provides that in the event of its termination by the Company or Parent at the Company stockholder meeting at which a vote to adopt the Merger Agreement is taken but the Company stockholder approval is not obtained, then the Company shall pay to, or as directed by, Parent as promptly as possible (but in any event within one business day) following receipt of an invoice therefor for all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors, consultants and other representatives (including financing sources) incurred by Parent, Merger Sub or their respective affiliates in connection with the Merger Agreement and the transactions contemplated thereby, up to an aggregate maximum of $3,500,000, which amount shall be credited against any company termination fee that becomes subsequently payable to Parent.

If the Company or Parent, as applicable, fails to promptly pay any of the amounts described above, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the other party for any such amount, then the Merger Agreement requires the Company or Parent, as applicable, to pay to the other party hereto its reasonable out-of-pocket costs and expenses in connection with such suit, together with interest on the amount of such fee from the date such payment was required to be made to the date of payment at the prime rate as published in the Wall Street Journal on the date such payment was required to be made.

The Merger Agreement provides that if the Company fails to effect the closing pursuant to the Merger Agreement or otherwise breaches the Merger Agreement or fails to perform thereunder, then, except for an order of specific performance as and only to the extent expressly permitted as described below, Parent’s and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) (other than in connection with a willful breach of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement (but excluding circumstances where the company termination fee is payable as described above for which all applicable legal and equitable remedies shall be available to Parent and Merger Sub) against the Company and its related parties in respect of the Merger Agreement shall be to terminate the Merger Agreement and collect, if due, (i) the company termination fee, and (ii) any interest and other amounts payable as specified above, and upon payment of such amounts, except in connection with an order of specific performance as and only to the extent expressly permitted as described below. Additionally, (A) neither the Company nor its related parties shall have any further liability or obligation relating to or arising out of the Merger Agreement, (B) neither Parent nor any of its related parties or any debt financing sources or their related parties shall be entitled to bring or maintain any legal proceeding against the Company or any related party arising out of or in connection with the Merger Agreement or any of the transactions contemplated thereby, and (C) Parent shall use its reasonable best efforts to cause any legal proceedings pending in connection with the Merger Agreement, to the extent maintained by Parent, Merger Sub or any related party or any debt financing sources or their related parties against the Company, its subsidiaries or any related parties, to be dismissed with prejudice promptly following the payment of any such amounts. The Merger Agreement further provides that, other than in connection with a willful breach by the Company of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement (but excluding circumstances where the company termination fee is payable, (x) the amounts Parent and Merger Sub are entitled to collect, if due, are those specified in clauses (i) and (ii) of this paragraph, which are intended to serve as a cap on the maximum aggregate liability of the Company, its subsidiaries and any related parties under the Merger Agreement in the event the Company fails to effect the closing in accordance with the terms of the Merger Agreement or otherwise breaches the Merger Agreement or fails to perform thereunder and under no circumstances shall Parent, Merger Sub or any related party or any debt financing sources and their related parties be entitled to collect, if due, more than the amounts specified in such clauses or to collect, if due, any such amounts, including the company termination fee on more than one occasion and (y) under no circumstances shall Parent, Merger Sub or any other related party or any debt financing sources or their related parties be permitted or entitled to receive both a grant of specific performance of the obligation to close described below in this proxy statement and any money damages, including all or any portion of the company termination fee.

The Merger Agreement provides that if Parent and Merger Sub fail to effect the closing in accordance with the terms of the Merger Agreement or otherwise breach the Merger Agreement or fail to perform thereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance as and only to the extent expressly permitted by the Merger Agreement and described below, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub or any related party or the debt financing sources or their related parties in respect of the Merger Agreement, any contract or agreement executed in connection therewith (including the debt commitment letters, equity commitment letters and the termination equity commitment letter, but excluding the confidentiality agreement between the parties) and the transactions contemplated thereby shall be to terminate the Merger Agreement and collect, if due, (i) the parent termination fee, and (ii) any interest and other amounts payable pursuant to the Merger Agreement and as described above and, except in connection with an order of specific performance as and only to the extent expressly permitted by the Merger Agreement and described below in this proxy statement, (A) none of Parent, Merger Sub or any related party or the debt financing sources or their related parties shall have any further liability or obligation relating to or arising out of the Merger Agreement, any contract or agreement executed in connection herewith (including the debt commitment letters, equity commitment letters and the termination equity commitment letter, but excluding the confidentiality agreement) or any of the transactions contemplated thereby, (B) neither the Company nor any related party shall be entitled to bring or maintain any legal proceeding against Parent, Merger Sub or any related party or the debt financing sources or their related parties arising out of or in connection with the Merger Agreement, any contract or agreement executed in connection herewith (including the debt commitment letters, equity commitment letters and the termination equity commitment letter, but excluding the confidentiality agreements) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) the Company shall use its reasonable best efforts to cause any legal proceedings pending in connection with the Merger Agreement or any contract or agreement executed in connection with the Merger Agreement (including the debt commitment letters, equity commitment letters and the termination equity commitment letter, but excluding the confidentiality agreements) or any of the transactions contemplated thereby, to the extent maintained by the Company or any related party against Parent, Merger Sub or any related party or the debt financing sources or their related parties, to be dismissed with prejudice promptly following the payment of any such amounts. The Merger Agreement further provides that (x) the amounts the Company is entitled to collect, if due, as specified in clauses (i) and (ii) of this paragraph are intended to serve as a cap on the maximum aggregate liability of Parent, Merger Sub and any related party under the Merger Agreement in the event Parent and Merger Sub fail to effect the closing in accordance with the terms of the Merger Agreement or otherwise breach the Merger Agreement or fail to perform thereunder and under no circumstances shall the Company be entitled to collect, if due, more than the amounts specified in such clauses or to collect, if due, any such amounts, including the parent termination fee, on more than one occasion and (y) under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close described below in this proxy statement and any money damages, including all or any portion of the parent termination fee.

Pursuant to the Merger Agreement, unless and until the closing of the Merger has occurred, the Company waives any and all rights and claims against any debt financing sources and their related parties in connection with the Merger Agreement or the financing commitments, whether at law or equity, in contract, in tort or otherwise. However, this waiver and release does not apply to any rights, claims or causes of action that the Company or any of its affiliates or other equity holders may have against the such parties in their capacity as an agent, lender, swingline lender or issuing bank under the Company credit agreement, or for breach of any nondisclosure agreement that such parties may have entered into with the Company or its affiliates.

Specific Performance

The Merger Agreement provides that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions thereof in addition to any other remedy to which they are entitled at law or in equity, and provides for the parties’ waiver of any requirement for the securing or posting of any bond or proof of actual damages in connection with any such remedy. The Merger Agreement also specifically provides that the Company shall be entitled to seek specific performance of Parent’s and Merger Sub’s obligation to cause the equity financing to be funded in accordance with the terms of the equity commitment letter and to cause Parent and Merger Sub to consummate the Merger and the transactions contemplated by the Merger Agreement to occur at the closing, including by demanding Parent to fully enforce the EQT Fund’s obligations under the equity commitment letter and Parent’s rights thereunder, if, and only if:

•	all of the conditions to the obligation of Parent and Merger Sub to close (other than those conditions that by their nature cannot be satisfied until the closing date, but each of which conditions shall be capable of being satisfied upon the closing date) have been satisfied by, and remain satisfied on, the date the closing is required to have occurred and no event shall have occurred nor shall any condition exist that would cause any of such conditions to fail to be satisfied,

•	Parent and Merger Sub fail to complete the closing on the date the closing is required to have occurred,

•	the debt financing provided for by the debt commitment letters has been funded or the debt financing sources have confirmed that the debt financing will be funded at the closing, if the equity financing is funded at the closing, and

•	the Company has irrevocably confirmed to Parent in writing that it is ready, willing and able for the closing to occur if specific performance is granted and that if the equity financing and debt financing are funded, then the closing will occur.

In the Merger Agreement, each of the parties agrees that it will not raise any objections to the availability of the equitable remedy of specific performance or other equitable relief as provided in the Merger Agreement, subject to the limitations described above. Until such time as Parent pays the parent termination fee, the remedies available to the Company pursuant the Merger Agreement shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate the Merger Agreement and collect the parent termination fee as contemplated by the Merger Agreement and described above. The Merger Agreement provides that there is no requirement for any party to institute any proceeding for specific performance prior to or as a condition to exercising any termination right or receiving any termination fee and that the commencement of any legal proceeding or the seeking of specific performance shall not restrict or limit any party’s right to terminate the Merger Agreement in accordance as provided for in the Merger Agreement. The Merger Agreement provides that while the parties may pursue both a grant of specific performance to the extent permitted by the Merger Agreement and the payment of the company termination fee or parent termination fee, under no circumstances shall a party be permitted or entitled to receive both a grant of specific performance to require a party to consummate the closing and payment of the company termination fee or parent termination fee.

Costs and Expenses

The Merger Agreement provides that, except as otherwise provided therein, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs or expenses.

Binding Effect; Benefit; Assignment

The Merger Agreement provides that it shall be binding upon and shall inure to the benefit of the parties thereto and their respective successors and assigns, and no provision of the Merger Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any person other than the parties and their respective successors and assigns, other than:

•	with respect to the provisions regarding the obligations of the Merger Sub, which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof,

•	at and after the effective time of the Merger, the rights of the holders of shares of Lumos Networks Common Stock to receive the Merger Consideration in accordance with the terms and conditions of the Merger Agreement,

•	at and after the effective time of the Merger, the rights of the holders of Company stock options and Company restricted stock to receive the payments contemplated by the Merger Agreement at the effective time of the Merger, and

•	the provisions of the Merger Agreement related to the payment of termination fees and the other certain other amounts shall inure to the benefit of, and shall be enforceable by, certain related parties of the Company and Parent, as the case may be.

Additionally, the Merger Agreement provides that the debt financing sources and their related parties are express third party beneficiaries and have the right to enforce provisions of the Merger Agreement.

Amendments; Waivers

The Merger Agreement provides that except for certain provisions of which the debt financing sources and their related parties are express third party beneficiaries, which may not be amended, modified, supplemented or waived in a manner materially adverse to them without the express written consent of the debt financing sources, the Merger Agreement may only be amended or waived prior to the effective time of the Merger if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, after receipt of the Company stockholder approval, no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law is permitted without such approval having first been obtained.

Governing Law; Jurisdiction; Waiver of Jury Trial

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of Delaware, provided, that the debt financing and all actions related to the debt financing are be governed by and construed in accordance with the laws of the State of New York (except as expressly specified otherwise in the debt commitment letters or in any definitive document related to such financing).

Pursuant to the Merger Agreement, with respect to any legal proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated thereby, each of the parties will submit to the exclusive jurisdiction of the Delaware Chancery Court or, if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Each of the parties agreed to bring any litigation against any financing source in connection with the Merger Agreement, the debt financing or the transactions contemplated thereby exclusively in any New York state or federal court sitting in the Borough of Manhattan.

Each of the parties irrevocably waived any and all right to trial by jury in any proceeding directly or indirectly arising out of or relating to the Merger Agreement, Merger or the debt financing.

MARKET PRICES AND DIVIDEND DATA

Lumos Networks Common Stock is listed on the NASDAQ under the symbol “LMOS.” As of March 23, 2017 there were 23,933,182 shares of Lumos Networks Common Stock outstanding, held by 2,900 stockholders of record.

The following table sets forth, for the indicated periods, the high and low sales prices of Lumos Networks Common Stock for the periods shown as reported by the NASDAQ. No dividends were declared on the Lumos Networks Common Stock in the periods shown:

	Lumos Networks Common Stock
	High	Low
Fiscal Year Ended December 31, 2017
Second Quarter (through April 19, 2017)	$17.86	$17.67
First Quarter	$17.75	$14.85
Fiscal Year Ended December 31, 2016
Fourth Quarter	$15.85	$13.44
Third Quarter	$14.54	$10.94
Second Quarter	$13.05	$10.89
First Quarter	$13.20	$10.42
Fiscal Year Ended December 31, 2015
Fourth Quarter	$13.65	$11.12
Third Quarter	$14.70	$11.30
Second Quarter	$15.95	$13.33
First Quarter	$18.29	$15.25

On March 4, 2015, our Board terminated our quarterly dividend in favor of allocating capital to growth opportunities. Under the terms of the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement, we may not declare or pay dividends to holders of Lumos Networks Common Stock without Parent’s written consent.

The closing price of Lumos Networks Common Stock on the NASDAQ on February 17, 2017, the last trading day prior to the public announcement of the Merger Agreement, was $15.23 per share. On April 19, 2017, the latest practicable trading day before the printing of this proxy statement, the closing price of Lumos Networks Common Stock on the NASDAQ was $17.83 per share. You are encouraged to obtain current market quotations for Lumos Networks Common Stock.

Following the Merger, there will be no further market for Lumos Networks Common Stock and our stock will be delisted from the NASDAQ and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, we will no longer file periodic reports with the SEC.

PROPOSAL 1 – ADOPTION OF THE MERGER AGREEMENT

We are asking you to approve a proposal to adopt the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement, including the Merger. For a detailed discussion of the terms and conditions of the Merger Agreement, see the section entitled “The Merger Agreement” beginning on page 86. A copy of the Merger Agreement is attached to this proxy statement as Appendix A.

Vote Required and Board Recommendation

As discussed in the section entitled “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” beginning on page 46, after considering various factors described in such section, the members of the Board voting on the Merger have determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and advisable and in the best interests of Lumos Networks and its stockholders. All members of the Board voting on the Merger (i) approved the execution, delivery and performance by Lumos Networks of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, (ii) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Lumos Networks and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of the Lumos Networks for adoption and (iv) declared that the Merger Agreement is advisable. The Board recommends that you vote “FOR” the merger proposal.

Under Delaware law, the adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the shares of Lumos Networks Common Stock issued and outstanding as of the close of business on the record date and entitled to vote at the 2017 Annual Meeting of Stockholders. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the merger proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2 – ADJOURNMENT OF THE ANNUAL MEETING

We are asking you to approve a proposal to approve one or more adjournments of the 2017 Annual Meeting of Stockholders to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the 2017 Annual Meeting of Stockholders. If our stockholders approve the adjournment proposal, we could adjourn the 2017 Annual Meeting of Stockholders and any adjourned session of the 2017 Annual Meeting of Stockholders and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the Merger Agreement such that the merger proposal would be defeated, we could adjourn the 2017 Annual Meeting of Stockholders without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares of Lumos Networks Common Stock to change their votes to votes in favor of the adoption of the Merger Agreement. Additionally, we may seek to adjourn the 2017 Annual Meeting of Stockholders if a quorum is not present at the 2017 Annual Meeting of Stockholders.

In addition, the Board could postpone the 2017 Annual Meeting of Stockholders before it commences, subject to the terms of the Merger Agreement. If the 2017 Annual Meeting of Stockholders is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time before such proxies are voted at the 2017 Annual Meeting of Stockholders, as adjourned or postponed. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Vote Required and Board Recommendation

Approval of the adjournment proposal, whether or not a quorum is present, requires the affirmative vote of the holders of a majority of the shares of Lumos Networks Common Stock represented at the 2017 Annual Meeting of Stockholders, either in person or by proxy, and entitled to vote thereon. Abstentions as to the adjournment proposal with respect to shares of Lumos Networks Common Stock otherwise present at the 2017 Annual Meeting of Stockholders and entitled to vote will have the same effect as a vote “AGAINST” the adjournment proposal. Broker non-votes will have no effect on the adjournment proposal.

The Board believes that it is in the best interests of Lumos Networks and its stockholders to be able to adjourn the 2017 Annual Meeting of Stockholders to a later date or dates if necessary for the purpose of soliciting additional proxies in respect of the merger proposal if there are insufficient votes to adopt the Merger Agreement at the time of the 2017 Annual Meeting of Stockholders.

In addition, if a quorum is not present at the 2017 Annual Meeting of Stockholders, the chairman of the meeting or the affirmative vote of the holders of a majority of the shares of Lumos Networks Common Stock represented at the 2017 Annual Meeting of Stockholders, either in person or by proxy, and entitled to vote thereon, although less than a quorum, may adjourn the meeting to another place, date or time (subject to certain restrictions in the Merger Agreement).

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

PROPOSAL 3 – ADVISORY VOTE ON MERGER-RELATED NAMED

EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, Lumos Networks is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that will or may become payable to the named executive officers of Lumos Networks in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, the value of which is set forth under “The Merger—Interests of the Directors and Executive Officers of Lumos Networks in the Merger—Named Executive Officer Golden Parachute Compensation” beginning on page 71.

For purposes of this proxy statement, our named executive officers consist of:

•	Timothy G. Biltz, President and Chief Executive Officer;

•	Johan G. Broekhuysen, Executive vice President and Chief Financial Officer;

•	Diego B. Anderson, Senior Vice President and General Manager of Residential and Small Business;

•	Mary McDermott—General Counsel, Senior Vice President; and

•	Thomas E. Ferry, Senior Vice President and Chief Technology Officer.

The Board encourages you to carefully review the named executive officer Merger-related compensation information disclosed in this proxy statement. As required by Section 14A of the Exchange Act, Lumos Networks is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation that will or may become payable to Lumos Networks’ named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, as disclosed under “The Merger—Interests of the Directors and Executive Officers of Lumos Networks in the Merger—Named Executive Officer Golden Parachute Compensation,” in Lumos Networks’ proxy statement for the 2017 Annual Meeting of Stockholders.”

Stockholders should note that this proposal is separate and apart from Proposal 1 above and is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Lumos Networks, the Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the Merger-related named executive officer compensation proposal requires the affirmative vote of the holders of a majority of the shares of Lumos Networks Common Stock present or represented by proxy at the special meeting and entitled to vote thereon. Abstentions with respect to shares of Lumos Networks Common Stock otherwise present at the 2017 Annual Meeting of Stockholders and entitled to vote will have the same effect as a vote “AGAINST” the advisory executive compensation proposal, but the failure to vote your shares of Lumos Networks Common Stock will have no effect on the outcome of the proposal. Broker non-votes will have no effect on the Merger-related named executive officer compensation proposal. If you sign and return a proxy and do not indicate how you wish to vote on the executive officer Merger-related compensation proposal, your shares of Lumos Networks Common Stock will be voted in favor of the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION PROPOSAL.

PROPOSAL 4 – ELECTION OF DIRECTORS

Separation from NTELOS Holding Corp.

On October 31, 2011, we became an independent, publicly traded company following our spin off from NTELOS.

The Board of Directors

Our bylaws provide that the Board shall, subject to compliance with the Investors Rights Agreement, consist of such number of directors as determined from time to time by resolution of the board. The current size of the Board is fixed at nine, and we currently have nine directors.

The Board held 16 meetings in 2016. During 2016, each member of the Board currently standing for election attended more than 75% of (i) meetings of the Board and (ii) meetings held by all committees of the Board on which the director served. Each director is elected to a term of one year and serves until a successor is duly elected and qualified or until his or her death, resignation or removal.

Nominees Standing for Election

Messrs. Timothy G. Biltz, Peter D. Aquino, Lawrence J. Askowitz, Robert E. Guth, Shawn F. O’Donnell, William M. Pruellage, Michael K. Robinson, Michael T. Sicoli and Jerry E. Vaughn are standing for election as directors to the Board at the 2017 Annual Meeting of Stockholders, each to serve until the 2018 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The Board has determined that the following nominees are “independent” under applicable NASDAQ Listing Standards as discussed below under “Corporate Governance Matters – Director Independence”: Messrs. Aquino, Askowitz, Guth, O’Donnell, Pruellage, Robinson, Sicoli, and Vaughn.

The Board has no reason to believe that any of the nominees are not available or will not serve if elected. If any of them should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be properly nominated.

Pursuant to the terms of the Investors Rights Agreement, Pamplona currently has the right to nominate two directors and has nominated Messrs. Aquino and Pruellage for election at the 2017 Annual Meeting of Stockholders.

Set forth below is certain biographical information furnished to us by the directors standing for election at the 2017 Annual Meeting of Stockholders:

Peter D. Aquino, age 55, has been a director since August 2015. Mr. Aquino is the President & CEO of Internap Corporation (NASDAQ: INAP) since September 2016. INAP is a global internet infrastructure company, operating Tier 3 datacenters, networks, and cloud platforms for enterprise and business customers. Mr. Aquino also owns Broad Valley Capital, LLC, an investment company focused on TMT projects, primarily in the mid-Atlantic. Previously, Mr. Aquino served as the Chairman, President & CEO of Primus Telecom Group, Inc. (formerly NYSE: PTGI), an international telecommunications company, from October 2010 until December 2012. Prior to PTGI, Mr. Aquino was the President & CEO of RCN Corporation (formerly NASDAQ: RCNI), a provider of “triple play” cable TV and metro fiber businesses, from December 2004 until the sale of the company in August 2010. Mr. Aquino currently serves as a board member of INAP and Fairpoint Communications, Inc. (NASDAQ: FRP).

Mr. Aquino’s senior leadership positions with competitive communications companies have provided him with extensive knowledge of our industry. These previous positions and his current service as director of other telecommunications companies provide experience that is important to our Board.

Lawrence J. Askowitz, age 51, has been a director since January 2016. Since February 2016, Mr. Askowitz has served as a Managing Director at Bank Street Group LLC, an investment banking firm focused on the communication, media and technology sectors. Since April 2005, Mr. Askowitz has served as a Partner at Gabriel Advisors, LLC, an investment firm which advises and acquires communication and media technology companies. From November 2010 until

January 2016, Mr. Askowitz served as a Managing Director of Kidron Capital Advisors, LLC, a registered broker dealer. Before founding Gabriel Advisors, LLC in April 2005, Mr. Askowitz was the Telecommunication and Media Technology Partner at ZelnickMedia Corporation, a private equity firm, from January 2004 through April 2005. Mr. Askowitz served as a Managing Director and head of Deutsche Bank’s U.S. Wireless Banking practice from January 2002 through September 2003. Before joining Deutsche Bank in September 2000, Mr. Askowitz was an investment banker at Credit Suisse from 1998 to 2000, and at Lazard from 1987 to 1998. Mr. Askowitz served as a member of the board of directors of 180 Connect, a publicly-traded system integrator for the cable and satellite industry from August 2007 through August 2008, when it was sold to DirecTV. Mr. Askowitz served as a member of the board of directors of Ad.Venture Partners, a company created to acquire a technology, media or telecommunications company, from September 2005 through August 2007, when it acquired 180 Connect. Mr. Askowitz served as a member of the board of directors of Horizon PCS, Inc., a provider of personal communications services under the Sprint brand from October 2004 until July 2005, when it merged into iPCS Inc., another Sprint affiliate.

Mr. Askowitz’s leadership position with a private investment firm that focuses on the telecommunications industry provides experience that is valuable in understanding and evaluating our business. His experience on the board of other competitive communications companies is valuable our Board in guiding the direction of our business. He also has extensive experience in mergers and acquisitions and capital markets.

Timothy G. Biltz, age 58, was appointed President and Chief Executive Officer on April 26, 2012 and as a director on May 17, 2012. Mr. Biltz served as a director of NTELOS, a wireless telecommunications company and PCS provider, from December 2006 to May 2014. Mr. Biltz also served as a director for iPCS, Inc., a wireless services provider from August 2004 through December 2009 and served as Chairman of the iPCS Inc. board starting in November 2006. From 1999 to 2005, Mr. Biltz was the Chief Operating Officer of SpectraSite, Inc., a publicly-traded wireless and broadcast signal tower company. From 1989 to 1999, Mr. Biltz was employed by Vanguard Cellular Systems, Inc. in a number of posts of increasing responsibility ultimately serving as the Executive Vice President and Chief Operating Officer, responsible for sales, marketing, information technology, distribution, operations and human resources.

Mr. Biltz’s previous senior leadership positions and board positions with other private and public companies have given him valuable experience with corporate strategy, corporate governance, operating responsibilities, executive compensation and human resources issues, all of which are essential to our Board.

Robert E. Guth, age 53, has been a director and Chairman of our Board since November 2011. Mr. Guth served as the Interim President and CEO of Electric Lightwave, LLC, a data and fiber infrastructure provider in the Western United States from September 2014 through September 2015 and currently serves as their Executive Chairman. Prior to this, Mr. Guth served as the President and Chief Executive Officer of RDA Holding Co., the parent company of The Reader’s Digest Association, Inc., from September 2011 through April 2014, where he also served as the Chairman of the board of directors. In February 2013, RDA Holding Co. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. RDA Holding Co. emerged from bankruptcy in July 2013. Mr. Guth served as a director of Otelco, Inc. from August 2010 to May 2013 and as director of NTELOS from December 2009 to October 2011. Previously, he served as President of the Business Markets Group at Level 3 Communications, LLC, a provider of integrated communications services, from 2006 to 2007. Prior to that he served as Chairman, President and Chief Executive Officer at TelCove Inc., a telecommunications company, from 2002 to 2006 when TelCove was acquired by Level 3 Communications. He was Vice President of Business Operations at TelCove from 2000 to 2002 and Regional Vice President and General Manager at TelCove from 1996 to 2000. Prior to joining TelCove, he worked in sales and sales management roles at AT&T Inc. from 1985 to 1996.

Mr. Guth’s senior leadership positions with a number of companies, including telecommunications companies, have given him a diverse understanding of our industry, including operational and sales expertise that is particularly relevant to our business. These previous positions and his current service as director of another telecommunications company provide experience that is important to our Board.

Shawn F. O’Donnell, age 52, has been a director since January 2016. Mr. O’Donnell is a Managing Director of FTI Consulting, an independent global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes. In 2013, Mr. O’Donnell served as a member of the board of directors of CTIA: The Wireless Association, an international industry trade group that represents the wireless communications industry. From 2011 through 2012, Mr. O’Donnell served as the President and Chief Executive Officer, International Services Division of Primus Telecommunications, a provider of advanced telecommunication services. From 2008 through 2011, Mr. O’Donnell served as the Chief Executive Officer and President and a member of the board of directors of Arbinet Corporation, a provider of international voice and IP solutions to carriers and service providers globally. From April 2007 until September 2008, Mr. O’Donnell served as a Senior Director of CXO Corporation, which specializes in management and operational consulting. From March 2003 through December 2006, Mr. O’Donnell was a member of Capital and Technology Advisors, Inc., a consulting firm specializing in the telecommunications and technology sectors, serving as Chief Operating Officer from July 2005 through December 2006. His corporate experience began at MCI where he held various engineering and operations management positions and continued as Executive Vice President of Network Services & Systems for Pathnet, a provider of long haul telecommunications capacity.

Mr. O’Donnell’s senior leadership positions with competitive communications companies have provided him with extensive knowledge of our industry. These previous positions and his current service as director of other telecommunications companies provide experience that is important to our Board.

William M. Pruellage, age 43, has been a director since August 2015. Mr. Pruellage is a Partner at Pamplona Capital Management, a specialist investment manager. Prior to joining Pamplona, Mr. Pruellage was Co-President of Castle Harlan, Inc., a private equity firm that focuses on buyouts and growth capital investments in middle-market companies across a range of industries, where he was employed from 1997 to 2014. From 1995 to 1997, he worked in the Mergers & Acquisitions division of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Mr. Pruellage’s leadership position with a private investment firm that invests in the telecommunications industry provides experience that is valuable in understanding and evaluating our business. His experience working with a number of his firm’s portfolio companies is especially valuable to our Board in guiding the direction of our business. He also has extensive experience in mergers and acquisitions. Mr. Pruellage’s skills and experience have positioned him to bring experience and industry knowledge to our Board.

Michael K. Robinson, age 60, has been a director since November 2011. Mr. Robinson joined Broadview Networks, Inc., a primarily cloud-based business communications provider serving customers nationwide, but with principal operations and assets in major metropolitan markets in the mid-Atlantic and northeast United States, as Chief Executive Officer in March 2005. In August 2012, Broadview Networks Holdings, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code and subsequently emerged from bankruptcy in November 2012. Mr. Robinson currently serves on the board of directors of Broadview and FairPoint Communications, Inc., a publicly traded telecommunications company. From July 1998 to March 2005, Mr. Robinson served as Executive Vice President and Chief Financial Officer of US LEC Corp., a publicly traded competitive communications provider, now part of Windstream. Prior to joining US LEC, Mr. Robinson spent 10 years in various management positions within the telecommunications division of Alcatel, including Executive Vice President and Chief Financial Officer of Alcatel Data Networks and the worldwide financial operations of the enterprise and data networking division of Alcatel. Prior to these roles, Mr. Robinson was Chief Financial Officer of Alcatel Network Systems. Before joining Alcatel, Mr. Robinson held various management positions with Windward International and Siecor Corp. (now Corning).

Mr. Robinson’s senior leadership positions with competitive communications companies have provided him with extensive knowledge of our industry. His current chief executive officer and prior chief financial officer experience is valuable to our Board and the Audit Committee. He also has extensive experience in mergers and acquisitions and capital markets activities.

Michael T. Sicoli, age 46, has been a director since July 2014. Mr. Sicoli is the Chief Financial Officer of GTT Communications, Inc., a publicly-traded global provider of cloud networking services to multinational clients. Prior to joining GTT in April 2015, he served as the Principal of MTS Advisors, a consulting and advisory services firm he founded in 2013. From 2010 to 2013, he served as Chief Executive Officer of Sidera Networks, a fiber optic service provider that was merged with Lightower Fiber Networks in 2013. From 2005-2010, Mr. Sicoli served as Executive Vice President and Chief Financial Officer of RCN Corporation, a publicly-traded competitive provider of data, video, and voice services to residential and business customers. Prior to that, Mr. Sicoli held various positions at Nextel Communications, Deloitte Consulting and Accenture.

Mr. Sicoli’s experience in senior leadership positions with fiber optic companies have provided him with strategic, financial and operating expertise and industry knowledge that are valuable to our Board. His experience as Chief Financial Officer of GTT Communications and RCN Corporation is particularly valuable to our Audit Committee.

Jerry E. Vaughn, age 72, has been a director since November 2011. Mr. Vaughn served as a director of NTELOS from December 2007 until October 2011. Mr. Vaughn is presently retired. Mr. Vaughn served as the Chief Administrative Officer of Mobile Storage Group, a provider of secure portable storage container solutions, from November 2006 until its merger into Mobile Mini in June 2008. Mr. Vaughn served as Senior Vice President and Chief Financial Officer of Valor Communications Group, Inc., a telecommunication services provider, from 2005 until its merger into Windstream Corporation in July 2006. From 1999 to 2005, Mr. Vaughn served as Chief Financial Officer of US Unwired, Inc., a wireless communications provider. Prior to joining US Unwired, Inc., Mr. Vaughn served in executive positions with GE Capital, Nortel Networks and Mellon Bank.

Mr. Vaughn’s senior leadership positions at a number of companies have given him knowledge of the telecommunications industry, as well as other operational expertise, that is essential to our Board in understanding and evaluating our business. His experience as Chief Financial Officer of Valor Communications Group, Inc. and US Unwired, Inc. has given him financial expertise to serve as one of our audit committee financial experts and chairperson of the Audit Committee. He has also gained experience in risk management through these leadership positions, which is essential to our Board and the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

Committees of the Board of Directors

We have the following standing committees of the Board: Compensation Committee, Audit Committee and Nominating and Governance Committee. Each committee has a charter which is available for review at the following website, www.lumosnetworks.com. The charters may be found by clicking “Investor Relations” and then “Governance Documents.”

Compensation Committee

The Compensation Committee presently consists of Mr. O’Donnell (Chairperson) and Messrs. Guth and Pruellage. The Compensation Committee met six times during the year ended December 31, 2016. The Compensation Committee is responsible for:

•	developing and overseeing the implementation of our philosophy with respect to the compensation of executive officers;

•	determining the compensation and benefits of the CEO and all other executive officers;

•	reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	selecting compensation consultants and determining the frequency of use of compensation consultants; and

•	administering our stock plans and other incentive compensation plans.

The Board has determined that all of the members of the Compensation Committee are independent as defined in Rule 5605(d)(2)(A) of the NASDAQ Listing Standards, are “non-employee directors” as defined in SEC Rule 16b-3, and are “outside directors” as defined in Section 162(m) of the Code.

Audit Committee

The Audit Committee presently consists of Messrs. Vaughn (Chairperson), Aquino, Robinson and Sicoli. The Audit Committee met five times during the year ended December 31, 2016. The Audit Committee is responsible for overseeing:

•	our accounting and financial reporting processes;

•	the reliability of our consolidated financial statements in accordance with U.S. generally accepted accounting principles;

•	the effective evaluation, analysis and management of our financial risks;

•	legal and tax related matters and our compliance with laws and regulations;

•	the maintenance of an effective and efficient internal audit function; and

•	the planning, conduct and performance of and the compensation paid for the annual audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting by an independent registered public accounting firm.

The Board has determined that all of the members of the Audit Committee are independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Standards and Sections 10A(m)(3)(a) and (B) of the Exchange Act. In addition, the Board has determined that all members of the Audit Committee are financially literate as prescribed by the NASDAQ Listing Standards and that Messrs. Robinson, Sicoli and Vaughn are each an “audit committee financial expert,” within the meaning of the regulations promulgated by the SEC. No member of the Audit Committee received any payments in 2016 from us or our subsidiaries other than compensation received as a director of Lumos Networks.

Nominating and Governance Committee

The Nominating and Governance Committee presently consists of Messrs. Robinson (Chairperson), Askowitz, Pruellage, and Vaughn. The Nominating and Governance Committee met two times during the year ended December 31, 2016. The Nominating and Governance Committee is responsible for:

•	identifying individuals qualified to become directors;

•	nominating qualified individuals for election to the Board at the annual meeting of stockholders;

•	recommending to the Board the individual directors to serve on the committees of the Board; and

•	overseeing corporate governance matters.

The Board has determined that all of the members of the Nominating and Governance Committee are independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Standards.

Corporate Governance Matters

Identifying and Evaluating Nominees

The Investors Rights Agreement currently entitles Pamplona to designate two members of the Board.

The Nominating and Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board, our officers and employees, and other sources that the Nominating and Governance Committee deems appropriate, including executive search firms. The Nominating and Governance Committee also will consider stockholder recommendations for nominees for director subject to such recommendations being made in accordance with our bylaws. There were no nominee recommendations from stockholders or any group of stockholders submitted in accordance with our bylaws. In addition to the Nominating and Governance Committee’s charter, we have adopted Corporate Governance Guidelines that contain, among other matters, important information concerning the Nominating and Governance Committee’s responsibilities when identifying and evaluating nominees for director. You will find the charter and guidelines at www.lumosnetworks.com by selecting the following links: “Investor Relations” and then “Governance Documents.”

The Corporate Governance Guidelines provide that it is generally expected that the Nominating and Governance Committee and the Board will not nominate a director who would reach the age of 72 by the date of the annual meeting at which he or she would otherwise be elected. The Board may waive this policy if it believes such a waiver to be in the best interests of the Company. The Board has determined that waiving this policy with respect to the nomination of director Jerry E. Vaughn is in the best interests of the Company in light of the importance that Mr. Vaughn continue to serve as the Chairman of the Audit Committee during the period when the proposed Merger is pending.

As required by our bylaws, any stockholder recommendation for a nominee for director to be voted upon at the 2018 Annual Meeting of Stockholders must be submitted in writing to our Secretary or Assistant Secretary no later than 90 days nor more than 120 days before the first anniversary of the 2017 Annual Meeting of Stockholders. For nominations, such stockholder’s notice shall set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder and of such beneficial owner, if any, (ii) (A) the class or series and number of shares which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or with a value derived in whole or in part from the value of any class or series of shares of Lumos Networks, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of Lumos Networks or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholders’ and such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Lumos Networks, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder and such beneficial owner has a right to vote any shares of any security of Lumos Networks, (D) any short interest in any security of Lumos Networks (a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of Lumos Networks owned beneficially by such stockholder and such beneficial owner that are separated or separable from the underlying shares of Lumos Networks, (F) any proportionate interest in shares of Lumos Networks or Derivative Instruments held, director or indirectly, by a general or limited partnership in which such stockholder and such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that such stockholder and such beneficial owner is entitled to based on any increase or decrease in the value of shares of Lumos Networks or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder and such beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (iv) a statement whether such stockholder or any other person known to the stockholder will deliver a proxy statement and form of proxy to holders of at least the percentage of the Lumos Networks voting shares required under applicable law to carry the proposal and (v) a representation that the stockholder is a holder of record of stock of Lumos Networks entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or propose such business specified in the notice before the meeting. These requirements are separate from the requirements that stockholders must meet to include proposals in the proxy materials for the 2017 Annual Meeting of Stockholders, discussed later in this proxy statement.

The Nominating and Governance Committee will evaluate all candidates for election to the Board, regardless of the source from which the candidate was first identified, based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes. In considering the individual nominees, the Nominating and Governance Committee will take into account the qualifications of other members of the Board to ensure that a broad variety of skill sets and experience beneficial to us and our business are represented on the Board and will also take into account the characteristics of each individual under consideration, including that individual’s competencies, experience, reputation, integrity, independence, potential for conflicts of interest and other appropriate qualities. The Corporate Governance Guidelines require that in considering the composition of the Board, diversity of backgrounds and expertise should be emphasized and the Nominating and Governance Committee shall consider the average tenure of the entire Board.

The Nominating and Governance Committee also periodically considers the individual and aggregate skill sets of the Board, based on a review of:

•	senior leadership experience (public company CEO/President);

•	business development/M&A expertise;

•	financial expertise;

•	public company board of directors experience;

•	diversity (gender/other);

•	telecommunications and high-speed data transport industry operational expertise;

•	other operational expertise (customer service and care, billing systems, IT platform);

•	brand marketing expertise;

•	sales and distribution expertise;

•	government/public policy expertise;

•	executive compensation/human resources expertise; and

•	risk management expertise.

Pursuant to our bylaws, to be eligible for election or re-election, a person must enter into an agreement providing that such person (i) is not and will not become party to any voting commitment that has not been disclosed to us or could limit or interfere with such person’s fiduciary duties if elected, (ii) is not and will not become party to any compensation, reimbursement or indemnification agreement with any person other than us and (iii) will comply with all of our applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines. When considering a director standing for re-election, in addition to the attributes described above, the Nominating and Governance Committee shall consider that individual’s past contribution and future commitment to Lumos Networks. Additionally, the Nominating and Governance Committee will continue to seek to populate the Board with a sufficient number of independent directors to satisfy NASDAQ Listing Standards and SEC requirements. The Nominating and Governance Committee will also seek to ensure that the Board will have at least three independent members to serve on the Audit Committee that satisfy NASDAQ financial and accounting experience requirements and at least one member who qualifies as an “audit committee financial expert.”

There is no difference in the manner by which the Nominating and Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

Board Leadership Structure and Role in Risk Oversight

Mr. Biltz serves as our Chief Executive Officer, and Mr. Guth serves as our non-executive Chairman of the Board. Our policy is to have a Chairman of the Board who is an independent director. We believe having separate Chief Executive Officer and Chairman of the Board positions is the most appropriate structure for Lumos Networks and our stockholders. We believe it is appropriate for Mr. Biltz to be able to focus his efforts on serving as our Chief Executive Officer while working closely with our Chairman of the Board, Mr. Guth. The Board may in the future revisit this policy from time to time. The Chairman of the Board has the following duties:

•	preside at all meetings of the Board, including executive sessions of the independent directors;

•	serve as liaison between the Chief Executive Officer and the independent directors;

•	provide advice and counsel to the Chief Executive Officer on meeting schedules and possible meeting agenda topics;

•	have the authority to call meetings of the independent directors;

•	provide input to the Compensation Committee regarding the Chief Executive Officer’s performance and meet, together with the Chairperson of the Compensation Committee, with the Chief Executive Officer to discuss the evaluation of the Chief Executive Officer; and

•	provide input to the Nominating and Governance Committee regarding the appointment of the Chairpersons and members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

The Board also has three standing committees, Audit, Compensation and Nominating and Governance. Each committee has a separate chairperson and each of the committees is comprised solely of independent directors. Our Corporate Governance Guidelines provide that the independent directors will meet in executive session at least twice a year, and the Chairman of the Board will preside at these sessions.

Our Audit Committee charter provides that the Audit Committee is responsible for evaluating and monitoring our financial risks and our compliance with laws and regulations. On a regular basis, our Audit Committee reviews and discusses with management our major financial and operating risks and exposures and the steps management has taken to monitor and control such risks and exposures, including our risk assessment and risk management policies.

Although the Audit Committee has primary responsibility for overseeing these matters, the full Board and our other committees are actively involved in overseeing risk management. Our Corporate Governance Guidelines provide that the Board and each committee are responsible for overseeing our program for identifying, evaluating and controlling significant risks. Management updates the entire Board on a quarterly basis on key business risks affecting our business. The Board also engages in periodic discussions with the Chief Financial Officer and other members of management regarding risks as appropriate. In addition, each of the other committees of the Board considers risks within its area of responsibility and regularly reports to the Board.

The Compensation Committee considers succession planning, human resources risks and risks that may be a result of our executive compensation programs, as described in the Compensation Discussion and Analysis section later in this proxy statement. The Compensation Committee has a Compensation Recoupment Policy that authorizes the Board to obtain reimbursement of any portion of any performance-based compensation paid or awarded, whether cash or equity based, where the payment or award was predicated upon the achievement of certain financial results or metrics that are subsequently the subject of a restatement or correction, from the officers and from other employees responsible for accounting errors resulting in the restatement or correction. The Compensation Committee also has approved Stock Ownership Guidelines, which are described later in this proxy statement.

The Compensation Committee has considered our incentive compensation plans for executive officers and other employees and does not believe they pose any material risks to us. With respect to our annual short-term incentive compensation plan, the Compensation Committee has approved the use of revenue and Adjusted EBITDA as the performance metrics. The Compensation Committee believes using these metrics does not pose material risk to the Company or its stockholders and, in fact, aligns the interests of our officers and employees with our stockholders because these are the performance metrics most monitored by the investment community. Additionally, the annual short-term incentive compensation plan includes individual performance considerations which can be used by the Compensation Committee to adjust the payout after taking into account the quality of the individual’s performance during the year. With respect to our long-term incentive plans, the Compensation Committee has approved vesting requirements to incentivize long-term performance.

The Nominating and Governance Committee, along with the full Board, considers potential governance-related risk matters. The current leadership structure of the Board supports the risk oversight functions described above with independent leadership provided by our Chairman of the Board and with eight of our nine directors being independent.

Stockholder Communications with the Board of Directors

We encourage stockholders to communicate with the Board by sending written correspondence to the Chairperson of the Nominating and Governance Committee at: Lumos Networks Corp., Attention: Corporate Secretary, One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980. The Chairperson of the Nominating and Governance Committee and his duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairperson of the Nominating and Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining whether further distribution is appropriate, and, if so, whether to (i) the full Board, (ii) one or more directors and/or (iii) other individuals or entities.

Director Independence

The Board considers director independence based both on the meaning of the term “independent director” set forth in Rule 5605(a)(2) of the NASDAQ Listing Standards and on an overall review of transactions and relationships, if any, between the director and Lumos Networks. Presently, our Board is comprised of a majority of independent directors and all committees of the Board are comprised only of independent directors.

In March 2017, the Nominating and Governance Committee and the Board undertook their annual review of director independence. There were no transactions or relationships between any director who is not or has not been an officer of Lumos Networks or any member of his or her immediate family, and Lumos Networks that would be inconsistent with a determination that the director is independent for the Committee and the Board to consider.

The Nominating and Governance Committee and the Board have determined that director nominees Aquino, Askowitz, Guth, O’Donnell, Pruellage, Robinson, Sicoli and Vaughn are independent under the NASDAQ Listing Standards.

Policy Regarding Attendance at Annual Meetings

We have a policy encouraging directors to attend annual meetings of stockholders. All of our directors serving at the time of the 2016 annual meeting attended the meeting.

Code of Ethics

We have also adopted a Code of Business Conduct and Ethics for directors, officers and employees. Copies of this code may be found at the following website, www.lumosnetworks.com. You will find the code by selecting the following links: “Investor Relations” and then “Governance Documents.”

Director Compensation

The following table presents the compensation earned by our directors only for services as a member of our Board for the fiscal year ended December 31, 2016.

	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Timothy G. Biltz(3)	—	—	—	—	—	—	—
Peter D. Aquino	41,752	73,391	—	—	—	—	115,143
Lawrence J. Askowitz	36,668	73,546	—	—	—	—	110,214
Robert E. Guth	76,756	73,391	—	—	—	—	150,147
Shawn F. O’Donnell	39,587	73,546	—	—	—	—	113,133
William M. Pruellage(4)	—	—	—	—	—	—	—
Michael K. Robinson	46,756	73,391	—	—	—	—	120,147
Michael T. Sicoli	41,752	73,391	—	—	—	—	115,143
Jerry E. Vaughn	56,752	73,391	—	—	—	—	130,143
Former
Julia B. North(5)	20,505	73,391	—	—	—	—	93,896
Brian C. Rosenberg(5)	18,420	73,391	—	—	—	—	91,811

(1)	On January 4, 2016, 5,182 restricted stock awards were granted to each of Messrs. Aquino, Guth, Robinson, Rosenberg, Sicoli and Vaughn and Ms. North at the closing price on the grant date of $10.97. Additionally, on January 22, 2016 1,504 restricted stock awards were granted to each of Messrs. Aquino, Guth, Robinson, Rosenberg, Sicoli and Vaughn and Ms. North and 6,686 restricted stock awards were granted to each of Mr. Askowitz and Mr. O’Donnell at the closing price on the grant date of $11.00. The aggregate number of restricted stock awards outstanding as of December 31, 2016 was 6,686 each for each of Messrs. Aquino, Askowitz, Guth, O’Donnell, Robinson, Sicoli and Vaughn.
(2)	The Company did not issue its directors any stock options in 2016.
(3)	Mr. Biltz is President and Chief Executive Officer of the Company; as such, he is not compensated for his role as director of Lumos Networks. The compensation paid to Mr. Biltz for his role as employee of the Company during 2015 is included in the Summary Compensation table.
(4)	Due to his affiliation with Pamplona, Mr. Pruellage does not receive compensation from us for his service as a director.
(5)	Ms. North and Mr. Rosenberg did not stand for re-election at the 2016 annual meeting. After Compensation Committee approval and as permitted by our director compensation policy, the restricted stock awards granted to Ms. North and Mr. Rosenberg on January 4, 2016 and January 22, 2016 vested as of May 4, 2016.

The Compensation Committee periodically considers our director compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on the Board and its various committees. The Compensation Committee also takes into account the compensation policies of other public company boards of directors by reviewing the same comparison group of companies as are reviewed by our Compensation Committee when considering the compensation of our executive officers. In January 2016, after a review of peer compensation benchmarking, the Compensation Committee proposed and the Board adopted a revised director compensation policy to eliminate meeting fees and increase the annual cash retainer from $25,000 to $40,000 and the annual equity retainer from $62,000 to $80,000.

During 2016, our non-employee directors (excluding a director affiliated with, and designated by, Pamplona pursuant to our Investors Rights Agreement and directors who are our employees) were eligible to receive the following cash compensation under our revised compensation structure:

•	an annual retainer of $40,000, payable monthly;

During 2016, the chairs of the board committees received additional annual retainers, payable monthly:

•	the chairperson of our Board received an annual retainer at the rate of $35,004;

•	the chairperson of our Audit Committee received an annual retainer at the rate of $15,000;

•	the chairperson of our Compensation Committee received an annual retainer at the rate of $5,004; and

•	the chairperson of our Nominating and Governance Committee received an annual retainer of $5,004.

We do not pay compensation to directors who are affiliated with, and designated by, Pamplona pursuant to the Investors Rights Agreement or who are our employees for their service as directors. However, we do reimburse each of our directors for reasonable travel and other expenses incurred in connection with attending all Board and Board committee meetings.

As of December 31, 2016, we had seven non-employee independent directors (excluding a director affiliated with, and designated by, Pamplona pursuant to our Investors Rights Agreement) who were compensated under our director compensation policy: Peter D. Aquino, Lawrence J. Askowitz, Robert E. Guth, Shawn F. O’Donnell, Michael K. Robinson, Michael T. Sicoli and Jerry E. Vaughn. The remaining directors who served in 2016 were our current Chief Executive Officer and one representative of Pamplona, William M. Pruellage. These remaining directors were not compensated by us for their roles as directors. In addition to their director status during 2016, Mr. Guth was chairperson of the Board, Mr. Vaughn was chairperson of the Audit Committee, Mr. O’Donnell was chairperson of the Compensation Committee and Mr. Robinson was chairperson of the Nominating and Governance Committee, and they were compensated accordingly as disclosed in the table above.

To assist us in attracting and retaining qualified and experienced individuals for service as non-employee directors, each such non-employee director (excluding non-employee directors who are designated by Pamplona pursuant to our Investors Rights Agreement) receives an initial equity award grant and thereafter, commencing on January 1 of the subsequent year, an annual equity award grant. These equity award grants in 2016 consisted exclusively of restricted stock in order to generally synchronize the types of equity awards received by directors with those received by our employees. The annual grant of shares of Lumos Networks Common Stock is subject to a restriction period (“restricted stock”) with an aggregate value equal to $80,000, or such lesser award for a particular grant date as the Board shall determine in its sole discretion. The equity award grants generally vest on the first anniversary of their respective grant dates.

The Board believes that its members should be encouraged to own shares of Lumos Networks Common Stock. In addition to ownership guidelines applicable to our executive officers, the Board included an ownership and retention requirement applicable to those directors receiving director compensation. The Stock Ownership Guidelines generally require that each such director own a minimum number of shares of Lumos Networks Common Stock having a value equal to three times the annual cash retainer for directors. Each director receiving director compensation generally has three years from the later of November 2011 and his or her date of appointment to the Board to meet the guidelines. Each director must maintain the minimum value of equity ownership provided in these Stock Ownership Guidelines.

We also have a policy to provide, as needed, an ongoing education program for all directors and will pay the program costs and associated travel expenses related to such director education programs.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of the Board, and serve until their successors are elected and qualified or until his or her earlier death, resignation or removal. Our executive officers presently include Timothy G. Biltz, Diego B. Anderson, Johan G. Broekhuysen, William G. Davis, Jr., Thomas E. Ferry, Joseph E. McCourt, Jr., Mary McDermott and Jeffrey Miller. The following sets forth biographical information for these executive officers who are not directors. Biographical information for Timothy G. Biltz, who is also a director, is provided in the section entitled “Proposal 2—Election of Directors—Nominees Standing for Election” of this proxy statement.

Diego Anderson, age 48, was appointed Senior Vice President and General Manager of Residential and Small Business (R&SB) in January 2014. He had previously served as Vice President of Operations since November 2011. Mr. Anderson previously served as Director of Operations from 2005 to 2011, as Director of Network Facilities, Engineering & Construction from 2001 to 2005 and as Manager of Sales Engineering from 1999 to 2001 for NTELOS. Prior to NTELOS, he was employed by Sprint from 1991 to 1999, where he served last as Manager of Engineering and Construction Administration.

Johan G. Broekhuysen, age 46, was appointed Executive Vice President and Chief Financial Officer of Lumos Networks on October 3, 2014 after serving as interim Chief Financial Officer beginning in March 2014. He has served as Chief Accounting Officer since January 2014. He joined Lumos Networks in November of 2012 as Vice President and Corporate Controller. Prior to joining Lumos Networks, he served as Senior Vice President of Finance, Corporate Controller and Assistant Treasurer for Globallogic Inc., an outsourcing software research and development company, from 2010 to 2012 and as Corporate Controller from 2008 to 2010. From 2004 to 2008, he held multiple positions with AOL Time Warner last serving as Director of Financial Reporting and Consolidation. Prior to that, he served in a number of accounting and financial roles at Norsk Hydro ASA, Metrocall Inc., Qwest Telecommunications, and Unilever PLC. In addition, he currently serves as Chairman on the Board of The South Africa-Washington International Program for Leadership and Cultural Development (SAWIP).

William G. Davis, Jr., age 44, was appointed Senior Vice President, Marketing & Investor Relations and Chief of Staff in March 2016 after previously serving as Vice President, Investor Relations and Chief of Staff and, before that, Director, Investor Relations. Prior to joining Lumos Networks in November 2012, Mr. Davis had 13 years of experience in a variety of Investor Relations and Analyst positions within the technology and telecommunications sectors. From October 2008 through October 2012, Mr. Davis served as Senior Vice President of Investor Relations and Chief Marketing Officer for the Cogo Group, a China-based provider of customized semiconductor modules into the telecommunications, Industrial, Cleantech and handset sectors. From March 2007 through October 2008, he served as a wireless and telecommunications equipment analyst for the Galleon Group, a $7 billion technology focused hedge fund. From July 2004 through March 2007, he served as Director of Investor Relations at Nokia. From June 2000 through July 2004, he served as Associate Director, Research at UBS Investment Bank, focusing on sell-side research covering wireless and telecommunications equipment.

Thomas E. Ferry, age 61, was appointed as Senior Vice President and Chief Technology Officer of Lumos Networks in January 2016 after serving as interim Chief Technology Officer of Lumos Networks beginning in August 2015. He previously served as Vice President of Engineering and Program Management and, before that, Director of Program Management. Prior to joining Lumos Networks in July 2012, he served as Manager of IT Program and Project Management for Highmark Blue Cross Blue Shield from 2007 to 2012. Prior to that, he served as Director of Americas Project Management & Solution Delivery for CoManage, Corp (now Syndesis) and Director of Program Management & Product Development for Adelphia Business Solutions. Tom began his career with AT&T Bell Laboratories and later served in various positions of increasing responsibility culminating as Director of Program Management for AT&T Wireless.

Joseph E. McCourt, Jr., age 55, was appointed Executive Vice President and Chief Revenue Officer in May 2012. Prior to joining Lumos Networks, he served as Vice President of Commercial Sales for 1901 Group, a privately-held information management company focused on IT performance efficiency, from 2011 to 2012. From May 2010 to October 2011, he served as Vice President of Sales for Zayo Enterprise Networks, a fiber-based telecommunication services provider. From January 2007 to May 2010, he served as Vice President of Sales and Customer Operations for DukeNet

Communications. From April 2004, he served as Regional Vice President for Telcove, until it was acquired by Level 3 Communications in July 2006. Mr. McCourt continued with Level 3 Communications as Senior Vice President of Sales for Business Markets until January 2007. Prior to joining Telcove, Mr. McCourt held sales management positions with Time Warner Telecom and MFS / Worldcom. Prior to that, he was the Director of Communications at Brooks Brothers Clothing.

Mary McDermott, age 62, has been our Senior Vice President—General Counsel since January 1, 2017 and previously served as Senior Vice President—Regulatory Affairs and Secretary since November 2011. Ms. McDermott previously served as Senior Vice President—Legal and Regulatory Affairs of NTELOS from 2005 to 2011 and NTELOS Inc. from 2001 to 2005. From March 2000 to August 2001 she served as Senior Vice President and General Counsel of Pathnet Telecommunications, Inc. From April 1998 to March 2000, she served as Senior Vice President Chief of Staff for Government Relations for the Personal Communications Industry Association. From May 1994 to April 1998, she served as Vice President—Legal and Regulatory Affairs for the United States Telecom Association. She began her telecommunications career with the NYNEX legal department.

Jeffrey Miller, age 54, was appointed Senior Vice President of Corporate Development in May 2013. From 2007 to 2013, he served as Chief Financial Officer for Transcom Enhanced Services, a privately held voice over internet protocol services provider. Prior to joining Transcom, he served as Vice President of Strategy for Business Markets from 2006 to 2007 for Level 3 Communications after they acquired Telcove. At Telcove, he served as Vice President of Business Development from 1998 to 2006. Prior to that, he served as Financial Director of Wireless and Cable Operations from 1993 to 1998 and as Regional Controller from 1990 to 1993 for Adelphia Communications Corporation. Prior to that, he served as Audit Manager with Ernst &Young from 1984 to 1990.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own beneficially more than 10% of Lumos Networks Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and NASDAQ. These persons are also required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2016.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information, as of April 19, 2017, regarding the beneficial ownership of Lumos Networks Common Stock by (i) our directors, (ii) our named executive officers (each a “NEO”), (iii) stockholders owning more than 5% of Lumos Networks Common Stock and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of Lumos Networks Common Stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 23,944,060 shares of Lumos Networks Common Stock outstanding as of April 19, 2017. Shares of Lumos Networks Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 19, 2017 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purposes of computing the percentage ownership of any other person. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o Lumos Networks Corp., One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980.

	Total Common Stock
Name and Address of Beneficial Owner	Number	%
Directors, named executive officers and stockholders owning more than 5%:
Blackrock, Inc.(1)	2,734,345	11.4%
The Vanguard Group, Inc. (2)	2,697,178	11.3%
Archer Capital Management, L.P. (3)	1,953,891	8.2%
FMR, LLC (4)	1,767,098	7.4%
Epoch Investment Partners, Inc.(5)	1,410,056	5.9%
Peter D. Aquino (6)	13,941	*
Lawrence J. Askowitz (7)	12,267	*
Timothy G. Biltz (8)	718,602	3.0
Robert E. Guth (9)	84,308	*
Shawn F. O’Donnell (10)	12,267	*
William M. Pruellage	—	*
Michael K. Robinson (11)	35,729	*
Michael T. Sicoli (12)	18,549	*
Jerry E. Vaughn(13)	74,102	*
Diego B. Anderson (14)	117,058	*
Johan G. Broekhuysen (15)	205,699	*
Thomas E. Ferry(16)	70,812	*
Mary McDermott (17)	282,390	1.2
All directors and executive officers as a group (16 persons)	2,162,389	9.0%

*	Less than 1%
(1)	Represents beneficial ownership as of December 31, 2016 according to the Schedule 13G filed by Blackrock, Inc. on January 12, 2017. Blackrock, Inc. has sole voting power over 2,687,588 of these shares and sole dispositive power over all of these shares. The address for Blackrock Inc. is 55 East 52nd Street, New York, NY 10022.
(2)	Represents beneficial ownership as of December 31, 2016 according to the Schedule 13G filed by The Vanguard Group, Inc. on February 10, 2017. The Vanguard Group, Inc. has sole voting power over 25,117 of these shares; sole dispositive power over 2,672,861 of these shares; and shared dispositive power over 24,317 of these shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	Represents beneficial ownership as of December 31, 2016 according to the Schedule 13G filed by Archer Capital Management, L.P. on February 14, 2017. Archer Capital Management, L.P. has shared voting power and shared dispositive power over all of these shares with Canton Holdings L.L.C, Joshua A. Lobel and Eric J. Edidin. The address for Archer Capital Management, L.P. is 570 Lexington Avenue, 40th Floor, New York, New York, 10022.
(4)	Represents beneficial ownership as of December 31, 2016 according to the Schedule 13G filed by FMR, LLC on April 10, 2017. FMR, LLC has sole voting power over 1,767,098 of these shares. The address for FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.
(5)	Represents beneficial ownership as of December 31, 2016 according to the Schedule 13G filed by TD Asset Management, Inc. and Epoch Investment Partners, Inc. on February 10, 2017. Epoch Investment Partners has sole voting power and sole dispositive power over all of these shares. The address for Epoch Investment Partners is 399 Park Avenue, New York, New York 10022.
(6)	Includes 5,581 shares of restricted stock.
(7)	Includes 5,581 shares of restricted stock.
(8)	Includes 100,000 shares of restricted stock, options to purchase 375,000 shares of Lumos Networks Common Stock and 2,517 shares of Lumos Networks Common Stock issued as our 401(k) matching contribution.
(9)	Includes 5,581 shares of restricted stock and options to purchase 19,617 shares of Lumos Networks Common Stock.
(10)	Includes 5,581 shares of restricted stock.
(11)	Includes 5,581 shares of restricted stock and options to purchase 7,312 shares of Lumos Networks Common Stock.
(12)	Includes 5,581 shares of restricted stock and options to purchase 1,361 shares of Lumos Networks Common Stock.
(13)	Includes 5,581 shares of restricted stock and options to purchase 41,411 shares of Lumos Networks Common Stock.
(14)	Includes 26,766 shares of restricted stock, options to purchase 62,059 shares of Lumos Networks Common Stock and 3,609 shares of Lumos Networks Common Stock issued as our 401(k) matching contribution.
(15)	Includes 102,294 shares of restricted stock, options to purchase 70,168 shares of Lumos Networks Common Stock and 2,158 shares of Lumos Networks Common Stock issued as our 401(k) matching contribution.
(16)	Includes 54,133 shares of restricted stock, options to purchase 10,066 shares of Lumos Networks Common Stock and 869 shares of Lumos Networks Common Stock issued as our 401(k) matching contribution.
(17)	Includes 23,700 shares of restricted stock, options to purchase 173,338 shares of Lumos Networks Common Stock and 3,972 shares of Lumos Networks Common Stock issued as our 401(k) matching contribution.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Philosophy

The objective of our compensation program is to attract and retain those employees whose judgment, abilities and experience will contribute to our continued success. The program is designed to provide overall competitive pay levels through a mix of base salary, bonus and equity compensation and ownership, with an emphasis on incentive compensation, create proper incentives to align management’s incentives with the long-term interests of our stockholders and reward superior performance. The Compensation Committee, which we refer to as the “Committee,” is responsible for the following:

•	developing and overseeing the implementation of our philosophy with respect to the compensation of executive officers;

•	determining the compensation and benefits of our CEO and other executive officers;

•	reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	determining the frequency of use of compensation consultants and selecting compensation consultants; and

•	administering our stock plans and other incentive compensation plans.

Executive Summary

As described in this Compensation Discussion and Analysis, the Committee believes the overall compensation for our executive officers, both on a targeted and actual basis, was reasonable and within the range of compensation offered by benchmark companies and adequately reflected our performance in 2016. Following is a brief overview of our 2016 performance and this performance’s impact on incentive compensation.

During 2016, we focused on further implementing our growth strategy as a broadband fiber-based service provider focused on data solutions and mobility, leveraging our fiber network to expand to new FTTC opportunities, enhancing our network and improving operational performance, improving our addressed marketplace penetration, pursuing near term edge-out marketplace opportunities by investing in our network through customer success-based capital projects with an emphasis on maximizing capital efficiency, and increasing our addressable market through significant fiber network expansion projects.

For 2016, we achieved revenue of $206.9 million and Adjusted EBITDA (as defined below) of $95.1 million, representing a margin of 46%. Our data segment, which provided approximately 60% of our total revenue for 2016, represents the main growth opportunity and the key focal point of our strategy. We experienced sequential year-over-year revenue growth of 8.1% in this segment, primarily attributable to increases in customer demand for Ethernet-based products and higher bandwidth, as reflected in the 29% growth in our FTTC revenues and 14% growth in Enterprise Data revenues. The year-over-year growth in FTTC and Enterprise revenues was partially offset by the decline in our revenue from data transport products, which have been negatively impacted by churn resulting from network grooming by carriers and migration from legacy technologies to Ethernet products. Our consolidated revenue increased $2.6 million, or 1.3%, in 2016 due to the growth in our data revenues, partially offset by declines in revenue from our legacy businesses. Adjusted EBITDA increased $3.1 million, or 3.4%, from 2015 to 2016, primarily as a result of the aforementioned increase in consolidated revenue. See Appendix C for a reconciliation of Adjusted EBITDA to the most comparable measure reported in accordance with U.S. generally accepted accounting principles.

These strong 2016 revenue and Adjusted EBITDA results led to a 102.2% achievement level in our 2016 TIP.

The Committee Process

Our Committee designs, evaluates and approves our executive compensation plans, policies and programs. The Committee also annually reviews and evaluates the performance of the Chief Executive Officer. To assist in determining the level of compensation and awards for the Chief Executive Officer, the Committee will review corporate performance over the past 12 months and the Chief Executive Officer’s compensation relative to the most recent compensation study provided by the Committee’s independent consultant and peer group data available in public proxy statements, ensuring that the recommended compensation levels meet corporate objectives.

Additionally, the Committee establishes compensation levels and compensation awards for the other NEOs. For these other NEOs, the Chief Executive Officer will review individual responsibility and experience and corporate performance data from the most recent compensation study provided by the Committee’s independent consultant and peer group data available in public proxy statements, and make recommendations to the Committee. The Chief Executive Officer attends the Committee meetings; however, the Committee also meets in executive session without the Chief Executive Officer (or other members of management) present when discussing the Chief Executive Officer’s compensation and other matters.

The Committee also administers our equity-based compensation plans. The Committee reports regularly to the Board on matters relating to the Committee’s responsibilities. The Chairperson of the Committee works in conjunction with senior management in establishing the agenda for committee meetings. In addition, the Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties.

Our NEOs

Our Board identifies our executive officers on an annual basis or more frequently when significant organizational changes occur. Our 2016 NEOs were our President and Chief Executive Officer, Timothy G. Biltz, our Executive Vice President and Chief Financial Officer, Johan G. Broekhuysen, our Senior Vice President and General Manager of our R&SB segment, Diego B. Anderson, our Senior Vice President and Chief Technology Officer, Thomas E. Ferry, and our Senior Vice President and General Counsel, Mary McDermott.

Consideration of 2015 “Say on Pay” Voting Results

At our 2016 annual meeting, our advisory vote on executive compensation received the support of approximately ninety-seven percent (97%) of the votes cast on the proposal. The Committee reviewed these results when determining to continue to apply similar cash compensation objectives, program and rationale for our named executive officers.

Role of Compensation Consultant

The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties, and engages an independent compensation consultant periodically to assist management and the Committee in determining the appropriateness of base salaries, target short-term incentive percentages and long-term incentive compensation of our NEOs. In 2015, the Committee engaged the Hay Group, which we refer to as the “Consultant,” a nationally known compensation consulting firm, to prepare a report which presented the Consultant’s assessment of executive compensation for our executive officers relative to a peer group and published survey compensation data, which we refer to as “the Compensation Study,” to be used in determining 2016 compensation.

In March 2016, the Committee had considered the independence of the Consultant in light of SEC rules and proposed NASDAQ listing standards and determined that the work of the consultant did not raise any conflicts of interest. The Consultant also determined that its work for the Committee did not raise any conflicts of interest and confirmed this in a written statement delivered to the Committee.

Targeted Overall Compensation

The 2016 target total direct compensation for each of the NEOs, which we refer to as the “2016 TDC,” consisted of a base salary, short-term incentive compensation under the Team Incentive Plan and long-term incentive compensation in the form of equity awards granted under our 2011 Equity and Cash Incentive Plan. The 2016 TDC was determined by the Committee after consideration of the Compensation Study prepared by the Consultant.

The Compensation Study recommended a group of comparable telecommunications companies, which we refer to as the “Peer Group,” to assist in assessing the compensation arrangements of our executive officers. The companies included in this Peer Group were determined based on a comparison of revenue, number of employees, net income, total assets and market capitalization of various companies within the telecommunications sector against these same metrics for the Company. The Compensation Committee approved the following 13 companies as a Peer Group to be used as a benchmark for determining our executive officer compensation arrangements for 2016:

• Atlantic Tele-Network Inc.	• Inteliquent, Inc.
• Boingo Wireless, Inc.	• Orbcomm, Inc.
• Cogent Communications	• Ring Central
• Consolidated Communications Holdings, Inc.	• Shenandoah Telecommunications
• Fusion Telecommunications, Inc.	• SPOK Holdings, Inc.
• GTT Communications, Inc.	• 8x8, Inc.
• Incontact, Inc.

The Peer Group from the updated Compensation Study, in addition to broader compensation surveys provided by the Consultant, formed the initial basis for the competitive analysis considered by the Committee in making decisions regarding 2016 compensation, including base salary, short-term incentives and long-term incentive awards for our NEOs and other executive officers. The Committee generally applies a pay-for-performance philosophy by approving a base salary below the competitive benchmarks and short-term and long-term incentive compensation at or above the competitive benchmarks to place a greater emphasis on the “at-risk” elements of the total direct compensation.

The Committee reviews compensation (including new short-term and long-term incentive grants) for each NEO and all other employees in the first half of each fiscal year. Annual salary rates take into consideration each NEO’s performance for the year and are designed to result in an adjusted salary that is within an acceptable range of the target established by the Committee based on competitive benchmarking.

Specifically, the 2016 target base salary for our NEOs was reviewed relative to the benchmark base salary, which was computed with equal weighting given to (i) the compensation for comparable positions from the Compensation Study, and (ii) the base salary of the comparable position of the Peer Group, both of which were established at the 50th percentile of the market data and adjusted for estimated inflation. For our executive officers other than our CEO, the Committee also gave consideration to the CEO’s recommendation of salary range placements relative to the competitive benchmark based upon attributes such as individual responsibility and experience. After consideration of the competitive analysis and other factors such as internal pay equity and the Committee’s pay-for-performance philosophy that strives to link the interests of our executives with those of our stockholders by placing an emphasis on equity-based compensation, the Committee determined that the base salary for Messrs. Broekhuysen, Anderson and Ferry and Ms. McDermott should be increased to better align their salaries with the competitive benchmarks. Our NEOs adjusted base salaries ranged from approximately 1% to 24% below the competitive benchmark salaries. The base salary for Mr. Biltz was not adjusted after consideration of the competitive analysis.

The following table shows the annual base salary applicable to each of our NEOs during 2016:

Named Executive Officer	Base Salary
Timothy G. Biltz	$425,000
Johan G. Broekhuysen(1)	$310,648
Diego B. Anderson(2)	$210,000
Mary McDermott(3)	$226,324
Thomas E. Ferry(4)	$220,500

(1)	The annual base salary presented for Mr. Broekhuysen was effective July 1, 2016. Previously his base salary was $301,600.
(2)	The annual base salary presented for Mr. Anderson was effective March 1, 2016. Previously his base salary was $200,000.
(3)	The annual base salary presented for Ms. McDermott was effective July 1, 2016. Previously her base salary was $219,732.
(4)	The annual base salary presented for Mr. Ferry was effective July 1, 2016. Previously his base salary was $210,000.

Annual Short-Term Incentive Compensation

We adopt a TIP on an annual basis, which provides for potential incentive awards. Participation in the TIP is available to all of our salaried-exempt employees with a hire date prior to October 1 of the applicable year, except those employees who are covered by a formal sales incentive plan. The TIP award is equal to the product of (i) the individual’s eligible base salary earnings for the year, (ii) the individual’s targeted short-term incentive percentage up to a maximum percentage provided for in the plan, and (iii) the Company’s weighted performance achievement percentage, subject to possible adjustment based on individual performance. The TIP award gives officers the potential to receive a payment on or before March 15 of the succeeding year in the form of cash or stock grants based on achievement of specified company-wide performance goals established by the Board, which are established at the beginning of the year under circumstances set forth in the annual short-term incentive plan. The Committee has full discretion to qualify the annual short-term incentive plan, certify that the performance goals have been achieved, terminate the plan or increase or decrease the funding available to the plan and elect the payment method if applicable. Additionally, a TIP award may be decreased or an additional incentive award may be authorized by the Committee in its discretion as necessary to support the Company’s business needs.

The purpose of the TIP is to focus corporate and individual efforts on the accomplishment of specific financial objectives and to motivate individual participants to achieve or contribute to these objectives. It also serves to assign an at-risk element to each of our NEO’s total compensation based directly on the achievement of desired results.

Each of our NEOs participated in the 2016 TIP. The Committee determined the 2016 benchmark TIP percentages in March 2016 for each of our eligible NEOs after taking into account a similar competitive review as to base salary. The Committee determined that the targeted short-term incentive percentage for Mr. Ferry should be increased from 45% to 70% as of January 15, 2016, the date of his permanent appointment to Chief Technology Officer to be competitive and appropriately aligned with the objectives of our compensation philosophy, as this is the rate used for all Senior Vice Presidents and Executive Vice Presidents in 2016. This resulted in a blended average TIP rate of 69% for Mr. Ferry for 2016. The targeted short-term incentive percentages for Messrs. Broekhuysen and Anderson and Ms. McDermott were unchanged at 70%.

Mr. Biltz’s annual short-term incentive percentage was established by our Committee at 100% when he was hired in April 2012 based on a competitive market analysis and the Company’s compensation philosophy of having a significant percentage of compensation being “at risk.” The Committee determined not to adjust Mr. Biltz’s short-term incentive after a review and determination that this “at-risk” component of his compensation was at an appropriate level to provide incentive for performance and also competitive relative to the Peer Group for retention and pay equity purposes.

The Company also approved an additional incentive opportunity for Mr. Biltz, which is based on the achievement of certain 2016 Chief Executive Officer objectives in alignment with the Company’s strategic objectives for the year. The Chief Executive Officer’s additional incentive opportunity provides for a targeted incentive of 50% of base salary payout in addition to the current financial components of the 2016 TIP targets. The payout percentage for the additional incentive opportunity is at the sole discretion of the Committee based upon its evaluation of the CEO achievement of stated objectives.

The company weighted performance achievement percentage for the 2016 TIP was based on our consolidated financial results for the period January 1, 2016 through December 31, 2016 and measured and weighted based on the following two financial metrics: (i) revenue, net of inter-company eliminations, 50% and (ii) net (loss) income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, net income attributable to non-controlling interests, other expenses/income (including public offering costs), equity-based compensation charges, acquisition and separation related charges, restructuring-related charges, and amortization charges related to benefit plan actuarial gains and losses, which is referred to as “Adjusted EBITDA,” 50%. The Committee established these metrics in March 2016 after considering the focus on these metrics by the investment community in evaluating Lumos Networks and the appropriateness and significance of maintaining each of these metrics in 2016.

We believe Adjusted EBITDA is a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is a non-GAAP measure commonly used in the communications and high-speed data transport industry, and by financial analysts and others who follow the industry, to measure operating performance. Additionally, Adjusted EBITDA is a primary financial covenant measure in our senior secured credit facility. Adjusted EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.

The Committee set the performance targets for a 100% payout under the 2016 TIP at the budgeted revenue and Adjusted EBITDA amounts. The Committee set the maximum TIP payout at 150%, which was believed to be realizable only upon exceptional outperformance of the business objectives. The Committee also established a “floor” at a 50% payout, with no payout for results below the established thresholds.

The following table details the minimum, target and maximum levels that had to be achieved by Lumos Networks in order for a 50%, 100% or 150% payout under the 2016 TIP:

	Floor	Target	Ceiling
(Dollars in thousands)	(50% Achieved)	(100% Achieved)	(150% Achieved)
Performance Factor:
Revenue (50% Weighting)	$205,500	$208,000	$210,500
Adjusted EBITDA (50% Weighting)	90,500	93,500	96,500

In March 2017, the Committee approved a TIP payout of $434,350 to Mr. Biltz, $219,001 to Mr. Broekhuysen, $149,042 to Mr. Anderson, $151,439 to Mr. Ferry and $159,554 to Ms. McDermott based on a blended weighted achievement percentage of 102.2% of the revenue and Adjusted EBITDA performance targets. The Committee elected to pay these TIP bonuses in the form of stock grants on March 3, 2017. The number of shares delivered were as follows: 24,539 for Mr. Biltz, 12,372 for Mr. Broekhuysen, 8,420 for Mr. Anderson, 8,555 for Mr. Ferry and 9,014 for Ms. McDermott, which equals the approved dollar amount of the TIP award divided by the closing price of Lumos Networks Common Stock on March 3, 2017, rounded down to exclude fractional shares. The stock grants vested immediately upon issuance.

Additionally, the Committee approved a payout to Mr. Biltz associated with the additional incentive opportunity of $212,500 in consideration of his achievement of the 2016 CEO objectives. The Committee elected to pay this bonus in the form of stock grants made on March 3, 2017. The number of shares delivered was 12,005, which equals the approved dollar amount of the bonus divided by the closing price of Lumos Networks Common Stock on March 3, 2017, rounded down to exclude fractional shares. The stock grants vested immediately upon issuance.

Long-Term Incentive Compensation

Long-term incentive compensation, which we refer to as “LTI,” is granted pursuant to our 2011 Equity and Cash Incentive Plan. Our Equity and Cash Incentive Plan defines the incentive arrangements for eligible participants and:

•	authorizes the granting of stock options, stock appreciation rights, performance shares, restricted stock and other incentive awards, all of which may be made subject to the attainment of performance goals established by the Committee;

•	provides for the enumeration of the business criteria on which an individual’s performance goals are to be based; and

•	establishes the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a participant in the Equity and Cash Incentive Plan.

In connection with Mr. Biltz’s May 2015 amended and restated employment agreement, he was granted 100,000 shares of restricted stock with a total grant date fair value of $1,338,000. The restricted shares cliff-vest three years after the grant date. After consideration of many factors, such as competitiveness of the LTI value in relation to the Peer Group and the additional incentive opportunity discussed above, the Committee did not grant additional awards to Mr. Biltz in 2016.

In 2015, after consideration of Mr. Broekhuysen’s outstanding equity awards in relation to LTI targets for comparable positions within the Peer group and among the other executive officers, the Committee approved a grant of restricted stock which has a three year vesting schedule. In light of this restricted stock award, the Committee did not grant additional awards to Mr. Broekhuysen in 2016.

In January 2016, in consideration of Mr. Ferry’s permanent appointment to Senior Vice President and Chief Technology Officer, and after evaluation of the total compensation for comparable positions within the Peer group in the updated Compensation Study and the Chief Executive Officer’s recommendation of stock awards, the Committee granted Mr. Ferry an equity award of 25,000 shares. The grant date fair value of this award totaled $264,000.

After review of the total compensation for comparable positions from the Compensation Study, the total compensation of the comparable position of the Peer Group and the Chief Executive Officer’s recommendation of stock awards, the Committee granted the following equity awards in March 2016: 17,500 shares to Mr. Anderson and 12,000 shares to Ms. McDermott. The grant date fair value of these awards totaled $228,900 and $156,960, respectively.

These 2016 equity grants further aligned the interests of our executives and those of our stockholders.

Total Direct Compensation

As illustrated by the following table, a substantial portion of targeted 2016 TDC for our NEOs was “at-risk” (approximately 58% on weighted-average target levels for our executive officers).

(1)	At-risk incentive compensation in this table includes the target values under the 2016 TIP, which is linked to company performance objectives, the additional incentive opportunity provided to Mr. Biltz, which is linked to performance of certain 2016 Chief Executive Officer objectives, and the target values of long-term incentive awards granted in 2016, in the form of restricted stock, which are subject to market risk.

Stock Ownership Guidelines

Our Board approved stock ownership guidelines for our executive officers, which we refer to as the “Stock Ownership Guidelines,” to emphasize the link between officers and the long-term interests of our stockholders and to enhance our public and investor relations by openly communicating to investors, market analysts and the public that officer interests are tied directly to our long-term success through personal capital investment in Lumos Networks Common Stock. The Stock Ownership Guidelines generally require that each executive own a fair market value of Lumos Networks Common Stock equal to a multiple of the executive’s base salary as determined by our Board. The guidelines for our NEOs are as follows: five times annual base salary for our Chief Executive Officer, three times annual base salary for our Executive Vice President, Chief Financial Officer and two times annual base salary for our other NEOs. The guidelines required our NEOs to reach these ownership levels within three years of November 1, 2011, or by October 31, 2014, or, if later, within three years of being appointed Chief Executive Officer or other named executive officer. All of the NEOs are currently in compliance with these guidelines.

Stock Holding Period Guidelines

The terms of the equity awards granted under the long-term incentive plan specify that until such time as the executive has reached his or her stock ownership guideline, he or she will hold 100% of the shares of Lumos Networks Common Stock received upon lapse of the restrictions of restricted stock and upon exercise of stock options (net of any shares utilized to pay for tax withholding and the exercise price of the option).

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits all employees and directors from trading in any interest or position relating to the future price of our stock, such as puts, calls, short sales or any other types of derivatives or hedging transactions relating to the future price of our stock. Our policy also prohibits employees and directors from holding shares of our stock in a margin account or pledging shares of our stock as collateral for a loan.

Employment Agreements

We maintain employment agreements with certain of our NEOs. These employment agreements provide that the base salary, TIP participation and certain other benefits would continue throughout the term of the employment agreements, and the agreements also contain non-compete provisions, change of control protection and severance arrangements. The specific details regarding each NEO’s non-compete provisions, change in control protection and severance arrangements are described later in this Compensation Discussion and Analysis, beginning with the section titled “Change in Control and Severance Arrangements.” Specific terms of the employment agreements with each of our NEO’s (with the exception of Mr. Ferry who does not have an employment agreement) are as follows:

On May 5, 2015, we entered into an amended and restated employment agreement with our President and Chief Executive Officer, Mr. Biltz. The employment agreement expires on April 30, 2018 and will automatically renew for successive one-year periods thereafter unless notice of termination is previously provided. However, if the employment agreement has less than 24 months remaining upon the occurrence of a “change in control,” as such term is defined in the employment agreement, the employment term is automatically extended so that the employment term shall not expire until 24 months following the “change in control.” The employment agreement provides for an initial annual base salary of $425,000 per year and target bonus opportunity of 100% of Mr. Biltz’s base salary, which will be paid if the bonus criteria, as set by our Board, for the applicable period are met. The agreement also provided for an equity grant of 100,000 shares of time-based restricted stock.

In connection with his appointment as our Executive Vice President, Chief Financial Officer we entered into an amended and restated employment agreement with Mr. Broekhuysen, dated as of October 3, 2014, which was amended March 4, 2016. The initial term of the employment agreement was through December 31, 2015 at which time it was extended for an additional one-year renewal and will continue to automatically renew for successive one-year periods unless notice of termination is previously provided. However, if the employment agreement term has less than 24 months remaining upon the occurrence of a “change in control,” as such term is defined in the employment agreement, the employment term is automatically extended so that the employment term shall not expire until 24 months following the “change in control.” The employment agreement provides for an initial annual base salary of $260,000 per year and target bonus opportunity of 60% of Mr. Broekhuysen’s base salary, which will be paid if the bonus criteria, as set by our Board, for the applicable period are met. Under this agreement, Mr. Broekhuysen received an “initial equity” grant effective upon his appointment of 40,000 shares of restricted stock which vest in full on the third anniversary of his appointment, and an initial equity grant of 100,000 stock options exercisable for shares of Lumos Networks Common Stock, which vest 25% for each full year of his continued employment beginning on the first anniversary of the appointment. In 2015, the Committee approved a target bonus opportunity of 70% of his salary after review of competitive benchmarks and in 2016 Mr. Broekhuysen’s salary was increased to $310,648 after review of the Compensation Study. In March 2016, the term of Mr. Broekhuysen’s employment agreement was extended through April 30, 2018. His employment agreement was not otherwise modified.

We entered into an employment agreement with our Senior Vice President and General Manager, Mr. Anderson on August 28, 2012. The initial term of the employment agreement ended on December 31, 2013 after which time it has been extended through automatic one-year renewals and will continue to automatically renew for successive one-year periods unless notice of termination is previously provided. However, if the employment agreement term has less than 24 months remaining upon the occurrence of a “change in control,” as such term is defined in the employment agreement, the employment term is automatically extended so that the employment term shall not expire until 24 months following the “change in control.” The employment agreement provides for an initial annual base salary of $154,000 per year and a target bonus opportunity of 45% of Mr. Anderson’s base salary, which will be paid if the bonus criteria, as set by our Board, for the applicable period are met. Both the base salary and target bonus opportunity percentage are subject to an annual review by the Committee. Upon his appointment as Senior Vice President – General Manager in 2014, the Committee approved an annual salary of $200,000 and a target bonus opportunity of 50% of his base salary. In 2015 his target bonus opportunity was increased to 70% after review of competitive benchmarks effective July 1, 2015 and in 2016 his base salary was increased to $210,000 after review of the Compensation Study. In March 2016, Mr. Anderson’s employment agreement was amended to provide that he would receive certain severance benefits in the event the Company sells or otherwise divests its rural local exchange carrier operations and does not offer Mr. Anderson an employment opportunity generally comparable in rank and benefits to his current position. His employment agreement was not otherwise modified.

We entered into an amended and restated employment agreement with our Senior Vice President and General Counsel, Ms. McDermott on June 25, 2014. The initial term of the employment agreement ended on December 31, 2015 at which time at which time it was extended for an additional one-year renewal it will continue to automatically renew for successive one-year periods unless notice of termination is previously provided. However, if the employment agreement term has less than 24 months remaining upon the occurrence of a “change in control,” as such term is defined in the employment agreement, the employment term is automatically extended so that the employment term shall not expire until 24 months following the “change in control.” The employment agreement provides for an initial annual base salary of $219,732 per year and a target bonus opportunity of 50% of Ms. McDermott’s base salary, which will be paid if the bonus criteria, as set by our Board, for the applicable period are met. Both the base salary and target bonus opportunity percentage are subject to an annual review by the Committee. In 2015, the Committee approved a target bonus opportunity of 70% of her salary after review of competitive benchmarks effective July 1, 2015 and in 2016 her base salary was increased to $226,324 after review of the Compensation Study. Her employment agreement was not otherwise modified.

Qualified Retirement Plan

Lumos Networks offered a qualified pension plan (the “Pension Plan”) to all employees hired before October 1, 2003 to provide an annual retirement benefit. In connection with a Board-approved cost reduction plan, the Pension Plan was frozen effective December 31, 2012 and no additional benefits will be accrued by participants for services rendered beyond this date. Mr. Anderson and Ms. McDermott are the only current NEOs who are active participants in the Pension Plan.

Non-qualified Supplemental Retirement Plan

In addition to the Pension Plan, we provided the Executive Supplemental Retirement Plan, which we refer to as the “SERP,” to supplement the retirement benefits payable under Lumos Networks’ tax-qualified plans to those key employees selected to participate. The accumulation of benefits under the SERP was also frozen effective December 31, 2012. The SERP is a non-qualified, unfunded retirement plan that was provided primarily for the purpose of providing our eligible NEOs with retirement benefits not covered by the Pension Plan, and for the portion of their salary which is not covered by any other tax-qualified company-funded retirement benefit. Mary McDermott is the only current NEO eligible for participation in the SERP.

Change of Control Payments

The employment agreements with Messrs. Biltz, Broekhuysen and Anderson and Ms. McDermott and the Severance Plan for Mr. Ferry provide our NEOs with change of control protection as described under “Change of Control and Severance Arrangements” later in this proxy statement. We believe that by providing NEOs with this change of control protection, it allows our senior management to focus on maximizing stockholder value and mitigate the necessity for management’s attention to be diverted toward finding new employment in the event a change of control is proposed.

Severance Arrangements with our NEOs

The employment agreements with Messrs. Biltz, Broekhuysen and Anderson and Ms. McDermott and the Severance Plan for Mr. Ferry provide our NEOs with severance arrangements upon the occurrence of certain events, as described under “Change of Control and Severance Arrangements” later in this proxy statement. We believe that companies should provide reasonable severance benefits to employees under appropriate circumstances.

Compensation Recoupment Policy

In order to further align management’s interests with the interests of stockholders and support good governance practices, our Board approved a Compensation Recoupment Policy. The Compensation Recoupment Policy provides that our Board will have the authority to obtain reimbursement of any portion of any performance based compensation paid or awarded, whether cash or equity based, where the payment or award was predicated upon the achievement of certain financial results or metrics that are subsequently the subject of a restatement or correction, from the officers and from other employees responsible for accounting errors resulting in the restatement or correction.

Perquisites and Other Benefits

The Committee provides certain perquisite benefits to our NEOs. The perquisite offerings are reviewed annually by the Committee and changes are made, if necessary, to align these benefits with those of our peer group. The Committee conducted its annual review in February 2016 and determined that the existing perquisite offerings were appropriate after consideration of total compensation value to our NEOs in relation to our Peer Group.

In addition to the cash and equity compensation discussed above, we provide our NEOs with the same benefit package available to all of our salaried employees. The package includes:

•	Health and dental insurance (portion of costs);

•	Basic life insurance;

•	Long-term disability insurance; and

•	Participation in Lumos Networks’ Savings and Security Plan (401(k) plan), including company matching contributions.

We also provide each of our NEOs with a vehicle and gas allowance.

Deductibility of Compensation

Under Section 162(m) of the Code, compensation in excess of $1,000,000 paid in any one year to a public corporation’s covered employees who are employed by the corporation at year-end will not be deductible for federal income tax purposes unless the compensation is considered “qualified performance-based compensation” under Section 162(m) of the Code (or another exemption is met). Covered employees include the Chief Executive Officer and our three other most highly compensated executive officers as of the last day of the taxable year other than our Chief Financial Officer. The rules and regulations promulgated under Section 162(m) of the Code are complicated and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the

Section 162(m) limitations will be treated by the IRS as qualified performance-based compensation under Section 162(m) of the Code and/or deductible by us. A number of requirements must be met under Section 162(m) of the Code in order for particular compensation to so qualify for the exception such that there can be no assurance that “qualified performance-based” compensation under the 2011 Cash and Equity Incentive Plan will be fully deductible under all circumstances. The Committee addresses this issue when considering compensation arrangements for the executive officers. However, the Committee also believes that it is important that it have the flexibility to offer compensation that may not be deductible because of the Section 162(m) cap if deemed necessary to attract and retain qualified executive officers.

Advisory Votes on Executive Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the subsequent rules and regulations promulgated by the SEC, we are including a non-binding advisory resolution approving the compensation of our named executive officers. The vote on this proposal will be non-binding on the Board and us and will not be construed as overruling a decision by the Board or us. This vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board or us. However, the Committee values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future decisions on executive compensation, as it deems appropriate.

At the 2016 Annual Meeting of Shareholders, approximately 97% of the shares cast on the proposal were voted for the non-binding advisory resolution approving the compensation of our named executive officers. In light of that result, the Board implemented substantially the same objectives, program and rationale for the compensation of our named executive officers in 2016, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 139 through 162 in this proxy statement.

At the 2012 Annual Meeting of Shareholders a large majority of our shareholders approved, on a non-binding basis, the holding of the non-binding vote on the compensation of our named executive officers on an annual basis. As previously disclosed, the Board and management determined to implement an annual advisory vote on the compensation of our named executive officers. As a result, we are including the non-binding advisory resolution approving the compensation of our named executive officers again in this proxy statement. See Proposal 2 on page 122 of this proxy statement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends that it be included in this proxy statement.

Submitted by: Compensation Committee

Shawn F. O’Donnell (Chairperson)
Robert E. Guth
William M. Pruellage

The Compensation Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our other filings and/or the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Compensation Committee Interlocks

The Compensation Committee currently consists of Messrs. Guth, O’Donnell and Pruellage. No member of the Compensation Committee was an employee of Lumos Networks during the last fiscal year or an officer of Lumos Networks in any prior period. There are no Compensation Committee interlocks between us and other entities involving our executive officers and members of the Board who serve as an executive officer or board member of such other entities.

Certain Relationships and Related Transactions

Our Board has adopted a written policy that generally provides that we may enter into a related party transaction only if the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party; the transaction is approved by the disinterested members of the Board; or the transaction involves compensation approved by our Compensation Committee.

Our Audit Committee Charter provides that management shall report to the Audit Committee any proposed “related party” transaction that might be considered material to us or the related party, or required to be disclosed by applicable disclosure rules. The Audit Committee shall be responsible for the review and oversight contemplated by NASDAQ with respect to any such reported transactions. We have not entered into any material related party transactions during 2016 or the period from that date through the date of this proxy statement.

On August 6, 2015, we issued $150 million in aggregate principal amount of 8% Notes due 2022, which we refer to as the “8% Notes,” to Pamplona. Our 8% Notes carry interest expense of approximately $12 million annually. On August 6, 2015, we issued to a Pamplona entity a warrant to purchase up to 5,500,000 shares of Lumos Networks Common Stock, which we refer to as the “Warrant.” The Warrant is exercisable on a cashless basis at an initial exercise price of $13.99 per share and may be net-share settled only. Based on information provided to the Company by Mr. Pruellage, we do not believe that he has a direct or indirect material financial interest in these transactions.

Summary Compensation Table

The following table summarizes the prior three years’ compensation of our NEOs.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2),(3),(4) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Timothy G. Biltz - President and Chief Executive Officer	2016 2015 2014	425,000 425,000 425,000	— — —	646,850 1,767,950 —	— — —	— — —	— — —	14,198 24,294 17,281	1,086,047 2,217,244 442,281
Johan G. Broekhuysen - Executive Vice President and Chief Financial Officer	2016 2015 2014	306,124 280,800 215,000	— — 15,000	219,001 1,205,973 712,900	— — 702,080	— — —	— — —	23,941 23,476 51,239	549,067 1,510,249 1,696,219
Diego B. Anderson - Senior Vice President, General Manager	2016 2015 2014	208,333 200,000 199,046	— — —	377,942 237,630 102,900	— — 98,070	— — 21,809	26,762 — 99,829	10,057 6,981 7,474	623,094 444,611 529,128
Thomas E. Ferry - Chief Technology Officer	2016	214,455	—	415,439	—	—	—	5,780	635,674
Mary McDermott - Senior Vice President - and General Counsel	2016 2015 2014	223,028 219,732 219,732	— — —	316,514 248,214 —	— — —	— — —	39,989 — 226,373	11,704 24,794 21,291	591,236 492,740 467,396

(1)	Messrs. Biltz, Broekuysen and Anderson and Ms. McDermott have an employment agreement that sets forth his or her respective minimum base salary which is subject to annual adjustments as determined by the Committee.

During 2016, each of the NEOs participated in our 401(k) plan, which allows eligible employees to tax-defer up to 20% of their salary through contributions to their 401(k) plan up to the IRS maximum of $18,000 for 2016. In addition, employees age 50 or older as of the last day of the calendar year are eligible to contribute up to 100% of their salary for the catch up contribution, up to the IRS maximum of $6,000 for 2016. The tax-deferred 401(k) contributions for the NEOs were the following for 2016: $2,613 for Mr. Ferry, $17,481 for Mr. Biltz, $18,000 each for Messrs. Broekhuysen and Anderson and $20,059 for Ms. McDermott, including $6,000 in catch-up contributions.

(2)	The following stock award values pertain to shares granted in 2016: $228,900 for Mr. Anderson, $264,000 for Mr. Ferry and $156,960 for Ms. McDermott. See the Grant of Plan-Based Awards table below for additional information. These values, as well as presented prior year values, represent the aggregate grant date fair value of stock awards granted during each respective year computed in accordance with FASB ASC 718, Share-Based Payments. For a discussion of the assumptions used in determining the compensation cost associated with the stock awards granted, see note 9 of the Notes to Consolidated Financial Statements in the Lumos Networks Annual Report on Form 10-K for the year ended December 31, 2016.

(3)	The amounts presented in the Stock Award column also column also contain the 2016 annual short-term team incentive plan (or TIP) bonuses paid by the Company in the form of stock grants on March 3, 2017. The TIP bonus for all of our NEOs was based on consolidated 2016 revenue and Adjusted EBITDA targets. The achievement percentage was 102.2% based on actual financial results for 2016.

The cash value of the 2016 TIP bonuses for the NEOs are as follows: $434,350 for Mr. Biltz, $219,001 for Mr. Broekhuysen, $149,042 for Mr. Anderson, $151,439 for Mr. Ferry and $159,554 for Ms. McDermott. The Committee elected to make payment of these TIP bonuses in the form of stock grants made on March 3, 2017. The number of shares delivered were as follows: 24,539 for Mr. Biltz, 12,372 for Mr. Broekhuysen, 8,420 for Mr. Anderson, 8,555 for Mr. Ferry and 9,014 for Ms. McDermott, which equals the approved dollar amount of the TIP award divided by the closing price of Lumos Networks Common Stock on March 3, 2017, rounded down to exclude fractional shares. The stock grants vested immediately upon issuance.

The cash value of the stock awards is being presented in the Summary Compensation Table as a component of the 2016 compensation of our NEOs because the Compensation Committee considered the bonuses as part of the overall compensation and the performance targets are based on 2016 financial results. The Company believes this presentation best illustrates the total NEO compensation for the year ended December 31, 2016. However, similar to stock awards issued under a long- term incentive plan, the timing and presentation of the compensation amounts in the Summary Compensation Table may differ from the expense recognition in the Company’s financial statements.

(4)	The amounts presented in the Stock Award column for Mr. Biltz also contains an additional incentive opportunity bonus paid by the Company in the form of stock grants of 12,005 shares on March 3, 2017 with a cash value of $212,500. The additional incentive opportunity bonus was based on the Committee’s evaluation of the CEO’s performance compared to certain CEO objectives for 2016 designed to align with the Company’s short term strategic objectives. The stock grants vested immediately upon issuance.

The cash value of the award is being presented in the Summary Compensation Table as a component of the 2016 compensation of Mr. Biltz as the Committee considered it as part of his overall compensation and the performance targets are based on 2016 objectives. The Company believes this presentation best illustrates the total CEO compensation for the year ended December 31, 2016. However, similar to stock awards issued under a long- term incentive plan, the timing and presentation of the compensation amounts in the Summary Compensation Table may differ from the expense recognition in the Company’s financial statements.

(5)	The 2016 value for Mr. Anderson consists entirely of the change in the value of accumulated pension benefits for the qualified pension plan, based on the earliest date at which there is no early retirement reduction. The 2016 value for Ms. McDermott additionally consists of the change in value of accumulated pension benefits for the non-qualified pension plan. The remaining NEOs are not eligible for participation in these plans.
(6)	Included in “All Other Compensation” for 2016 are the following elements that exceed $10,000 and perquisites required to be reported:

•	automobile allowance offered as a competitive perquisite, which includes a monthly vehicle allowance, gas reimbursement and personal property tax reimbursement; and

•	premium payments on external life insurance policies in accordance with each NEO’s employment agreement (for Messrs. Biltz, Broekhuysen and Anderson and Ms. McDermott).

Grants of Plan-Based Awards

The following table summarizes awards made to our NEOs during the year ended December 31, 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)		Maximum ($)		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Timothy G. Biltz	N/A				—	425,000	(1)	637,500	(1)
	N/A					212,500	(2)	212,500	(2)
Johan G. Broekhuysen	N/A				—	214,287	(1)	321,430	(1)
Diego B. Anderson	3/8/2016									17,500	(3)			228,900
	N/A				—	145,833	(1)	218,750	(1)
Thomas E. Ferry	1/15/2016									25,000	(4)			264,000
	N/A				—	148,179	(1)	222,269	(1)
Mary McDermott	3/8/2016									12,000	(3)			156,960
	N/A				—	156,120	(1)	234,179	(1)

(1)	The 2016 TIP plan was measured and weighted based on the following two factors for 2016, as determined by management and approved by the Committee: (i) revenue, 50% and (ii) Adjusted EBITDA, 50%. The blended weighted performance achievement based on these factors was 102.2%. After consideration of the 2016 financial results, the Committee approved incentive payments under the 2016 TIP for our NEOs as follows: $434,350 for Mr. Biltz, $219,001 for Mr. Broekhuysen, $149,042 for Mr. Anderson, $151,439 for Mr. Ferry and $159,554 for Ms. McDermott. The Committee elected to make payment of these TIP bonuses in the form of stock grants issued on March 3, 2017. The number of shares delivered were as follows: 24,539 for Mr. Biltz, 12,372 for Mr. Broekhuysen, 8,420 for Mr. Anderson, 8,555 for Mr. Ferry and 9,014 for Ms. McDermott, which equals the approved dollar amount of the TIP award divided by the closing price of Lumos Networks Common Stock on March 3, 2017, rounded down to exclude fractional shares. The stock grants vested immediately upon issuance.
(2)	The additional incentive opportunity for Mr. Biltz was determined by the Committee based upon their evaluation of his performance relating to certain 2016 objectives. After consideration of those 2016 objectives, the Committee approved an additional incentive payment of $212,500 for Mr. Biltz. The Committee elected to make this payment in the form of stock grants issued on March 3, 2017 in the amount of 12,005 shares, which equals the approved dollar amount of the award divided by the closing price of the Company’s stock on March 3, 2017, rounded down to exclude fractional shares. The stock grants vested immediately upon issuance.
(3)	On March 8, 2016, the Committee approved grants of restricted stock awards to Mr. Anderson and Ms. McDermott after consideration of the Compensation Study performed in 2015, total compensation in relation to that of comparable positions of the peer group and CEO recommendation. The adjusted closing stock price for Lumos Networks Common Stock on the date of the grant, which also represents the fair value of the restricted stock awards, was $13.08 per share.
(4)	On January 15, 2016, the Committee approved the grant of a restricted stock award to Mr. Ferry in consideration of his permanent appointment to Chief Technology Officer to adjust total compensation in relation to that of comparable positions of the peer group and CEO recommendation. The adjusted closing stock price for Lumos Networks Common Stock on the date of the grant, which also represents the fair value of the restricted stock awards, was $10.56 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards for our NEOs which were outstanding as of December 31, 2016.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(16) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy G. Biltz	4/26/2012	250,000	—		—	8.73	4/26/2022	—		—	—	—
	4/26/2012	—	125,000	(1)	—	8.73	4/26/2022	—		—	—	—
	4/26/2012	125,000	—		—	8.73	4/26/2022	—		—	—	—
	5/6/2015	—	—		—	—	—	100,000	(2)	1,562,000	—	—
Johan G. Broekhuysen	3/1/2013	12,313	8,210	(3)	—	11.31	3/1/2023	—		—	—	—
	3/1/2013	—	—		—	—	—	4,581	(4)	71,555	—	—
	3/25/2014	2,500	2,500	(5)	—	13.46	3/25/2024	—		—	—	—
	3/25/2014	—	—		—	—	—	5,000	(6)	78,100	—	—
	10/3/2014	50,000	50,000	(7)	—	16.14	10/3/2024	—		—	—	—
	10/3/2014	—	—		—	—	—	40,000	(8)	624,800	—	—
	3/9/2015	—	—		—	—	—	60,000	(9)	937,200	—	—
Diego B. Anderson	3/5/2007	3,801	—		—	14.32	3/5/2017	—		—	—	—
	3/3/2008	2,534	—		—	16.83	3/3/2018	—		—	—	—
	3/2/2009	3,801	—		—	14.23	3/2/2019	—		—	—	—
	3/1/2010	3,801	—		—	13.77	3/1/2020	—		—	—	—
	2/28/2011	3,801	—		—	15.33	2/28/2021	—		—	—	—
	11/11/2011	4,042	—		—	15.52	11/11/2021	—		—	—	—
	2/29/2012	8,135	—		—	12.80	2/28/2022	—		—	—	—
	3/1/2013	9,481	6,322	(3)	—	11.31	3/1/2023	—		—	—	—
	3/1/2013	15,803	—		—	11.31	3/1/2023	—		—	—	—
	3/1/2013	—	—		—	—	—	3,527	(4)	55,092	—	—
	1/8/2014	5,000	5,000	(10)	—	20.58	1/8/2024	—		—	—	—
	1/8/2014	—	—		—	—	—	5,000	(11)	78,100	—	—
	3/9/2015	—	—		—	—	—	7,500	(9)	117,150	—	—
	3/8/2016	—	—		—	—	—	17,500	(12)	273,350	—	—
Thomas E. Ferry	3/1/2013	2,052	1,368	(3)	—	11.31	3/1/2023	—		—	—	—
	3/1/2013	—	—		—	—	—	764	(4)	11,934	—	—
	5/12/2014	4,887	4,887	(13)	—	13.99	5/12/2024	—		—	—	—
	5/12/2014	—	—		—	—	—	3,750	(14)	58,575	—	—
	3/9/2015	—	—		—	—	—	25,000	(9)	390,500	—	—
	1/15/2016	—	—		—	—	—	25,000	(15)	390,500	—	—
Mary McDermott	3/5/2007	10,319	—		—	14.32	3/5/2017	—		—	—	—
	3/3/2008	10,319	—		—	16.83	3/3/2018	—		—	—	—
	3/2/2009	10,319	—		—	14.23	3/2/2019	—		—	—	—
	3/1/2010	34,594	—		—	13.77	3/1/2020	—		—	—	—
	2/28/2011	29,256	—		—	15.33	2/28/2021	—		—	—	—
	2/29/2012	21,206	—		—	12.80	2/28/2022	—		—	—	—
	3/1/2013	22,548	15,032	(3)	—	11.31	3/1/2023	—		—	—	—
	3/1/2013	37,580	—		—	11.31	3/1/2023	—		—	—	—
	3/1/2013	—	—		—	—	—	8,387	(4)	131,005	—	—
	3/9/2015	—	—		—	—	—	7,500	(9)	117,150	—	—
	3/8/2016	—	—		—	—	—	12,000	(12)	187,440	—	—

(1)	The stock options granted on April 26, 2012 vest on the earlier of (i) the first date on which the closing price of a share of Lumos Networks Common Stock equals or exceeds $22.50 for 20 out of 30 consecutive trading days and (ii) December 31, 2018.
(2)	The restricted stock awards granted on May 6, 2015 vest on May 6, 2018.
(3)	The stock options granted on March 1, 2013 vest as follows: 40% on March 1, 2015 and 20% of each of March 1, 2016, 2017 and 2018.
(4)	The restricted stock awards granted on March 1, 2013 vest as follows: 331/3% on each of March 1, 2016, 2017 and 2018.
(5)	The stock options granted on March 25, 2014 vest as follows: 25% on each of March 25, 2015, 2016, 2017 and 2018.
(6)	The restricted stock awards granted on March 25, 2014 vest on March 25, 2017.
(7)	The stock options granted on October 3, 2014 vest as follow: 25% on each of October 3, 2015, 2016, 2017, and 2018.
(8)	The restricted stock awards granted on October 3, 2014 vest on October 3, 2017.
(9)	The restricted stock awards granted on March 9, 2015 vest on March 9, 2018.
(10)	The stock options granted on January 8, 2014 vest as follows: 25% on each of January 8, 2015, 2016, 2017 and 2018.
(11)	The restricted stock awards granted on January 8, 2014 vest on January 8, 2017.
(12)	The restricted stock awards granted on March 8, 2016 vest on March 8, 2019.
(13)	The stock options granted on May 12, 2014 vest as follows: 25% on each of May 12, 2015, 2016, 2017 and 2018.
(14)	The restricted stock awards granted on May 12, 2014 vest on May 12, 2017.
(15)	The restricted stock awards granted on January 15, 2016 vest on January 15, 2019
(16)	The market value of Lumos Networks Common Stock as of December 31, 2016 was $15.62 per share.

Option Exercises and Stock Vested

The following table provides additional information about the value realized by our NEOs on exercises of option awards and vesting of restricted stock awards during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise(1) ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting(2) ($)
Timothy G. Biltz	—	—	—	—
Johan G. Broekhuysen	—	—	2,286	28,209
Diego B. Anderson	—	—	8,760	108,098
Thomas E. Ferry	—	—	5,380	66,389
Mary McDermott	—	—	4,187	51,668

(1)	Amount represents the aggregate market value on the exercise date of stock options less the cost (strike price x number of shares).
(2)	Amount shown is the aggregate market value on the vesting date of restricted stock awards. These amounts would include the value of shares that we withheld to satisfy the employee’s minimum tax withholding obligations that arose upon vesting of the restricted stock awards, if applicable.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of our NEOs under our qualified and nonqualified pension plans.

		Number of Years Credited Service	Present Value of Accumulated Benefits(3)	Payments During the Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Timothy G. Biltz	Retirement Plan for Employees of Lumos Networks(1)	N/A	N/A	N/A
	Supplemental Executive Retirement Plan(2)	N/A	N/A	N/A
Johan G. Broekhuysen	Retirement Plan for Employees of Lumos Networks(1)	N/A	N/A	N/A
	Supplemental Executive Retirement Plan(2)	N/A	N/A	N/A
Diego B. Anderson	Retirement Plan for Employees of Lumos Networks(1)	14	400,113	—
	Supplemental Executive Retirement Plan(2)	N/A	N/A	—
Thomas E. Ferry	Retirement Plan for Employees of Lumos Networks(1)	N/A	N/A	N/A
	Supplemental Executive Retirement Plan(2)	N/A	N/A	N/A
Mary McDermott	Retirement Plan for Employees of Lumos Networks(1)	12	574,516	—
	Supplemental Executive Retirement Plan(2)	12	399,162	—

(1)	We sponsor a defined benefit pension plan, which we refer to as the “Pension Plan,” to provide retirement benefits for eligible employees that were hired by NTELOS prior to October 1, 2003. Mr. Anderson and Ms. McDermott are the only NEOs who are active participants in the Pension Plan. Messrs. Biltz, Broekhuysen and Ferry are not eligible to participate in the Pension Plan because they were hired after October 1, 2003. The Pension Plan is funded entirely by company contributions and both Mr. Anderson and Ms. McDermott are fully vested based on their service. The accrued benefit is based on the monthly highest average compensation over a consecutive five-year period of employment with the Company and the NEO’s years of benefit service under the Pension Plan. A year of benefit service is a year in which a participant completes at least 1,000 hours of service. Compensation as defined in this plan includes total compensation from us for the year, increased by any pre-tax contributions made under the 401(k) plan and /or (Section 125) cafeteria plan. No more than the IRS maximum allowable compensation, or $265,000 for 2016, is taken into account for Pension Plan purposes. The Pension Plan was frozen effective December 31, 2012 and therefore no further benefits are accrued by participants for services rendered beyond that date.

A NEO may elect early retirement any time after age 55 and the completion of five years of service. As of December 31, 2016, Ms. McDermott was the only NEO eligible for such early retirement. If the NEO retires on or after an early retirement date, but prior to the normal retirement date (age 65 and the completion of five years of service), such NEO will be entitled to receive a monthly benefit commencing on the normal retirement date. If the NEO elects to have the monthly benefit commence prior to his or her normal retirement date, the monthly benefit will be reduced to reflect the earlier distribution of the benefit.

The following schedule outlines the percent of benefit a NEO would receive if the NEO elects to have the monthly benefit commence prior to the normal retirement date:

	Percentage That Applies to Base Formula
	Participants Whose Age and Years of Service Equal at Least 85
Age at Retirement	Percentage That Applies to Covered Compensation	Percentage that Applies to Compensation in Excess of Covered Compensation	Participants With at Least 25 Years of Service	All Other Participants
64	100.00%	100.00%	100.00%	93.33%
63	100.00%	100.00%	100.00%	86.67%
62	100.00%	100.00%	100.00%	80.00%
61	100.00%	95.00%	73.33%	73.33%
60	100.00%	90.00%	66.67%	66.67%
59	100.00%	85.00%	63.33%	63.33%
58	100.00%	80.00%	60.00%	60.00%
57	100.00%	75.00%	56.67%	56.67%
56	100.00%	68.80%	53.33%	53.33%
55	100.00%	63.20%	50.00%	50.00%

As noted in the above table, if a NEO has completed at least 25 years of benefit service and is at least 62 years of age, there will be no reduction for early retirement. Also noted in the above table, if the sum of the NEO’s age and years of benefit service equal 85 or more (“Rule of 85”), there will be no reduction in the benefit up to the average (without indexing) of the taxable wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the Participant attains (or will attain) Social Security retirement age (“Covered Compensation”). For Mr. Anderson, the Pension Benefits Table above reflects the present value of accumulated benefits at age 58, at which time he will meet the Rule of 85. He can retire on June 1, 2026 with no reduction in his pension benefit. For Ms. McDermott, the Pension Benefits Table above reflects the present value of accumulated benefits at age 65, as she will reach age 65 before she meets the Rule of 85. She can retire on February 1, 2020 with no reduction in her pension benefit.

(2)	In addition to the Pension Plan, the Company also sponsors the SERP to supplement the retirement benefits payable under its tax-qualified plans to those key employees selected to participate.

At December 31, 2016, the vested SERP Benefit Percentage was 44.0% for Ms. McDermott. If a NEO voluntarily terminates employment with us, without good reason (as defined in the employment agreements), prior to reaching the normal retirement date or the Rule of 85, the payout is reduced by 50% to reflect early commencement based on the reasonable actuarial factors and assumptions employed under the Pension Plan. If a NEO is terminated without cause, if he or she terminates employment for good reason or if a change of control occurs, each NEO will receive credit for an additional two years of service, which would result in a SERP Benefit Percentage of 48.0% for Ms. McDermott as of December 31, 2016. Additionally, if a NEO is terminated without cause, if he or she terminates employment for good reason or if a change of control and a concurrent termination occurs prior to what would have been the NEO’s normal retirement date, the 50% early commencement reduction shall not be reduced below the minimum benefit percentage calculated consistent with the methodology employed in the Pension Plan (as set forth in the SERP plan document). The minimum SERP Benefit Percentage would be 83.0% if Ms. McDermott were terminated without cause, if she terminated employment for good reason or if a change of control and concurrent termination occurred on December 31, 2016.

The SERP was frozen effective December 31, 2012 and therefore no further benefits are accrued by participants for services rendered beyond that date.

(3)	The present value of accrued Pension benefits is as of December 31, 2016. For a discussion of the assumptions used in quantifying the present value of the current accrued benefit, see Note 11 of the Notes to Consolidated Financial Statements in the Lumos Networks Annual Report on Form 10-K for the year ended December 31, 2016.

Change of Control and Severance Arrangements

Change of Control Arrangements

The employment agreements we have with Messrs. Biltz, Broekhuysen and Anderson and Ms. McDermott and the Severance Plan for Mr. Ferry provide our NEOs with change of control protection. A “change of control” is defined in each of the NEO’s employment agreements and the Severance Plan to mean any of the following events:

•	any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Lumos Networks securities representing more than fifty-one percent (51%) of the combined voting power of the then outstanding securities;

•	consummation of a merger, consolidation or reorganization between us and any other company, or a sale of all or substantially all of the Lumos Networks assets (a “Transaction”), other than a Transaction that would result in the Lumos Networks voting securities outstanding immediately prior thereto continuing to represent either directly or indirectly more than 51% of the combined voting power of the then outstanding securities of Lumos Networks or such surviving or purchasing entity;

•	the Lumos Networks stockholders approve a plan of complete liquidation for Lumos Networks and such liquidation is consummated; or

•	during any period of 12 consecutive months commencing on November 1, 2011, which we refer to as the “Effective Time,” (i) the individuals who constituted the Board on the Effective Time, and (ii) any new director who either (A) was elected by the Board or nominated for election by the Lumos Networks’ stockholders and whose election or nomination was approved by a vote of more than 50% of the directors then still in office who either were directors on the Effective Time, or whose election or nomination for election was previously so approved or (B) was appointed to the Board pursuant to the designation of Quadrangle Entities, cease for any reason to constitute a majority of the Board.

In the event of the occurrence of both (i) a change of control and (ii) a concurrent termination of a NEO in accordance with his or her employment agreement or under the Severance Plan, as applicable, and assuming these events took place on December 31, 2016, each of our current NEOs will be entitled to the following estimated payments and accelerated vesting:

Named Executive Officer	Cash and Other Benefits(1) ($)	Accelerated Vesting of Outstanding Unvested Shares(2) ($)	Accelerated Vesting of Unexercisable Stock Options(3) ($)	Total(4) ($)
Timothy G. Biltz	2,133,024	1,562,000	861,250	4,556,274
Johan G. Broekhuysen	739,808	1,711,655	40,785	2,492,248
Diego B. Anderson	756,212	523,692	27,248	1,307,151
Thomas E. Ferry	524,283	851,509	13,862	1,389,654
Mary McDermott	2,400,256	435,595	64,788	2,900,639

*	Note: Information presented does not give effect to amounts potentially realizable by our NEOs upon consummation of the Merger. For information about the amounts that may be realized by our NEOs upon consummation of the Merger, see the section titled “The Merger—Interests of the Directors and Executive Officers of Lumos Networks in the Merger” beginning on page 64 of this proxy statement and “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” beginning on page 123 of this proxy statement.
(1)	These payments include the present value of the following payments and benefits: (a) termination payment, (b) non-compete payment, (c) earned and unpaid TIP amounts (d) TIP payment for the severance period, (e) continued participation in the welfare benefit plans during the termination period and (f) accrued pension and SERP benefit, if applicable, such amount payable over time in the form of an annuity commencing at the later of age 55 or the date of termination.
(2)	Represents the number of accelerated restricted shares multiplied by the market price per share of Lumos Networks Common Stock on December 31, 2016 of $15.62. For details on each NEO’s unvested restricted stock outstanding as of December 31, 2016, see the table titled “Outstanding Equity Awards at Fiscal Year End” included herein.
(3)	Includes the value of 100% of each NEO’s unexercisable stock options at the market price per share of Lumos Networks Common Stock on December 31, 2016 of $15.62, less the required exercise payment price per share. For details on each NEO’s unexercisable stock options outstanding as of December 31, 2016, see the table titled “Outstanding Equity Awards at Fiscal Year End” included herein.
(4)	In addition, each NEO will be entitled to payment of the NEO’s earned and unpaid base salary to the date of termination, if any. The NEO will also be entitled to unreimbursed business and entertainment expenses in accordance with the Lumos Networks policy, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with the Lumos Networks employee benefit plans. Termination also will not divest the NEO of any previously vested benefit or right unless the terms of such vested benefit or right specifically require divestiture where the NEO’s employment is terminated for cause.

In the event of a change of control and a NEO is still employed by Lumos Networks at such time, the term of each employment agreement will be extended so that the term will not expire for at least 24 months from the date of the change of control. Upon the occurrence of a change of control and a NEO remains employed by us and assuming the change of control took place on December 31, 2016, each of our current NEOs will be entitled to the following estimated payments:

Named Executive Officer	Cash and Other Benefits(1) ($)
Timothy G. Biltz	—
Johan G. Broekhuysen	—
Diego B. Anderson	—
Thomas E. Ferry	—
Mary McDermott	804,032

*	Note: Information presented does not give effect to amounts potentially realizable by our NEOs upon consummation of the Merger. For information about the amounts that may be realized by our NEOs upon consummation of the Merger, see the section titled “The Merger—Interests of the Directors and Executive Officers of Lumos Networks in the Merger” beginning on page 64 of this proxy statement and “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” beginning on page 123 of this proxy statement.
(1)	Includes the present value of a SERP lump sum payment, if applicable, inclusive of additional vesting of two years for purposes of this payment and which does not represent a permanent increase in vesting.

Severance Arrangements

Each NEO’s employment agreement with us provides for severance arrangements upon the occurrence of certain events. Each NEO’s employment agreement terminates automatically upon his or her death. In addition, we may terminate the NEO’s employment if he or she becomes disabled. The Company may also terminate the NEO’s employment for any other reason with or without cause (as defined in the employment agreement). The NEO may terminate his or her employment upon prior written notice of at least 60 days. If the NEO terminates his or her employment for good reason (as defined in the employment agreement), it will be deemed a termination of the NEO’s employment without cause by Lumos Networks.

The Severance Plan provides for severance arrangements upon the occurrence of certain events for eligible employees (as defined in the Severance Plan), including Mr. Ferry. If the NEO’s employment with Lumos Networks is terminated without cause (as defined in the Severance Plan) and other than by reason of the NEO’s death or disability and the NEO does not meet any of the ineligibility criteria set forth by the Severance Plan, the NEO is entitled to receive (i) the NEO’s base salary for a period of 12 months, less any sums required to be deducted or withheld under applicable law, (ii) subsidized rates for the continuation of medical, dental and vision coverage for the NEO and eligible dependents for a period of 12 months, (iii) with respect to certain officers, including Mr. Ferry, a lump sum, determined on a net present value basis, equal to the full bonus potential under the TIP for the year of the termination, (iv) any vested payments payable to the NEO under the TIP that remain unpaid as of the termination date, (v) earned and unpaid base salary to the date of termination, (vi) unreimbursed business and entertainment expenses and (vii) the employee benefits to which he or she is entitled pursuant to the applicable employee benefit plans. If the NEO is terminated for cause or upon death or disability, or if the NEO is otherwise ineligible under the Severance Plan, the NEO is entitled to receive (i) earned and unpaid base salary to the date of termination, (ii) unreimbursed business and entertainment expenses and (iii) any vested and accrued employee benefits to which he or she is entitled pursuant to the applicable employee benefit plans.

If the NEO’s employment with Lumos Networks is terminated for any reason, the NEO is entitled under the NEO’s employment agreement to receive (i) earned and unpaid base salary to the date of termination; (ii) unreimbursed business and entertainment expenses; and (iii) the employee benefits to which he or she is entitled pursuant to the applicable employee benefit plans. If The NEO’s employment with Lumos Networks is terminated upon such executive’s disability, the NEO will be entitled to a pro-rata portion of his/her bonus payments from the TIP for the year of termination. If the NEO is terminated other than for cause or by reason of death or disability, or if such NEO terminates his or her employment with Lumos Networks for good reason, the NEO is entitled to receive (i) earned but unpaid bonus payments; (ii) a percentage of his or her base salary (50% for Messrs. Biltz, Broekhuysen and Anderson, 75% for Ms. McDermott) for the termination period (12 months for Messrs. Broekhuysen and Anderson and Ms. McDermott and 24 months for Mr. Biltz); (iii) a lump sum, determined on a net present value basis, equal to the full bonus potential under the TIP for the year of the termination (except with respect to Mr. Biltz who is entitled to receive 200% of his bonus potential under the TIP for the year of termination) and (iv) continued participation in the employee medical and dental benefit plans for the termination period. To the extent necessary to comply with Section 409A of the Code, Lumos Networks will delay termination payments for a period of six months after termination or, if earlier, until the NEO’s death, as necessary to avoid any excise tax. After such delay expires, all payments which would have otherwise been required to have been made during such delay period shall be paid to the NEO in one lump sum payment. Thereafter, the percentage of base salary payments will continue for the remainder of the termination period in such periodic installments as were being paid immediately prior to the termination date. If the NEO dies while still an employee of Lumos Networks, the NEO’s surviving spouse or, if none, the NEO’s estate is entitled to payment of any earned and unpaid bonus payments under the TIP for that year, and the death benefits under the Lumos Networks employee benefit plans will be paid to the NEO’s beneficiaries.

Ms. McDermott and Mr. McCourt’s employment agreements also provide that if the executive is terminated other than for cause or if the executive officer terminates his or her employment with Lumos Networks for good reason in contemplation of or within one year following a change in control, the termination period would extend to 24 months. Therefore, in such case, the base salary payment described in (ii) in the paragraph above would extend for a 24 month period and the TIP bonus described in (iii) in the paragraph above would be equal to 200% of the bonus potential under the TIP for the year of termination.

In addition, if the NEO is terminated without cause or if he terminates his employment with Lumos Networks for good reason, the remaining unvested portion of the restricted shares of Lumos Networks Common Stock owned by such NEO will generally vest proportionately based on the number of full years that have elapsed since the grant date of the restricted shares through the date of termination.

In the event Lumos Networks terminates the NEO’s employment involuntarily and without cause in contemplation of or within nine months after a change of control, then the NEO’s stock option and restricted stock awards generally will fully vest and become exercisable immediately prior to such NEO’s termination date. A NEO’s employment will be considered to have been terminated “in contemplation of” a change of control only if Lumos Networks makes a public announcement or files a report or proxy statement with the SEC disclosing a transaction or series of transactions, which, if completed, would constitute a change of control and a NEO’s employment is terminated by Lumos Networks without cause during the period beginning with such disclosure and ending the earlier of (x) the date that the Board, acting in good faith, adopts a resolution stating that the transaction or series of transactions will not be completed or (y) the date that such transaction or series of transactions is completed.

Beginning with the March 1, 2013 grants and those granted thereafter unless the Committee approves additional changes, the awards vest and become exercisable if the NEO’s employment is terminated involuntarily and without cause in contemplation of a change of control that occurs within 12 months of the termination and for performance-based awards only if the price per share the shareholders receive for their Lumos Networks Common Stock in connection with the change in control equals or exceeds the stock price threshold set forth in the grant agreement. Furthermore, performance-based awards would fully vest and become exercisable in the event the NEO remains continuously employed with the Company until the change in control and the per share price the shareholders receive for their Lumos Networks Common Stock in connection with the change in control exceeds the stock price target threshold set forth in the grant agreement.

If any benefits payable or to be provided under the employment agreements and any other payments from Lumos Networks or any affiliate would subject the NEO to any excise taxes and penalties imposed on “parachute payments” within the meaning of Section 280G(b)(2) of the Code, or any similar tax imposed by state or local law, then such payments or benefits will be reduced (but not below $0) if, and only to the extent that, such reduction will allow the NEO to receive a greater net after tax amount than the NEO would receive without such reduction.

As part of Messrs. Biltz, Broekhuysen and Anderson and Ms. McDermott’s respective employment agreements and as consideration for the termination payments described above, during the NEO’s employment with Lumos Networks and for a period of time thereafter (24 months for Mr. Biltz and 12 months for Messrs. Broekhuysen and Anderson and Ms. McDermott), which we refer to as the non-competition period, the NEO will (i) not compete, directly or indirectly, with Lumos Networks or Lumos Networks Operating Company or (ii) solicit certain current and former employees. As consideration for the NEO’s non-competition and non-solicitation agreement, the NEO will receive an amount equal to a percentage of his base salary during the non-competition period (or for 24 months, in the case of a termination in connection with or within one year following a change in control for Ms. McDermott and Mr. McCourt), but only if Lumos Networks has terminated the NEO without cause or if the NEO has terminated his or her employment for good reason. The applicable percentages are 50% for Messrs. Biltz, Broekhuysen and Anderson and 25% for Ms. McDermott. If the NEO breaches any of the non-competition or non-solicitation restrictions, the NEO will not receive any further payments and the NEO will repay any payments previously received. The agreements also prohibit the NEOs from using any confidential or proprietary information belonging to Lumos Networks at any time for any reason not connected to their employment with Lumos Networks. Notwithstanding the foregoing, Ms. McDermott’s employment agreement is not intended to restrict her right to practice law following the termination of her employment with Lumos Networks. Mr. Ferry is also generally subject to the same non-competition and non-solicitation restrictions, in addition to an indefinite non-disparagement covenant, through the Severance Plan, but does not receive any cash consideration for such restrictions in the event of a termination of employment without cause or for good reason.

The following table shows the estimated payments and benefits for our NEOs under the various termination scenarios discussed above assuming the triggering event took place on December 31, 2016 and the price per share of Lumos Networks common stock was $15.62 per share, the closing market price as of that date.

Triggering Event	Timothy G. Biltz ($)	Johan G. Broekhuysen ($)	Diego B. Anderson ($)	Thomas E. Ferry ($)	Mary McDermott ($)
Termination for cause (1)	—	—	243,090	—	546,608
Voluntary termination (2)	430,910	217,267	390,951	—	1,333,918
Retirement (3)	—	—	—	—	1,333,918
Death (4)	3,252,618	1,074,282	683,306	230,506	2,086,306
Disability (5)	3,216,815	2,962,045	1,974,274	382,931	1,713,262
Termination without cause or termination by the NEO for good reason (6)	2,133,024	1,325,558	824,549	651,196	2,046,808

*	Note: Information presented does not give effect to amounts potentially realizable by our NEOs upon consummation of the Merger. For information about the amounts that may be realized by our NEOs upon consummation of the Merger, see the section titled “The Merger—Interests of the Directors and Executive Officers of Lumos Networks in the Merger” beginning on page 64 of this proxy statement and “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” beginning on page 123 of this proxy statement.
(1)	Includes the present value of accrued pension benefits, if applicable, which amounts shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which represent a 50% early benefit commencement reduction.
(2)	Includes the present value of accrued pension and SERP benefits, if applicable, which amounts shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which represent a 50% early benefit commencement reduction and any earned, but unpaid TIP amounts.
(3)	Our only NEO eligible for early retirement (age 55 with completion of five years of service) on December 31, 2016 is Ms. McDermott. The amount presented for Ms. McDermott includes any earned, but unpaid TIP and the present value of accrued pension and SERP benefits.
(4)	Includes the present value of the following payments and benefits: (a) accrued pension benefits payable to the surviving spouse, if applicable, which amounts represent a one-half survivor annuity commencing at the later of the date which the deceased NEO would have attained age 55 or the date of death and which reflects a 50% early benefit commencement reduction, (b) accrued SERP benefits payable to the surviving spouse, if applicable, which shall be payable over time in the form of an annuity commencing at the later of the date which the deceased NEO would have attained age 55 or the date of death and which amounts represent a 50% early benefit commencement reduction, (c) life insurance payment, which is a liability of the life insurance company, representing one time each NEO’s annual salary up to $300,000, for which Lumos Networks pays the premiums and which is a benefit provided to all full-time employees and (d) executive supplemental life insurance payout in accordance with each of the NEO’s employment agreements, which is a liability of the life insurance company. The above amounts do not include supplemental life insurance payment, if applicable, for which each NEO paid the full premium and which is a benefit provided to all full-time employees. Supplemental life insurance is a liability of the life insurance company.

(5)	Includes the present value of the following payments and benefits: (a) accrued pension benefits, if applicable, which shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which amounts represent a 50% early benefit commencement reduction, (b) accrued SERP benefits, if applicable, which shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination for those participating NEOs with seven or more years of service and which amounts represent a 50% early benefit commencement reduction, (c) disability incentive payment, if applicable, which is equal to the target TIP payment that the employee would have been eligible to receive prorated for the employment period, and (d) long-term disability coverage until age 65, which is a benefit provided for all Lumos Networks full-time employees and which is a liability of Lumos Networks’ long-term disability provider. The net present value of the long-term disability coverage reported in the table would be reduced by the net present value of social security benefits beginning at age 55.
(6)	Includes the present value of the following payments and benefits: (a) termination payment, (b) non-compete payment, (c) TIP payment for the severance period, (d) continued participation in the welfare benefit plans during the termination period, (e) participation in the post-retirement medical and life insurance benefits plan, regardless of whether our NEOs are otherwise eligible to participate in such plan, (f) accrued pension benefit, if applicable, payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and reflecting an early benefit commencement reduction, (g) accrued SERP benefits, if applicable, which shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination, with additional vesting of two years for purposes of this calculated benefit and which does not represent a permanent increase in vesting and the application of the minimum benefit percentage as described above and (h) the market value of shares of restricted stock held by our NEOs which vesting would be accelerated, as described above.

In addition to the payments for each of the termination scenarios included in the table above, each NEO will be entitled to payment of his or her earned and unpaid base salary to the date of termination. The NEO will also be entitled to unreimbursed business and entertainment expenses in accordance with the Company’s policy, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with Lumos Networks employee benefit plans. Termination also will not divest the NEO of any previously vested benefit or right unless the terms of such vested benefit or right specifically require divestiture where the NEO’s employment is terminated for cause.

PROPOSAL 5 – NON-BINDING ADVISORY RESOLUTION TO APPROVE

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The compensation of our named executive officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 139 to 162 of this proxy statement.

Our Compensation Committee designs our compensation program for our named executive officers to reward the achievement of our short-term and long-term objectives. The objective of our compensation program is to attract and retain those employees whose judgment, abilities and experience will contribute to our continued success. The program is designed to provide overall competitive pay levels through a mix of base salary, bonus and equity compensation and ownership, create proper incentives to align management’s incentives with the long-term interests of our stockholders and reward superior performance. Our compensation program also reflects competition and best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics while also linking compensation to individual and corporate performance and encouraging stock ownership by senior management.

Based on its review of the total compensation of our named executive officers for fiscal year 2016, the Compensation Committee believes that the total compensation for each of the named executive officers is reasonable. The Compensation Committee believes our compensation program effectively achieves the objective of aligning compensation with performance measures that are directly related to our financial goals and creation of stockholder value without encouraging our named executive officers to take unnecessary or excessive risks.

The Compensation Discussion and Analysis section of this proxy statement and the accompanying tables and narrative provide a comprehensive review of our named executive officer compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal.

For the reasons stated above and as required pursuant to Section 14A of the Exchange Act, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table, the other related tables and accompanying narrative, set forth on pages 139 to 162 of the proxy statement.”

Your vote on this proposal will be non-binding on us and the Board and will not be construed as overruling a decision by us or the Board. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board. However, the Compensation Committee values the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NON-BINDING ADVISORY PROPOSAL APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

AUDIT COMMITTEE

Pursuant to SEC rules for proxy statements, the Audit Committee of the Board has prepared the following Audit Committee Report. The Audit Committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the Audit Committee.

Audit Committee Report

The primary function of the Audit Committee of the Board is to assist the Board in fulfilling its oversight responsibilities by overseeing:

•	our accounting and financial reporting processes;

•	the reliability of our consolidated financial statements in accordance with U.S. generally accepted accounting principles;

•	the effective evaluation, analysis and management of our financial risks;

•	legal and tax related matters and our compliance with laws and regulations;

•	the maintenance of an effective and efficient internal audit function; and

•	the planning, conduct and performance of and the compensation paid for the annual audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting by an independent registered public accounting firm.

The Audit Committee operates under a written charter. The Audit Committee charter provides that the Audit Committee shall preserve open avenues of communication among the external auditors, internal auditors, financial management, senior management, the Audit Committee and the Board. The Audit Committee has reviewed its charter and determined that the charter adequately and effectively defines the duties and responsibilities of the Audit Committee. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The Audit Committee is accountable and responsible to the full Board.

Composition and Qualifications of Audit Committee

The Audit Committee presently consists of four non-employee directors: Mr. Vaughn (Chairperson), Mr. Aquino, Mr. Robinson and Mr. Sicoli. Each member of the Audit Committee is independent, financially literate and is free from any relationship that, in the judgment of the Board, would interfere with the exercise of independent judgment as a member of the Audit Committee. The Board has determined that Messrs. Robinson, Sicoli and Vaughn are each an “audit committee financial expert,” as defined by regulations promulgated by the SEC. The Audit Committee is, and will continue to be, composed of members that meet the independence, knowledge and experience requirements set forth in the NASDAQ Listing Standards.

Election and Meetings

The Board annually elects the members of the Audit Committee to serve for a term of one year or other length of term, in the discretion of the Board, and shall otherwise serve until their successors are duly elected and qualified. Each member of the Audit Committee shall serve at the pleasure and discretion of the Board and may be replaced or removed by the Board at any time and from time to time in its discretion. The Board shall designate the Chairperson of the Audit Committee.

The Audit Committee meets quarterly, or more frequently as circumstances require. The Audit Committee met five times during 2016. The Audit Committee meets as often as it deems advisable with representatives from our executive management and independent registered public accounting firm in separate sessions to discuss any matters that the Audit Committee or either of these groups believes should be discussed. In addition, the Audit Committee or its Chairperson meets with representatives of the independent registered public accounting firm and our management at least quarterly to review our consolidated financial statements.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee performed the following for the year ended December 31, 2016:

Documents/Reports Review

1. Reviewed and discussed our annual consolidated financial statements, management’s report on internal control over financial reporting and all certifications, reports, opinions or reviews rendered by our independent registered public accounting firm.

2. Discussed with our financial management and representatives of the independent registered public accounting firm, prior to filing with the SEC, audited and unaudited consolidated financial statements and certain other disclosures to be included in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

Independent Registered Public Accounting Firm

3. Recommended to the Board the selection of KPMG LLP as our independent registered public accounting firm for 2017. The Audit Committee evaluates the performance of the independent registered public accounting firm on an annual basis. The Audit Committee has discussed with representatives of the independent registered public accounting firm the matters required to be discussed in connection with the conduct of the annual audit by Public Company Accounting Oversight Board, which we refer to as “PCAOB,” Auditing Standard No. 16, Communications with Audit Committees. These discussions included the scope of audit and the independent registered public accounting firm’s professional responsibilities; the overall audit strategy, timing of the audit and significant risks; accounting policies and practices, estimates, significant unusual transactions and related parties; the auditors’ evaluation of the quality of our financial reporting; the auditors’ responsibility for other information containing our audited consolidated financial statements; difficult or contentious matters for which the auditors consulted; management’s consultation with other accountants; uncorrected and corrected misstatements identified by the auditors; the completeness and clarity of disclosures in our consolidated financial statements; and any disagreements with management or other difficulties encountered in performing the audit. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP relating to the independence of that firm as required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence).

4. Pre-approved all permissible services performed by and the related fees and other compensation paid to KPMG LLP. Monitored compliance with our pre-approval policies and procedures, and otherwise pre-approved all audit and non-audit services of KPMG LLP.

5. Periodically consulted with representatives of the independent registered public accounting firm out of the presence of our management regarding internal control over financial reporting and the completeness and accuracy of our consolidated financial statements.

Financial Reporting Process

6. In consultation with representatives of the independent registered public accounting firm, our internal audit function, and our internal financial and accounting personnel, reviewed the integrity of our financial reporting process, both internal and external.

7. Considered any significant judgments made in management’s preparation of our consolidated financial statements and management’s view of each as to the appropriateness of such judgments.

8. Considered the independent registered public accounting firm’s judgments about the quality and appropriateness of our accounting policies and practices as applied to our financial reporting.

Legal Compliance/Risk Management; General

9. Reviewed legal compliance matters, including corporate securities trading policies, and legal matters that could have a significant impact on our consolidated financial statements.

10. Reviewed and discussed with management our major financial and operating risks and exposures and the steps management has taken to monitor, manage and control such risks and exposures, including our risk assessment and risk management policies.

11. Reviewed the report of management regarding the effectiveness of our internal control over financial reporting contained in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC, as well as KPMG LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the effectiveness of internal control over financial reporting. During the year ended December 31, 2016, management updated the documentation and performed testing and evaluation of our internal controls over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. In this regard, the Audit Committee received periodic updates provided by management, the internal auditors and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. Based on the Audit Committee’s discussions with management and KPMG LLP, the Audit Committee recommended that the Board include the audited consolidated financial statements and management’s report on internal controls over financial reporting in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

Submitted by: Audit Committee

Jerry E. Vaughn (Chairperson)
Peter D. Aquino
Michael K. Robinson
Michael T. Sicoli

The Audit Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

PROPOSAL 6 – RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of KPMG LLP, independent registered public accounting firm, to audit and report on our consolidated financial statements and the effectiveness of our internal control over financial reporting as of the year ending December 31, 2017. We have employed KPMG LLP as our independent registered public accounting firm beginning with the year ended December 31, 2011. It is expected that a representative of KPMG LLP will be present at the 2017 Annual Meeting of Stockholders to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

The following table sets forth the fees billed or expected to be billed to us by KPMG LLP for audit and other services relating to the years ended December 31, 2016 and 2015:

	2016 ($)	2015 ($)
Audit fees	707,900	764,500
Audit-related fees	—	—
Tax fees	—	—
All other fees	1,780	1,650

Total	709,680	766,150

Audit Fees

Audit fees generally include fees for services and reimbursement of expenses paid by us to KPMG LLP in connection with the annual audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting, as well as KPMG LLP’s quarterly reviews of our interim consolidated financial statements during the year. Audit fees further include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by our independent auditors. Such services include comfort letters and consents related to SEC registration statements and certain reports relating to our regulatory filings. For the year ended December 31, 2015, fees and reimbursement of expenses for such services included in audit fees above totaled $90,500. No such fees were incurred for the year ended December 31, 2016.

Audit Related Fees

KPMG LLP did not perform any audit-related services for us during the years ended December 31, 2016 and 2015.

Tax Fees

KPMG LLP did not perform any tax services for us during the years ended December 31, 2016 and 2015.

All Other Fees

All other fees relate to an annual subscription to KPMG LLP’s proprietary accounting research tool.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is that all audit and permissible non-audit services provided by its independent registered public accounting firm, shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for all services to be performed by the independent registered public accounting firm are established periodically by the Audit Committee, detailed as to the particular service or category of services to be performed and implemented by our financial officers. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Any audit or non-audit service fees that we may incur that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services require separate and specific pre-approval by the Audit Committee prior to the performance of services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for audit, audit-related and tax and other services. The Audit Committee may revise the list of pre-approved services from time to time. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the SEC rules on auditor independence.

THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017. KPMG LLP has served as our independent registered public accounting firm continuously since 2011. The Audit Committee is responsible for the audit fee negotiations associated with the annual retention of KPMG LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the required rotation of the auditing firm’s lead audit engagement partner, the Audit Committee and its Chairperson will continue to be directly involved in the selection of KPMG LLP’s new lead audit engagement partner. The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as our independent registered public accounting firm is in the best interests of us and our stockholders.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required but is being presented as a matter of good corporate practice. Notwithstanding stockholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our stockholders. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

OTHER MATTERS

The Board knows of no other matters to be brought before the 2017 Annual Meeting of Stockholders. However, if any other matters are properly brought before the 2017 Annual Meeting of Stockholders, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies on behalf of Lumos Networks will be borne by us. In addition, our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

In order for proposals of stockholders to be considered for inclusion in the proxy materials for the 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, such proposals must be received by us at our executive offices at One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980, Attention: Secretary or Assistant Secretary, by December 11, 2017.

Stockholders may bring business before the 2018 annual meeting only in accordance with the provisions of our bylaws, which are described on page 128 of this proxy statement. Management may use its discretionary authority to vote against any such proposals.

BENEFICIAL OWNERS

Unless we have received contrary instructions, we may send a single copy of our Annual Report on Form 10-K, proxy statement and notice of Annual Meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980, Attention: Vice President – Investor Relations, to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Lumos Networks filings with the SEC are incorporated by reference:

•	Lumos Networks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 28, 2017; and

•	Lumos Networks’ Current Reports on Form 8-K filed with the SEC on February 21, 2017, February 22, 2017, March 7, 2017 (with respect to Items 5.02 and 8.01) and March 8, 2017 (with respect to Item 8.01).

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the 2017 Annual Meeting of Stockholders or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Lumos Networks through our website: www.lumosnetworks.com.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Lumos Networks Corp.

One Lumos Plaza, P.O. Box 1068

Waynesboro, Virginia 22980

Attention: Senior Vice President Marketing & Investor Relations, Chief of Staff

If you have questions or need assistance in voting your shares, please call:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(800) 905-7281 (Toll Free)

Email: LumosNetworks@georgeson.com

MISCELLANEOUS

Lumos Networks has supplied all information relating to Lumos Networks, and Parent has supplied all of the information relating to Parent, Merger Sub and the equity investors, EQT and debt financing sources contained in “Summary—Parties Involved in the Merger,” “Summary—Financing of the Merger,” “The Merger—Parties Involved in the Merger” and “The Merger—Financing of the Merger” beginning on pages 2, 9, 33 and 73, respectively.

You should not send in your Lumos Networks stock certificates until you receive transmittal materials after the Merger is completed.

You should rely only on the information contained in this proxy statement, the appendices to this proxy statement and the documents we refer to in this proxy statement to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 21, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

By order of the Board,

Timothy G. Biltz
President and Chief Executive Officer
Waynesboro, Virginia
April 21, 2017

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

February 18, 2017

among

LUMOS NETWORKS CORP.,

MTN INFRASTRUCTURE TOPCO, INC.

and

MTN INFRASTRUCTURE BIDCO, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 18, 2017, is entered into among Lumos Networks Corp., a Delaware corporation (the “Company”), MTN Infrastructure TopCo, Inc., a Delaware corporation (“Parent”), and MTN Infrastructure BidCo, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the Board of Directors of the Company, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Subsidiary with and into the Company, are fair to, and in the best interests of, the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated by this Agreement, (iii) declared this Agreement and the transactions contemplated by this Agreement, advisable and (iv) resolved to recommend the adoption of this Agreement by the stockholders of the Company;

WHEREAS, each of the Board of Directors of Parent and the Board of Directors of Merger Subsidiary have declared it advisable to enter into this Agreement and approved entry into this Agreement, and the transactions contemplated by this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Lumos Investment Holdings, Ltd., an Affiliate of Pamplona Capital Management (collectively, “Pamplona”) is entering into a letter agreement with the Company pursuant to which Pamplona has agreed to exercise the Pamplona Warrant (as defined below) effective immediately prior to, and conditioned upon, the Effective Time, and otherwise in accordance with the terms and conditions of the letter agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, EQT Infrastructure III SCSp, a Luxembourg société en commandite spéciale with its registered office at 23, rue Aldringen, L-1118 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B 210.214 (“Sponsor”), is entering into a termination equity commitment letter with the Company (the “Termination Equity Commitment Letter”), pursuant to which, and subject to the terms and conditions set forth therein, Sponsor is committing to provide funds for the payment obligations of Parent and Merger Subsidiary pursuant to Section 11.04(b) of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“2017 Budget” shall have the meaning set forth in Section 6.01.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to (i) any acquisition or purchase, direct or indirect, of more than 20% of the consolidated assets, revenues or income of the Company and its Subsidiaries, taken as a whole, or more than 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, revenue or income, individually or in the aggregate, constitute more than 20% of the consolidated assets, revenues or income of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Third Party beneficially owning more than 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, revenue or income, individually or in the aggregate, constitute more than 20% of the consolidated assets, revenues or income of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, revenue or income, individually or in the aggregate, constitute more than 20% of the consolidated assets, revenue or income of the Company.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.03(e).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” shall have a correlative meaning.

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties, rights or other assets, as amended unless expressly specified otherwise.

“Board” means the Board of Directors of the Company.

“Burdensome Condition” shall have the meaning set forth in Section 8.01(a).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Certificates” shall have the meaning set forth in Section 2.03(a).

“CFIUS” means the interagency Committee on Foreign Investment in the United States.

“CFIUS Approval” means that any review or investigation by CFIUS of the Merger shall have been concluded, and either (a) Parent and the Company shall have received written notice from CFIUS that all action under the Exon-Florio Amendment is concluded with respect to the Merger, and there are no unresolved issues of national security, or (b) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby, or the time permitted by law for such action shall have lapsed.

“Closing” shall have the meaning set forth in Section 2.01(b).

“Closing Date” shall have the meaning set forth in Section 2.01(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of September 30, 2016 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2016.

“Company Board Recommendation” shall have the meaning set forth in Section 4.03.

“Company Contract” means any agreement, contract, lease, instrument, indenture, purchase order, license, sublicense, commitment or undertaking of any nature which, in each case, is legally binding upon the Company or any of the Subsidiaries of the Company.

“Company Credit Agreement” means the Credit Agreement, dated as of April 30, 2013, as amended, by and among Lumos Networks Operating Company, as Borrower, the subsidiary guarantors named therein, the lenders party thereto and CoBank, ACB, as administrative agent.

“Company Cure Period” shall have the meaning set forth in Section 10.01(c)(ii).

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee” means, at any specified time, an employee of the Company or any of its Subsidiaries.

“Company Employee Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) employment, consulting, severance, change in control, transaction bonus, retention or other similar agreement or plan or (iii) other plan, agreement or arrangement providing for compensation, bonuses, equity or equity-based compensation or other forms of incentive or deferred compensation, fringe benefits, perquisites, disability or sick leave benefits, supplemental unemployment benefits or post-employment or retirement benefits, in each case that is currently sponsored, maintained, administered, or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former Company Employee, director or independent contractor, or currently outstanding between the Company or any of its Subsidiaries and any current or former Company Employee, director or independent contractor, or otherwise under which the Company or any of its Subsidiaries has any liability, contingent or otherwise.

“Company Governing Documents” shall have the meaning set forth in Section 4.01(b).

“Company Group” means (i) the Company and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of the Company or any of its Subsidiaries, and (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Company International Plan” means any Company Employee Plan that is not a Company U.S. Plan.

“Company Material Adverse Effect” means any change, effect, event, development, fact, condition, circumstance or occurrence that, individually or in the aggregate, (a) would or would reasonably be expected to prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement or (b) has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, in each case with respect to clause (b) only, excluding any change, effect, event, development, fact, condition, circumstance or occurrence resulting from: (i) changes after the date of this Agreement in GAAP or changes after the date of this Agreement in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate, (ii) changes in financial, capital, credit or securities markets or general economic or political conditions in the United States or any other country or region, (iii) changes after the date of this Agreement in Applicable Law or interpretations thereof or in conditions generally affecting the industry in which the Company and its Subsidiaries operate, (iv) acts of war, sabotage or terrorism or natural disasters, (v) the execution and delivery of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to Parent, including the impact thereof on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with employees, customers, suppliers or other Third Parties, (vi) any failure in and of itself by the

Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, (vii) any action taken (or omitted to be taken) at the written request of Parent or Merger Subsidiary, (viii) a change in the price and/or trading volume of the Company’s securities on the NASDAQ or any other market in which such securities are quoted for purchase and sale, (ix) any change in the Company’s credit rating, (x) any Legal Proceeding commenced or threatened against the Company, its directors or officers or any of its Affiliates in connection with, arising from or relating to any Transaction Litigation commenced on or after the date of this Agreement, including with respect to the Company’s sale process, including consideration of the transactions contemplated by this Agreement and any transactions potentially competing with or alternative to such transactions or proposals from other third parties relating to any competing or alternative transactions or any disclosures in connection with any of the foregoing, or (xi) any action taken by the Company or any of its Subsidiaries that is required under this Agreement (other than pursuant to Section 6.01), including any actions the Company is required to take under this Agreement to obtain any approval or authorization under applicable antitrust, competition, telecommunication or public utility laws for the consummation of the Merger; provided, that (A) the exceptions in clauses (i), (ii), (iii) or (iv) shall not apply to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries operate or, in the case of clause (iv), in the geographic area impacted, (B) the exceptions in clauses (vi), (viii) or (ix) shall not prevent or otherwise affect a determination that any change, effects, events, developments, facts, conditions, circumstances or occurrences underlying such changes or failures constitute or contribute to a Company Material Adverse Effect and (C) the exceptions in clauses (v) and (x) shall not apply to any portion of the representations and warranties contained in this Agreement to the extent the purpose of such portion is to address the consequences of the transactions contemplated by this Agreement.

“Company Material Agreement” shall have the meaning set forth in Section 4.13(b).

“Company Permits” shall have the meaning set forth in Section 4.17(b).

“Company Property” means any real property and improvements, now or heretofore, owned, leased, occupied or operated by the Company or any of the Subsidiaries of the Company.

“Company Purchase Right” shall have the meaning set forth in Section 2.05(c).

“Company Restricted Stock” shall have the meaning set forth in Section 2.05(b).

“Company SEC Documents” shall have the meaning set forth in Section 4.06(a).

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company Stockholder Approval” shall have the meaning set forth in Section 4.02.

“Company Stockholder Meeting” shall have the meaning set forth in Section 8.02(a).

“Company Stock Option” shall have the meaning set forth in Section 2.05(a).

“Company Stock Plan” means the 2011 Company Equity and Cash Incentive Plan, amended as of February 27, 2013.

“Company Stock Purchase Plan” means the Company Employee Stock Purchase Plan, as such plan may have been amended from time to time.

“Company Termination Fee” means $16,069,000.

“Company U.S. Plan” means any Company Employee Plan that covers Company Employees located primarily within the United States.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.02.

“Continuing Employees” shall have the meaning set forth in Section 7.05(a).

“D&O Insurance” shall have the meaning set forth in Section 7.04(d).

“Debt Commitment Letters” shall have the meaning set forth in Section 5.08(a).

“Debt Financing” shall have the meaning set forth in Section 5.08(a).

“Debt Financing Sources” shall have the meaning set forth in Section 5.08(a).

“Debt Financing Sources Related Parties” means the Debt Financing Sources (in their respective capacities as lenders, arrangers, bookrunners, managers and/or agents under the Debt Financing), their respective Affiliates and controlling persons and each of the Debt Financing Sources’ and their respective Affiliates’ and their respective controlling persons’ respective officers, directors, employees, agents, advisors and Representatives.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall have the meaning set forth in Section 2.04.

“Effective Time” shall have the meaning set forth in Section 2.01(c).

“End Date” shall have the meaning set forth in Section 10.01(b)(i).

“Environmental Laws” means any and all statutes, laws (including common law), regulations, rules, ordinances, judgments, orders or decrees that relate to the protection of the environment, natural resources, or to the extent relating to exposure to Hazardous Materials, human health or safety.

“Equity Commitment Letter” shall have the meaning set forth in Section 5.08(a).

“Equity Financing” shall have the meaning set forth in Section 5.08(a).

“Equity Financing Sources” shall have the meaning set forth in Section 5.08(a).

“Equity Interests” in any Person means any direct or indirect ownership interest in such Person, including any ownership interests evidenced by shares of capital stock, membership interests or partnership interests and any options, warrants, convertible securities, calls, pre-emptive rights, subscription rights or other rights, agreements, arrangements or commitments of any kind obligating such Person to issue or sell any ownership interests in such Person and any security convertible into or exchangeable for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with the first entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Agent” shall have the meaning set forth in Section 2.03(a).

“Exon-Florio Amendment” means Section 721 of Title VII of the Defense Production Act of 1950, as amended (as codified at 50 U.S.C. § 4565) and the regulations promulgated thereunder..

“FCC” means the Federal Communications Commission.

“Fiber Contract” means any Company Contract relating to the use of fiber optic facilities, including, without limitation, indefeasible rights of use, dark fiber leases, fiber optic agreements and fiber exchange agreements.

“Financial Statements” shall have the meaning set forth in Section 4.06(b).

“Financing” shall have the meaning set forth in Section 5.08(a).

“Financing Commitments” shall have the meaning set forth in Section 5.08(a).

“Financing Sources” shall have the meaning set forth in Section 5.08(a).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances designated by any Governmental Authority or by Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health or to the environment, or defined as or included in the definition of “pollutant”, “contaminant”, “hazardous substances”, “solid waste”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “extremely hazardous substances”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, or words of similar import, under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) indebtedness of such Person for money borrowed; (ii) indebtedness evidenced by notes, debentures, bonds or other similar debt instruments, the payment of which such Person is responsible or liable; (iii) all reimbursements, payments or similar obligations in respect of banker’s acceptances, surety bonds, interest rate protection agreements, swap agreements, hedge agreements, foreign exchange contracts or similar agreements; (iv) all obligations of such Person as lessee that have been recorded as capital leases under GAAP; (v) all obligations of such Person to pay the deferred purchase price of property, equipment or services (other than accounts payable or accrued expenses in the ordinary course of business); (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired; (vii) all reimbursements, payments or similar obligations, contingent or otherwise, letter of credit or similar facilities; (viii) any quasi debt items such as off balance sheet financing arrangements, syndicated leases or other off balance sheet liabilities owed to Third Parties, the purpose or effect of which is to defer, reduce or otherwise avoid or adjust the recording of debt expenses incurred by such Person, (ix) all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which such Person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations or “keep-well” arrangements, or for the payment of which such Person’s property is subject to any Lien (even though the Person may not have assumed or become liable for the payment of such indebtedness); and (x) any unpaid interest, premiums, penalties, other fees and expenses, and any other amounts owing that are required to be paid by such Person in respect of indebtedness described in clauses (i) through (ix) above. For purposes of this Agreement, Indebtedness of the Company shall include the Company Credit Agreement and the Pamplona Notes.

“Indemnified Person” shall have the meaning set forth in Section 7.04(a).

“Intellectual Property” means any (i) inventions (whether patentable or not), conceptions, invention disclosures, industrial designs, industrial models, improvements, proprietary information, know how, technology, methods, processes, technical data and customer lists, and all documentation relating to any of the foregoing, (ii) non-public business, technical, and customer information, trade secrets, confidential information, and other non-public information, (iii) works of authorship (including computer programs, software, and firmware, including source code, object code, and scripts), computer program architecture and files, business records and files, schematics, drawings, and diagrams, development tools and other documentation in whatever media, (iv) marketing materials or other materials containing representations of trademarks, logos, service marks, service names, trade names, and trade dress, domain names and URLs, (v) databases and data collections and (vi) any similar or equivalent embodiments, representations or manifestations of Intellectual Property Rights.

“Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisionals, renewals, extensions, substitutions, continuations, and continuations-in-part thereof; (ii) copyright rights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (iii) industrial design registrations and industrial model registrations and any applications therefor; (iv) rights in trade names, service names, logos, common law trademarks, service marks, trade dresses, social and mobile media identifiers and domain names, and trademark and service mark registrations and applications therefore, and all goodwill associated therewith; (v) trade secret rights (including, those trade secret rights defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), and rights to limit the use or disclosure thereof by any Person; and (vi) any similar or equivalent proprietary or intellectual property rights to any of the foregoing (as applicable), whether now known or hereafter recognized in any jurisdiction.

“IT Assets” means computer systems, software, firmware, middleware, servers, websites, applications, databases, workstations, routers, hubs, switches, circuits, networks, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01(a) of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01(b) of the Parent Disclosure Letter.

“Leased Real Property” means all real and personal property leased pursuant to any leases, subleases, licenses or other occupancy agreements for real property to which the Company or any of its Subsidiaries is a party that are currently in effect.

“Legal Proceeding” means any claim, action, suit, arbitration, investigation of a Governmental Authority, alternative dispute resolution action or any other judicial or administrative proceeding, including condemnation or eminent domain, in law or equity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, adverse ownership interest or other similar adverse claim of any kind in respect of such property or asset.

“Management Employees” shall have the meaning set forth in Section 6.01(j).

“Marketing Period” means the first period of seventeen (17)consecutive Business Days commencing after the date of this Agreement and throughout which (i) Parent and the Debt Financing Sources shall have all of the Required Financial Information (for the avoidance of doubt, if at any time during such seventeen (17)consecutive Business Day period, the information provided at the commencement of such period pursuant to this clause (i) ceases to be Required Financial Information, then such seventeen (17)consecutive Business Day period shall be deemed not to have commenced until information is delivered to Parent and the Debt Financing Sources that constitutes Required Financial Information) and (ii) the conditions set forth in Section 9.01 and Section 9.02 shall be satisfied (other than those conditions to Closing that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied assuming a Closing would occur) and nothing has occurred and no condition shall exist that would cause any of the conditions set forth in Section 9.01 and Section 9.02 to fail to be satisfied assuming Closing were to be scheduled for any time during such seventeen (17)consecutive Business Day period; provided, that that notwithstanding the foregoing (w) July

3, 2017 shall not be included the calculation of such seventeen (17)consecutive Business Day period, (x) if such seventeen (17)consecutive Business Day period has not ended on or prior to August 18, 2017, then such period shall not start until September 5, 2017, (y) if, after the date of this Agreement and prior to the completion of such seventeen (17)consecutive Business Day period, KPMG LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Documents or the Required Financial Information, including Company SEC Documents filed after the date hereof, then such seventeen (17)consecutive Business Day period shall not be deemed to have commenced unless and until a new unqualified audit opinion is issued with respect to such financial statements by KPMG LLP or another independent accounting firm reasonably acceptable to Parent and (z) if the Company or any of its Subsidiaries shall have publicly announced any intention to restate any historical financial statements included in the Required Financial Information or that any such restatement is under consideration, in which case such seventeen (17) consecutive Business Day period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the applicable Required Financial Information has been amended and delivered to Parent and the Debt Financing Sources or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; provided, further, that if the Company shall in good faith reasonably believe that the Marketing Period has commenced and that it has provided the Required Financial Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with clause (i) above unless Parent in good faith reasonably believes that either the Marketing Period has not commenced or that the Company has not completed the delivery of the Required Financial Information, and, by 5:00 P.M. New York Time on the date that is three (3) Business Days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating, if applicable, with specificity why the Marketing Period has not commenced or which Required Financial Information the Company has not been delivered).

“Merger” shall have the meaning set forth in Section 2.01(a).

“Merger Consideration” shall have the meaning set forth in Section 2.02(a).

“Merger Subsidiary” shall have the meaning set forth in the Preamble.

“NASDAQ” means the NASDAQ Global Market.

“Ordinary Course Inbound License” means a currently effective agreement of the Company or any of the Subsidiaries of the Company entered into in the ordinary course of business that is a non-exclusive license granted to the Company or any of the Subsidiaries of the Company for generally commercially available off-the-shelf software involving payment by the Company or any Subsidiary of the Company of not more than $250,000 during the last twelve (12) months.

“Ordinary Course Outbound License” means a currently effective agreement of the Company or any of the Subsidiaries of the Company entered into in the ordinary course of business that is a (i) non-exclusive object code license to Owned Company IP granted to customers, resellers and distributors under a Company Contract or (ii) non-exclusive license granted to contractors or vendors to use Owned Company IP for the benefit of the Company or any of the Subsidiaries of the Company, in each case involving revenue to the Company or any Subsidiary of the Company of not more than $250,000 during the last twelve (12) months.

“Owned Company IP” means all Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries and are material to the conduct of the businesses of the Company or any of its Subsidiaries as currently conducted.

“Owned Real Property” means the real property set forth on Section 10.01(c) of the Company Disclosure Letter.

“Pamplona” shall have the meaning set forth in the Recitals.

“Pamplona Notes” shall mean the $150 million in aggregate principal amount of the Company’s 8.0% Notes due 2022.

“Pamplona Warrant” means the Warrant to purchase shares of the Company’s Company Stock held by Pamplona and issued by the Company as of August 5, 2015.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Cure Period” shall have the meaning set forth in Section 10.01(d)(ii).

“Parent Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Group” means (i) Parent, Merger Subsidiary and Sponsor, (ii) the Equity Financing Sources, (iii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees or successors of Parent, Merger Subsidiary or Sponsor and (iv) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees or successors of any of the foregoing.

“Parent Material Adverse Effect” means any change, effect, event, development, fact, condition, circumstance or occurrence that, individually or in the aggregate, would or would reasonably be expected to prevent or materially impair or materially delay Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

“Parent Termination Fee” shall have the meaning set forth in Section 11.04(b)(iii).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens arising under or related to the Company Credit Agreement and “Permitted Liens” as such term is defined therein, (ii) Liens consisting of zoning or planning restrictions, or limitations on the use of real property, none of which are violated in any material respect by the current use or occupancy of the real property subject thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of the Subsidiaries of the Company in the operation of its respective business, (iii) easements, irregularities in title or restrictions of record which do not materially impair the value, use, operation or occupancy of such property by the Company of any of the Subsidiaries of the Company in the operation of its respective business, (iv) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided in accordance with GAAP on the Financial Statements, (v) Liens arising in the ordinary course of business, which do not secure Indebtedness and which do not, individually or in the aggregate, materially impair the value of such properties or the use of such property by the Company or any of the Subsidiaries of the Company in the operation of its respective business, (vi) statutory Liens claimed or held by any Governmental Authority that are related to obligations that are not due or delinquent, for which adequate reserve has been provided for on the Financial Statements to the extent required by GAAP, and (vii) other Liens that are not material to the Company or any Subsidiary thereof.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority, and any permitted successors and assigns of such Person.

“Proceeding” shall have the meaning set forth in Section 7.04(a).

“Process Agent” shall have the meaning set forth in Section 11.08(c).

“Proprietary Software” shall have the meaning set forth in Section 4.15(g).

“Proxy Statement” means the proxy statement of the Company to be filed with the SEC in connection with the Merger, as amended or supplemented from time to time, and together with the letter to stockholders, notice of meeting and form of proxy and any other document incorporated by reference therein or related thereto.

“Registered IP” means all Intellectual Property and Intellectual Property Rights that are patented, registered, filed, or issued under the authority of any Governmental Authority and all patent applications and applications for any such registration.

“Representatives” means, as to any Person, its directors, managers, officers, employees, agents and representatives acting on such Person’s behalf, including any such investment banker, financial advisor, attorney, accountant or other advisor, agent, representative, intermediary or Affiliate.

“Required Financial Information” means the historical and pro forma financial information required to be furnished to the Debt Financing Sources pursuant to paragraphs 5 and 6 of Exhibit C of the Debt Commitment Letter or any substantially similar provisions of any Substitute Financing.

“Required Financing Amount” shall have the meaning set forth in Section 5.08(f).

“Required Governmental Approvals” means (i) the expiration or other termination of any statutory waiting period (or any extension thereof) under the HSR Act (and any analogous foreign or state merger control or competition laws) applicable to the Merger, (ii) the approval of the Merger by the FCC (including any review by the Team Telecom Agencies in connection with the FCC approval), (iii) the approval of the Merger by those state public utility commissions set forth in Section 1.01(c) of the Company Disclosure Letter, and (iv) the CFIUS Approval.

“Restricted Financing Commitment Amendment” shall have the meaning set forth in Section 8.03(a).

“Satisfaction Notice” shall have the meaning set forth in Section 10.01(d)(iii).

“SEC” means the Securities and Exchange Commission.

“Section 262” shall have the meaning set forth in Section 2.04.

“Section 6.03 Notice” shall have the meaning set forth in Section 6.03(f).

“Solvent” shall have the meaning set forth in Section 5.09.

“Sponsor” shall have the meaning set forth in the Recitals.

“Subsidiary” means, when used with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing, directly or indirectly, 50% or more of the equity or 50% or more of the voting power (or, in the case of a partnership, 50% or more of the general partnership interests or limited partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Subsidiary Governing Documents” shall have the meaning set forth in Section 4.01(c).

“Substitute Financing” shall have the meaning set forth in Section 8.03(b). “Surviving Corporation” shall have the meaning set forth in Section 2.01(a).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other similar tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Claim” means any audit, investigation, litigation or other proceeding conducted by or with any Governmental Authority with respect to Taxes.

“Tax Return” means any return, report, estimate, certificate, form, claim for refund or any similar statement or document filed with a Governmental Authority in connection with Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Team Telecom Agencies” means the member agencies of the interagency group of the government of the United States that, among other things, reviews FCC applications for potential national security, law enforcement, and public interest concerns, and is comprised of staff from, among others, the Department of Homeland Security, the Department of Justice, including the FBI, and Department of Defense, as well as any successor group or other group within the government of the United States charged with performing such review.

“Termination Equity Commitment Letter” shall have the meaning set forth in the Recitals.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the 1934 Act) of Persons, other than the Company, Parent, any of their Affiliates or Representatives or any Governmental Authority.

“Transaction Litigation” shall have the meaning set forth in Section 6.05.

“Uncertificated Shares” shall have the meaning set forth in Section 2.03(a).

“Willful Breach” shall mean (i) a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement or (ii) fraud.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereby”, “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger.

(a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and continue its corporate existence under Delaware Law.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of Troutman Sanders LLP, 1001 Haxall Point, Richmond, VA 23219 on the second (2nd) Business Day immediately following the satisfaction or waiver (to the extent permitted by Applicable Law) of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing actually occurs, the “Closing Date”); provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), then the Closing shall occur instead on the Business Day following the satisfaction or waiver of such conditions that is the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than two (2) Business Days’ notice to the Company and (b) the second Business Day following the end of the Marketing Period.

(c) Subject to the provisions of this Agreement, on or prior to the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any shares of Company Stock or any shares of capital stock of Parent or Merger Subsidiary:

(a) Except as otherwise provided in Section 2.02(b) or Section 2.04, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $18.00 in cash, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each share of Company Stock held by the Company or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto. Each share of Company Stock held by any Subsidiary of the Company shall remain outstanding, and no payment shall be made with respect thereto.

(c) Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

Section 2.03. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). At or immediately following the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares; provided, that Parent shall not be required to make available to the Exchange Agent any Merger Consideration for Dissenting Shares or to the extent that the Company has made available any amounts in accordance with Section 8.03(i). Such funds may be invested by the Exchange Agent as directed by Parent; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable hereunder and following any such losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall only be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. Promptly after the Effective Time (but not later than three (3) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the closing of business on the day on which the Effective Time occurs, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Stock nine (9) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon.

(f) Notwithstanding the foregoing, none of Parent, Merger Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to four (4) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority), any shares of Company Stock represented by such Certificates shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing who is entitled to, and who has demanded, appraisal for such shares (“Dissenting Shares”) in accordance with Section 262 of Delaware Law (“Section 262”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal. Any such holder shall instead be entitled to receive payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, the Dissenting Shares shall no longer be outstanding, and each holder of a Certificate or Uncertificated Share that immediately prior to the Effective Time represented Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262. If, after the Effective Time, such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal (or had not properly demanded appraisal under Section 262), such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, withdrawals of such demands and other instruments served pursuant to Section 262, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not (a) make any payment or commitment with respect to, or offer to settle or settle, any such demands or (b) waive any failure to perfect any right to appraisal or timely take any other action to perfect appraisal rights in accordance with Section 262.

Section 2.05. Company Stock Awards.

(a) Stock Options. Immediately prior to the Effective Time, each option to purchase shares of Company Stock granted pursuant to a Company Stock Plan (each, a “Company Stock Option”) (whether or not vested and exercisable at or immediately prior to the Effective Time) that is then outstanding under the Company Stock Plan shall be treated as follows: (i) where the exercise price per share under a Company Stock Option is less than the Merger Consideration, such Company Stock Option shall, automatically and without any action on behalf of the holder thereof, be canceled, and the Company shall pay each holder of such Company Stock Option an amount in cash (subject to deduction for any Taxes required to be withheld in accordance with Section 2.07), determined by multiplying (A) the excess of the Merger Consideration over the applicable exercise price of such Company Stock Option by (B) the number of shares of Company Stock underlying the outstanding portion of such Company Stock Option had such holder exercised the outstanding Company Stock Option in full immediately prior to the Effective Time; and (ii) where the exercise price per share under such Company Stock Option equals or exceeds the Merger Consideration, such Company Stock Option shall be cancelled without any payment therefore. Notwithstanding the foregoing, effective as of seven (7) Business Days prior to, and conditional upon the occurrence of, the Closing, each holder of an outstanding and unexercised Company Stock Option, whether or not such Company Stock Option is then vested and exercisable, shall be entitled to exercise such Company Stock Option in full by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with the terms of the applicable Company Stock Plan and related award agreement. Each such Company Stock Option that is exercised in accordance with the prior sentence, shall not be entitled to any payments under this Section 2.05(a), and any shares of Company Stock received upon exercise shall instead be subject to Section 2.02 hereof.

(b) Restricted Stock. Immediately prior to the Effective Time, each share of Company Stock granted pursuant to a Company Stock Plan which is subject to vesting or other lapse restrictions (“Company Restricted Stock”) that is then-outstanding shall be treated as follows: (i) each share of Company Restricted Stock that is time-based shall automatically and without any action on behalf of the holder thereof become fully vested and the restrictions thereon shall lapse; and (ii) each share of Company Restricted Stock the vesting of which is performance-based shall automatically and without any action on behalf of the holder thereof become fully vested and the restrictions thereon shall lapse.

(c) Employee Stock Purchase Plan. Effective as of the date of this Agreement, the Board or the compensation committee of the Board will adopt such resolutions and take such other reasonable actions as may be reasonably necessary to provide that with respect to the Company Stock Purchase Plan: (i) participants in the Company Stock Purchase Plan may not alter their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the Company Stock Purchase Plan), (ii) no participation period will be commenced after the date of this Agreement, and (iii) each right to purchase shares of Company Stock (each, a “Company Purchase Right”) under the Company Stock Purchase Plan that is outstanding on the date of this Agreement and remains outstanding after such time shall be treated as follows: such Company Purchase Right shall automatically and without any action on behalf of the holder thereof, be exercised on the Purchase Date (as defined in the Company Stock Purchase Plan), and (A) if the Purchase Date is on or before the Effective Time, the Company shall deliver shares of Company Stock in accordance with the terms of the Company Stock Purchase Plan (and such shares shall be treated as other outstanding shares in accordance with this Agreement) and (B) if the Purchase Date is after the Effective Time, the Company shall pay each holder of such Company Purchase Right an amount in cash (in lieu of Company Stock) determined by multiplying (x) the Merger Consideration by (y) the number of shares of Company Stock that would otherwise have been delivered under such Company Purchase Right. Any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as soon as administratively practicable following the Purchase Date and the Company Stock Purchase Plan will terminate at such time.

(d) Prior to the Effective Time, the Company shall adopt any resolutions which are reasonably necessary to effectuate the provisions of this Section 2.05 and (i) use commercially reasonable efforts to obtain any necessary consents or make any amendments to the terms of any outstanding Company Stock Option, Company Restricted Stock, Company Purchase Right and/or Company Stock Plan or Company Stock Purchase Plan to give effect to the transactions contemplated by this Section 2.05 and (ii) take all actions as may be reasonably necessary to terminate all Company Stock Plans and the Company Stock Purchase Plan as of the Effective Time. All payments under this Section 2.05 shall be made at or as soon as practicable after the Effective Time, pursuant to the Company’s ordinary payroll practices, and shall be subject to any applicable withholding as set forth below in accordance with Section 2.07.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Stock (or securities convertible or exchangeable into or exercisable for shares of Company Stock) shall occur by reason of any reclassification, recapitalization, merger, subdivision, stock split or combination, any stock dividend or distribution thereon with a record date during such period, or any other similar transaction, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company Stock Plans, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted; provided, however, that nothing in this Section 2.06 shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement, including Section 6.01.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Company, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to (i) the making of such payment under any provision of Tax law and (ii) the disposition of any Company Stock Option, Company Restricted Stock or Company Purchase Right under this Agreement. If the Exchange Agent, the Company, the Surviving Corporation or Parent, as the case may be, so withholds and timely remits such amounts to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock, Company Stock Options, Company Restricted Stock or Company Purchase Right, as the case may be, in respect of which the Exchange Agent, the Company, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation or Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended to be identical to the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except (a) the name of the Company shall be the name of the Surviving Corporation, (b) that the provisions of the certificate of incorporation of Merger Subsidiary relating to the incorporator of Merger Subsidiary shall be omitted and (c) as otherwise required by Section 7.04(b), and as so amended shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.04.

Section 3.02. Bylaws. The bylaws of the Company shall be amended to be identical to the bylaws of the Merger Subsidiary in effect at the Effective Time (except that the name of the Company shall be the name of the Surviving Corporation) and shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.04.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any Company SEC Document filed with, or furnished to, the SEC by the Company since January 1, 2016 and publicly available prior to the date of this Agreement (provided, that, nothing disclosed in any such Company SEC Document shall be deemed to be a qualification or modification to the representations and warranties set forth in Section 4.05), but excluding any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent any such disclosures are non-specific, predictive, cautionary or forward-looking in nature, or (b) subject to Section 11.05, as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01. Organization.

(a) The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties, rights and other assets and to conduct its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties, rights and other assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended through the date hereof. (The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, as amended through the date hereof are referred to herein as the “Company Governing Documents”). The Company Governing Documents are in full force and effect, and the Company is, and at all relevant times, has been, in compliance in all material respects with the terms of the Company Governing Documents.

(c) Section 4.01(c) of the Company Disclosure Letter contains a true and complete list of the name and jurisdiction of organization of each Subsidiary of the Company. All outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized, validly issued and, in the case of shares of capital stock, are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Liens. None of the Company or its

Subsidiaries directly or indirectly beneficially owns any Equity Interests in any other Person. The Company has made available to Parent true and complete copies of the charter and bylaws or similar organizational or governing documents of each Subsidiary of the Company, and all amendments thereto, each as amended through the date hereof (collectively, the “Subsidiary Governing Documents”). The Subsidiary Governing Documents are in full force and effect, and each Subsidiary of the Company is, and at all relevant times, has been, in compliance in all material respects with the terms of its Subsidiary Governing Documents.

Section 4.02. Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Company Stockholder Approval and the filing of the certificate of merger with the Delaware Secretary of State in accordance with Delaware Law, to consummate the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Merger by the Company, have been duly and validly authorized by the Board and no other corporate action on the part of the Company, pursuant to Delaware Law or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation of the Merger by the Company subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval and the filing of the certificate of merger with the Delaware Secretary of State in accordance with Delaware Law. The affirmative vote to adopt this Agreement of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Subsidiary, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.03. Board Approval. The Board has (a) determined that this Agreement and the terms and conditions of the Merger are, on the terms and subject to the conditions contained herein, fair to, and in the best interests of, the Company and the stockholders of the Company, (b) approved, authorized and declared advisable this Agreement and approved and authorized the Merger, and (c) resolved, subject to Section 6.03, to recommend approval and adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.04. Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger will (a) subject to the receipt of the Company Stockholder Approval and the filing of the certificate of merger with the Delaware Secretary of State in accordance with Delaware Law, conflict with or result in any breach of any provision of the Company Governing Documents or any Subsidiary Governing Documents, (b) require any filing by the Company or any of its Subsidiaries with, or the permission, authorization, consent or approval of, any Governmental Authority (except for (i) the filing of the certificate of merger with the

Delaware Secretary of State in accordance with Delaware Law, (ii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act, (iii) filings as may be required with, submissions as may be necessary or advisable to, and/or permissions, authorizations, consents and approvals as may be required from, the FCC (including any review by Team Telecom Agencies in connection with the FCC approval), and any state utility commission or similar state Governmental Authority, (iv) filings and submissions as may be necessary or advisable to, and clearances, permits, authorizations, consents and approvals as may be required from, CFIUS or the CFIUS member agencies, (v) the filing with the SEC of (1) a Proxy Statement, and (2) such reports under Section 13(a) of the 1934 Act as may be required in connection with this Agreement and the Merger or (vi) any filings required by, and approvals required under, the rules and regulations of NASDAQ), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration), or result in the creation of any Liens on any material property, right or other asset of the Company or any of its Subsidiaries, under any of the terms, conditions or provisions of any Company Contract, or (d) violate any Applicable Law applicable to the Company, any Subsidiary of the Company or any of their respective material properties, rights or other assets; except in the case of clauses (b), (c) or (d) where (x) any failure to obtain such permissions, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches, defaults, impairments, alterations or rights, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization.

(a) Section 4.05(a) of the Company Disclosure Letter sets forth as of the date hereof, (i) the authorized capital stock of the Company and the number and kind of issued and outstanding shares of capital stock of the Company other than shares held in treasury or otherwise held by the Company or any Subsidiary of the Company, (ii) the number and kind of issued and outstanding shares of capital stock of the Company that are held in treasury or otherwise held by the Company or any Subsidiary of the Company, (iii) the number of issued and outstanding shares of Company Restricted Stock, (iv) the total number and kind of shares of capital stock of the Company that have been reserved for future issuance under the Company Stock Plans, including upon exercise of Company Stock Options and the Pamplona Warrant, or under the Company Stock Purchase Plan, including upon exercise of Company Purchase Rights and (v) for the Pamplona Warrant and each Company Stock Option and award of Company Restricted Stock, the name of the Company Stock Plan under which such award was granted, the name of the holder, the date of grant, the exercise price (if applicable) and the vesting schedule (if applicable) and for each Company Purchase Right, the participation period and the purchase price. There are no outstanding or authorized phantom stock, stock appreciation, profit participation or similar rights with respect to the Company. The Company has no declared, authorized or unpaid dividends on any of its capital stock.

(b) All of the outstanding shares of Company Stock are, and all shares which may be issued pursuant to the exercise of the Pamplona Warrant, any Company Stock Options or Company Purchase Rights or the vesting of any shares of Company Restricted Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable.

(c) Except for the Pamplona Warrant, the Company Stock Options, the Company Restricted Stock and the Company Purchase Rights and except as set forth in Section 4.05(c) of the Company Disclosure Letter, there are no (i) outstanding Equity Interests relating to the unissued capital stock of the Company or any Subsidiary of the Company and no agreements or arrangements of any kind obligating the Company or any Subsidiary of the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other Equity Interests in, the Company or any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment or (ii) outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Stock or any other Equity Interests in, the Company or any Subsidiary of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company. All of the outstanding shares of Company Stock and the Pamplona Warrant and all Company Stock Options, Company Restricted Stock and Company Purchase Rights were issued in compliance in all material respects with all applicable federal and state securities laws and in compliance in all material respects with any preemptive rights of any other stockholders. All Company Stock Options have been granted having a per share exercise price at least equal to the fair market value of a share of Company Stock on the date of grant, and have not otherwise been subject to a “modification” or “extension” within the meaning of Section 409A of the Code and the Treasury Regulations thereunder. All grants of Company Stock Options were validly issued and properly approved by the Board (or compensation committee thereof) in accordance with the applicable Company Stock Plan. No Subsidiary of the Company owns any shares of Company Stock.

(d) Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e) There are no voting trusts or other agreements to which the Company or any Subsidiary of the Company is a party with respect to the voting of the Company Stock or any Equity Interest of the Company or of any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to its outstanding shares of capital stock that are in effect.

(f) Section 4.05(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a schedule showing the outstanding principal amount of all indebtedness for borrowed money of the Company and its Subsidiaries.

Section 4.06. Company SEC Documents and Financial Statements.

(a) The Company has filed with or furnished to (as applicable) the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2014, under the 1934 Act or the 1933 Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the 1934 Act or the 1933 Act, as the case may be, the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company SEC Documents, including any applicable accounting requirements. None of the Subsidiaries of the Company is currently required to file any forms, reports or other documents with the SEC under the 1934 Act. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any of the Company SEC Documents.

(b) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents (including the related notes and schedules) (collectively, the “Financial Statements”), (i) have been (or, with respect to Company SEC Documents filed after the date of this Agreement and prior to the Effective Time, will be) prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or as permitted by the rules and regulations of the SEC, and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments).

(c) Without limiting the generality of Section 4.06(b), prior to the date hereof, no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act. Since January 1, 2014, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.07. Internal Controls; Sarbanes-Oxley Act. The Company and each of its Subsidiaries has implemented and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the 1934 Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (a) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (b) has disclosed to the Company’s auditors and the audit committee of the Board (and made summaries of such disclosures available to Parent) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the Company’s most recently completed fiscal year, and such assessment concluded that such control over financial reporting was effective as of December 31, 2015.

Section 4.08. Absence of Certain Changes.

(a) Since January 1, 2016, the Company and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice in all material respects.

(b) Since January 1, 2016, there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) From January 1, 2016 to the date of this Agreement, no action has been taken by the Company or any Subsidiary of the Company that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01.

Section 4.09. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not absolute, accrued, known or unknown, contingent or otherwise, nor, to the Knowledge of the Company, does any basis exist therefor, except for liabilities and obligations (a) reflected or reserved against in the Company Balance Sheet included in the Company SEC Documents, (b) incurred since September 30, 2016 in the ordinary course of business consistent with past practice, which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement or (e) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no off balance sheet arrangements of any type (including any off balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1933 Act) that have not been so described in the Company SEC Documents that would or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.10. Legal Proceedings. (a) There is no (i) Legal Proceeding pending against (or, to the Knowledge of the Company, threatened against or affecting), the Company, any Subsidiary of the Company or any of their respective properties, rights or other assets or (ii) outstanding order, writ, injunction, judgment, decree, ruling, settlement or stipulation or other similar requirement, to which the Company, any Subsidiary of the Company or any of their respective properties, rights or assets is subject, which in either case of (i) or (ii), has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no formal or informal governmental inquiries or investigations, in each case regarding accounting or disclosure practices of the Company or any of its Subsidiaries, compliance by the Company or any of its Subsidiaries with any Applicable Law or any malfeasance by any officer of the Company or any of its Subsidiaries.

(b) There have been no Legal Proceedings relating to the spin-off of the Company from NTELOS Holdings Corp., whether pursuant to the Separation and Distribution Agreement entered into between the Company and NTELOS Holdings Corp. in connection with such spin-off or otherwise, and, to the Knowledge of the Company, no such Legal Proceedings are threatened.

Section 4.11. Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Letter contains a correct and complete list identifying each material Company Employee Plan. Copies of such plans and all material amendments thereto have been made available to Parent together with the most recent annual report on Form 5500, if any. Neither the Company nor any of its Subsidiaries sponsors or contributes to any Company International Plan.

(b) Neither the Company nor any ERISA Affiliate of the Company (i) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Company Employee Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) or (ii) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Applicable Law). Neither the Company nor any ERISA Affiliate has in the preceding six years (i) maintained, established, sponsored, participated in, or contributed to any defined benefit plan (as defined in ERISA Section 3(35)) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or (ii) incurred any liability under Title IV of ERISA that has not been satisfied in full and, to the Knowledge of the Company, no condition exists that can cause the Company or any ERISA Affiliate to incur any liability under Title IV of ERISA.

(c) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely upon an opinion letter issued to the sponsor of the prototype or volume submitter plan, or has pending or has time remaining in which to file, an application for such determination letter or opinion letter from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter or opinion letter should be revoked or not be reissued. The Company has made available to Parent, if available, copies of the most recent Internal Revenue Service determination and opinion letters with respect to each such Company Employee Plan.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan has been established and maintained in compliance with its terms and with the requirements prescribed by all laws, statutes and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claim (other than routine claims for benefits) or Legal Proceeding is pending against or involves or, to the Knowledge of the Company, is threatened against or reasonably expected to involve, any Company Employee Plan before any court or arbitrator or any Governmental Authority, including the Internal Revenue Service, the U.S. Department of Labor or the PBGC.

(e) Except as provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any Company Employee, director or independent contractor to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation under, any Company Employee Plan, or (iii) give rise to the payment of any amount under any Company Employee Plan that would not be deductible pursuant to the terms of Section 280G of the Code.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that the Company is a party to and that is not otherwise exempt from Section 409A of the Code has been operated and administered in all material respects in good faith compliance with Section 409A of the Code and any applicable guidance under Section 409A of the Code.

Section 4.12. Taxes.

(a) The Company and each Subsidiary of the Company have timely filed with the appropriate Governmental Authorities all income and other material Tax Returns required to be filed by them. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by any of the Company and each Subsidiary of the Company (whether or not shown on any Tax Returns) have been timely paid in full, except for any Taxes being contested in good faith or for which adequate reserves have been established in accordance with GAAP on the Financial Statements. In the last five (5) years, no written claim has been made by a Tax authority or other Governmental Authority in a jurisdiction where any of the Company or any Subsidiary of the Company does not file Tax Returns that it is or may be subject to material taxation by that jurisdiction and, to the Knowledge of the Company, there is no reasonable basis for any such claim to be made.

(b) No unresolved deficiencies for material Taxes with respect to any of the Company and the Subsidiaries of the Company have been claimed, proposed or assessed in writing by any Governmental Authority. There are no pending audits, assessments or other Legal Proceedings for or relating to any material liability in respect of Taxes of any of the Company or any of the Subsidiaries of the Company.

(c) To the Knowledge of the Company, there are no Liens for Taxes upon the assets of any of the Company and the Subsidiaries of the Company (other than for Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements).

(d) The Company and the Subsidiaries of the Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (v) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law) or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of state or U.S. local or foreign income Tax Law).

(e) The Company and each Subsidiary of the Company have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party and has complied with all reporting and record keeping requirements.

(f) Neither the Company nor any of the Subsidiaries of the Company has any liability for the Taxes of any other Person (other than the Company and any of the Subsidiaries of the Company) under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local, or foreign law) as a transferee or by contract (other than Company Contracts entered into in the ordinary course of business, the primary subject of which is not Taxes). None of the Company or any of the Subsidiaries of the Company has been a member of an affiliated group filing a consolidated, joint, unitary or combined income Tax Return (other than a group the common parent of which is the Company).

(g) There are no Tax sharing agreements with respect to or involving any of the Company and the Subsidiaries of the Company that are currently effective (other than Company Contracts entered into in the ordinary course of business, the primary subject of which is not Taxes).

(h) In the last two (2) years, neither the Company nor any of the Subsidiaries of the Company has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Section 355 of the Code.

(i) Neither the Company nor any of the Subsidiaries of the Company is or has been a party to any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

(j) Neither the Company nor any of the Subsidiaries of the Company is or has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 4.13. Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter lists each Company Contract that is in effect as of the date of this Agreement and that as of the date of this Agreement:

(i) is a “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K of the SEC);

(ii) required expenditures by the Company or any Subsidiary thereof in excess of $1,000,000 for (i) the 2016 fiscal year or (ii) is expected to require expenditures by the Company or any Subsidiary thereof in excess of $1,000,000 during 2017 fiscal year and the remaining scheduled term of the Company Contract thereafter;

(iii) resulted in revenues to the Company or any Subsidiary thereof in excess of $2,000,000 (i) for the 2016 fiscal year or (ii) during 2017 fiscal year and the remaining scheduled term of the Company Contract thereafter;

(iv) is (i) an enterprise contract with an expected top twenty-five (25) enterprise customer during the 2017 fiscal year or (ii) is a Company Contract with an expected top ten (10) vendor or supplier during the 2017 fiscal year;

(v) (A) contains any non-compete or exclusivity provisions that restrict the conduct of any line of business by the Company or any Subsidiary of the Company or in any geographic area, (B) contains a right of first refusal, first offer or first negotiation with respect to any asset owned by the Company or its Subsidiaries that is material to the Company and its Subsidiaries or (C) contains any “most favored nation” or similar provision;

(vi) provides for (A) a license or other grant of rights to the Company or any Subsidiary of the Company from a Third Party of Intellectual Property or Intellectual Property Rights (other than Ordinary Course Inbound Licenses), (B) a license or other grant of rights by the Company or any Subsidiary of the Company to a Third Party of Intellectual Property or Intellectual Property Rights (other than Ordinary Course Outbound Licenses) or (C) the development of any Intellectual Property by a Third Party on behalf of the Company or any Subsidiary of the Company, in each case, which provided for payments to or from the Company or any Subsidiary thereof in excess of $1,000,000 for the 2016 fiscal year or in excess of $1,000,000 for the 2017 fiscal year or any year thereafter;

(vii) is a partnership, joint venture, limited liability company or similar arrangement or agreement relating to the formation, creation, operation, management or control of any partnership or joint venture with a Third Party;

(viii) (A) that is a capital lease obligation of the Company or its Subsidiaries, or (B) pursuant to which any Indebtedness (other than as described in subclause (A)) of the Company or any Subsidiary of the Company, in each case, in an aggregate principal amount in excess of $2,000,000 is outstanding, other than any Company Contract between or among the Company and/or wholly-owned Subsidiaries of the Company;

(ix) provides for a guarantee by the Company or any Subsidiary of the Company of Indebtedness of any Third Party in excess of $2,000,000;

(x) provides for the acquisition or disposition by the Company or any Subsidiaries of the Company of any material properties or assets (except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business consistent with past practice), pursuant to which the Company or any Subsidiary of the Company has any material indemnification, earn-out or other contingent obligations;

(xi) provides for the settlement of any material claim against the Company or any Subsidiary of the Company pursuant to which the Company or any Subsidiary of the Company has any existing material obligation;

(xii) any collective bargaining agreements with any labor union;

(xiii) relates to material indebtedness for borrowed money owed to the Company or any of its Subsidiaries other than any Company Contract between or among the Company and/or wholly-owned Subsidiaries of the Company;

(xiv) is a Fiber Contract that is material to the business of the Company and its Subsidiaries; or

(xv) would prohibit or is reasonably likely to materially delay the consummation of the Merger.

(b) Each Company Contract of the type described in Section 4.13(a) and in Section 4.13(c) is referred to herein as a “Company Material Agreement.” Except as set forth in Section 4.13(b) of the Company Disclosure Letter, none of the Company Material Agreements contain any “change of control” or similar provisions that may be triggered by the transactions contemplated by this Agreement. Each Company Material Agreement is binding on the Company and/or each Subsidiary of the Company that is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought). The Company and/or a Subsidiary of the Company, as applicable, has performed all obligations required to be performed by it under each Company Material Agreement and, to the Knowledge of the Company, each other party to each Company Material Agreement has performed all obligations required to be performed by it under such Company Material Agreement, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company nor any Subsidiary of the Company has received notice of any material violation or material default under (or any condition which with the passage of time or the giving of notice would cause a material violation of or default under) any Company Material Agreement that has not been cured.

(c) Section 4.13(c) of the Company Disclosure Letter sets forth a summary, as of December 31, 2016, of the remaining monthly recurring revenues and the average contract term through 2022 for Company Contracts relating to the Company’s carrier end-user, transport and FTTC product lines, which summary is true and correct in all material respects. This representation and warranty does not constitute a projection as to future events.

(d) The Company has made available to Parent true and complete copies of each Company Material Agreement.

Section 4.14. Title to Properties; Encumbrances.

(a) The Company and each of the Subsidiaries of the Company has (i) good and valid fee simple title to all of the Owned Real Property, and (ii) valid leasehold interests in all of the Leased Real Property, in each case free and clear of all Liens, except for Permitted Liens.

(b) (i) None of the Company or any of its Subsidiaries has leased or otherwise granted to any Person any right to occupy or possess or otherwise encumber any material portion of the Owned Real Property, except as may be set forth in the Permitted Liens, (ii) none of the Company or any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other similar contractual right to sell, dispose of or lease any of the Owned Real Property to any Person, (iii) except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all buildings, structures, fixtures and building systems included in the Owned Real Property are in good operating condition in all material respects, subject to reasonable wear and tear, and sufficient to enable the Owned Real Property to continue to be used and operated in the manner currently being used and operated by the Company or its Subsidiaries, and (iv) to the Knowledge of the Company, the present use of the land, buildings, structures and improvements on the Owned Real Property are in compliance with Applicable Law, and (v) to the Knowledge of the Company, the Owned Real Property is in compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Owned Real Property.

(c) Other than the Owned Real Property, neither the Company nor any Subsidiaries of the Company owns any real property or interests in real property. The Company or its applicable Subsidiary is the sole holder of fee simple title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(d) There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to the Owned Real Property.

(e) As of the date hereof, (i) the existing leases for the Leased Real Property to which the Company or any of its Subsidiaries is a party, are valid and in full force and effect against the Company or Subsidiary, as applicable, and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms, (ii) there is not, under any of such leases, any existing default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by the Company or any of its Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect, (iii) none of the Company or any of its Subsidiaries has leased or otherwise granted to any Person any right to occupy or possess or otherwise encumber any material portion of the Leased Real Property, except for the Permitted Liens and (iv) the Company has valid leases, subleases, licenses, easements or other rights or access or rights to use any other material tangible personal property used in the operation of the business of the Company or its Subsidiaries as currently operated.

(f) Section 4.14(f) of the Company Disclosure Letter sets forth a correct and complete list of all material Owned Real Property. The Company and each of its Subsidiaries holds good, valid and marketable fee title to each parcel of Owned Real Property, free and clear of all Liens, except Permitted Liens. None of the material Owned Real Property is subject to any option or other agreement granting to any Person or entity any right to obtain title to all or any portion of such property.

(g) Section 4.14(g) of the Company Disclosure Letter sets forth a correct and complete list of all material leases, site leases, subleases, licenses, easements, rights of way and occupancy agreements, together with all material amendments thereto, with respect to which the Company or any of its Subsidiaries has a lease, sublease, license or easement or other access right or right to use real property (collectively, the “Material Real Property Leases”), in each case, as of the date hereof, together with the location of such Leased Real Property. All Leased Real Property subject to a Material Real Property Lease is leased, subleased, occupied, used or accessed by Company or any of its Subsidiaries, free and clear of all liens except Permitted Liens. Each Material Real Property Lease is a valid and binding obligation of the Company or any of its Subsidiaries thereto and, to the Knowledge of the Company, the other party thereto, enforceable in accordance with its terms, and, except as would not reasonably be expected to have a Company Material Adverse Effect, there exists no breach or default under any Material Real Property Lease and no event has occurred or circumstance exists that with notice or the passage of time, or both, would result in a breach or default under any Material Real Property Lease.

Section 4.15. Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of all Registered IP owned by the Company and its Subsidiaries, indicating: (i) the name of the applicant or registrant and current owner, (ii) the jurisdiction where the application or registration is located, (iii) the application or registration number, and (iv) the filing date or issuance or registration date, and all such Registered IP is subsisting and unexpired, and to the Knowledge of the Company, valid and enforceable.

(b) The Company and its Subsidiaries own or otherwise have the right to use all Intellectual Property and Intellectual Property Rights used in the conduct the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that this representation does not limit or modify Section 4.15(f).

(c) The Company and its Subsidiaries exclusively own all right, title and interest in the Owned Company IP, free and clear of all Liens (which for the purposes of this Section do not include non-exclusive licenses under Intellectual Property Rights granted in the ordinary course of business).

(d) Neither the Company nor any of its Subsidiaries is or has been a member of, or a contributor to, any domestic or foreign industry standards body, patent pool or similar organization which membership or contribution requires the Company or any of its Subsidiaries to grant or offer to any other Third Party any license or right to any Owned Company IP. No Governmental Authority or other entity has any ownership interest in any Owned Company IP, and neither Company nor any of its Subsidiaries, nor any employees or, to the Knowledge of the Company, contractors of the Company or any of its Subsidiaries, use or have used any funding, facilities, or personnel of any Governmental Authority or other entity in connection with the creation or development of the Owned Company IP in a manner that could give rise to an ownership interest in or license to or restrictions on the Owned Company IP in favor of such Governmental Authority or other entity.

(e) The Company and each of its Subsidiaries take commercially reasonable steps to protect and preserve (i) the confidentiality of the material trade secrets of Company and its Subsidiaries, and to the Knowledge of the Company, there are no unauthorized uses, disclosures or misappropriation of any such trade secrets by any Person and (ii) the security, continuous operation, redundancy, recovery and integrity of all material IT Assets used in their businesses (and all data stored therein or processed thereby, including personal information) and there have been no outages, or to the Knowledge of the Company, material breaches, violations or unauthorized access to or use of same.

(f) None of the Company or any of its Subsidiaries or any of their respective services or products or other operation of the Company’s or its Subsidiaries’ business has infringed upon, misappropriated or otherwise violated, or is infringing upon, misappropriating or otherwise violating, in any material respect the Intellectual Property Rights of any Third Party, and there are no Legal Proceedings pending, or to the Knowledge of the Company, threatened in writing (including cease-and-desist letters and invitations to take a patent license) alleging same or otherwise challenging any Owned Company IP. To the Knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating any Owned Company IP.

(g) The material proprietary software developed by or on behalf of the Company and licensed by the Company to end users in object code form or for which the Company offers access to through a subscription to end users that is also not licensed to the Company under a third-party license is referred to herein as Company’s “Proprietary Software”.

(i) Proprietary Software does not, as a result of the intermingling or integration of source code owned by the Company with any open source software licensed under any open source license, subject to the provisions of any open source license, require the Company or its Subsidiaries to license, distribute, offer or make available any material source code of the Proprietary Software to third Persons.

(ii) All material Proprietary Software developed by or on behalf of the Company is free of any material disabling codes or instructions, and any virus or other intentionally created contaminant, that is intended to be used to, access, modify, delete, damage or disable any of internal computer systems (including hardware, software, databases and embedded control systems) of the Company.

(iii) Proprietary Software conforms in material respects to its published documentation; provided, however, Company does not warrant that the use or operation of the Proprietary Software will be uninterrupted or error free.

(iv) The Company has not received any written notice or claim asserting rights in the Proprietary Software, or that any infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred in connection with the Proprietary Software or source code thereof.

Section 4.16. Labor Matters.

(a) There is no collective bargaining or other labor union contract applicable to Persons employed by the Company or any of the Subsidiaries of the Company to which the Company or any of the Subsidiaries of the Company is a party or by which the Company or any Subsidiary of the Company is bound, and no such contract is being negotiated by the Company or any of the Subsidiaries of the Company. As of the date of this Agreement, there is no strike or work stoppage against the Company or any of the Subsidiaries of the Company pending or, to the Knowledge of the Company, threatened that is likely to materially interfere with the respective business activities of the Company or any Subsidiary of the Company, and no such strike or work stoppage has occurred during the last three years.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable laws, rules and regulations, ordinances, judgments, decrees, orders, writs, injunctions contracts, policies, plans and programs relating to employment, employment practices, compensation, immigration, employee leave, benefits, hours, terms and conditions of employment, and the termination of employment, including the proper classification of employees as exempt or nonexempt from overtime pay requirements and the proper classification of individuals as contractors or employees, unemployment insurance, collective dismissals and the Worker Adjustment and Retraining Notification Act (and any similar Applicable Law).

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no litigation against or affecting the Company that is pending, or, to the Company’s Knowledge, threatened, relating to the alleged violation of any laws, rules and regulations pertaining to labor relations or employment matters.

Section 4.17. Compliance with Laws; Permits.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each Subsidiary of the Company are, and have been at all relevant times, in compliance with all Applicable Laws, and all internal or posted privacy, security or data policies and procedures which affect the Company, any of its Subsidiaries or the business, properties, rights or other assets of the Company or any of its Subsidiaries, and (ii) to the Knowledge of the Company, no written notice, charge or assertion has been received by the Company or any Subsidiary of the Company since January 1, 2014 alleging any violation of any of the foregoing.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary of the Company is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their properties, rights or other assets or to conduct their business as presently conducted (the “Company Permits”), and all such Company Permits are valid, and in full force and effect. Section 4.17(b) of the Company Disclosure Letter contains a complete and accurate list of all material Company Permits that are in effect as of the date of this Agreement. Except for the Required Government Approvals, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement and the consummation of the Merger will not (with or without notice or the lapse of time, or both), by the terms of any Company Permit, result in the termination or loss of, or any change to the terms of, any Company Permit or require the approval of or notice to any Governmental Authority under or with respect to any Company Permit.

Section 4.18. Information in the Proxy Statement. The Proxy Statement (and any amendment thereof or supplement thereto), on each relevant filing date, on the date of mailing to the Company’s stockholders, at the time of the Company Stockholder Meeting, or at the time of any amendments thereof or supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Subsidiary expressly for inclusion in the Proxy Statement. The Proxy Statement will, with respect to information regarding the Company, comply as to form in all material respects with the requirements of the 1934 Act.

Section 4.19. Opinions of Financial Advisors. The Board has received the opinions of Wells Fargo Securities, LLC and UBS Securities LLC, financial advisors to the Company, to the effect that, as of the date hereof and based upon and subject to the limitations and assumptions set forth therein, the Merger Consideration payable to the holders of the Company Stock in the Merger is fair from a financial point of view to such holders.

Section 4.20. Insurance. All material insurance policies maintained by the Company or its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Applicable Law. Since January 1, 2016, no written notice of cancellation or termination has been received by the Company or any Subsidiary of the Company with respect to any material insurance policy. Neither the Company nor any Subsidiary of the Company is in material breach or default of any material insurance policy and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the material insurance policies of the Company and its Subsidiaries. As of the date hereof, there is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies.

Section 4.21. Environmental Laws and Regulations. Neither the Company nor any Subsidiary of the Company has generated, used, treated or stored Hazardous Materials at or on, transported Hazardous Materials to or from or released or disposed of Hazardous Materials at or on, any location, including any Company Property, nor are any Hazardous Materials present, as a result of any actions of the Company or any Subsidiary of the Company or, to the Knowledge of the Company, any Third Party at or on any Company Property. To the Knowledge of the Company, no underground or aboveground storage tanks, pipes, equipment or facilities that have been used for the storage, treatment or disposition of a Hazardous Material are located at, or under, or have been removed from, any Company Property. The Company and each Subsidiary of the Company are in material compliance with all, and have not materially violated any, Environmental Laws, including in regard to any Company Permits. None of the Company or the Subsidiaries of the Company is subject to any material claim, demand or Legal Proceeding under or relating to any Environmental Laws, and to the Knowledge of the Company, no such claim, demand or Legal Proceeding is threatened against the Company or any of the Subsidiaries of the Company. None of the Company or the Subsidiaries of the Company has contractually assumed or provided indemnity against any material liability of any other Person under or relating to any Environmental Laws.

Section 4.22. Finders’ Fees. Except for Wells Fargo Securities, LLC and UBS Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. True, correct and complete copies of the Company’s engagement letters with Wells Fargo Securities LLC and UBS Securities LLC, as in effect on the date hereof, have been provided to Parent.

Section 4.23. Takeover Statutes. Assuming that the representations of Parent and Merger Subsidiary in Section 5.06 are accurate, the Board and the Company have taken all action necessary to render inapplicable to the Merger Section 203 of Delaware Law. No other state anti-takeover statute or regulation, nor any takeover-related provision in the Company Governing Documents would (a) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or its ability to consummate the Merger or the other transactions contemplated hereby, (b) have the effect of invalidating or voiding this Agreement, or any provision hereof or thereof, or (c) subject Parent or Merger Subsidiary to any impediment or condition in connection with the exercise of any of its rights under this Agreement.

Section 4.24. Affiliated Transactions. Since January 1, 2014, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand, that would be required to be disclosed under Item 404 under Regulation S-K under the 1933 Act and that have not been so disclosed in the Company SEC Documents.

Section 4.25. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4, THE COMPANY AND ITS SUBSIDIARIES HAVE NOT MADE AND DO NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE COMPANY AND ITS SUBSIDIARIES OR THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE FACILITIES OR THE OTHER ASSETS OF THE COMPANY AND ITS SUBSIDIARIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE FACILITIES OR THE OTHER ASSETS OF THE COMPANY AND ITS SUBSIDIARIES, ARE HEREBY DISCLAIMED BY THE COMPANY AND ITS SUBSIDIARIES. It is understood that any cost estimate, projection or other prediction, any data, any financial information or presentations provided by the Company or any of its Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or its Subsidiaries. No Person has been authorized by the Company to make any representation or warranty relating to the Company, its Subsidiaries, or the business of the Company or its Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company and shall not be deemed to have been made by the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as set forth in the Parent Disclosure Letter, Parent represents and warrants to the Company that:

Section 5.01. Organization. Each of Parent and Merger Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties, rights and other assets and to conduct its business as now being conducted. Each of Parent and Merger Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties, rights and other assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All of the outstanding equity interests of Merger Subsidiary are owned directly by Parent. Each of Parent and Merger Subsidiary was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.02. Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary and has been adopted by the sole stockholder of Merger Subsidiary. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.03. Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent and Merger Subsidiary, the consummation by Parent and Merger Subsidiary of the Merger or compliance by Parent or Merger Subsidiary with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or Merger Subsidiary, (b) require any filing by Parent or Merger Subsidiary with, or the permission, authorization, consent or approval of, any Governmental Authority (except for (i) the filing of the certificate of merger with the Delaware Secretary of State in accordance with Delaware Law, (ii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act, (iii) filings as may be required with, submissions as may be necessary or advisable to, and/or permissions, authorizations, consents and approvals as may be required from, the FCC (including any review by the Team Telecom Agencies in connection with the FCC approval), and any state utility commission or similar state or local Governmental Authority, (iv) filings and submissions as may be necessary or advisable to, and clearances, permits, authorizations, consents and approvals as may be required from, CFIUS or the CFIUS member agencies, (v) the filing with the SEC of the Proxy Statement and such reports under Section 13(a) of the 1934 Act as may be required in connection with this Agreement and the Merger or (vi) any filings required by, and approvals required under, the rules and regulations of NASDAQ), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, impair Parent’s or Merger Subsidiary’s rights or alter the rights or obligations of any Third Party under, or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration of, or result in the creation of a Lien on any of the material properties, rights or other assets of Parent or Merger Subsidiary pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which Parent or Merger Subsidiary is a party or by which any of them or any of their respective material properties, rights or other assets is bound or (d) violate any Applicable Law applicable to Parent or Merger Subsidiary, any of their Subsidiaries, or any of their properties or assets, except in the case of clause (b), (c) or (d), where (x) any failure to obtain such permissions, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches, defaults, impairments, alterations or rights, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. On the date of this Agreement, Parent does not have any Knowledge of any facts relating to Parent (including with respect to direct or indirect ownership of Parent) that Parent reasonably believes could preclude Parent’s ability to obtain any Required Governmental Approvals.

Section 5.04. Legal Proceedings. There are no (a) Legal Proceedings pending against Parent or Merger Subsidiary (or, to the Knowledge of Parent, threatened against or affecting) or (b) outstanding orders, writs, injunctions, judgments, decrees, rulings, settlements or stipulations or other similar requirements, to which Parent or Merger Subsidiary is subject, which, in either case of (a) or (b), has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Information in the Proxy Statement. The information to be supplied by Parent and Merger Subsidiary expressly for inclusion in the Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company expressly for inclusion in the Proxy Statement.

Section 5.06. Ownership of Company Capital Stock. Neither Parent nor Merger Subsidiary is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of Delaware Law (other than as contemplated by this Agreement).

Section 5.07. Finders’ Fees. Except for Morgan Stanley & Co. LLC , whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.08. Financing.

(a) Parent has delivered to the Company copies of (i) an executed debt commitment letter and fee letter, including all annexes, exhibits, schedules and other attachments thereto (in a redacted form removing the fee information, economic terms of the “market flex” provisions and other economic provisions that are customarily redacted in connection with merger agreements of this type, but which redacted information does not relate to the aggregate amount of commitments under the Financing, the availability of the Financing or the conditionality of, or contain any conditions precedent to, the funding of the Financing) (together with any other commitment letters with respect to any Substitute Financing, the “Debt Commitment Letters”), pursuant to which Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA (together with any other lenders party to any Substitute Financing, the “Debt Financing Sources”) have agreed, subject to the terms and conditions set forth therein, to provide debt financing in the amounts set forth therein (the “Debt Financing”) and (ii) an executed equity commitment letter, including all annexes, exhibits, schedules and other attachments thereto (the

“Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Financing Commitments”), pursuant to which Sponsor (the “Equity Financing Source” and, together with the Debt Financing Sources, the “Financing Sources”) have committed to provide equity financing in the respective amounts, and subject to the terms and conditions, set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b) As of the date of this Agreement, none of the Financing Commitments has been amended or modified, and the respective commitments contained therein have not been withdrawn, rescinded or terminated, nor is any such amendment, modification, withdrawal, rescission or termination currently contemplated or the subject of current discussions (other than with respect to amendments to the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Financing Commitments as of the date hereof as permitted under Section 8.03(a)). As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) There are no conditions precedent or other contingencies (including any “flex” provisions) related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitments. Other than the Financing Commitments, there are no other contracts, arrangements, side agreements, arrangements or understandings (written or oral) related to the aggregate amount of commitments under the Financing, the availability of the Financing or the conditionality of, or that contain any conditions precedent to, the funding of the Financing, other than as expressly set forth in and expressly contemplated by the Financing Commitments.

(d) As of the date of this Agreement (i) no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default on the part of Parent, or, to the Knowledge of Parent, any other party thereto under the Financing Commitments and (ii) assuming the satisfaction of the conditions set forth in Section 9.01 and Section 9.02 and the performance by the Company of its obligations under this Agreement, Parent has no reason to believe that any of the conditions in the Financing Commitments will fail to be timely satisfied or that the full amount of the Financing will not be made available to Parent at the Closing.

(e) Parent has fully paid (or caused to be fully paid) any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the date of this Agreement.

(f) Assuming the accuracy of the representations and warranties set forth in Section 4.05, the satisfaction of the conditions set forth in Section 9.01 and Section 9.02 and the performance by the Company of its obligations under this Agreement, the aggregate proceeds contemplated by the Financing Commitments will be sufficient for Parent to consummate the transactions contemplated hereby, including (i) to pay the Merger Consideration for all of the shares of Company Stock on a fully-diluted basis, (ii) to make all payments in respect of the Company Stock Options, Company Restricted Stock and Company Purchase Rights, (iii) to repay or refinance all Indebtedness of the Company required to be repaid hereunder and (iv) to pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement (the “Required Financing Amount”).

(g) Parent acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, the consummation of the Financing shall not be a condition to the obligation of Parent and Merger Subsidiary to consummate the Merger and the other transactions contemplated hereby.

Section 5.09. Solvency. Assuming (a) the accuracy of the representations and warranties of the Company set forth in Article 4 and (b) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or, to the extent permitted by Applicable Law, waiver of such conditions, and, after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.10. Termination Equity Commitment Letter. Concurrently with the execution of this Agreement, Sponsor has delivered to the Company the duly executed Termination Equity Commitment Letter. The Termination Equity Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of the Sponsor, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors’ rights, general principles of equity and any implied covenant of good faith and fair dealing, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsor under the Termination Equity Commitment Letter.

Section 5.11. Interest in Competitors. As of the date of this Agreement, neither Parent nor Merger Subsidiary nor any of their Affiliates own any interest in any Person that derives a substantial portion of its revenues from products, services or lines of business within the geographic areas where the Company provides its principal products or services.

Section 5.12. Absence of Certain Agreements. As of the date hereof, neither Parent, Merger Subsidiary, Sponsor, nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal, (b) any Person (other than Sponsor, or any of their respective Affiliates or limited partners) has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger or (c) any Company Employee has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment contracts with the Company and its Subsidiaries in effect as of the date hereof), (y) contribute or roll-over any portion of such employee’s Company Stock, Company Stock Options, Company Restricted Stock, or other equity awards to the Company or its Subsidiaries or Parent of any of its Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or its Affiliates.

Section 5.13. Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of the Parent is necessary to adopt this Agreement or approve the Merger. The adoption of this Agreement and the approval of the Merger by Parent in its capacity as the sole stockholder of Merger Subsidiary is the only vote or consent of the holders of any class or series of capital stock of Merger Subsidiary necessary to adopt this Agreement or approve the Merger.

Section 5.14. Investigation; No Reliance. Parent and Merger Subsidiary each acknowledge and agree that it (a) has conducted to its satisfaction an independent investigation of, and has had an opportunity to discuss and ask questions regarding, the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person regarding the Company and its Subsidiaries, except as expressly set forth in Article 4, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Subsidiary in connection with the Merger and the other transactions contemplated by this Agreement, and each of Parent and Merger Subsidiary understands, acknowledges, and agrees that: (i) all other representations and warranties of any kind or nature, express or implied (including, but not limited to, any relating to the future or historical financial conditions, results of operations, assets or liabilities or prospects of the Company and its Subsidiaries) are specifically disclaimed by Parent and Merger Subsidiary; and (ii) no Person has been authorized by the Company to make any representations or warranties relating to the Company, its Subsidiaries or the business of the Company or its Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon by Parent and Merger Subsidiary as having been authorized by the Company and shall not be deemed to have been made by the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in the “data room”) or management presentations that have been or shall hereafter be provided to Parent and Merger Subsidiary are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, each of Parent and Merger Subsidiary understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and, subject only to the representations and warranties contained in Article 4, with all faults and without other representation or warranty of any nature whatsoever.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Interim Operations of the Company. Except as (i) set forth in Section 6.01 of the Company Disclosure Letter, (ii) required by Applicable Law, (iii) required pursuant to or expressly authorized by this Agreement, (iv) contemplated by the Company’s 2017 Annual Operating Budget referred to in Section 6.01(iv) of the Company Disclosure Letter (the “2017 Budget”) previously made available to Parent or (v) agreed in writing by Parent (which agreement shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the valid termination of this Agreement in accordance with Article 10 and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct their businesses in all material respects in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to preserve intact their present business organizations, (c) use commercially reasonable efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees and (d) use commercially reasonable efforts to preserve existing relationships with material customers, lenders, suppliers, distributors and others having material business relationships with the Company and its Subsidiaries, in the case of clauses (b), (c) and (d) above in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Company Disclosure Letter, as required by Applicable Law, as required pursuant to or expressly authorized by this Agreement, or as agreed in writing by Parent (which agreement shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the valid termination of this Agreement in accordance with Article 10 and the Effective Time, the Company shall not, nor shall it permit any Subsidiary of the Company to:

(a) amend the Company Governing Documents or Subsidiary Governing Documents or amend the terms of any outstanding security of the Company or any Subsidiary of the Company;

(b) split, combine, subdivide or reclassify any shares of capital stock of the Company or any Subsidiary of the Company, other than any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(c) authorize, declare, set aside or pay any dividend or other distribution payable in cash, stock, other ownership interests or other securities, property or otherwise, with respect to the Company Stock or any other Equity Interest;

(d) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests of the Company, except repurchases or acquisitions of Company Stock issued under Company Stock Plans pursuant to agreements already in effect on the date hereof;

(e) issue any Equity Interests, except for Company Stock issued (i) under the Pamplona Warrant or under Company Stock Plans pursuant to agreements already in effect on the date hereof, and (ii) under the Company Stock Purchase Plan with respect to any Purchase Date (as defined in the Company Stock Purchase Plan) that is on or before the Effective Time;

(f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions (i) any business enterprise or any material assets of any Person or (ii) any Equity Interests in any Person or any business;

(g) transfer, lease, license, sell, mortgage, pledge, dispose of, abandon, fail to maintain or encumber any of its material assets, rights or properties other than (i) sales or non-exclusive licenses in the ordinary course of business consistent with past practice for an amount not exceeding $2,000,000 in the aggregate and (ii) dispositions of equipment and property no longer used in, or material to, the operation of the business;

(h) except for (i) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (ii) the incurrence of Indebtedness by the Company or any of its Subsidiaries of the type described in clause (iv) of the definition of Indebtedness in the ordinary course of business consistent with past practice and (iii) the incurrence of Indebtedness that does not exceed $1,000,000 in aggregate principal amount outstanding at any time, so long as such Indebtedness is prepayable without premium, penalty or other cost, incur, assume, issue, modify, renew, syndicate, guarantee, prepay, refinance or otherwise become liable for any long-term or short-term Indebtedness, or enter into any swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument, or hedging or off balance sheet financing arrangements, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person;

(i) make any material loan, advance or capital contribution to, or investment in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company, (ii) advances to employees of the Company or its Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice, (iii) extensions of credit to customers incurred in the ordinary course of business consistent with past practice, or (iv) loans, advances or capital contributions in the aggregate of less than $1,000,000;

(j) except as required by Applicable Law or the terms of any Company Employee Plan existing on the date hereof or as contemplated under this Agreement, (i) make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable or provided to, or grant any severance or termination pay to, any of its Company Employees, directors or independent contractors, (ii) establish, adopt, enter into, terminate or amend any Company Employee Plan (or any plan, trust, fund, policy or arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement) or make any loans to any Company Employee, director or independent contractor (other than reasonable and normal advances to Company Employees, directors or independent contractors for bona fide expenses that are incurred in the ordinary course of business consistent with past practice), (iii) hire or terminate the employment of any Company Employee who has an annual base salary in excess of $200,000 (“Management Employees”), (iv) increase the funding obligation or contribution rate of any Company Employee Plan subject to Title IV of ERISA or (v) grant any cash bonus or any cash incentive compensation outside the ordinary course of business consistent with past practice; provided, however, that the foregoing shall not prevent the Company or any Subsidiary of the Company from doing the following in the ordinary course of business consistent with past practice (A) entering into at-will offer letters with new employees who are non-Management Employees and that are terminable on no more than sixty (60) days’ notice without penalty or expense, (B) promoting Company Employees, (C) changing the compensation or benefits to Company Employees who are non-Management Employees, or (D) paying severance to Company Employees under any Company Employee Plan in effect on the date of this Agreement;

(k) other than as permitted as described in Item 2 of Section 6.01(k) of the Company Disclosure Letter, incur any capital expenditures or any obligations or liabilities in respect thereof;

(l) enter into any Company Contract that would have constituted a Company Material Agreement if entered into prior to the date hereof, amend or modify in any material respect or terminate any such Company Contract or Company Material Agreement (other than permitting expiration of such Company Contract or Company Material Agreement in accordance with its terms) or otherwise waive, release or assign any material rights, claims, benefits or obligations of the other party thereunder other than in the ordinary course of business consistent with past practice; provided, that Company shall not be permitted to enter into any Company Contract that will require Success-Based Capital Expenditures unless such Success-Based Capital Expenditures are permitted pursuant to clause (k) above;

(m) mortgage, encumber or otherwise create any Liens with respect to any material property or material assets, other than Liens of the type referred to in clauses (ii) – (vii) of the definition of Permitted Liens;

(n) enter into any new line of business that would be material to the Company and its Subsidiaries, taken as a whole, outside the businesses being conducted by the Company and its Subsidiaries on the date hereof and any reasonable extensions thereof, other than in the ordinary course of business consistent with past practice;

(o) compromise, settle, pay or discharge any litigation, investigations or arbitrations (including any settlement or consent to settlement of any material Tax Claim), other than the payment, discharge or satisfaction of such claims, liabilities or obligations (i) disclosed or reserved against in the Financial Statements in amounts no greater than the amount reserved with respect to the relevant liability therein, (ii) with any telecommunications vendor in the ordinary course of business consistent with past practice or (iii) requiring payment of less than $1,000,000;

(p) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or Regulation S-X promulgated under the 1934 Act, as concurred in by its independent registered public accountants;

(q) make, change or rescind any material Tax election, change an annual Tax accounting period, adopt or change any accounting method in respect of Taxes, file any amended material Tax Returns, enter into any Tax allocation agreement, Tax sharing agreement or closing agreement with respect to any material Taxes, or take any affirmative action to surrender any right to claim a refund of material Taxes; or

(r) enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize any of the foregoing.

Section 6.02. Access to Information.

(a) From the date hereof until the Effective Time and subject to Applicable Law and the confidentiality agreement, dated June 17, 2016 (as amended), between the Company and Sponsor (as assignee) (the “Confidentiality Agreement”), the Company shall (a) give Parent, its counsel, financial advisors, auditors and other authorized representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request (c) furnish to Parent monthly financial, operating and Board reports generally prepared by the Company on a regular basis promptly after such reports are delivered to the other recipients thereof, and (d) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries; provided, that, without the Company’s prior written consent, Parent and its Representatives shall not be permitted to perform any invasive or destructive environmental sampling at any owned or leased real property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. Nothing in this Section 6.02(a) shall require the Company to provide any access, or to disclose any information (i) if providing such access or disclosing such information would violate Applicable Law (including antitrust and privacy laws) or (ii) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts.

(b) Each of Parent and the Company shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement; provided, however, that (i) the definition of “Representatives” in the first paragraph of the Confidentiality Agreement shall be deemed to include any potential debt or equity financing source of Parent or Merger Subsidiary (it being understood that notwithstanding anything in the Confidentiality Agreement to the contrary, Parent, Merger Subsidiary and their respective Representatives may disclose any information to prospective debt and equity financing sources in connection with the syndication and marketing of the Financing subject to receipt of customary confidentiality undertakings from such prospective debt and equity financing sources) and (ii) the second and sixth paragraphs of Section 2 of the Confidentiality Agreement and the restrictions set forth in Section 6 of the Confidentiality Agreement shall be inapplicable with respect to any of the transactions set forth in this Agreement or any proposals, negotiations or arrangements by or on behalf of a party permitted by this Agreement (including in response to a notice pursuant to Section 6.03(f)).

Section 6.03. No Solicitation; Other Offers.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 10, the Company and its Subsidiaries shall, and the Company shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, (i) immediately cease and cause to be terminated any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal from any Third Party (except to notify such Person as to the existence of the provisions of this Section 6.03(a)), and (ii) not (A) solicit, initiate, or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal or any inquiry, offer or proposal that could reasonably be expected to lead to any Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate in any way with, any Third Party that is seeking to make, or has made, or could reasonably be expected to make any Acquisition Proposal, or (C) enter into any letter of intent or other agreement with respect to any Acquisition Proposal (except for an Acceptable Confidentiality Agreement permitted under Section 6.03(b)) with any Third Party; provided, however, that, notwithstanding anything to the contrary in this Agreement, the parties understand and agree that the Company may waive in connection with entering into this Agreement any provision in any agreement to which the Company or any Subsidiary thereof is a party that prohibits the counterparty thereto from confidentially requesting the Company to amend or waive the standstill provision in such agreement (i.e., a “don’t ask to waive” provision) to the extent the Board determines that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence of this Section 6.03(a) by any Representative of the Company or its Subsidiaries shall be a breach of this Section 6.03(a) by the Company. The Company agrees that it will promptly request any Third Party that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Third Party or its representatives prior to the date hereof and shall terminate access to data rooms furnished in connection therewith.

(b) Notwithstanding anything contained in Section 6.03(a) to the contrary, if at any time prior to obtaining the Company Stockholder Approval, (i) the Company or any of its Representatives has received a bona fide Acquisition Proposal that did not result from a breach of Section 6.03(a) (it being understood that the Company and its Representatives may contact the Third Party making the Acquisition Proposal in order to clarify the terms and conditions thereof) and that the Board reasonably believes, in good faith, after consultation with outside legal counsel and financial advisors, constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, then the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with such Third Party and its Representatives, and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that the Company shall promptly provide to Parent any such information that is provided to any such Person which was not previously provided to or made available to Parent.

(c) Nothing contained in this Section 6.03 shall be deemed to prohibit the Company or the Board from (i) complying with its disclosure obligations under U.S. federal or state law or other Applicable Laws, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the 1934 Act or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided, that neither the Company nor its Board may recommend any Acquisition Proposal or make an Adverse Recommendation Change unless permitted by Section 6.03(f), (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the 1934 Act or (iii) contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal that was not solicited in breach of this Section 6.03 solely for the purpose of clarifying such Acquisition Proposal and the terms thereof.

(d) The Company shall notify Parent promptly (and in any event within forty-eight (48) hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any inquiry, offer or proposal that could reasonably be expected to lead to any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made or could be reasonably expected to make, an Acquisition Proposal, which notice shall include the material terms and conditions of, and the identity of the Person making, any such Acquisition Proposal, inquiry, offer or proposal or indication or request and, if applicable, copies of any proposed agreements and thereafter shall keep Parent reasonably informed, on a prompt basis (and in any event within forty-eight (48) hours), of any material developments regarding any Acquisition Proposal or any material change to the terms and status of any such Acquisition Proposal.

(e) Except as provided in Section 6.03(f), the Board shall not (i) withdraw or withhold, or modify or qualify in a manner adverse to Parent, the Company Board Recommendation or publicly announce that it has proposed or resolved to take such action, (ii) fail to include the Company Board Recommendation in the Proxy Statement, (iii) in the event any tender or exchange offer is commenced that would constitute an Acquisition Proposal, fail to publish, send or provide to the Company stockholders, pursuant to Rule 14e-2(a) under the 1934 Act and within ten (10) Business Days after such tender or exchange offer is first commenced, or subsequently amended in any material respect, a statement recommending that the Company stockholders reject such tender or exchange offer and publicly affirming the Company Board Recommendation or (iv) recommend, adopt, approve or enter into, or publicly propose or resolve to recommend, adopt, approve or enter into, any Acquisition Proposal or any letter of intent, agreement in principle or definitive agreement (any of actions in clauses (i), (ii), (iii) or (iv), an “Adverse Recommendation Change”). No Adverse Recommendation Change shall change the approval of the Board for purposes of causing any laws of the type referred to in Section 4.23 to be inapplicable to the transactions contemplated by this Agreement

(f) Notwithstanding anything contained in this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, the Board may (i) (x) effect an Adverse Recommendation Change in respect of an Acquisition Proposal, or (y) enter into an agreement providing for a transaction that constitutes a Superior Proposal, if (A) the Company shall have received an Acquisition Proposal that the Board determines, in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, (B) the Board determines in good faith, after consultation with outside legal counsel, that the failure to take action with respect to such Superior Proposal would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, (C) the Company has provided four (4) Business Days prior written notice to Parent that it intends to take such action (a “Section 6.03 Notice”) (and such period (which shall commence on the first Business Day immediately following the day on which the Section 6.03 Notice is received by Parent), the “Notice Period”), (D) if Parent shall have delivered to the Company a written offer capable of being accepted by the Company to alter the terms or conditions of this Agreement during the Notice Period, the Board shall have determined in good faith (after consultation with its outside legal counsel and financial advisors), after considering the terms of such offer by Parent, that the Superior Proposal giving rise to such Section 6.03 Notice continues to be a Superior Proposal, and (E) in the case of clause (y) above, the Company terminates this Agreement in accordance with Section 10.01(d)(i), or (ii) in response to any event, fact, circumstance, development or occurrence that is material to the Company and its Subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to the Company Board prior to obtaining the Company Stockholder Approval and does not involve or relate to an Acquisition Proposal, effect an Adverse Recommendation Change if (A) the Board determines in good faith, after consultation with outside legal counsel, that the failure to effect such Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, (B) the Company has previously delivered to Parent a Section 6.03 Notice that it intends to take such action, and (C) if Parent shall have delivered to the Company a written offer capable of being accepted by the Company to alter the terms or conditions of this Agreement during the Notice Period, the Board shall have determined in good faith, after consultation with outside legal counsel and after considering the terms of such offer by Parent, that the failure to effect such Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. If any Superior Proposal that is the subject of clause (i) of this Section 6.03(f) is revised, including any revision to price, then the Company shall deliver to Parent a new Section 6.03 Notice and again comply with the requirements of clause (i) of this Section 6.03(f) with respect to such revised Superior Proposal, on each occasion on which a revised Superior Proposal is submitted, provided, that in connection with each new Section 6.03 Notice contemplated by this sentence, each reference to a four (4) Business Day period in the preceding sentence shall be deemed to be a reference to three (3) Business Day notice period (it being understood and agreed that in no event shall such additional three (3) Business Day notice period be deemed to shorten the initial four (4) Business Day notice period). If requested by Parent, the Company will, and will cause its Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives regarding any adjustments in the terms and conditions of this Agreement proposed by Parent. For the avoidance of doubt, all information provided to Parent pursuant to this Section 6.03 will be subject to the terms of the Confidentiality Agreement.

(g) As used in this Agreement:

(A) “Acceptable Confidentiality Agreement” means a confidentiality agreement (i) in effect on the date hereof or (ii) that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and which does not prohibit the Company from complying with its obligations hereunder; provided that such confidentiality agreement need not restrict a Third Party from making directly to the Company or the Board, or consummating the transactions contemplated by, an Acquisition Proposal.

(B) “Superior Proposal” means a bona fide, written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to fifty percent (50%)) that was not solicited or received in violation of this Section 6.03, that is reasonably likely to be consummated and that the Board determines in good faith (after consultation with outside legal counsel and its financial advisor), considering such factors as the Board considers to be appropriate (which shall in any event include the legal, financial, regulatory and fiduciary aspects of such Acquisition Proposal, and the Persons making such Acquisition Proposal or providing financing for such Acquisition Proposal), to be more favorable from a financial point of view to the Company stockholders than the transactions contemplated by this Agreement (including any offer by Parent, in accordance with Section 6.03(f), to modify the terms hereof).

Section 6.04. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 6.05. Transaction Litigation. The Company shall as promptly as reasonably practicable notify Parent of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought against the Company or any members of the Board after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”) and shall keep Parent reasonably informed with respect to the status thereof, including by facilitating meetings between counsel of the Company and counsel of Parent and as promptly as reasonably practicable and diligently responding to inquiries with respect to any Transaction Litigation made by Parent or its counsel. The Company shall give Parent the opportunity to participate in the defense, settlement or compromise of any Transaction Litigation (including providing Parent the opportunity to review and comment on proposed additional disclosure in the Proxy Statement). The Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.06, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the litigation and the Company will consult with Parent regarding the defense, settlement or compromise of any Transaction Litigation and consider Parent’s views with respect to any Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected).

Section 6.06. Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall provide reasonable cooperation to Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of NASDAQ and the SEC to enable the de-listing by the Surviving Corporation of the common stock from NASDAQ and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Subsidiary to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04. Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation, to do the following:

(a) For six (6) years after the Effective Time, the Surviving Corporation shall assume and honor, and Parent shall cause the Surviving Corporation to assume and honor, the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (the “Indemnified Persons”) as provided in the Company Governing Documents or Subsidiary Governing Documents or any indemnification contract between such Indemnified Persons and the Company or a Subsidiary thereof (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms as of the date hereof.

(b) For a period of six (6) years from the Effective Time, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, provisions of the Surviving Corporation’s certificate of incorporation and bylaws with respect to limitation of liabilities of directors and indemnification and advancement of expenses of officers and directors of the Company that are no less favorable to the Indemnified Persons than are set forth in the Company Governing Documents as in effect on the date of this Agreement, and shall not prior to the expiration of such period amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Person; provided, however, that all rights to indemnification in respect of any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”) made within such six (6) year period shall continue until the disposition or resolution of such Proceeding in accordance with the Surviving Corporation’s certificate of incorporation and bylaws

(c) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each Indemnified Person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any Proceeding arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time (including the fact that such Indemnified Person is or was a director or officer of the Company or any of its Subsidiaries or any acts or omissions occurring or alleged to occur prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, to the same extent any such Indemnified Person would have been entitled to be indemnified and held harmless under Delaware Law and the Company Governing Documents in effect on the date of this Agreement (and Parent or the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding, including any expenses incurred in successfully enforcing such Indemnified Person’s rights under this Section 7.04 to the same extent any such Indemnified Person would have been entitled to the advancement of such expenses under the Company Governing

Documents in effect on the date of this Agreement. Anything to the contrary in this Section 7.04 notwithstanding, any Indemnified Person to whom an advancement of expenses is provided in connection with a Proceeding shall be required to provide, as a condition to such advancement, an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification in connection with such Proceeding.

(d) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall and shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for a non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than as provided in the Company’s existing policies as of the date hereof; provided, that the Company shall not, and Parent and the Surviving Corporation shall not be required to, pay a one-time premium (in connection with the tail policy described above) in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.04(d) of the Company Disclosure Letter or be obligated to pay annual premiums in excess of 300% of the annual premium set forth in Section 7.04(d) of the Company Disclosure Letter; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amounts, the Company shall, and the Surviving Corporation shall only be obligated to, obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e) Notwithstanding anything herein to the contrary, if an Indemnified Person is a party to or is otherwise involved (including as a witness) in any Proceeding (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.04 shall continue in effect until the final disposition of such Proceeding.

(f) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(g) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the Company Governing Documents or any Subsidiary Governing Documents, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.05. Employee Matters.

(a) Continuation of Compensation and Benefits. During the period beginning on the Effective Time and ending on the twelve (12) month anniversary of the Effective Time or, if shorter, during the period of employment of a Continuing Employee following the Effective Time, Parent shall and shall cause its Affiliates (including the Company and its Subsidiaries) to, provide or cause to be provided to each Company Employee who is employed immediately prior to the Closing and who remains in the employ of Parent or any of its Affiliates (including the Company and its Subsidiaries) after the Closing (collectively, the “Continuing Employees”), (i) an annual base salary or wage level and cash bonus opportunity at least equal to the annual base salary or wage level and cash bonus opportunity to which such Continuing Employees were entitled immediately prior to the Closing, (ii) severance benefits that are no less favorable than those severance benefits provided under the Company Employee Plans immediately prior to the date of this Agreement, and (iii) benefits, perquisites and other terms and conditions of employment that are substantially similar in the aggregate to the benefits, perquisites and other terms and conditions of employment that such Continuing Employees were entitled to immediately prior to the Closing under the Company Employee Plans (including, without limitation, benefits pursuant to qualified retirement and savings plans, medical, dental and pharmaceutical plans and programs, sabbatical, but excluding non-qualified retirement plans, deferred compensation arrangements and equity-based compensation).

(b) Bonuses. Parent shall, or shall cause its Affiliates (including the Company and its Subsidiaries) to, pay annual bonuses for the Company’s fiscal year that includes the Closing in accordance with the bonus plan specified in Section 7.05(b) of the Company Disclosure Letter.

(c) Certain Welfare Plan Matters. Following the Closing, Parent shall use commercially reasonable efforts to (i) ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Continuing Employees or their dependents or beneficiaries under any welfare benefit plans in which such employees or their dependents or beneficiaries may be eligible to participate following the Closing; and (ii) provide or cause to be provided that any costs or expenses incurred previously by Continuing Employees (and their dependents or beneficiaries) during any plan year in which such Continuing Employees (and their dependents or beneficiaries) commence participation under any other welfare plans shall be taken into account for purposes of satisfying applicable deducible, co-payment, coinsurance, maximum out-of- pocket provisions and like adjustments or limitations on coverage under any such other welfare benefit plans for which participation commences during any plan year.

(d) Credited Service. Parent shall grant, or cause to be granted to, all Continuing Employees from and after the Closing credit for all service with the Company, its Subsidiaries and their predecessors, prior to the Closing for all purposes (including, without limitation, eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual (but not for purposes of benefit accruals or benefit levels (i) under any defined benefit pension plan or retiree welfare plan or (ii) which would result in any duplication of benefits for the same periods of service), early retirement subsidies and severance).

(e) No Rights or Amendment. This Section 7.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement. Nothing in this Section 7.05, express or implied, is intended to or shall confer upon any other Person, including any Company Employee, any right, benefit or remedy of any nature whatsoever (including, but not limited to, any right to continued employment for any period or continued receipt of any specific employee benefit) under or by reason of this Agreement, and no provision of this Section 7.05 shall constitute an amendment or any other modification of, or an undertaking to amend or modify, any Company Employee Plan or other benefit or compensation plan, program, agreement or arrangement.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Regulatory Undertakings.

(a) Each of the Company, Parent and Merger Subsidiary shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Applicable Law or otherwise to consummate and make effective the Merger as promptly as reasonably practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by Parent, Merger Subsidiary or the Company or any Subsidiary of the Company, or avoid any Legal Proceeding by any Governmental Authority (including, without limitation, those in connection with the Required Governmental Approvals), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those contemplated with respect to the Financing, (iii) as promptly as is reasonably practicable but in any event within ten (10) Business Days from the date hereof (other than those set forth on

Section 1.01(c) of the Company Disclosure Letter which shall be made within 30 days from the date hereof and the Team Telecom Agencies and CFIUS filings) make or cause to be made the applications or filings required to be made by Parent, Merger Subsidiary, the Company and the Subsidiaries of the Company under or with respect to the Required Governmental Approvals or any other Applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and pay any fees due in connection with such applications or filings, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the Required Governmental Approvals and any such other Applicable Laws for additional information, documents or other materials received by Parent or the Company from the Federal Trade Commission, the Department of Justice, the FCC, CFIUS, the Team Telecom Agencies or any other Governmental Authority in connection with such applications or filings or the Merger, (v) defend any Legal Proceedings challenging this Agreement or the consummation of the Merger and (vi) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the Required Governmental Approvals or any such other Applicable Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any Governmental Authority. Each of the Company and Parent shall use its reasonable best efforts to, and cause their respective Subsidiaries to, furnish to the other party all information necessary (including, but not limited to, information about or from their respective direct or indirect owners) for any such application or other filing to be made in connection with the Merger. Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite representatives of the other party to participate in the meeting with the Governmental Authority unless prohibited by such Governmental Authority. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings and Legal Proceedings under or relating to any such application or filing. Notwithstanding any other provision of this Agreement, (I) Parent agrees to take any and all actions and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Governmental Authority (including, without limitation, those in connection with the Required Governmental Approvals) with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the End Date), provided that nothing in this Section 8.01 or elsewhere in this Agreement shall require Parent to (i) take or agree to take any action with respect to (A) any of its Affiliates (other than the Company or its Subsidiaries) or any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of Parent or any investment funds advised or managed by one or more Affiliates of Parent, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such Affiliates or any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of Parent or any investment funds advised or managed by one or more Affiliates of Parent or (B) the selling, divesting, conveying or holding separate with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of the Parent, the Company or any of its Subsidiaries in more than a de minimis respect or (ii) be required to accept or agree to a Burdensome Condition, and (II) the obligations set forth in this Section 8.01 shall not be deemed to have been breached as a result of actions by the Company or its Subsidiaries permitted by Section 6.03. For purposes of this Agreement, a “Burdensome Condition” means any actions or undertakings necessary to obtain the approval of CFIUS, the Team Telecom Agencies or any other Governmental Agency that, pursuant to a mitigation agreement or otherwise, would impose requirements on the Company and its Subsidiaries (or their assets and businesses) that individually or in the aggregate, would reasonably be expected to have an adverse effect in any material respect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (it being agreed that any such actions or undertakings that are substantially similar to the terms of mitigation agreements previously entered into by Parent’s Affiliates with CFIUS and Team Telecom Agencies with respect to their acquisition of Tampnet would not be a Burdensome Condition).

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties, and use, and cause their respective Subsidiaries to use, reasonable efforts to obtain any consents under any Company Material Agreements necessary, proper or advisable to consummate the Merger; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company Material Agreements in connection with consummation of the Merger and in seeking any such actions, notices, consents, approvals or waivers.

(c) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent and the Company shall promptly notify each other in writing of any pending or threatened Legal Proceedings (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit in any material respect the right of Parent to own or operate all or any portion of the businesses or assets of the Company or any Subsidiary of the Company.

(d) If any Legal Proceeding is instituted by a Governmental Authority challenging the Merger as violative of any Applicable Law, each of the Company and Parent shall, and shall cause their respective Affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such Legal Proceeding, including any Legal Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger.

(e) The Company and Parent shall cooperate with each other with respect to all matters relating to any Governmental Authority in a manner consistent with their obligations in this Section 8.01 relating to any regulatory, governmental, CFIUS or Team Telecom Agencies matters including devising and implementing the strategy for obtaining any necessary regulatory, governmental, CFIUS or Team Telecom Agencies approvals or clearances. The Company and Parent shall both, to the extent practicable (i) have the opportunity to participate in all meetings (in person or via telephone or video conference) with, (ii) review communications to, and (iii)

receive copies of communications from, any Governmental Authority in connection with obtaining any necessary regulatory, governmental, CFIUS or Team Telecom Agencies clearances, in each case, in a manner consistent with their obligations hereunder. Notwithstanding anything to the contrary in this Section 8.01, materials provided to the other party or its counsel may be redacted to the extent necessary to address reasonable privilege and confidentiality concerns.

(f) Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 8.02. Proxy Statement.

(a) As promptly as reasonably possible following the date hereof, (i) the Company shall prepare and file with the SEC the Proxy Statement in preliminary form relating to the Company Stockholder Meeting and (ii) the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held for the purpose of voting on the approval and adoption of this Agreement and the Merger.

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholder Meeting (with a record date and meeting date to be selected after reasonable consultation with Parent) on a date as soon as reasonably practicable following the date hereof for the purpose of (i) obtaining the Company Stockholder Approval and shall take all lawful action to solicit the approval of this Agreement by such stockholders and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the stockholders of the Company for a non-binding advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. Once established, the Company shall not change the record date for the Company Stockholder Meeting without the prior written consent of Parent or as required by Applicable Law. Except to the extent the Company has effected an Adverse Recommendation Change in accordance with Section 6.03(f), the Board shall make the Company Board Recommendation and shall include such Company Board Recommendation in the Proxy Statement, and the Board and all committees thereof shall not (i) withdraw, modify or qualify (or publicly propose to withdraw or modify or qualify) in any manner adverse to Parent such recommendation, or (ii) take any other action or make any other public statement in connection with the Company Stockholder Meeting inconsistent with such recommendation.

(c) The Company and Parent shall cooperate with one another in connection with the preparation of the Proxy Statement, and in taking such actions or making any such filings required in connection with the Proxy Statement. Each of the Company and Parent shall furnish all information (including financial information) as may be reasonably requested by the other that is customarily included in a proxy statement prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by the SEC or Applicable Law, in connection with any such action and the preparation, filing and distribution of the Proxy Statement, including in response to any comments from the SEC.

(d) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement (and any amendments or supplements thereto or any related correspondence) each time before it is filed with the SEC and the Company shall give reasonable and good faith consideration to any comments reasonably proposed by Parent and its counsel. The Company shall promptly notify Parent of the receipt of all comments of the SEC or the staff of the SEC with respect to the Proxy Statement and of any request by the SEC or the staff of the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC or the staff of the SEC with respect to the Proxy Statement. The Company shall use its reasonable best efforts (with the reasonable assistance of Parent) to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC or the staff of the SEC. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

(e) The Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

(f) Without limiting the Company’s rights under Section 10.01(d)(i), (i) the obligation of the Company to call, give notice of, convene and hold the Company Stockholder Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement at the Company Stockholder Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal), or by an Adverse Recommendation Change, and (ii) in any case in which the Company makes an Adverse Recommendation Change pursuant to Section 6.03(f), the Company shall nevertheless submit this Agreement to a vote of its stockholders; provided, that the Company shall not be obligated to recommend to its stockholders the adoption of this Agreement at the Company Stockholder Meeting to the extent that the Board makes an Adverse Recommendation Change.

Section 8.03. Parent Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in or contemplated by the Financing Commitments (taking into account related “market flex” provisions contained in the Debt Commitment Letters) (or such other terms and conditions acceptable to Parent so long as such terms and conditions satisfy the requirement set forth in Section 8.03(b)(ii) below) and to consummate the Financing on the Closing Date and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy, under the Financing Commitments without the prior written consent of the Company if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Financing (including, without limitation, by increasing the fees payable thereunder or the original issue discount applicable to the Financing) below the Required Financing Amount, (ii) impose new or additional conditions, or expand, amend or modify any of the conditions to the receipt of the Financing that would prevent or materially delay the consummation of the transactions contemplated by this Agreement, (iii) materially delay or impair the availability of the Financing at Closing or materially impede the satisfaction of the conditions to obtaining the Financing or (iv) adversely impact the ability of Parent or Merger Subsidiary to enforce its rights against the other parties (collectively, each a “Restricted Financing Commitment Amendment”); provided, that, subject to the foregoing, Parent may amend the Financing Commitments without the consent of the Company to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Financing Commitments as of the date hereof. Without limiting the foregoing, Parent shall use its reasonable best efforts to (A) maintain in effect the Financing Commitments, (B) satisfy on a timely basis (taking into account the Marketing Period) all conditions to obtaining the Financing that are within its control or subject to its influence, (C) enter into definitive agreements with respect to the Financing Commitments on the terms and conditions contained in the Financing Commitments (taking into account related “market flex” provisions contained in the Debt Commitment Letters) (or such other terms and conditions acceptable to Parent so long as such terms and conditions satisfy the requirement set forth in Section 8.03(b)(ii) below), (D) fully pay (including from the proceeds of the Financing) any and all commitment fees or other fees required to be paid under the Financing Commitments on or prior to the Closing Date, (E) enforce its rights under the Financing Commitments and (F) in the event that all conditions in the Financing Commitments have been satisfied, consummate the Financing on or before the Closing Date. Upon any amendment, supplement or modification of the Financing Commitments in accordance with this Section 8.03, Parent shall provide a copy thereof to the Company and, so long as no such amendment, supplement or modification does not constitute a Restricted Financing Commitment Amendment, the terms “Debt Commitment Letters”, “Equity Commitment Letters” and “Financing Sources” shall mean the Debt Commitment Letters, Equity Commitment Letters and Financing Sources, as so amended, supplemented or modified.

(b) If funds in the amounts set forth in the Financing Commitments, or any portion thereof, become unavailable on the terms and conditions set forth therein (taking into account related “market flex” provisions contained in the Debt Commitment Letters), Parent shall, as promptly as practicable following the occurrence of such event (i) notify the Company in writing thereof, (ii) use reasonable best efforts to obtain substitute financing (on terms and conditions that are no less favorable (taking into account related “market flex” provisions contained in the Debt Commitment Letters) to Parent and Merger Subsidiary, than the terms and conditions as set forth in the Financing Commitments (taking into account any “market flex” provisions with respect to the Debt Commitment Letters) in an amount, when added to the portion of the Financing Commitments that is still available, that is no less than the Required Financing Amount (the “Substitute Financing”) and (iii) promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and fee letter with respect to such Substitute Financing (in a redacted form removing fee information, economic terms of the “market flex” provisions and other economic provisions that are customarily redacted in connection with merger agreements of this type, but which redacted information does not relate to the aggregate amount of commitments under the Financing, the availability of the Financing or the conditionality of, or contain any conditions precedent to, the funding of the Substitute Financing) and related definitive financing documents with respect to such Substitute Financing. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letter and fee letter for such Substitute Financing shall be deemed the “Debt Commitment Letter” for all purposes of this Agreement.

(c) Parent and Merger Subsidiary shall give the Company prompt notice (i) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or material default) by any party to any Financing Commitment or definitive document related to the Financing; (ii) of the receipt of any written notice or other written communication from any Debt Financing Sources with respect to any actual or threatened material breach, material default, withdrawal, early termination or repudiation by any Debt Financing Sources of any provisions of the Financing Commitments or any definitive document related to the Financing that would, in any such case, reasonably be expected to adversely affect the timely availability (taking into account the timing of the Marketing Period) or the amount of the Financing Commitments; (iii) of any amendment or modification of, or waiver under, the Financing Commitments or any related fee letters, (iv) of any material dispute or disagreement between or among any parties to the Financing Commitments (other than customary negotiations in the ordinary course between or among any parties to the Financing Commitments with respect to the definitive documentation for the Financing) and (v) if for any reason Parent or Merger Subsidiary believes in good faith that there is a reasonable possibility that it will not be able to timely obtain (taking into account the timing of the Marketing Period) all or any portion of the Financing; provided, that in no event will Parent be under any obligation to disclose any information pursuant to clauses (i) through (v) above that is subject to attorney-client or similar privilege if Parent shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing (or Substitute Financing obtained in accordance with Section 8.03(b)).

(d) Nothing contained elsewhere in this Section 8.03 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees or agree to pay any interest rate amounts, in either case, in excess of those contemplated by the Financing Commitments (taking into account any “market flex” provisions with respect to the Debt Commitment Letters) or to consummate the Debt Financing prior to the completion of the Marketing Period.

(e) The Company shall and shall use its reasonable best efforts to cause its Subsidiaries and its and their respective officers, directors and employees to, and it shall use its reasonable best efforts to direct its and their respective accountants, legal counsel and other Representatives to, at Parent’s sole expense, provide Parent with all cooperation as may be reasonably requested by Parent in connection with the arrangement of the Debt Financing contemplated by the Financing Commitments, including the following:

(i) assisting Parent in preparation for, and participating with Parent in, the marketing efforts for the Debt Financing, including, without limitation, participation in (and causing senior members of management and Representatives of the Company and its Subsidiaries to participate in) a reasonable number of meetings (including customary one-on-one meetings), presentations, conference calls, due diligence sessions (including accounting due diligence sessions) and other sessions with the Debt Financing Sources, prospective lenders and investors and rating agencies in connection with the Financing and providing assistance to Parent in obtaining ratings as contemplated by the Debt Financing;

(ii) assisting with the preparation of materials for rating agency presentations and bank information memoranda (including (x) the delivery of an additional bank information memorandum that does not include material non-public information with respect to the Company and its Subsidiaries or any of its or their respective securities and (y) execution and delivery of one or more customary authorization and representation letters contemplated by the Debt Commitment Letters or otherwise that are customary for such financing), lender presentations and similar documents required in connection with the marketing and syndication of the Financing; provided, that any such bank information memoranda shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor(s); provided, further, that the Company shall not be required to prepare any projections;

(iii) as promptly as reasonably practicable (A) furnishing Parent and Merger Subsidiary and the Financing Sources with the Required Financial Information and such other financial and other pertinent information regarding the Company as may be reasonably requested by Parent or the Financing Sources to assist in the preparation of any syndication, offering or other similar marketing materials and/or documents related to the Debt Financing or that are necessary for the satisfaction of the obligations and conditions set forth in the Financing Commitments, (B) assisting Parent in the preparation of pro forma financial information and pro forma financial statements by Parent to be included in any syndication, offering or other similar marketing materials and/or documents relating to the Debt Financing; provided, that the Company shall not be required (x) to provide any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent or (y) to disclose any information that is subject to attorney client or similar privilege if the Company shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege or (z) to produce or prepare any projections and (C) informing Parent if the Company or its Subsidiaries shall have actual knowledge of any facts that would likely require the restatement of any financial statements included in the Required Financial Information for such financial statements to comply with GAAP;

(iv) using reasonable best efforts to obtain any legal opinions reasonably requested by Parent;

(v) assisting Parent in the preparation, negotiation, execution and delivery of one or more credit or other agreements in connection with the Debt Financing (including providing information necessary for the completion of any schedules thereto), provided, that neither the Company nor any of its Subsidiaries shall be required to enter into any such agreement prior to the Effective Time (other than the representation and authorization letters referred to in clause (ii) above unless the effectiveness thereof shall be conditioned upon, or become operative upon, the occurrence of the Effective Time;

(vi) assisting Parent in the preparation, negotiation, execution and delivery of other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by Parent in connection with the Debt Financing (including providing information necessary for the completion of any schedules thereto) and otherwise reasonably facilitating the pledge of collateral (including lien searches, lien releases and instruments of termination or discharge that are reasonably requested by Parent in order to release all Liens over the property and assets of the Company and taking reasonable actions for the purposes of establishing collateral arrangements) and providing of guarantees contemplated by the Debt Commitment Letters (provided, that the Company and its Subsidiaries shall not be required to enter into any such document or instrument prior to the Effective Time (other than the representation and authorization letters referred to in clause (ii) above) unless the effectiveness thereof shall be conditioned upon, or become operative upon, the occurrence of the Effective Time);

(vii) at least four (4) Business Days prior to the Closing Date, providing Parent with all documentation and information regarding the Company and its Subsidiaries that the Debt Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001) to the extent reasonably requested in writing by Parent at least nine (9) Business Days prior to the Closing Date;

(viii) obtaining customary executed payoff letters, lien terminations and instruments of discharge, and give any other necessary notices within the required time periods (excluding any such notices of prepayment and/or redemption which are irrevocable or which are otherwise not conditioned on the Closing), to allow for the payoff, discharge and termination in full at the Closing of all Indebtedness required by the Debt Commitments Letters to be terminated;

(ix) cooperating with the Debt Financing Sources’ requests for due diligence;

(x) taking and/or facilitating all corporate resolutions and other organizational actions, subject to the occurrence of the Closing, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing; and

(xi) executing and delivering customary closing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer or Person performing similar functions of the Company with respect to solvency matters in the form attached to the Debt Commitment Letters (or as attached to, or required by, any Substitute Financing);

provided, that, notwithstanding anything to the contrary contained in this Agreement (including this Section 8.03), nothing in this Agreement (including this Section 8.03) shall require any such cooperation to the extent that it would (1) require the Company or any of its Subsidiaries or Representatives, as applicable, to agree to pay any commitment or other fees or reimburse any expenses prior to the Effective Time, or incur any liability that is not subject to reimbursement or indemnity from Parent, (2) unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries, (3) require the Company or any of its Subsidiaries to take any action that will conflict with or violate any Applicable Law, (4) require the Company or any of its Subsidiaries to enter into any financing or purchase agreement, promissory note, pledge or security agreement, mortgage or any other similar instrument, document or agreement for the Financing prior to the Effective Time (other than the representation and authorization letters referred to in clause (ii) above) unless the effectiveness thereof shall be conditioned upon, or become operative upon, the occurrence of the Effective Time, (5) require (x) the Board to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing Commitments are obtained or (y) the boards of directors (or other similarly governing bodies) of the Subsidiaries of the Company to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing Commitments are obtained (except to the extent such Subsidiary resolutions are contingent upon the Closing or become effective after giving effect to the Effective Time) or (6) result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing.

(f) Parent shall promptly, upon request by the Company, advance or reimburse the Company or cause the Company to be advanced or reimbursed for all reasonable and documented out-of-pocket costs and expenses (including those of its accountants, consultants, outside legal counsel, agents and other Representatives) incurred or to be incurred by the Company or any of its Subsidiaries in connection with the actions and cooperation pursuant to this Section 8.03. Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 8.03(f)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries or other information furnished in writing by the Company or its Subsidiaries), except to the extent suffered or incurred as a result of the bad faith, gross negligence, or willful misconduct by the Company or its Subsidiaries or, in each case, their respective Affiliates and Representatives. All material non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Subsidiary and their Representatives and Affiliates pursuant to this Section 8.03(f) shall be kept confidential in accordance with the Confidentiality Agreement. The obligations in this Section 8.03(f) will survive the termination of this Agreement.

(g) The Company hereby consents to the use of the logos of the Company and its Subsidiaries by (i) the Parent Group and (ii) the Debt Financing Sources Related Parties, in each case, in connection with the Debt Financing; provided, that the Parent Group and Debt Financing Sources Related Parties shall ensure that such logos are used by the above permitted parties solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.

(h) Notwithstanding anything to the contrary contained in this Agreement, Parent and Merger Subsidiary acknowledge and agree that the obtaining of the Financing, or any Substitute Financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any Substitute Financing, subject to fulfillment or waiver of the conditions set forth in Article 9.

(i) Provided that the Company has remaining sufficient cash and access to undrawn available lines of credit to insure the Company remains as going concern, the Company shall cooperate with Parent to make available cash on hand of the Company and its Subsidiaries to be used for the funding of the Merger and the other transactions contemplated by this Agreement as of the Effective Time,.

Section 8.04. Public Announcements. The parties agree that the initial press release to be issued with respect to the Merger shall be in the form agreed to by the parties. Except in connection with actions taken pursuant to Section 6.03, Parent and the Company shall consult with each other before issuing any other press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any facts or circumstances, or the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party hereto to effect the Merger or any of the transactions contemplated by this Agreement not to be satisfied;

(b) any notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;

(c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d) any Legal Proceedings commenced or, to its Knowledge, threatened in writing against the Company or any of its Subsidiaries or Parent and any of its Affiliates (including the Sponsor), as the case may be, that relate to the consummation of the transactions contemplated by this Agreement.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver at or prior to the Effective Time of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect, and no Applicable Law shall have been adopted, enacted, issued, enforced, entered, or promulgated in any jurisdiction in which the Company or any of its Subsidiaries engage in business activities that prohibits or makes illegal the consummation of the Merger (provided, however, that prior to invoking this condition the relevant party shall have complied in all material respects with Section 8.01); and

(c) the Required Governmental Approvals shall have been obtained (or in the case of Required Governmental Approvals that only require notification, such notification shall have been made).

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to consummate the Merger is further subject to the satisfaction or (to the extent permitted by Applicable Law) waiver at or prior to the Effective Time of each of the following conditions:

(a) (i) the representations and warranties of the Company contained in (A) Section 4.01(a), Section 4.02, Section 4.03, Section 4.05 and Section 4.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified date, which shall be true and correct only as of such date) (which, with respect to the representations and warranties contained in Section 4.05(a), Section 4.05(c) (with respect to the Company) Section 4.05(f) and Section 4.22 will mean that there are no inaccuracies in such representations and warranties that, individually or in the aggregate, would result in the sum of (x) the increase in the aggregate amount of consideration required to be paid to the holders of the shares of Company Stock, Company Stock Options, Company Restricted Stock, Company Purchase Rights and the Pamplona Warrant, (y) the increase in the aggregate outstanding principal amount of indebtedness for borrowed money of the Company and its Subsidiaries outstanding as of the date of this Agreement and (z) the increase in the amounts required to be paid to financial advisors, exceeding $2,000,000 in the aggregate, and (B) Section 4.08(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of such date, and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as if made as of such date (other than any such representations and warranty that by its terms addresses matters only as another specified date, which shall be true and correct only as of such date), except, in the case of this clause (ii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c) since the date of this Agreement, there shall not have been a Company Material Adverse Effect; and

(d) the Company shall have delivered to Parent a certificate signed by the chief executive officer or chief financial officer of the Company dated as of the date of the Effective Time certifying that the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been satisfied.

Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction or (to the extent permitted by Applicable Law) waiver at or prior to the Effective Time of each of the following conditions:

(a) the representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as if made as of such date (other than any such representations and warranty that by its terms addresses matters only as another specified date, which shall be true and correct only as of such date), except for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Parent shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date; and

(c) Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the date of the Effective Time certifying that the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval (provided, that any termination pursuant to Section 10.01(c)(i) or Section 10.01(d)(i) may only occur prior to obtaining the Company Stockholder Approval):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before November 18, 2017 (such date, as it may be extended in accordance with the provisos below, the “End Date”); provided, that (A) each of Parent and the Company shall have the right, in its respective sole discretion, to further extend the End Date to a date not beyond February 18, 2018 if the condition set forth in Section 9.01(c) (or, with respect to the matters addressed in such Section, Section 9.01(b)) has not been satisfied or waived on or prior to such date, but all other conditions set forth in Article 9 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing and that would have been satisfied if the Closing were to have occurred on the End Date) by delivering notice of such extension to the other party not less than three (3) Business Days prior to the End Date, and Parent will seek an extension of the Debt Commitment Letters to February 18, 2018 on terms not less favorable to Parent, in any material respect, than those set forth in the Debt Commitment Letters; provided, that, (I) if the Debt Commitment Letters are extended for a period ending earlier than February 18, 2018, the End Date may only be extended for such shorter period of time and (II) if the Debt Commitment Letters are not extended for any period, the End Date will remain November 18, 2017 and (B) neither (I) the right to extend the End Date pursuant to this Section 10.01(b)(i) nor (II) the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall be available to any party if the failure of the Merger to have been consummated on or before the End Date was due to the breach of the party seeking to terminate this Agreement; provided, further, that neither Parent nor Merger Subsidiary shall be deemed to be in breach of this Agreement for purposes of this Section 10.01(b)(i) solely as a result of the inability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement on the date the Closing was required to occur pursuant to Section 2.01 due to the proceeds of the Debt Financing not being available in full pursuant to the terms thereof; provided, further, that the foregoing shall not impact Parent’s obligation to pay the Parent Termination Fee, if due, pursuant to Section 11.04(b)(iv));

(ii) there shall be any permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and such injunction or other order, restraint or prohibition shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) will not be available to a party if the injunction, order, restraint or other prohibition being issued resulted from the breach of any of such party’s representations, warranties, covenants or other agreements contained in this Agreement, and such breach would result in a failure of a condition set forth in Section 9.03(a) or Section 9.03(b); or

(iii) at the Company Stockholder Meeting (including any subsequent meeting following an adjournment or postponement thereof) at which a vote to adopt the Agreement is taken, the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if,

(i) an Adverse Recommendation Change shall have occurred;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a),or Section 9.02(b) not to be satisfied and to be incapable of being satisfied by the End Date, except that, if such breach is curable by the Company through the exercise of its reasonable best efforts, then, until the earlier of (x) three (3) Business Days prior to the End Date and (y) thirty (30) days after receipt by the Company of notice from Parent of such breach, but only as long as Company continues to use its reasonable best efforts to cure such breach (the “Company Cure Period”), such termination shall become effective only if the breach is not cured within the Company Cure Period; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) if it is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach would result in a failure of a condition set forth in Section 9.01 or Section 9.03; or

(d) by the Company, if:

(i) the Board authorizes the Company to enter into a written agreement concerning a Superior Proposal and the Company enters into such agreement substantially concurrently with the termination of this Agreement pursuant to this Section 10.01(d)(i), provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(i) if it has not complied in all material respects with Section 6.03;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied and to be incapable of being satisfied by the End Date, except that, if such breach is curable by Parent or Merger Subsidiary through the exercise of its reasonable best efforts, then, until the earlier of (x) three (3) Business Days prior to the End Date and (y) thirty (30) days after receipt by Parent of notice from the Company of such breach, but only as long as Parent or Merger Subsidiary, as applicable, continues to use its reasonable best efforts to cure such breach (the “Parent Cure Period”), such termination shall become effective only if the breach is not cured within the Parent Cure Period; provided, that, the Parent Cure Period shall not be applicable to any breach or failure to perform by Parent or Merger Subsidiary that gives rise to a termination right under Section 10.01(d)(iii) below; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) if it is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Section 9.01 or Section 9.02; or

(iii) (A) all of the conditions set forth in Article 9 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which would have been satisfied if the Closing were to have occurred on the date of termination), (B) the Company has given written notice on or after the date on which the Closing should have occurred pursuant to Section 2.01 to Parent and Merger Subsidiary that it is prepared, willing and able to consummate the Closing and will consummate the Closing if Parent and Merger Subsidiary do (the “Satisfaction Notice”) and (C) Parent and Merger Subsidiary fail to consummate the transactions contemplated by this Agreement on the date that the Closing should have occurred pursuant to Section 2.01 and fail to consummate the Closing by the close of business on the second Business Day following receipt of the Satisfaction Notice.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any member of the Company Group or the Parent Group) to the other party hereto, except that (a) the Confidentiality Agreement (to the extent set forth therein), the Termination Equity Commitment Letter (to the extent set forth therein) and the provisions of Section 8.03(f) (to the extent provided for therein), this Section 10.02 and Section 11.01, Section 11.04, Section 11.06(b) and (c), Section 11.07, Section 11.08, Section 11.09 and Section 11.13, shall survive any termination hereof pursuant to Section 10.01 and (b) except in circumstances where the Company Termination Fee is payable in accordance with Section 11.04(b), no such termination shall relieve the Company from liability or damages to Parent resulting from any Willful Breach by the Company of any of its representations, warranties, covenants or other agreements set for in this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail transmission, so long as a receipt of such electronic transmission is requested and received, it being understood that the party receiving such electronic transmission shall be obligated to confirm receipt if requested) and shall be given, if to Parent or Merger Subsidiary, to:

c/o EQT Partners Inc.

1114 Avenue of the Americas, 45th Floor

New York, NY 10036

Attention: Jan Vesely

E-mail: jan.vesely@eqtpartners.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: David Lieberman

E-mail: dlieberman@stblaw.com

and

Simpson Thacher & Bartlett LLP

600 Travis Street, Suite 5400

Houston, TX 77002-3009

Attention: Christopher May

E-mail: cmay@stblaw.com

if to the Company, to:

Lumos Networks Corp.

One Lumos Plaza

Waynesboro, Virginia 22980

Attention: Mary McDermott

E-mail: mcdermottm@lumos.net

with a copy to:

Troutman Sanders LLP

1001 Haxall Point

Richmond, VA 23219

Attention: David M. Carter

                  R. Mason Bayler, Jr.

E-mail: david.carter@troutmansanders.com

            mason.bayler@troutmansanders.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03. Amendments and Waivers.

(a) Subject to Section 11.04(f), Section 11.06(b), Section 11.07, Section 11.08(b) and this Section 11.03(a), of which the Debt Financing Sources Related Parties are express third party beneficiaries and which may not be amended, modified, supplemented or waived in a manner materially adverse to them without the express written consent of the Debt Financing Sources, any provision of this Agreement may be amended, modified, supplemented or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Fees and Expenses.

(a) General. Except as otherwise provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fees.

(i) If this Agreement is terminated (A) by Parent pursuant to Section 10.01(c)(i), (B) by Parent pursuant to Section 10.01(c)(ii) that arises out of a Willful Breach of Section 6.03, (C) by the Company pursuant to Section 10.01(d)(i), or (D) by the Company pursuant to Section 10.01(b)(iii) at a time when Parent had the right to terminate the Agreement pursuant to Section 10.01(c)(i), then the Company shall pay to Parent in immediately available funds the Company Termination Fee. The Company Termination Fee shall be payable in the case of a termination (X) by Parent, within one (1) Business Day of such termination and (Y) by the Company, on the date of, and concurrently with, such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) (but only if the Company Stockholder Meeting has not been held prior to the End Date) or Section 10.01(b)(iii) (and at the time of termination all conditions to the consummation of the Merger set forth in Article 9, other than the condition set forth in Section 9.01(a), have been satisfied or waived) or by Parent pursuant to Section 10.01(c)(ii), (B) an Acquisition Proposal shall have been publicly announced after the date of this Agreement and not withdrawn prior to such termination in the case of termination under Section 10.01(b)(i) or Section 10.01(c)(ii) or prior to the Company Stockholder Meeting in the case of termination under Section 10.01(b)(iii) and (C) within twelve months following the date of such termination, the Company or its Subsidiaries enter into an agreement providing for an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided, that for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Company Termination Fee.

(iii) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii), then Parent shall pay to the Company in immediately available funds $32,138,000 (the “Parent Termination Fee”) promptly, but in no event later than one (1) Business Day after the date of such termination.

(iv) If this Agreement is terminated by Parent pursuant to Section 10.01(b)(i) and the Company would have been entitled to terminate this Agreement pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii) but for such termination pursuant to Section 10.01(b)(i), then Parent shall pay to the Company in immediately available funds the Parent Termination Fee promptly, but in no event later than one (1) Business Day after the date of such termination.

(c) Without limiting or otherwise affecting other remedies that may be available to Parent and Merger Subsidiary (subject to the limitations set forth in Section 10.02), in the event of termination of this Agreement by the Company or Parent pursuant to Section 10.01(b)(iii), the Company shall pay to, or as directed by, Parent as promptly as possible (but in any event within one (1) Business Day) following receipt of an invoice therefor for all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors, consultants and other representatives (including financing sources) incurred by Parent, Merger Subsidiary or their respective Affiliates in connection with this Agreement and the transactions contemplated hereby, up to an aggregate maximum of $3,500,000, which amount shall be credited against any Company Termination Fee that becomes subsequently payable to Parent.

(d) Parent and the Company acknowledge that (i) the fees and other provisions of Section 11.04(b) and Section 11.04(c) are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent and the Company would not enter into this Agreement and (iii) any amount payable pursuant to Section 11.04(b) or Section 11.04(c) does not constitute a penalty; accordingly if the Company or Parent, as applicable, fails to promptly pay the amounts due pursuant to Section 11.04(b) (or any portion thereof) or the Company fails to promptly pay the amounts due pursuant to Section 11.04(c), and, in order to obtain such payment, the other party commences a suit that results in a judgment against the other party hereto for the Company Termination Fee, the Parent Termination Fee or the amounts owed pursuant to Section 11.04(c) (or any portion of any of the foregoing), as applicable, the Company or Parent, as applicable, shall pay to the other party hereto its reasonable out-of-pocket costs and expenses in connection with such suit, together with interest on the amount of such fee from the date such payment was required to be made to the date of payment at the prime rate as published in the Wall Street Journal on the date such payment was required to be made.

(e) Notwithstanding anything to the contrary in this Agreement, in the event the Company fails to effect the Closing in accordance with Section 2.01 or otherwise breaches this Agreement or fails to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 11.13, Parent’s and Merger Subsidiary’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) (other than in connection with a Willful Breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement (but excluding circumstances where the Company Termination Fee is payable in accordance with Section 11.04(b) for which all applicable legal and equitable remedies shall be available to Parent and Merger Subsidiary) against any member of the Company Group in respect of this Agreement, any contract or agreement executed in connection herewith and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with Article 10 and collect, if due, (i) the Company Termination Fee, and (ii) any interest and other amounts payable pursuant to Section 11.04(d), and upon payment of such amounts in accordance with Section 11.04, except in connection with an order of specific performance as and only to the extent expressly permitted by Section 11.13, and (A) no member of the Company Group shall have any further liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith or the transactions contemplated hereby or thereby, (B) neither Parent nor any other member of the Parent Group or any Debt Financing Sources Related Party shall be entitled to bring or maintain any Legal Proceeding against the Company or any member of the Company Group arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) Parent shall use its reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby, to the extent maintained by Parent, Merger Subsidiary or another member of the Parent Group or any Debt Financing Sources Related Party against the Company, its Subsidiaries or any member of the Company Group, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, other than in connection with a Willful Breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement (but excluding circumstances where the Company Termination Fee is payable in accordance with Section 11.04(b), (x) the amounts Parent and Merger Subsidiary are entitled to collect, if due, are those specified in clauses (i) and (ii) of this Section 11.04(e) are intended to serve as a cap on the maximum aggregate liability of the Company, its Subsidiaries and any member of the Company Group under this Agreement in the event the Company fails to effect the Closing in accordance with Section 2.01 of this Agreement or otherwise breaches this Agreement or fails to perform hereunder and under no circumstances shall Parent, Merger Subsidiary or any other member of the Parent Group or any Debt Financing Sources Related Party be entitled to collect, if due, more than the amounts specified in such clauses or to collect, if due, any such amounts, including the Company Termination Fee on more than one occasion and (y) under no circumstances shall Parent, Merger Subsidiary or any other member of the Parent Group or any Debt Financing Sources Related Party be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 11.13 and any money damages, including all or any portion of the Company Termination Fee.

(f) Notwithstanding anything to the contrary in this Agreement, in the event Parent and Merger Subsidiary fail to effect the Closing in accordance with Section 2.01 of this Agreement or otherwise breach this Agreement or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance as and only to the extent expressly permitted by Section 11.13, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any member of the Parent Group or any Debt Financing Sources Related Party in respect of this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letters, Equity Commitment Letters and the Termination Equity Commitment Letter, but excluding the Confidentiality Agreement) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article 10 and collect, if due, (i) the Parent Termination Fee, and (ii) any interest and other amounts payable pursuant to Section 11.04(d) and, except in connection with an order of specific performance as and only to the extent expressly permitted by Section 11.13, (A) no member of the Parent Group or any Debt Financing Sources Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letters, Equity Commitment Letters and the Termination Equity Commitment Letter, but excluding the Confidentiality Agreement) or any of the transactions contemplated hereby or thereby, (B) neither the Company nor any other member of the Company Group shall be entitled to bring or maintain any Legal Proceeding against Parent, Merger Subsidiary or any other member of the Parent Group or any Debt Financing Sources Related Party arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letters, Equity Commitment Letters and the Termination Equity Commitment Letter, but excluding the Confidentiality Agreements) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) the Company shall use its reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letters, Equity Commitment Letters and the Termination Equity Commitment Letter, but excluding the Confidentiality Agreements) or any of the transactions contemplated hereby or thereby, to the extent maintained by the Company or another member of the Company Group against Parent, Merger Subsidiary or any other member of the Parent Group or any Debt Financing Sources Related Party to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, (x) the amounts the Company is entitled to collect, if due, as specified in clauses (i) and (ii) of this Section 11.04(f) are intended to serve as a cap on the maximum aggregate liability of Parent, Merger Subsidiary and any member of the Parent Group under this Agreement in the event Parent and Merger Subsidiary fail to effect the Closing in accordance with Section 2.01 of this Agreement or otherwise breach this Agreement or fail to perform hereunder and under no circumstances shall the Company be entitled to collect, if due, more than the amounts specified in such clauses or to collect, if due, any such amounts including the Parent Termination Fee, on more than one occasion and (y) under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 11.13 and any money damages, including all or any portion of the Parent Termination Fee. Notwithstanding anything herein to the contrary, unless and until the Closing has occurred, the Company hereby waives any and all rights and claims against any Debt Financing Sources Related Parties in connection with this Agreement or the Financing Commitments, whether at law or equity, in contract, in tort or otherwise; provided, that the foregoing waiver and release shall not apply to any rights, claims or causes of action that the Company or any of its affiliates or other equity holders may have against the Debt Financing Sources Related Parties (a) in their capacity as an agent, lender, swingline lender or issuing bank under the Company Credit Agreement, or (b) for breach of any nondisclosure agreement that any Debt Financing Sources Related Party may have entered into with the Company or its affiliates. The Debt Financing Sources Related Parties are express third party beneficiaries of the provisions of this Section 11.04(f), may enforce this Section 11.04(f) directly, and this Section 11.04(f) may not be amended, modified or supplemented in a manner materially adverse to them by the parties hereto without the prior express written consent of the Debt Financing Sources.

Section 11.05. Disclosure Letters. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Letter or the Parent Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent. The mere inclusion of an item in either the Company Disclosure Letter or the Parent Disclosure Letter as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

Section 11.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) with respect to the provisions of Section 7.02 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (ii) at and after the Effective Time, the rights of the holders of shares of Company Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (iii) at and after the Effective Time, the rights of the holders of Company Stock Options and Company Restricted Stock to receive the payments contemplated by the applicable provisions of Section 2.05, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement and (iv) the provisions of Section 11.04(e) and Section 11.04(f) shall inure to the benefit of, and shall be enforceable by, members of the Company Group and Parent Group, as the case may be.

(b) Notwithstanding Section 11.06(a), (i) the Debt Financing Sources Related Parties are beneficiaries of any liability cap or other limitation on remedies or damages in this Agreement that are for the benefit of Parent, including, without limitation, those set forth in Section 11.04(f) and (ii) the Debt Financing Sources Related Parties are express third party beneficiaries of the provisions of Section 11.03(a), Section 11.04(f), Section 11.07, Section 11.08(b) and this Section 11.06(b) and may enforce such Sections directly, and such Sections may not be amended, modified or supplemented by the parties hereto in a manner materially adverse to them without the express written consent of the Debt Financing Sources.

(c) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

(d) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state; provided, that the Debt Financing and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to the Debt Financing, or the negotiation, execution or performance of any documentation (including the Debt Commitment Letters) in connection therewith shall be governed by and construed in accordance with the laws of the State of New York (except as expressly specified otherwise in the Debt Commitment Letters or in any definitive document related to such financing).

Section 11.08. Jurisdiction.

(a) The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any member of the Company Group, the Parent Group or any Debt Financing Sources Related Party, or against any member of the Company Group, the Parent Group or any Debt Financing Sources Related Party) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b) Notwithstanding Section 11.08(a), each party hereto hereby irrevocably agrees (i) that any dispute, claim or controversy of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing and the transactions contemplated by the Debt Commitment Letters, any related fee letter and engagement letter or the performance of services thereunder shall be subject to the exclusive jurisdiction of any New York state or federal court sitting in the Borough of Manhattan, (ii) not to bring or permit any of its Affiliates to bring or support any other Person in bringing any such dispute, claim or controversy of any kind or description in any other court, and (iii) to waive any right to trial by jury in respect of any such dispute, claim or controversy of any kind or description. The Debt Financing Sources and their respective Affiliates are express third party beneficiaries of the provisions of this Section 11.08(b), may enforce this Section 11.08(b) directly, and this Section 11.08(b) may not be amended, modified or supplemented by the parties hereto without the prior express written consent of the Debt Financing Sources.

(c) EACH OF PARENT, MERGER SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY DESIGNATE CORPORATION SERVICE COMPANY, WITH AN OFFICE AT 2711 CENTERVILLE ROAD, SUITE 400, WILMINGTON, NEW CASTLE COUNTY, DELAWARE, (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 1209 ORANGE STREET, CITY OF WILMINGTON, COUNTY OF NEW CASTLE, DELAWARE 19801 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED, THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.01 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING IN RESPECT OF THE DEBT FINANCING).

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by all of the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement, the Termination Equity Commitment Letter and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend for the remedies and limitations thereon contained in Section 11.04 and Section 11.13 to be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing.

Section 11.13. Specific Performance.

(a) Subject to the provisions set forth in Section 11.13(b), the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would occur if the Merger were not consummated and the Company’s stockholders and holders of Company Stock Options and Company Restricted Stock did not receive the aggregate Merger Consideration in accordance with the terms but subject to the conditions of this Agreement) and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligations under Section 8.03 and the parties’ obligations to consummate the Merger and Parent’s obligation to pay, and the Company’s stockholders’ the holders of Company Stock Options’ and the holders of the Company Restricted Stock’s right to receive, the aggregate Merger Consideration pursuant to the Merger, subject in each case to the terms and conditions of this Agreement) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity, and the parties further waive any requirement for the securing or posting of any bond or proof of actual damages in connection with any such remedy.

(b) Notwithstanding Section 11.13(a), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s and Merger Subsidiary’s obligation to cause the Equity Financing to be funded in accordance with the terms of the Equity Commitment Letter and to cause Parent and Merger Subsidiary to consummate the Merger and the transactions contemplated by this Agreement to occur at the Closing, including by demanding Parent to fully enforce the Sponsor’s obligations under the Equity Commitment Letter and Parent’s rights thereunder, if, and only if, (i) all of the conditions in Section 9.01 and Section 9.02 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which conditions shall be capable of being satisfied upon the Closing Date) have been satisfied by, and remain satisfied on, the date the Closing is required to have occurred and no event shall have occurred nor shall any condition exist that would cause any of the conditions in Section 9.01 and Section 9.02 to fail to be satisfied, (ii) Parent and Merger Subsidiary fail to complete the Closing on the date the Closing is required to have occurred pursuant to Section 2.01, (iii) the Debt Financing provided for by the Debt Commitment Letters has been funded or the Debt Financing Sources have confirmed that the Debt Financing will be funded at the Closing, if the Equity Financing is funded at the Closing, and (iv) the Company has irrevocably confirmed to Parent in writing that it is ready, willing and able for the Closing to occur if specific performance is granted and that if the Equity Financing and Debt Financing are funded, then the Closing will occur.

(c) Each of the parties agrees that it will not raise any objections to the availability of the equitable remedy of specific performance or other equitable relief as provided herein, subject to the limitation in Section 11.13(b), including objections on the basis that (i) either party has an adequate remedy at law or equity or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Until such time as Parent pays the Parent Termination Fee, the remedies available to the Company pursuant to this Section 11.13 shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee pursuant to Section 11.04(b). The parties hereto further agree that nothing set forth in this Section 11.13 shall require any party hereto to institute any proceeding for specific performance under this Section 11.13 prior to or as a condition to exercising any termination right under Article 10 (and/or receipt of any amounts due pursuant to Section 11.04(b)), nor shall the commencement of any Legal Proceeding pursuant to this Section 11.13 or anything set forth in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 10. For the avoidance of doubt, it is understood and agreed that while the parties may pursue both a grant of specific performance to the extent permitted by this Section 11.13 and the payment of the Company Termination Fee or Parent Termination Fee under no circumstances shall a party be permitted or entitled to receive both (A) a grant of specific performance to require a party to consummate the Closing and (B) payment of the Company Termination Fee or Parent Termination Fee.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

LUMOS NETWORKS CORP.

By:	/s/ Timothy G. Biltz
	Name:	Timothy G. Biltz
	Title:	President and Chief Executive Officer

MTN INFRASTRUCTURE TOPCO, INC.

By:	/s/ Jan Vesely
	Name:	Jan Vesely
	Title:	President

MTN INFRASTRUCTURE BIDCO, INC.

By:	/s/ Jan Vesely
	Name:	Jan Vesely
	Title:	President

Appendix B

Section 262 of the General Corporation Law of the State of Delaware

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix C

Reconciliation of Adjusted EBITDA to Net Loss Attributable to Lumos Networks Corp. for the Year Ended December 31, 2016:

(In thousands)	2016
Net Loss Attributable to Lumos Networks Corp.	$(523)
Net Income Attributable to Noncontrolling Interests	179

Net Loss	(344)
Income tax expense	1,962
Interest expense	28,385
Other income, net	(389)

Operating Income	29,614
Depreciation and amortization and accretion of asset retirement obligations	51,394
Amortization of actuarial losses	1,350
Equity-based compensation	9,581
Restructuring charges	1,940
Acquisition and separation related charges	1,211

Adjusted EBITDA	95,090

C-1

Appendix D

Opinion of Wells Fargo Securities, LLC

Wells Fargo Securities, LLC

550 S. Tryon Street

Charlotte, NC 28288

February 18, 2017

Confidential

Board of Directors

Lumos Networks Corp.

One Lumos Plaza

Waynesboro, VA 22980

Ladies and Gentlemen:

The Board of Directors (the “Board”) of Lumos Networks Corp., a Delaware corporation (the “Company”), has asked Wells Fargo Securities, LLC (“Wells Fargo Securities”) to advise it with respect to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company, other than as specified below, of the Merger Consideration (as hereinafter defined) to be received by such holders pursuant to the Agreement and Plan of Merger, dated February 18, 2017 (the “Agreement”) proposed to be entered into among the Company, MTN Infrastructure TopCo, Inc., a Delaware corporation (“Parent”), and MTN Infrastructure BidCo, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”). Pursuant to the Agreement, Merger Subsidiary will be merged with and into the Company, the separate corporate existence of Merger Subsidiary will cease and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). The Agreement contemplates that, at the effective time of the Merger (the “Effective Time”), each outstanding share of Company Common Stock (excluding (i) any such Company Common Stock held by the Company, (ii) owned by Parent or (iii) held by any Subsidiary of the Company ((i), (ii), and (iii) collectively, the “Excluded Shares”)) shall be converted into the right to receive $18.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used, but not defined, in this letter shall have the meaning ascribed to them in the Agreement.

In arriving at our opinion, we have, among other things:

•	reviewed the Agreement;

•	reviewed certain business, financial, and other information regarding the Company that was publicly available or was furnished to us by and discussed with the management of the Company;

•	reviewed certain financial projections for the Company prepared by the management of the Company, and that were approved for our use by the Board;

•	discussed with the management of the Company the operations and prospects of the Company, including the historical financial performance and trends in the results of operations of the Company;

•	reviewed certain net operating loss (“NOL”) projections for the Company prepared by the management of the Company, and that were approved for our use by the Board;

•	participated in discussions among representatives of the Company, Parent and their respective advisors regarding the proposed Merger;

•	reviewed the historical prices and implied trading multiples of Company Common Stock;

•	compared certain business, financial and other information regarding the Company that was publicly available or was furnished to us by the Company with publicly available business, financial and other information regarding certain publicly traded companies that we deemed relevant;

•	compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed relevant;

•	prepared a discounted cash flow analysis of the Company based upon the financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the management of the Company; and

•	considered other information, such as financial studies, analyses, and investigations, as well as financial, economic and market criteria, that we deemed relevant.

In connection with our review, we have assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to us, including all accounting, tax, regulatory and legal information, and we have not made (and have not assumed any responsibility for) any independent verification of the accuracy or completeness of such information. We have assumed, with your consent, that the Company is not aware of any facts or circumstances that would make such information inaccurate or misleading in any way meaningful to our analysis. With respect to the financial forecasts, estimates and other information utilized in our analyses, including the NOL forecasts, we have assumed, with your consent, that they have been reasonably prepared and reflect the best current estimates, judgments and assumptions of the management of the Company as to the future financial performance of the Company. We assume no responsibility for, and express no view as to, such forecasts, estimates or other information utilized in our analyses or the judgments or assumptions upon which they are based. We also have assumed that there have been no material changes in the condition (financial or otherwise), results of operations, business or prospects of the Company since the respective dates of the most recent financial statements and other information provided to us.

In rendering our opinion, we have assumed, with your consent, that the Merger will be consummated in accordance with the Agreement and in compliance with all applicable laws and other requirements, without waiver, modification or amendment of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the Merger, no delays, limitations, conditions or restrictions will be imposed or actions will be taken that will have an adverse effect on the Company or the Merger in any way meaningful to our analyses. Our opinion is necessarily based on economic, market, financial and other conditions existing, and the information made available to us, as of the date hereof. Although subsequent developments may affect the matters set forth in this opinion, we do not have any obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment on or consider any such events occurring or coming to our attention after the date hereof.

Our opinion only addresses the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to be received by holders of Company Common Stock (excluding the Excluded Shares) in the Merger pursuant to the Agreement to the extent expressly specified herein, and does not address any other terms or aspects of the Merger, including, without limitation, the form or structure of the Merger, any tax or accounting matters relating to the Merger or otherwise, any financing arrangements or any aspect or implication of any other agreement or arrangement entered into in connection with or contemplated by the Merger or otherwise. In addition, our opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. In rendering this opinion, we express no opinion with respect to any amounts or consideration to be received by, or to be paid or not paid, to the holders of the Excluded Shares in connection with the Merger.

Our opinion also does not address the merits (financial or otherwise) of the underlying decision by the Company to enter into the Agreement or the relative merits of the Merger compared with other business strategies or transactions available or that have been or might be considered by the management or the Board or in which the Company might engage. We are not expressing any view, opinion or interpretation as to matters that require legal, regulatory, accounting, insurance, tax, environmental, employee compensation or other similar professional advice. We have assumed that you have or will obtain such opinions, counsel or interpretations from appropriate professional sources. Furthermore, we have, with your consent, relied upon the assessments of the Company and its advisors as to all legal, regulatory, accounting, insurance, tax and environmental matters with respect to the Company and the Merger.

The issuance of this opinion was approved by an authorized committee of Wells Fargo Securities. Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities has been engaged to act as financial advisor to the Board in connection with the Merger and will receive a fee for such services, a portion of which will be payable upon delivery of this opinion and the principal portion of which will be payable upon the consummation of the Merger. The Company has also agreed to reimburse certain of Wells Fargo Securities’ expenses and to indemnify Wells Fargo Securities and certain related parties against certain liabilities that may arise out of our engagement.

Wells Fargo Securities and our affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which we and such affiliates receive customary fees. In that regard, Wells Fargo Securities or our affiliates in the past have provided, currently are providing and in the future may provide banking and other financial services to the Company, Parent, EQT Partners Inc., an affiliate of Parent (“EQT”), and certain of their respective affiliates, for which Wells Fargo Securities or such affiliates have received and expect to receive fees, including, during the past two years, having acted as financial advisor to the Company in connection with a strategic investment. In the ordinary course of business, Wells Fargo Securities and our affiliates may actively trade or otherwise effect transactions in or hold the securities or financial instruments of the Company, Parent, EQT, and/or certain of their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

It is understood that this opinion is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Merger and such opinion does not constitute a recommendation to the Board or to any other person or entity in respect of the Merger or otherwise, including, without limitation, as to how any holder of Company Common Stock should vote or act in connection with any matter relating to the Merger, the Agreement or any other matters.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Company Common Stock (excluding the Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Wells Fargo Securities, LLC

WELLS FARGO SECURITIES, LLC

Appendix E

Opinion of UBS Securities LLC

UBS Securities LLC
1285 Avenue of the Americas
New York, NY 10019

www.ubs.com

February 18, 2017

The Board of Directors

Lumos Networks Corp.

One Lumos Plaza

Waynesboro, VA 22980

Dear Members of the Board:

We understand that Lumos Networks Corp., a Delaware corporation (the “Company”) is considering a transaction whereby MTN Infrastructure TopCo, Inc. (“Parent”), a Delaware corporation organized by EQT Infrastructure III SCSp, will effect a merger involving the Company. Pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”), by and among Parent, the Company and MTN Infrastructure BidCo, Inc. (“Merger Subsidiary”), a Delaware corporation and a wholly-owned subsidiary of Parent, Merger Subsidiary will merge with and into the Company (the “Merger”) and as a result of the Merger will become a wholly owned subsidiary of Parent (the “Transaction”). Pursuant to the terms of the Agreement, as a result of the Merger, all of the issued and outstanding shares of the common stock, $0.01 par value, of the Company (“Company Common Stock”), other than Dissenting Shares (as defined in the Agreement) and shares of Company Common Stock held by the Company, a subsidiary of the Company or by Parent immediately prior to the effective time of the Merger (together, the “Excluded Shares”), will be converted into the right to receive, for each outstanding share of Company Common Stock, $18.00 in cash (the “Consideration”), without interest thereon. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than holders of Excluded Shares) of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for its services, a portion of which is payable in connection with the delivery of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and Parent and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address any other aspect or implication of the Transaction or the Agreement, including, without limitation, the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or any related documents or the structure or form of the Transaction or any related transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Consideration or otherwise. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft provided for our review on February 18, 2017, that we have reviewed, (ii) the parties to the Agreement will comply with all material terms of the Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without any adverse waiver, modification or amendment of any material term or condition thereof. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, Parent or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were not publicly available, including financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) performed a discounted cash flow analysis of the Company in which we analyzed the future cash flows of the Company using financial forecasts and estimates prepared by the management of the Company; (v) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed current and historical market prices of Company Common Stock; (viii) reviewed a draft of the Agreement captioned “Execution Version” provided for our review on February 18, 2017; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In addition, we have assumed with your approval that the financial forecasts and estimates referred to above will be achieved at the times and in the amounts projected. We have further relied upon and assumed at your direction, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us except for such changes as would not be material to our analysis or opinion, and that there is no information or any facts that would make any of the information discussed with or reviewed by us incomplete or misleading. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Company Common Stock (other than holders of Excluded Shares) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Consideration in the Transaction.

Very truly yours,

/s/ UBS Securities LLC UBS SECURITIES LLC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LUMOS NETWORKS CORP.

The undersigned stockholder(s) of Lumos Networks Corp., a Delaware corporation (“Lumos Networks”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for Lumos Networks’ 2017 Annual Meeting of Stockholders, and hereby appoints Timothy G. Biltz and Johan G. Broekhuysen, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2017 Annual Meeting of Stockholders of Lumos Networks to be held at 9:00 a.m. (local time) on May 24, 2017, at the offices of Troutman Sanders LLP, 1001 Haxall Point, 15th Floor, Richmond, Virginia or at any adjournment(s) or postponement(s) thereof, and to vote all shares of the Lumos Networks Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE PROPOSALS BELOW AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to John Hancock (the “Trustee”) for any shares held on your behalf in the Lumos Networks Savings and Security Plan. Shares for which voting instructions are not received, subject to the Trustee’s fiduciary obligations, will be voted by the Trustee in the same proportion as the shares for which voting instructions are received from other participants in such plan. To allow sufficient time for voting by the Trustee, your voting instructions must be received by 12:00 am Eastern Time on May 19, 2017.

Please date, sign and mail your proxy card back as soon as possible!

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Lumos Networks Corp., Proxy Services, C/O Computershare Investor Services, PO Box 43101, Providence, RI 02940-5067.

- Detach and return this portion only –

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS 1, 2, 3, 4, 5 AND 6 LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING.

1. Adoption of the Merger Agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. Approval of a non-binding advisory resolution approving the Merger-related compensation of Lumos Networks’ named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. Approval of the adjournment of the 2017 Annual Meeting of Stockholders from time to time if necessary or appropriate.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. Election of Directors:

	FOR	AGAINST	ABSTAIN

Peter D. Aquino	☐	☐	☐

Lawrence J. Askowitz	☐	☐	☐

Timothy G. Biltz	☐	☐	☐

Robert E. Guth	☐	☐	☐

Shawn F. O’Donnell	☐	☐	☐

William M. Pruellage	☐	☐	☐

Michael K. Robinson	☐	☐	☐

Michael T. Sicoli	☐	☐	☐

Jerry E. Vaughn	☐	☐	☐

5.          Approval of a non-binding advisory resolution approving the compensation of Lumos Networks’ named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.          Ratification of the appointment of KPMG LLP by the Audit Committee of the Board of Directors to serve as Lumos Networks’ independent registered public accounting firm for the fiscal year ending December 31, 2017.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PLEASE INDICATE IF YOU PLAN TO ATTEND THIS MEETING ☐

Stockholders who plan to attend the Annual Meeting may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders, whose stock is held in street name with a financial institution, must bring a copy of a statement from such financial institution indicating your ownership of Lumos Networks Common Stock.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

Signature	Signature if held jointly	Dated	, 2017

NOTE: Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee or guardian or as an officer, signing for a corporation or other entity, please give full title under signature.